Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185756

PROSPECTUS

$2,500,000,000

The ADT Corporation

Exchange Offer:

New $750,000,000 2.250% Notes due 2017       for     $750,000,000 2.250% Notes due 2017

New $1,000,000,000 3.500% Notes due 2022       for     $1,000,000,000 3.500% Notes due 2022

New $750,000,000 4.875% Notes due 2042       for     $750,000,000 4.875% Notes due 2042

The Exchange Offer will expire at 5:00 p.m., New York City time,

on April 29, 2013, unless extended.

The Exchange Notes:

We are offering to exchange:

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New $750,000,000 2.250% Notes due 2017 (CUSIP No. 00101J AE6) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for outstanding $750,000,000 2.250% Notes due 2017 (the “Outstanding 2017 Notes”) (CUSIP Nos. 00101J AA4 and U0072P AA2).

•

New $1,000,000,000 3.500% Notes due 2022 (CUSIP No. 00101J AF3) that have been registered under the Securities Act for outstanding $1,000,000,000 3.500% Notes due 2022 (the “Outstanding 2022 Notes”) (CUSIP Nos. 00101J AB2 and U0072P AB0).

•

New $750,000,000 4.875% Notes due 2042 (CUSIP No. 00101J AG1) that have been registered under the Securities Act for outstanding $750,000,000 4.875% Notes due 2042 (the “Outstanding 2042 Notes”) (CUSIP Nos. 00101J AC1 and U0072P AC8).

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on April 29, 2013, unless extended.

•	Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the New Notes (as defined below).

•	You may withdraw tendered Outstanding Notes (as defined below) at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the New Notes for Outstanding Notes will not be a taxable exchange for U.S. federal income tax purposes.

•

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in any such resale. See “Plan of Distribution.”

•	There is no existing public market for the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.

In this prospectus, we refer to the (i) new $750,000,000 2.250% Notes due 2017 as the “New 2017 Notes,” (ii) new $1,000,000,000 3.500% Notes due 2022 as the “New 2022 Notes,” and (iii) new $750,000,000 4.875% Notes due 2042 as the “New 2042 Notes.” We refer to these three series of new notes collectively as the “New Notes.” Similarly, we refer to the outstanding notes, by series, as the (i) “Outstanding 2017 Notes,” (ii) “Outstanding 2022 Notes,” and (iii) “Outstanding 2042 Notes,” and collectively as the “Outstanding Notes.” See “Description of the New Notes” for more information about the New Notes.

Investing in the New Notes involves risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 1, 2013

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 with respect to the New Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

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You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

Attention: Investor Relations

Phone: (561) 988-3600

In order to ensure timely delivery, you must request the information no later than April 22, 2013, which is five business days before the expiration of the exchange offer.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except for our ongoing obligations to disclose material information under the U.S. federal securities laws, we are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in “Risk Factors.” Our actual results could differ materially from management’s expectations because of these factors, including:

•	competition in the markets we serve, including new entrants in these markets;

•	our ability to develop or acquire new technology;

•	failure to maintain the security of our information and technology networks;

•	allegations that we have infringed the intellectual property rights of third parties;

•	unauthorized use of our brand name;

•	risks associated with Tyco’s ownership of the ADT® brand name outside of the United States and Canada;

•	failure to enforce our intellectual property rights;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	shifts in consumers’ choice of, or telecommunication providers’ support for, telecommunication services and equipment;

•	interruption to our monitoring facilities;

•	interference with our customers’ access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential liabilities for obligations of The Brink’s Company under the Coal Act;

•	capital market conditions, including availability of funding sources;

•	failure to fully realize expected benefits from the spin-off; and

•	difficulty in operating as an independent public company separate from Tyco.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. If one or more of these or other risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the risk factors, our management’s discussion and analysis of financial condition and results of operations, our audited consolidated and combined financial statements and our unaudited condensed, consolidated and combined financial statements and related notes.

In this prospectus, except as otherwise indicated, any references to “ADT,” “we,” “us,” “our,” or the “Company” refer to The ADT Corporation and its consolidated subsidiaries. The ADT Corporation is a Delaware corporation and the issuer of the notes offered hereby. References to “Tyco” refer to Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries. ADT was incorporated in Delaware in 2012 as a wholly-owned subsidiary of Tyco. As part of a plan to separate Tyco into three independent companies, Tyco transferred the equity interests of the entities that held all of the assets and liabilities of its residential and small business security business in the United States and Canada to ADT. On September 28, 2012, Tyco distributed all of the shares of ADT to its shareholders on a pro rata basis, thereby completing its spin-off of ADT (the “Separation”) as an independent, publicly traded company.

Our Company

ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services in the United States and Canada. We currently serve more than six million residential and small business customers, making us the largest company of our kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. Our broad and pioneering set of products and services, including our ADT Pulse interactive home and business solutions, and our home health services, meet a range of customer needs for modern lifestyles. Our partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of nearly 16,000 employees and approximately 200 sales and service offices.

Our Strengths

•	We are a security industry leader, supported by one of the industry’s most trusted and well-known brands.

•	We have an attractive business model which generates strong cash flows, which can be utilized to reinvest in growing and optimizing the business.

•	We have an experienced management team with a proven track record.

•	We have industry leading solutions and services, including ADT Pulse, our pioneering interactive services platform.

•	Our nationwide footprint of branch offices, field resources and broad partner network, including our indirect dealer channel, affords us coverage and scale leverage.

•	Our monitoring capabilities set us apart in the security industry today.

Strategies

We intend to achieve sustained, profitable growth in the markets we serve today, as well as in adjacent segments, by executing against strategies that leverage our key assets and core competencies.

Strengthen and grow the core residential business and extend our leadership position.

We will continue to manage our business by optimizing our key value drivers to maximize the value from our core business. We intend to grow our customer base through the expansion of our current channels and the development of new ones, by continuing to improve sales force effectiveness and strengthening our strategic marketing and promotional tactics. We will continue to manage the costs associated with adding new customers by optimizing lead generation and conversion, working collaboratively with our solution partners to reduce hardware costs and deliver differentiated solutions and leveraging mobility tools to automate technician scheduling and deployment. We also intend to continue to increase ADT Pulse adoption rates and thereby increase our average monthly recurring revenue per customer and customer tenure. We regularly evaluate our pricing strategies to optimize pricing for our installed base and for new customers. We continue to standardize our product platform to enhance our ability to resolve customer issues remotely, which we believe will reduce ongoing service costs and increase the ease of supporting our customer base.

We also continue to implement enhancements to every customer touch point. We continue to train and incent our employees to provide high-quality service through prompt handling of calls and quick and effective resolution of customer issues. We intend to continue making ongoing improvements to enhance the customer experience, offer more options for customer self-service, including via the Internet, and create opportunities for field employees to meet our customers and hear directly how we impact customers’ lives. We believe our emphasis on customer value drives customer satisfaction and tenure, decreasing customer attrition and improving our profitability.

Invest in growth platforms, including in segments in which ADT has low market share, as well as in underpenetrated and new segments.

We believe we have significant opportunity to increase our share of the monitored security and premises automation market for small businesses. We intend to grow our share of small business customers by expanding our small business field sales force, which currently represents only about one third of our overall direct field sales force. We plan to strengthen our small business marketing support to this enhanced sales force by building a larger, more robust partner network to improve our lead generation capabilities and by assisting in marketing additional value-added services, including ADT Pulse.

Additionally, we believe monitored security and home/business automation services are underpenetrated in North American households. Based on internal and external market research studies, we estimate current monitored electronic security penetration to be approximately 19% of U.S. households, significantly lower than other home services such as video and Internet that are in 60-85% of households. We intend to increase penetration of residential security and home automation services through the development of new solutions and enhanced offerings that attract new customers to enter the market. In addition, through our efficient operating model and potentially lower technology costs over time, we believe we can significantly reduce the cost of basic installation and services, opening up the potential for a much larger portion of households to purchase monitored security and home automation services.

We also intend to explore other adjacent markets that leverage our existing assets and core competencies. Where appropriate, we will supplement our organic growth efforts with bolt-on acquisitions, leveraging the expertise we have developed in effectively integrating acquired businesses.

Risk Factors

We face numerous risks related to, among other things, our business operations, our strategies, general economic conditions, competitive dynamics in our industry, the legal and regulatory environment in which we operate, our Separation from Tyco and our status as an independent public company. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, it could have a material adverse effect on our business, financial condition, results of operations or cash flows. We encourage you to review these risk factors carefully. Furthermore, this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements”.

Recent Developments

On March 26, 2013, the Company was informed that its Principal Financial Officer, Kathryn Mikells, will resign as Senior Vice President and Chief Financial Officer of the Company, effective May 2, 2013, in order to become the Chief Financial Officer at Xerox Corporation.

Corporate Information

We are a Delaware corporation and our principal executive office is located in Boca Raton, Florida. Our telephone number is (561) 988-3600. Our website address is www.adt.com. Information contained on, or connected to, our website does not and will not constitute part of this prospectus.

The Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange the New Notes for the Outstanding Notes. The terms of the New Notes offered in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the New Notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes. For a more complete description, see “Description of the New Notes.”

Issuer	The ADT Corporation, a Delaware corporation

New Notes Offered	New $750,000,000 2.250% Notes due 2017.

New $1,000,000,000 3.500% Notes due 2022.

New $750,000,000 4.875% Notes due 2042.

Outstanding Notes	$750,000,000 2.250% Notes due 2017.

$1,000,000,000 3.500% Notes due 2022.

$750,000,000 4.875% Notes due 2042.

The Exchange Offer	We are offering to issue registered New Notes in exchange for a like principal amount and like denomination of our Outstanding Notes of the same series. We are offering to issue these registered New Notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the Outstanding Notes when we sold the Outstanding Notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your Outstanding Notes for exchange by following the procedures described in the section entitled “The Exchange Offer” elsewhere in this prospectus.

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on April 29, 2013, which is 21 business days after the exchange offer is commenced, unless we extend it. If you decide to exchange your Outstanding Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. You may withdraw any Outstanding Notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any Outstanding Notes you have tendered for exchange, those Outstanding Notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” for a description of the conditions. The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange.

U.S. Federal Income Tax Considerations	Your exchange of Outstanding Notes for New Notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. For additional information, see “Certain U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the New Notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association

Consequences of Failure to Exchange your Outstanding Notes	Outstanding Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to register the Outstanding Notes. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Consequences of Exchanging your Outstanding Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the New Notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the New Notes issued in the exchange offer in the ordinary course of your business;

•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the New Notes issued to you in the exchange offer; and

•	are not an “affiliate” of ADT as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any New Notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires New Notes in the exchange offer for its own account in exchange for Outstanding Notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any New Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Interest on Outstanding Notes Exchanged in the Exchange Offer	On the record date for the first interest payment date for each series of New Notes offered hereby following the consummation of the exchange offer, holders of such New Notes will receive interest accruing from the most recent date to which interest has been paid of the applicable Outstanding Notes.

The New Notes

A brief description of the material terms of the New Notes follows. For a more complete description, see “Description of the New Notes.”

Issuer	The ADT Corporation, a Delaware corporation

No Guarantee	The New Notes are not guaranteed by Tyco. Prior to the Separation, the Outstanding Notes were initially guaranteed by Tyco, and upon the Separation, the guarantee terminated in accordance with the provisions of the indenture. Tyco no longer has an obligation with respect to the Outstanding Notes or the New Notes.

New Notes Offered	New $750,000,000 2.250% Notes due 2017.

New $1,000,000,000 3.500% Notes due 2022.

New $750,000,000 4.875% Notes due 2042.

Maturity Dates	The New 2017 Notes will mature on July 15, 2017.

The New 2022 Notes will mature on July 15, 2022.

The New 2042 Notes will mature on July 15, 2042.

Interest Payment Dates	Interest will be paid semi-annually on January 15 and July 15 of each year.

Interest Rates	The New 2017 Notes will bear interest at a rate per annum equal to 2.250%.

The New 2022 Notes will bear interest at a rate per annum equal to 3.500%.

The New 2042 Notes will bear interest at a rate per annum equal to 4.875%.

Optional Redemption	The New Notes are redeemable, at our option, on any date prior to the maturity date at a price equal to the greater of the principal amount of the New Notes or a “make-whole” amount, plus in each case, accrued and unpaid interest to, but excluding, the redemption date.

Redemption of New Notes for Tax Reasons	We may redeem all, but not part, of a series of New Notes upon the occurrence of specified tax events described under “Description of the New Notes—Redemption Upon Changes in Withholding Taxes.”

Minimum Denomination	Interests in the global notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess hereof.

Ranking	The New Notes will be unsecured and unsubordinated obligations that rank equally in right of payment with all of ADT’s existing and future unsecured and unsubordinated indebtedness.

Purchase of New Notes Upon a Change of Control Triggering Event	Holders of New Notes will have the right to require ADT to purchase all or any part of such holder’s New Notes if a Change of Control Triggering Event occurs with respect to the New Notes. See “Description of the New Notes—Change of Control.”

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the New Notes, see “Description of the New Notes—Events of Default.”

No Established Trading Market	The New Notes are new issues of securities with no established trading market. The New Notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the New Notes will develop. If an active or liquid trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected.

Risk Factors	Investing the New Notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to purchase any New Notes.

Additional Notes	ADT may from time to time, without consent of the holders of the New Notes, issue notes having the same terms and conditions as any series of the New Notes. Additional notes issued in this manner will form a single series with the relevant series of New Notes offered hereby.

Governing Law	New York.

RISK FACTORS

An investment in the New Notes represents a high degree of risk. You should carefully consider all of the information in this prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business and others to the Separation and the New Notes. Any of the following risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed below the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.

Risks Relating to the Notes

You may be adversely affected if you fail to exchange Outstanding Notes.

We will issue New Notes to you only if your Outstanding Notes are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Outstanding Notes. If you are eligible to participate in the exchange offer and do not tender your Outstanding Notes or if we do not accept your Outstanding Notes because you did not tender your Outstanding Notes properly, then, after we consummate the exchange offer, you will continue to hold Outstanding Notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the Outstanding Notes. In addition:

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If you tender your Outstanding Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes; and

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If you are a broker-dealer that receives New Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes.

After the exchange offer is consummated, if you continue to hold any Outstanding Notes, you may have difficulty selling them because there will be fewer Outstanding Notes outstanding.

There is no established trading market for the New Notes.

The New Notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the New Notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the New Notes may be adversely affected. In that case, you may not be able to sell your New Notes at a particular time or at a favorable price.

The New Notes do not restrict our ability to incur additional debt, repurchase our securities or take other actions that could adversely affect holders of the New Notes. In addition, the restrictions contained in the indenture on our ability to grant liens and enter into sale and lease-back transactions are subject to significant exceptions.

We are not restricted under the terms of the New Notes from incurring additional debt or repurchasing our securities. The terms of the indenture limit our ability to secure additional debt and enter into sale and lease-back transactions. However, these limitations are subject to numerous exceptions, which, among other things, permit us to grant liens securing certain indebtedness. The New Notes are unsecured and are effectively subordinated to any existing or future secured indebtedness. See “Description of the New Notes—Covenants—Limitations on Liens” and “Description of the New Notes—Covenants—Limitations on Sale and Lease-Back Transactions” for a more detailed discussion of the exceptions.

In addition, the limited covenants applicable to the New Notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations or debt ratings. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the New Notes could have the effect of diminishing our ability to make payments on the notes when due.

Risks Relating to Our Business

We sell our products in highly competitive markets, which results in pressure on our profit margins and limits our ability to maintain or increase the market share of our products.

The monitored security alarm industry is subject to significant competition and pricing pressures. We experience significant competitive pricing pressures on installation, monitoring and service fees. Several significant competitors offer installation fees that match or are lower than ours. Other competitors charge significantly more for installation but, in many cases, less for monitoring. In many cases we face competition for direct sales from our authorized dealers, who may offer installation for considerably less than we do in particular markets. We believe that the monitoring and service fees we offer are generally competitive with rates offered by other major security companies. We also face potential competition from improvements in self-monitoring systems, which enable customers to monitor their home environment without third-party involvement through the Internet, text messages, emails or similar communications, but with the disadvantage that alarm events may go unnoticed. It is possible that one or more of our competitors could develop a significant technical advantage over us that allows them to provide additional service or better quality service or to lower their price, which could put us at a competitive disadvantage. Continued pricing pressure or improvements in technology and shifts in customer preferences towards self-monitoring could adversely impact our customer base or pricing structure and have a material and adverse effect on our business, financial condition, results of operations and cash flows.

Our future growth is largely dependent upon our ability to successfully compete with new and existing competitors by developing or acquiring new technologies that achieve market acceptance with acceptable margins.

Our business operates in markets that are characterized by rapidly changing technologies, evolving industry standards and potential new entrants. For example, a number of cable and other telecommunications companies have introduced security services offerings, including interactive security services, that are competitive with our products and services. If these services gain market acceptance, our ability to grow our business, in particular our ADT Pulse offering, could be materially and adversely affected. Accordingly, our future success depends upon a number of factors, including our ability to accomplish the following: identify emerging technological trends in our target end-markets; develop, acquire and maintain competitive products and services; enhance our products and services by adding innovative features that differentiate us from our competitors; and develop or acquire and bring products and services to market quickly and cost-effectively. Our ability to develop or acquire new products and services based on technological innovation can affect our competitive position and requires the investment of significant resources. These acquisitions and development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new technologies, products or services on a timely basis. Moreover, as we introduce new products such as ADT Pulse, we may be unable to detect and correct defects in the product or in its installation, which could result in loss of sales or delays in market acceptance. New or enhanced products may not satisfy consumer preferences and potential product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance and our brand image could suffer. In addition, our competitors may introduce superior designs or business strategies, impairing our brand and the desirability of our products and services, which may cause consumers to defer or forego purchases of our products and services. In addition, the markets for our products and services may not develop or grow as we anticipate. The failure of our technology, products or services to gain market acceptance, the potential for product defects or the obsolescence of our products and services could significantly reduce our revenue, increase our operating costs or otherwise adversely affect our business, financial condition, results of operations or cash flows.

Failure to maintain the security of our information and technology networks, including personally identifiable and other information could adversely affect us.

We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information and, in the normal course of our business, we collect and retain significant volumes of certain types of personally identifiable and other information pertaining to our customers and employees, including video images of customer sites. The legal, regulatory and contractual environment surrounding information security and privacy is constantly evolving and companies that collect and retain such information are under increasing attack by cyber-criminals around the world. A significant actual or potential theft, loss, fraudulent use or misuse of customer, employee or other personally identifiable data, whether by third parties or as a result of employee malfeasance or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could result in significant costs, fines, litigation or regulatory actions against us. Such an event could additionally result in adverse publicity and therefore adversely affect the market’s perception of the security and reliability of our services, which could result in lost sales and increased customer attrition. In addition, we depend on our information technology infrastructure for business-to-business and business-to-consumer electronic commerce. Security breaches of, or sustained attacks against, this infrastructure could create system disruptions and shutdowns that could result in disruptions to our operations. Increasingly, our security and home/business automation products and services are accessed through the Internet, and security breaches in connection with the delivery of our services via the Internet may affect us and could be detrimental to our reputation, business, operating results and financial condition. We cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography or other developments will not compromise or breach the technology protecting the networks that access our products and services. If any one of these risks materializes our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Allegations that we have infringed the intellectual property rights of third parties could negatively affect us.

We may be subject to claims of intellectual property infringement rights by third parties. In particular, as our services have expanded into areas more heavily populated by intellectual property, we have become subject to claims alleging infringement of intellectual property, including litigation brought by special purpose or so-called “non-practicing” entities that focus solely on extracting royalties and settlements by enforcing patent rights. These companies typically have little or no business or operations and there are few effective deterrents available to prevent such companies from filing patent infringement lawsuits against us. In addition, we rely on licenses and other arrangements with third parties covering intellectual property related to the products and services that we market, including a Patent Agreement with Tyco covering the manufacture, use and sale of pre-separation products. Notwithstanding these arrangements, we could be at risk for infringement claims from third parties, including Tyco. Although the Patent Agreement generally includes a covenant by Tyco not to sue us for products and services in existence as of the distribution date that may infringe Tyco patents, it does not protect us from infringement claims for future product or service expansions, or if we change third-party product suppliers or if an alleged infringement involves certain patents. In general, if a court determines that one or more of our services infringes on intellectual property owned by others, we may be required to cease marketing those services, to obtain licenses from the holders of the intellectual property at a material cost or to take other actions to avoid infringing the intellectual property. The litigation process is costly and subject to inherent uncertainties, and we may not prevail in litigation matters regardless of the merits of our position. Intellectual property lawsuits or claims may become extremely disruptive if the plaintiffs succeed in blocking the trade of our products and services and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Unauthorized use of our brand name by third parties, and the expenses incurred in developing and preserving the value of our brand name, may adversely affect our business.

Our brand name is critical to our success. Unauthorized use of our brand name by third parties may adversely affect our business and reputation, including the perceived quality and reliability of our products. We rely on trademark law, company brand name protection policies and agreements with our employees, customers, business partners and others to protect the value of our brand name. Despite our precautions, we cannot provide assurance that those procedures are sufficiently effective to protect against unauthorized third-party use of our brand name. In particular, in recent years various third parties have used the ADT® brand name to engage in fraudulent activities, including inducing customers to switch monitoring service providers, generating leads for competitors and obtaining personal financial information. We may not be successful in investigating, preventing or prosecuting unauthorized third-party use of our brand name. Future litigation with respect to such unauthorized use could also result in substantial costs and diversion of our resources. These factors could adversely affect our reputation, business, financial condition, results of operations and cash flows.

We do not own the right to use certain of our trademarks, including the ADT® brand name, outside of the United States and Canada.

Following the Separation, Tyco owns the ADT® brand name outside of the United States and Canada. Therefore, in order to expand our business outside the United States and Canada, we would need to either acquire or otherwise license the ADT® brand name from Tyco (to the extent not already used by Tyco in the applicable jurisdictions(s)) or use an alternative brand name. This would put us at a distinct competitive disadvantage. Development of a new brand outside the United States and Canada could be costly and would also require us to market other brands as superior alternatives to the ADT® brand, which could undermine its value among customers within the United States and Canadian residential and small business security markets. These factors may make it difficult for us to develop a business outside of the United States and Canada. These factors also expose us to the risk that the ADT® brand name could suffer reputational damage or devaluation for reasons outside of our control, including Tyco’s business conduct outside of the United States and Canada. Any of these factors may materially and adversely affect our business, financial condition, results of operations and cash flows.

Infringement of our intellectual property rights could negatively affect us.

We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We cannot guarantee, however, that the steps we have taken to protect our intellectual property will be adequate to prevent infringement of our rights or misappropriation of our technology. Adverse events affecting the use of our trademarks could affect our use of those trademarks and negatively impact our brands. In addition, if we expand our business outside of the United States and Canada in the future, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some jurisdictions. Furthermore, while we enter into confidentiality agreements with certain of our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached or otherwise may not provide meaningful protection for our trade secrets and know-how related to the design, manufacture or operation of our products. If it becomes necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly, and we may not prevail. Further, adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could adversely affect our business, financial condition, results of operations and cash flows.

We depend on third-party software licenses for our products and services.

We rely on certain software technology that we license from third parties and use in our products and services to perform key functions and provide critical functionality. For example, we license the software platform for our monitoring operations and the home automation software for our ADT Pulse offering from third parties. Because our products and services incorporate software developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties’ ability to maintain or enhance their current products and services, to ensure that their products are free of defects or security vulnerabilities, to develop new products and services on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms or at all. If our agreements with third-party vendors are not renewed or the third-party software becomes obsolete, is incompatible with future versions of our products or services or otherwise fails to address our needs, we cannot provide assurance that we would be able to replace the functionality provided by the third-party software with technology from alternative providers. Furthermore, even if we obtain licenses to alternative software products or services that provide the functionality we need, we may be required to replace hardware installed at our monitoring centers and at our customers’ sites, including security system control panels and peripherals, in order to affect our integration of or migration to alternative software products. Any of these factors could materially and adversely affect our business, financial condition, results of operations and cash flows.

We rely on third party providers for the components of our security and home/business automation systems and any failure or interruption in products or services provided by these third parties could harm our ability to operate our business.

The components for the security and home/business automation systems that we install are manufactured by third parties, including divisions of Tyco that are no longer part of our business. We are therefore susceptible to interruptions in supply and to the receipt of components that do not meet our high standards. Any financial or other difficulties our providers face may have negative effects on our business. We exercise little control over our suppliers, which increases our vulnerability to problems with the products and services they provide. Any interruption in supply could cause delays in installations and repairs and the loss of current and potential customers. Also, if a previously installed component were found to be defective, we might not be able to recover the costs associated with its repair or replacement across our installed customer base, and the diversion of technical personnel to address the defect could materially and adversely affect our business, financial condition, results of operations and cash flows.

We are exposed to greater risks of liability for employee acts or omissions or system failure, than may be inherent in other businesses.

If a customer or third party believes that he or she has suffered harm to person or property due to an actual or alleged act or omission of one of our employees or security system failure, he or she may pursue legal action against us, and the cost of defending the legal action and of any judgment against us could be substantial. In particular, because our products and services are intended to help protect lives and real and personal property, we may have greater exposure to litigation risks than businesses that provide other consumer and small business products and services. Substantially all of our customer contracts contain provisions limiting our liability; however, in the event of litigation with respect to such matters, it is possible that these limitations may be deemed not applicable or unenforceable and, regardless of the ultimate outcome, we may incur significant costs of defense that could materially and adversely affect our business, financial condition, results of operations and cash flows.

We rely on a significant number of our customers remaining with us as customers for long periods of time.

We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, achieving cash flow break-even in slightly less than three years. Accordingly, our long-term profitability is dependent on long customer tenure. This requires that we minimize our rate of customer disconnects, or attrition. Factors that can increase disconnects include customers who relocate and do not reconnect, problems with our product or service quality, an economic slowdown, a downturn in the housing market and the desirability and pricing of our and our competitors’ products and services. Our customer attrition rates for fiscal years 2012, 2011 and 2010 were, respectively, 13.8%, 13.0% and 13.3%. If we fail to keep our customers for a sufficiently long period of time, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

If we experience higher rates of customer attrition, we may be required to change the estimated useful lives of assets related to our security monitoring customers, increasing our depreciation and amortization expense or impairing such assets.

We amortize the costs of our acquired and dealer-generated contracts and related customer relationships based on the estimated life of the customer relationships. We similarly depreciate the cost of our internally generated residential and small business monitoring system assets. If attrition rates were to rise significantly, we may be required to accelerate the amortization of expenses related to such contracts and the depreciation of our subscriber system assets or to impair such assets, which could cause a material adverse effect on our financial condition and results of operations.

We are susceptible to downturns in the housing market and consumer discretionary income, which may inhibit our ability to sustain customer base growth rates.

Demand for alarm monitoring services is affected by the turnover in the housing market. Downturns in the rate of the sale of new and existing homes, which we believe drives a substantial portion of our new customer volume in any given year, would reduce opportunities to make sales of new security and home automation systems and services and reduce opportunities to take over existing security and home automation systems. In addition, because of personal economic circumstances, current security alarm and home automation customers may decide to disconnect our services in an effort to reduce their monthly spending and may default on their remaining contractual obligations to us. Our long-term revenue growth rate depends on installations exceeding disconnects. If the housing market downturn or the general economic downturn is prolonged, customer disconnects and defaults could increase and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We have entered into non-compete and non-solicit restrictions that prohibit us from competing with Tyco in the commercial security market in the United States and Canada for a period of time after the Separation.

In conjunction with the Separation, we have entered into a Separation and Distribution Agreement with Tyco that includes non-compete provisions pursuant to which we are prohibited from competing with Tyco in the commercial security market in the United States and Canada, subject to certain small business related exceptions, for two years after the distribution date, September 28, 2012. In addition, the Separation and Distribution Agreement with Tyco contains non-solicitation provisions preventing us from soliciting Tyco’s existing security customers in the United States and Canada for two years after the distribution date. This effectively prevents us from expanding our business into the commercial security market, other than the small business market, in these jurisdictions during the restricted periods. These factors could materially and adversely affect our business, financial condition, results of operations and cash flows.

Expiration of non-competition agreements will allow the entry of potential competitors with deep knowledge of our business.

We acquired Broadview Security in 2010. In connection with the separation of Broadview Security from The Brink’s Company in 2008 (the “Broadview Spin-Off”), Broadview Security and The Brink’s Company entered into a non-competition and non-solicitation agreement pursuant to which The Brink’s Company agreed not to compete with Broadview Security in the United States, Puerto Rico and Canada with respect to the security alarm systems or personal emergency response systems businesses for a period of five years from the date of the Broadview Spin-Off. Upon the expiration of the non-competition and non-solicitation agreement in October

2013, The Brink’s Company will be free to directly pursue competitive activities in these businesses or to license the Brink’s brand to other existing or potential competitors in these businesses. In addition, although the Separation and Distribution Agreement with Tyco that we entered into in connection with the Separation includes non-competition provisions, the non-competition provisions will expire two years after the distribution date, at which time, Tyco will be free to compete with us in the residential and small business security market. Such competitive activities could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Shifts in our customers’ choice of, or telecommunications providers’ support for, telecommunications services and equipment could adversely impact our business and require significant capital expenditures.

Certain elements of our operating model have historically relied on our customers’ continued selection and use of traditional land-line telecommunications to transmit alarm signals to our monitoring centers. There is a growing trend for customers to switch to the exclusive use of cellular, satellite or Internet communication technology in their homes and businesses, and telecommunication providers may discontinue their land-line services in the future. In addition, many of our customers who use cellular communication technology for their security and home/business automation systems use products that rely on 2G technology, and telecommunication providers may discontinue their 2G services in the future. The discontinuation of land-line, 2G cellular and any other services by telecommunications providers in the future will depend on a number of factors outside of our control, including legislation and government regulation, and would require customers to upgrade to alternative, and potentially more expensive, technologies to transmit alarm signals. This could increase our customer attrition rates and slow our new customer additions. In order to maintain our customer base that uses security and home/business automation system components that are or could become obsolete, we may be required to upgrade or implement new technologies, including offering to subsidize the replacement of customers’ outdated systems at our expense. Any such upgrades or implementations could require significant capital expenditures and also divert management’s attention and other important resources away from our customer service and sales efforts. In the future, we may not be able to successfully implement new technologies or adapt existing technologies to changing market demands. If we are unable to adapt timely to changing technologies, market conditions or customer preferences, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

An event causing a disruption in the ability of our monitoring facilities to operate could adversely affect our business.

A disruption in our ability to provide alarm monitoring services and serve our customers could have a material adverse effect on our business. A disruption could occur for many reasons, including fire, natural disasters, weather, disease, transportation interruption, extended power outages, terrorism or sabotage or as a result of disruptions to third-party transmission lines. Monitoring could also be disrupted by information systems and network-related events such as computer hacking, computer viruses, worms or other malicious software, denial of service attacks, malicious social engineering or other destructive or disruptive activities that could also cause damage to our properties, equipment and data. While our monitoring systems are fully redundant, a failure of our back-up procedures or a disruption affecting multiple monitoring facilities could disrupt our ability to provide monitoring services. In conjunction with the Separation, we entered into a Monitoring Agreement with Tyco. Pursuant to this agreement, we have entered a transition period, during which our monitoring facilities include facilities owned and operated by Tyco that provide monitoring services to our customers.

Providers of broadband services may be able to block our services or charge their customers more for using our services, which could adversely affect our revenue and growth.

Our interactive and home automation services are accessed through the Internet and our security monitoring services are increasingly delivered using Internet technologies. Some providers of broadband access may take measures that affect their customers’ ability to use these products and services, such as degrading the quality of the data packets we transmit over their lines, giving those packets low priority, giving other packets higher priority than ours, blocking our packets entirely or attempting to charge their customers more for using our services.

In the United States, there continues to be some uncertainty regarding whether suppliers of broadband Internet access have a legal obligation to allow their customers to access services such as ours without interference. In December 2010, the U.S. Federal Communications Commission (the “FCC”) adopted new net neutrality rules that would protect services like ours from such interference. Several parties have sought judicial review of the FCC’s net neutrality rules. These appeals are currently pending. Interference with our services or higher charges to customers by broadband service providers for using our products and services could cause us to lose existing customers, impair our ability to attract new customers and materially and adversely affect our business, financial condition, results of operations and cash flows.

We have significant deferred tax assets, and any impairments of or valuation allowances against these deferred tax assets in the future could adversely affect our results of operations, financial condition and cash flows.

We are subject to income taxes in the United States and Canada and in various state, territorial, provincial and local jurisdictions. The amount of income taxes we pay is subject to our interpretation and application of tax laws in jurisdictions in which we file. Changes in current or future laws or regulations, the imposition of new or changed tax laws or regulations or new related interpretations by taxing authorities in the jurisdictions in which we file could materially and adversely affect our financial condition, results of operations and cash flows.

Our consolidated federal and state income tax liability may be significantly reduced by tax credits and tax net operating loss (“NOL”) carryforwards available to us under the applicable tax codes. Our ability to fully utilize these deferred tax assets, however, may be limited for various reasons, such as if projected future taxable income becomes insufficient to recognize the full benefit of our NOL carryforwards prior to their expirations or, in addition, should income attributable to specific subgroup members relative to total U.S. consolidated income be sufficient to allow for full NOL utilization. Our ability to fully use these tax assets will also be adversely affected if we have an “ownership change” within the meaning of Section 382 of the Code. An ownership change is generally defined as a greater than 50% increase in equity ownership by “5% shareholders,” as the term is defined for purposes of Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), in any three-year period. Future changes in our stock ownership, depending on the magnitude, including the purchase or sale of our common stock by 5% shareholders, and issuances or redemptions of common stock by us could result in an ownership change that would trigger the imposition of limitations under Section 382 of the Code. In addition, as a significant taxpayer, we are subject to regular audits by the U.S. Internal Revenue Service (“IRS”) as well as state, territorial, provincial and local tax authorities. These audits could subject us to tax liabilities if tax authorities make adverse determinations with respect to our NOLs or tax credits. Further, any future disallowance of some or all of our tax credits or NOL carryforwards as a result of legislative change could materially affect our tax obligations. Accordingly, there can be no assurance that in the future we will not be subject to increased taxation or experience limitations with respect to recognizing the benefits of our NOL carryforwards and other tax attributes. Any such increase in taxation or limitation of benefits could have a material and adverse effect on our financial condition, results of operations or cash flows.

Our business operates in a regulated industry.

Our operations and employees are subject to various U.S. and Canadian federal, state, provincial and local consumer protection, occupational licensing and other laws and regulations. Most states and provinces in which we operate have licensing laws directed specifically toward the security services industry. Our business relies heavily upon both wireline and wireless telecommunications to communicate signals. Telecommunications companies are currently regulated by the federal, state and local governments.

In certain jurisdictions, we are required to obtain licenses or permits to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. The loss of such licenses or permits or the imposition of conditions to the granting or retention of such licenses or permits could have a material adverse effect on us. Furthermore, in certain jurisdictions, certain security systems must meet fire and building codes in order to be installed, and it is possible that our current or future products and service offerings will fail to meet such codes, which could require us to make costly modifications to our products and services or to forgo marketing in certain jurisdictions.

Changes in laws or regulations could require us to change the way we operate or to utilize resources to maintain compliance, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations were to change or if we or our products failed to comply with them, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Increasing government regulation of telemarketing, email marketing and other marketing methods may increase our costs and restrict the operation and growth of our business.

We rely on telemarketing and email marketing conducted internally and through third parties to generate a substantial number of leads for our business. The telemarketing and email marketing services industries are subject to an increasing amount of regulation in the United States and Canada. In the United States, the U.S. Federal Trade Commission (“FTC”) and FCC have issued regulations that place restrictions on unsolicited automated telephone calls to residential and wireless telephone subscribers by means of automatic telephone dialing systems, prerecorded or artificial voice messages and telephone fax machines, and require us to maintain a “do not call” list and to train our personnel to comply with these restrictions. The FTC regulates both general sales practices and telemarketing specifically and has broad authority to prohibit a variety of advertising or marketing practices that may constitute “unfair or deceptive acts or practices.” Most of the statutes and regulations in the United States allow a private right of action for the recovery of damages or provide for enforcement by the FTC, state attorneys general or state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys’ fees in the event that regulations are violated. Additionally, we are subject to a 2007 consent decree with the FTC which, among other things, requires us to monitor compliance by our authorized dealers and third parties whom we expressly authorize to telemarket our residential security monitoring services with specified telemarketing regulations and to take certain actions with regard to those who fail to comply. The Canadian Radio-Television and Telecommunications Commission enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. In December 2010, the Government of Canada passed legislation to restrict the sending of unsolicited commercial electronic messages including email messages, although that legislation has not yet been proclaimed into force. We are diligent in our efforts to comply with all such applicable regulations, but cannot assure you that we or third parties that we rely on for telemarketing, email marketing and other lead generation activities will be in compliance with all applicable regulations at all times. Although our contractual arrangements with such third parties expressly require them to comply with all such regulations and to indemnify us for their failure to do so, we cannot assure you that the FTC, FCC, private litigants or others will not attempt to hold us responsible for any unlawful acts conducted by such third parties or that we could successfully enforce or collect upon such indemnities. Additionally, changes in such regulations or the interpretation thereof that further restrict such activities could result in a material reduction in the number of leads for our business and could have a material and adverse effect on our business, financial condition, results of operations and cash flows.

We could be assessed penalties for false alarms.

Some local governments impose assessments, fines, penalties and limitations on either customers or the alarm companies for false alarms. A few municipalities have adopted ordinances under which both permit and alarm dispatch fees are charged directly to the alarm companies. Our alarm service contracts generally allow us to pass these charges on to customers, but we may not be able to collect these charges if customers are unwilling or unable to pay them and such outcome may materially and adversely affect our operating results. Furthermore, our customers may elect to terminate or not renew our services if assessments, fines or penalties for false alarms become significant. If more local governments were to impose assessments, fines or penalties, our customer base, financial condition, results of operations and cash flows could be materially and adversely affected.

Police departments could refuse to respond to calls from monitored security service companies.

Police departments in a limited number of U.S. and Canadian jurisdictions do not respond to calls from monitored security service companies, either as a matter of policy or by local ordinance. In certain cases, we have offered affected customers the option of receiving response from private guard companies, in most cases through contracts with us, which increases the overall cost to customers. If more police departments were to refuse to respond or be prohibited from responding to calls from monitored security service companies, our ability to attract and retain customers could be negatively impacted and our business, financial condition, results of operations and cash flows could be adversely affected.

Adoption of statutes and governmental policies purporting to characterize certain of our charges as unlawful may adversely affect our business.

If a customer cancels its contract with us prior to the end of the initial contract term, other than in accordance with the contract, we may charge the customer an early cancellation fee. Consumer protection policies or legal precedents could be proposed or adopted to restrict the charges we can impose upon contract cancellation. Such initiatives could compel us to increase our prices during the initial term of our contracts and consequently lead to less demand for our services and increased attrition. Adverse judicial determinations regarding these matters could cause us to incur legal exposure to customers against whom such charges have been imposed and expose us to the risk that certain of our customers may seek to recover such charges through litigation. In addition, the costs of defending such litigation and enforcement actions could have a material and adverse effect on our business, financial condition, results of operations and cash flows.

We face risks in acquiring and integrating customer accounts.

An element of our business strategy involves the bulk acquisition of customer accounts. Acquisitions of customer accounts involve a number of special risks, including the possibility of unexpectedly high rates of attrition and unanticipated deficiencies in the accounts acquired despite our investigations prior to acquisition. We face competition from other alarm monitoring companies, including companies that may offer higher prices and more favorable terms for customer accounts purchased, lower minimum financial qualifications for purchased accounts or lower prices for monitoring services provided. This competition could reduce the acquisition opportunities available to us, thus slowing our rate of growth and/or increase the price we pay for such account acquisitions, thus reducing our return on investment and negatively impacting our revenue and results of operations. We cannot assure you that we will be able to purchase customer accounts on favorable terms in the future.

The purchase price we pay for customer accounts is affected by the recurring revenue historically generated by such accounts, as well as several other factors, including the level of competition, our prior experience with accounts purchased in bulk from specific sellers, the geographic location of accounts, the number of accounts purchased, the customers’ credit scores and the type of security or home/business automation equipment used by the customers. In purchasing accounts, we have relied on management’s knowledge of the industry, due diligence procedures and representations and warranties of bulk account sellers. We cannot assure you that in all instances the representations and warranties made by bulk account sellers are true and complete or, if the representations and warranties are inaccurate, that we will be able to recover damages from bulk account sellers in an amount sufficient to fully compensate us for any resulting losses. If any of these risks materializes our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our customer generation strategies and the competitive market for customer accounts may affect our future profitability.

A principal element of our business strategy is the generation of new customer accounts through our authorized dealer program, which accounted for approximately 45% of our new customer accounts for our 2012 fiscal year. Our future operating results will depend in large part on our ability to manage this generation strategy effectively. Although we currently generate accounts through hundreds of authorized dealers, a significant portion of our accounts originate from a smaller number of authorized dealers. In particular, during our 2012 fiscal year one authorized dealer accounted for approximately 15% of all our new accounts. We experience loss of authorized dealers from our authorized dealer program due to various factors, such as authorized dealers becoming inactive or discontinuing their electronic security business, non-renewal of our dealer contracts and competition from other alarm monitoring companies. If we experience a loss of authorized dealers representing a significant portion of our account generation from our authorized dealer program or if we are unable to replace or recruit authorized dealers in accordance with our business plans, our business, financial condition, results of operations and cash flows may be materially and adversely affected.

In addition, successful promotion of our brand depends on the effectiveness of our marketing efforts and on our ability to offer member discounts and special offers for our products and services. We have actively pursued affinity marketing programs, which provide members of participating organizations with discounts on our products and services. The organizations with which we have affinity marketing programs closely monitor their relationships with us, as well as their members’ satisfaction with our products and services. These organizations may require us to increase our fees to them, decrease our pricing for their members or otherwise alter the terms of our participation in their marketing programs in ways that are unfavorable to us. These organizations may also terminate their relationships with us if we fail to meet member satisfaction standards. If any of our important affinity or marketing relationships, such as our relationships with USAA or AARP, were terminated, we would lose a significant source of sales leads and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our business strategy includes making acquisitions and investments that complement our existing business. These acquisitions and investments could be unsuccessful or consume significant resources, which could adversely affect our operating results.

We will continue to analyze and evaluate the acquisition of strategic businesses or product lines with the potential to strengthen our industry position or enhance our existing set of products and service offerings. We cannot assure you that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful.

Acquisitions and investments may involve significant cash expenditures, debt incurrence, operating losses and expenses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Acquisitions involve numerous other risks, including:

•	diversion of management time and attention from daily operations;

•	difficulties integrating acquired businesses, technologies and personnel into our business;

•	difficulties in obtaining and verifying the financial statements and other business information of acquired businesses;

•	inability to obtain required regulatory approvals and/or required financing on favorable terms;

•	potential loss of key employees, key contractual relationships or key customers of acquired companies or of us;

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies; and

•	dilution of interests of holders of shares of our common stock through the issuance of equity securities or equity-linked securities.

It may be difficult for us to complete transactions quickly and to integrate acquired operations efficiently into our current business operations. Any acquisitions or investments may ultimately harm our business or financial condition, as such acquisitions may not be successful and may ultimately result in impairment charges.

We may pursue business opportunities that diverge from our current business model, which may cause our business to suffer.

We may pursue business opportunities that diverge from our current business model, including expanding our products or service offerings, investing in new and unproven technologies, adding customer acquisition channels and forming new alliances with companies to market our services. We can offer no assurance that any such business opportunities will prove to be successful. Among other negative effects, our pursuit of such business opportunities could cause our cost of investment in new customers to grow at a faster rate than our recurring revenue and revenue from installations. Additionally, any new alliances or customer acquisition channels could have higher cost structures than our current arrangements, which could reduce operating margins and require more working capital. In the event that working capital requirements exceed operating cash flow, we might be required to draw on our revolving credit facility or pursue other external financing, which may not be readily available. Any of these factors could materially and adversely affect our business, financial condition, results of operations and cash flows.

We may be subject to liability for obligations of The Brink’s Company under the Coal Act.

On May 14, 2010, Tyco acquired Broadview Security, a business formerly owned by The Brink’s Company. Under the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”), The Brink’s Company and its majority-owned subsidiaries as of July 20, 1992 (including certain legal entities acquired in the Broadview Security acquisition) are jointly and severally liable with certain of The Brink’s Company’s other current and former subsidiaries for health care coverage obligations provided for by the Coal Act. A Voluntary Employees’ Beneficiary Associate (“VEBA”) trust has been established by The Brink’s Company to pay for these liabilities, although the trust may have insufficient funds to satisfy all future obligations. At the time of the Broadview Spin-Off, Broadview Security entered into an agreement pursuant to which The Brink’s Company agreed to indemnify it for any and all liabilities and expenses related to The Brink’s Company’s former coal operations, including any health care coverage obligations. The Brink’s Company has agreed that this indemnification survives our acquisition of Broadview Security. We have evaluated our potential liability under the Coal Act as a contingency in light of all known facts, including the funding of the VEBA and indemnification provided by The Brink’s Company. We have concluded that no accrual is necessary due to the existence of the indemnification and our belief that The Brink’s Company and VEBA will be able to satisfy all future obligations under the Coal Act. However, if The Brink’s Company and the VEBA are unable to satisfy all such obligations, we could be held liable, which could have a material and adverse effect on our financial condition, results of operations or cash flows.

Risks Relating to Our Liquidity

Disruptions in the financial markets could adversely affect us and our suppliers by increasing funding costs or by reducing availability of credit.

In the normal course of our business, we may access credit markets for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to working capital, repurchase of common stock, capital expenditures and investments in our business. Although we expect to have sufficient liquidity to meet our foreseeable needs, our access to and the cost of capital could be negatively impacted by disruptions in the credit markets. In 2008, 2009 and 2010, credit markets experienced significant dislocations and liquidity disruptions, and similar disruptions in the credit markets could make financing terms for borrowers unattractive or unavailable. These factors may make it more difficult or expensive for us to access credit markets if the need arises. In addition, these factors may make it more difficult for our suppliers to meet demand for their products or for potential strategic partners to commence new projects, as they may experience increased costs of debt financing or difficulties in obtaining debt financing. Disruptions in the financial markets have had adverse effects on other areas of the economy and have led to a slowdown in general economic activity that may continue to adversely affect our businesses. These disruptions may have other unknown adverse effects. One or more of these factors could adversely affect our business, financial condition, results of operations or cash flows.

Covenants in our debt instruments may adversely affect us.

Our revolving credit facility contains customary covenants, including a limit on the ratio of debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), a minimum required ratio of EBITDA to interest expense and limits on incurrence of liens and subsidiary debt. In addition, the indenture governing our senior unsecured notes contains customary covenants including limits on liens and sale/lease-back transactions.

Our ability to meet our financial covenants can be affected by events beyond our control, and we cannot provide assurance that we will meet those tests. A breach of any of these covenants could result in a default under our revolving credit facility or our indenture. Upon the occurrence of an event of default under our revolving credit facility or our indenture, the lenders or trustees could elect to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of credit facility lenders, terminate all commitments to extend further credit. If the lenders or trustees accelerate the repayment of borrowings, we cannot provide assurance that we will have sufficient assets to repay our revolving credit facility and our other indebtedness. Furthermore, acceleration of any obligation under any of our material debt instruments will permit the holders of our other material debt to accelerate their obligations, which could have a material adverse effect on our financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Material adverse legal judgments, fines, penalties or settlements could adversely affect our financial health and prevent us from fulfilling our obligations under our outstanding indebtedness.

We estimate that our available cash, our cash flow from operations and amounts available to us under our revolving credit facility will be adequate to fund our operations and service our debt over both the short term and the long term. However, material adverse legal judgments, fines, penalties or settlements arising from litigation and similar contingencies could require additional funding. If such developments require us to obtain additional funding, we cannot provide assurance that we will be able to obtain the additional funding that we need on commercially reasonable terms or at all, which could have a material adverse effect on our financial condition, results of operations and cash flows. Such an outcome could have important consequences to holders of shares of our common stock. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other corporate purposes, including dividend payments;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	restrict our ability to introduce new technologies or exploit business opportunities;

•	make it more difficult for us to satisfy our payment obligations with respect to our outstanding indebtedness; and

•	increase the difficulty and/or cost to us of refinancing our indebtedness.

Risks Relating to our Separation from Tyco

We share responsibility for certain income tax liabilities of ADT, Tyco and Pentair Ltd., formerly Tyco Flow Control International Ltd. (“Pentair”) for tax periods prior to and including September 28, 2012, and such liabilities may include a portion of Tyco’s obligations under its tax sharing agreement with Covidien Ltd. (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”) for tax liabilities for tax periods prior to and including June 29, 2007.

In connection with the 2007 distributions of Covidien and TE Connectivity by Tyco (the “2007 Separation”), Tyco entered into a tax sharing agreement (the “2007 Tax Sharing Agreement”) that governs the rights and obligations of each party with respect to certain pre-2007 Separation tax liabilities and certain tax liabilities arising in connection with the 2007 Separation. More specifically, Tyco, Covidien and TE Connectivity share 27%, 42% and 31%, respectively, of income tax liabilities that arise from adjustments made by tax authorities to Tyco’s, Covidien’s and TE Connectivity’s U.S. and certain non-U.S. income tax returns and certain taxes attributable to internal transactions undertaken in anticipation of the 2007 Separation. In addition, in the event the 2007 Separation or certain related transactions is determined to be taxable as a result of actions taken after the 2007 Separation by Tyco, Covidien or TE Connectivity, the party responsible for such failure would be responsible for all taxes imposed on Tyco, Covidien or TE Connectivity as a result thereof. If none of the companies is responsible for such failure, then Tyco, Covidien and TE Connectivity would be responsible for such taxes, in the same manner and in the same proportions as other shared tax liabilities under the 2007 Tax Sharing Agreement. Costs and expenses associated with the management of these shared tax liabilities are generally shared equally among the parties.

With respect to years prior to and including the 2007 Separation, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Although Tyco has advised us that it has resolved a substantial number of these adjustments, a few significant items raised by the IRS remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that Tyco will be able to resolve all the open items, which primarily involve the treatment of certain intercompany debt transactions during the period, through the IRS appeals process. As a result, Tyco has advised us that it expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is expected to occur during fiscal year 2013. Tyco has advised us that it has determined that its recorded liability is sufficient to cover the indemnifications Tyco made under the 2007 Tax Sharing Agreement. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

In connection with the Separation, we have entered into the 2012 Tax Sharing Agreement with Tyco and Pentair that is separate from the 2007 Tax Sharing Agreement and which governs the rights and obligations of ADT, Tyco and Pentair for certain pre-separation tax liabilities, including Tyco’s obligations under the 2007 Tax Sharing Agreement. Under the 2012 Tax Sharing Agreement, ADT, Tyco and Pentair share (i) certain pre-separation income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s and Pentair’s U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. ADT and Pentair will share 58% and 42%, respectively, of the next $225 million of Shared Tax Liabilities. ADT, Tyco and Pentair will share 27.5%, 52.5% and 20.0%, respectively, of Shared Tax Liabilities above $725 million.

We are responsible for all of our own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae, and Tyco and Pentair are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae. We also have sole responsibility for any income tax liability arising as a result of our acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company dated October 31, 2008 (collectively, the “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities and Broadview Tax Liabilities are generally shared 20% by Pentair, 27.5% by ADT, and 52.5% by Tyco.

All the tax liabilities that are associated with our businesses, including liabilities that arose prior to the Separation, have become our tax liabilities. Although we have agreed to share certain of these tax liabilities with Tyco and Pentair pursuant to the 2012 Tax Sharing Agreement, we remain primarily liable for all of these liabilities. If Tyco and Pentair default on their obligations to us under the 2012 Tax Sharing Agreement, we would be liable for the entire amount of these liabilities. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco’s and Pentair’s tax liabilities.

We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional income taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of tax liabilities. Under the 2012 Tax Sharing Agreement, Tyco has the right to administer, control and settle all U.S. income tax audits for periods prior to and including September 28, 2012. The timing, nature and amount of any settlement agreed to by Tyco may not be in our best interests. All other tax audits will be administered, controlled and settled by the party that would be responsible for paying the tax.

To the extent we are responsible for any liability under the 2012 Tax Sharing Agreement and if our estimate of tax liabilities proves to be less than the amount for which we are ultimately liable, we would incur additional income tax expense, which could have a material adverse impact on our financial condition, results of operations, cash flows or our effective tax rate in future reporting periods.

If the distribution of ADT or Pentair common shares by Tyco to its shareholders or certain internal transactions undertaken in anticipation of such distributions are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and/or Tyco could incur significant U.S. federal income tax liabilities.

Tyco has received a private letter ruling from the IRS regarding the U.S. federal income tax consequences of the distribution of ADT common shares by Tyco to its shareholders (the “Distribution”) and the distribution of Pentair common shares by Tyco to its shareholders (the “Pentair Distribution” and, together with the Distribution, the “Distributions”) to the effect that, for U.S. federal income tax purposes, the Distribution will qualify as tax-free under Section 355 of the Code and the Pentair Distribution will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of a fractional share of our common stock and the Pentair common shares. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distributions will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco obtained an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes. The private letter ruling and the opinion rely on certain facts and assumptions and certain representations and undertakings from us, Pentair and Tyco regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter ruling and the opinion, the IRS could determine on audit that the Distribution, the Pentair Distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the Distribution, the Pentair Distribution or the internal transactions should be taxable for other reasons, including as a result of significant changes in stock or asset ownership after the Distributions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinion was based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Distribution ultimately is determined to be taxable, the Distribution could be treated as a taxable dividend or capital gain to our shareholders for U.S. federal income tax purposes, and our shareholders could incur significant U.S. federal income tax liabilities. In addition, Tyco would recognize gain in an amount equal to the excess of the fair market value of shares of our common stock and the Pentair common shares distributed to Tyco shareholders on the distribution date over Tyco’s tax basis in such shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we or Tyco could incur significant U.S. federal income tax liabilities if it ultimately is determined that certain internal transactions undertaken in anticipation of the Distributions are taxable.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the Distribution, the Pentair Distribution or the internal transactions were determined to be taxable as a result of actions taken after the Distributions by us, Pentair or Tyco, the party responsible for such failure would be responsible for all taxes imposed on us, Pentair or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the Pentair Distribution, or any internal transaction that was intended to be tax-free is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distributions by us, Pentair or Tyco, then we, Pentair and Tyco would be responsible for 27.5%, 20% and 52.5%, respectively, of any taxes imposed on us, Pentair or Tyco as a result of such determination. Such tax amounts could be significant. In the event that any party to the 2012 Tax Sharing Agreement defaults in its obligation to pay Distribution Taxes to another party that arise as a result of no party’s fault, each non-defaulting party would be responsible for an equal amount of the defaulting party’s obligation to make a payment to another party in respect of such other party’s taxes. To the extent we are responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material adverse impact on our financial condition, results of operations, cash flows or our effective tax rate in future reporting periods.

If the Distribution is determined to be taxable for Swiss withholding tax purposes, we or Tyco could incur significant Swiss withholding tax liabilities.

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our and Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus (Kapitaleinlage) accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). Tyco obtained a ruling from the Swiss Federal Tax Administration confirming that the Distribution qualifies as payment out of such qualifying contributed surplus and, therefore, no amount was withheld by Tyco when making the Distribution.

This tax ruling relies on certain facts and assumptions and certain representations and undertakings from Tyco regarding the past conduct of its businesses and other matters. Notwithstanding this tax ruling, the Swiss Federal Tax Administration could determine on audit that the Distribution should be treated as a taxable transaction for withholding tax purposes if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated. If the Distribution ultimately is determined to be taxable for withholding tax purposes, we and Tyco could incur material Swiss withholding tax liabilities that could significantly detract from or eliminate the benefits of the Separation. In addition, we could become liable to indemnify Tyco for part of any Swiss withholding tax liabilities to the extent provided under the 2012 Tax Sharing Agreement.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Tyco.

As an independent, publicly-traded company, we believe that our business will benefit from, among other things, allowing us to better focus our financial and operational resources on our specific business, allowing our management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of our business, allowing us to more effectively respond to industry dynamics and allowing the creation of effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all. For example, it is possible that investors and securities analysts will not place a greater value on our business as an independent company than on our business as a part of Tyco.

We may increase our debt or raise additional capital in the future, which could affect our financial health and may decrease our profitability.

We may increase our debt or raise additional capital in the future, subject to restrictions in our revolving credit facility and indenture and possibly future debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of additional capital stock, the terms of the debt or our capital stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional equity, your percentage ownership in us would decline. If we are unable to raise additional capital when needed, it could affect our financial health. Also, regardless of the terms of our debt or equity financing, the amount of our stock that we can issue may be limited because the issuance of our stock may cause the Distribution to be a taxable event for Tyco under Section 355(e) of the Code, and under the 2012 Tax Sharing Agreement, we could be required to indemnify Tyco for that tax. See “Risk Factors—Risks Relating our Separation from Tyco—We might not be able to engage in desirable strategic transactions and equity issuances because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.”

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we are subject as an independent, publicly-traded company.

Our financial results previously were included within the consolidated results of Tyco, and we believe that our financial reporting and internal controls were appropriate for those of subsidiaries of a public company. However, we were not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As an independent, publicly-traded company, we are subject to reporting and other obligations under the Exchange Act. Beginning with our Annual Report on Form 10-K for fiscal year 2013, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting. The Sarbanes-Oxley Act also requires that we obtain a report by our independent registered public accounting firm expressing an opinion on the effectiveness of our internal control over financial reporting. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent publicly-traded company, and we may experience increased costs after the Separation.

We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Tyco previously provided to us that are not specified in any transition services agreement. Upon expiration of any transition services agreement, many of the services that are covered in the agreement will have to be provided internally or by unaffiliated third parties and we may be unable to replace those services in a timely manner or on comparable terms. In addition, if Tyco does not continue to perform the transition services and the other services that are called for under any transition services agreement, we may not be able to operate our business as effectively and our profitability may decline.

In addition, for a period of time of up to two years after the Separation, we will continue to share monitoring facilities with Tyco as we work to separate our security monitoring system from that of Tyco. In connection with the Separation, we have entered into monitoring agreements with Tyco pursuant to which we will provide third-party monitoring services to certain of their customers and they will provide third-party monitoring services to certain of our customers for a period of time. We may not be able to affect the separation of our operations and security monitoring system from Tyco as smoothly as anticipated, which may result in disruption to our ongoing business, distraction of management and an increase in our cost of operation.

Our historical combined financial information for periods prior to September 28, 2012, is not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

The historical combined financial information included in this prospectus does not necessarily reflect what our results of operations, financial condition and cash flows would have been had we been an independent, publicly-traded company during the periods presented or what our results of operations, financial condition and cash flows will be in the future. This is primarily because:

•

Prior to the Separation, our business was operated by Tyco as part of its broader corporate organization, rather than as an independent, publicly-traded company. In addition, prior to the Separation, Tyco, or one of its affiliates, performed significant corporate functions for us, including tax and treasury administration and certain governance functions, including internal audit and external reporting. Our historical combined financial statements reflect allocations of corporate expenses from Tyco for these and similar functions and may not reflect the costs we will incur for similar services in the future as an independent company.

•

Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Tyco. Now that we are an independent company, Tyco will not be providing us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain financing from Tyco, we must obtain financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Tyco.

For additional information about our past financial performance and the basis of presentation of our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and combined financial statements and unaudited condensed, consolidated and combined financial statements included in this prospectus.

As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a segment of Tyco.

There is a risk that, as a result of our separation from Tyco, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current Tyco organizational structure. As part of Tyco, we enjoyed certain benefits from Tyco’s operating diversity, purchasing power, available capital for investments and opportunities to pursue integrated strategies with Tyco’s other businesses. As an independent, publicly-traded company, we do not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets.

As an independent, publicly-traded company, our capital structure and sources of liquidity will change significantly from our capital structure as a segment of Tyco.

As an independent, publicly-traded company, we no longer participate in cash management and funding arrangements with Tyco. Instead, our ability to fund our capital needs depends on our ongoing ability to generate cash from operations, and to access our credit facilities and capital markets, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Certain of the contracts transferred or assigned to us in connection with the Distribution contain provisions requiring the consent of a third party in connection with the transactions contemplated by the Distribution. If such consent is not given, we may not be entitled to the benefit of such contracts in the future.

Certain of the contracts transferred or assigned to us in connection with the Distribution contain provisions which require the consent of a third party to the internal transactions, the Distribution or both. If we are unable to obtain such consents on commercially reasonable and satisfactory terms, our ability to obtain the benefit of such contracts in the future may be impaired.

Our suppliers or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our suppliers or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The ownership by our executive officers and some of our directors of common shares, options or other equity awards of Tyco or Pentair may create, or may create the appearance of, conflicts of interest.

Because of their former positions with Tyco, substantially all of our executive officers, including our chief executive officer and some of our non-employee directors, own common shares of Tyco and Pentair, options to purchase common shares of Tyco and Pentair or other equity awards in Tyco and Pentair. The individual holdings of common shares, options to purchase common shares or other equity awards of Tyco and Pentair may be significant for some of these persons compared to their total assets. These equity interests may create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could benefit or affect the equity holders of Tyco or Pentair in ways that do not benefit or affect us in the same manner.

We might not be able to engage in desirable strategic transactions and equity issuances because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

Our ability to engage in significant equity transactions could be limited or restricted in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the Distribution. Even if the Distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level taxable gain to Tyco and certain of its affiliates under Section 355(e) of the Code if 50% or more, by vote or value, of our shares or Tyco’s shares are acquired or issued as part of a plan or series of related transactions that includes the Distribution. Any acquisitions or issuances of our shares or Tyco’s shares within two years after the Distribution will generally be presumed to be part of such a plan, although we or Tyco may be able to rebut that presumption. To preserve the tax-free treatment to Tyco of the Distribution, under the 2012 Tax Sharing Agreement, we are prohibited from taking or failing to take any action that prevents the Distribution and related transactions from being tax-free. Further, for the two-year period following the Distribution, without obtaining the consent of Tyco and Pentair, a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm, we may be prohibited from:

•	approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares when combined with any other changes in ownership of our shares;

•	redeeming equity securities;

•	selling or otherwise disposing of more than 35% of ADT’s assets; or

•	engaging in certain internal transactions.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. Moreover, the 2012 Tax Sharing Agreement provides that we will be responsible for any taxes imposed on Tyco or any of its affiliates or on Pentair or any of its affiliates as a result of the failure of the Distribution or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain actions taken after the Distribution by or in respect of us, any of our affiliates or our shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest. Fixed charges consist of interest expense (before interest is capitalized), amortization of debt premiums and discounts, capitalized expenses related to indebtedness and one-third of rent expense, which represents an appropriate interest factor on operating leases. Fixed charges represent amounts relating to continuing operations.

	Quarter Ended	Fiscal Year Ended
	December 28, 2012	September 28, 2012	September 30, 2011	September 24, 2010	September 25, 2009	September 26, 2008
Ratio of earnings to fixed charges	7.00	6.78	6.86	4.34	5.27	4.80

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Outstanding Notes in like principal amount. We will cancel all Outstanding Notes exchanged for New Notes in the exchange offer.

SELECTED FINANCIAL DATA

The following table sets forth our selected consolidated and combined financial data as of December 28, 2012 and for the quarters ended December 28, 2012 and December 30, 2011, and for the fiscal years ended 2012, 2011, 2010, 2009 and 2008. The consolidated and combined statement of operations data set forth below for the quarters ended December 28, 2012 and December 30, 2011 and the consolidated balance sheet data as of December 28, 2012 are derived from our unaudited condensed, consolidated and combined financial statements included elsewhere in this prospectus. The consolidated and combined statement of operations data set forth below for the fiscal years ended September 28, 2012, September 30, 2011, and September 24, 2010 and the consolidated and combined balance sheet data as of September 28, 2012 and September 30, 2011 are derived from our audited consolidated and combined financial statements included elsewhere in this prospectus. The combined statement of operations data for the fiscal years ended September 29, 2009 and the combined balance sheet data as of September 24, 2010 are derived from our audited combined financial statements which are not included in this prospectus. The combined statement of operations data set forth below for the fiscal year ended September 26, 2008, and the combined balance sheet data as of September 29, 2009 and September 26, 2008 are derived from our unaudited combined financial statements not included in this prospectus.

ADT has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2011 was a 53-week year. Fiscal years 2012, 2010, 2009 and 2008 were 52-week years.

This selected financial data should be read in conjunction with our audited consolidated and combined financial statements and related notes, our unaudited consolidated, condensed and combined financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

	For Quarters Ended		For Fiscal Years
(in millions except per share data)	December 28, 2012	December 30, 2011	2012	2011	2010	2009	2008

Consolidated and Combined Statements of Operations Data:
Revenues	$809	$795	$3,228	$3,110	$2,591	$2,248	$2,190
Operating income(1)	186	176	722	693	504	474	421
Net income(1)(2)	105	93	394	376	239	243	222
Net income per share(3):
Basic	$0.45	$0.40	$1.70	$1.62	$1.03	$1.05	$0.96
Diluted	$0.44	$0.39	$1.67	$1.59	$1.01	$1.03	$0.94
Weighted-average number of shares(3):
Basic	233	232	232	232	232	232	232
Diluted	236	236	236	236	236	236	236

	As of	Fiscal Years Ended
(in millions)	December 28, 2012	2012	2011	2010	2009	2008
Consolidated and Combined Balance Sheet Data:
Total assets	$9,528	$9,260	$8,739	$8,692	$6,074	$5,945
Long-term debt(4)	2,525	2,525	1,506	1,326	1,095	854
Total liabilities(4)	4,264	4,103	3,508	3,526	2,588	2,420
Total stockholders’ equity	5,264	5,157	5,231	5,166	3,486	3,525

(1)

Operating income and net income include $15 million of corporate expense allocated from Tyco for the quarter ended December 30, 2011. Operating income and net income include $52 million, $67 million, $69 million, $67 million and $71 million of corporate expense allocated from Tyco for the years ended September 28, 2012, September 30, 2011, September 24, 2010, September 25, 2009 and September 26, 2008, respectively.

(2)

Net income includes allocated interest expense related to Tyco’s external debt of $21 million for the quarter ended December 30, 2011. Net income includes allocated interest expense related to Tyco’s external debt of $64 million, $87 million, $102 million, $78 million and $77 million for the years ended September 28, 2012, September 30, 2011, September 24, 2010, September 25, 2009 and September 26, 2008, respectively.

(3)

The Separation was completed on September 28, 2012, and we issued 231 million shares of common stock. This initial share amount has been used to calculate earnings per share for all periods ending on or before September 28, 2012. See Note 13 to our audited consolidated and combined financial statements and Note 9 to our unaudited condensed, consolidated and combined financial statements for additional information on earnings per share.

(4)

Long-term debt and total liabilities include nil, $1,482 million, $1,301 million, $1,068 million and $825 million of allocated debt as of September 28, 2012, September 30, 2011, September 24, 2010, September 25, 2009 and September 26, 2008, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited and unaudited consolidated and combined financial statements and the notes thereto. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those factors discussed under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

Introduction

The audited and unaudited consolidated and combined financial statements include our combined operations, assets and liabilities and have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Unless otherwise indicated, references to 2012, 2011 and 2010 are to our fiscal years ended September 28, 2012, September 30, 2011 and September 24, 2010, respectively.

As part of a plan to separate into three independent companies, on or prior to September 28, 2012, Tyco transferred the equity interests of the entities that held all of the assets and liabilities of its residential and small business security business in the United States and Canada to ADT (the “Separation”). Our unaudited consolidated balance sheet as of December 28, 2012 and our audited consolidated balance sheet as of September 28, 2012 reflect the consolidated financial position of The ADT Corporation and its subsidiaries as an independent publicly-traded company. Additionally, our unaudited condensed and consolidated statements of operations, comprehensive income and cash flows for the quarter ended December 28, 2012 reflect our operations and cash flows as a standalone company. Prior to the Separation on September 28, 2012, our financial position, results of operations, comprehensive income and cash flows consisted of Tyco’s residential and small business security business in the United States, Canada and certain U.S. territories and have been derived from Tyco’s historical accounting records and presented on a carve-out basis. As such, our unaudited consolidated and combined statements of operations, comprehensive income and cash flows for the quarter ended December 30, 2011 and our audited consolidated and combined statements of operations, comprehensive income and cash flows for 2012, 2011 and 2010 consist of the combined results of operations of the ADT North American Residential Security Business of Tyco.

We conduct business through our operating entities and report financial and operating information in one reportable segment. We have a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2011 was a 53-week year, while fiscal years 2012 and 2010 were 52-week years. Our next 53-week year will occur in fiscal year 2016.

Business Overview

ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. We currently serve more than six million customers, making us the largest company of our kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. Our broad and pioneering set of products and services, including our ADT Pulse interactive home and business solutions, and our home health services, meet a range of customer needs for modern lifestyles. Our partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of nearly 16,000 employees and approximately 200 sales and service offices.

For the quarter ended December 28, 2012 and the year ended September 28, 2012, our revenue was $809 million and $3.2 billion, respectively, and our operating income was $186 million and $722 million, respectively.

The majority of the monitoring services and a large portion of the maintenance services we provide to our customers are governed by multi-year contracts with automatic renewal provisions. This provides us with significant recurring revenue, which for the quarter ended December 28, 2012 and the year ended September 28, 2012 was approximately 92% and 90% of our revenue, respectively. We believe that the recurring nature of the majority of our revenue enables us to continuously invest in growing our business. This includes investments in technologies to further enhance the attractiveness of our solutions to current and potential customers, to continue development and training to enable our direct sales, installation, customer service and field service personnel to more effectively deliver exceptional service to our customers, to expand our dealer and partner network and to make continued enhancements to operations efficiency.

Factors Affecting Operating Results

Our subscriber-based business requires significant upfront costs to generate new customers, which in turn provide predictable recurring revenue generated from monthly monitoring fees. In any period, our business results will be impacted by the following factors: customer additions, costs associated with adding new customers, average revenue per customer, costs related to providing services to customers and customer tenure. We manage our business to optimize these factors. We focus on investing wisely in each of our customer acquisition channels to grow our account base in a cost effective manner and generate positive future cash flows and attractive margins. We also focus on “Creating Customers for Life” by maintaining consistently high levels of customer satisfaction, which increases customer tenure and improves profitability.

Our ability to add new accounts depends on the overall demand for our solutions, which is driven by a number of external factors. Growth in our customer base can be influenced by the overall state of the housing market in the geographies we serve. A significant factor is the rate of household moves, whether involving newly constructed housing stock or existing homes. Household moves may drive a majority of new customer volume in any given period, but as household moves increase, our attrition rate also tends to increase. The overall performance of the economies in geographies in which we operate may also affect our ability to attract new customers and grow our business. Although we have not observed a noticeable impact to our financial results of operations during the most recent economic downturn, that does not preclude any future downturn from having a negative effect on our performance. Another external factor that affects customer additions is the perceived level of crime in the communities we serve.

Our marketing efforts are designed to direct potential customers into one of our customer acquisition channels, where we work with the potential customers to identify the most appropriate set of solutions to meet their needs. We closely monitor and manage our costs associated with on-boarding new customers. We utilize a structured customer acquisition process that is designed to produce customers with attractive characteristics, including strong credit scores and high usage of automated payment methods, which we believe results in long average customer tenure.

The monthly fees that we generate from any individual customer depend primarily on the customer’s level of service. We offer a wide range of services at various price points, from basic burglar alarm monitoring to our full suite of ADT Pulse interactive services. Our ability to increase the average revenue per customer per month depends on a number of factors, including our ability to effectively introduce and market additional features and services that increase the value of our offerings to customers, which we believe drives customers to purchase higher levels of service and supports our ability to make periodic adjustments to pricing.

We focus on keeping customer service and monitoring costs as low as possible without detracting from the high-quality service levels for which we are known and that our customers have come to expect. We believe that our ability to retain customers for longer periods of time is driven in part by our disciplined customer selection practices and our delivery of a superior customer experience.

Key Performance Measures

We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, achieving cash flow break-even in slightly less than three years. We generate substantial recurring net operating cash flow from our customer base. In evaluating our results, we review the following key performance indicators:

Customer Growth. Growth of our customer base is crucial to drive our recurring customer revenue as well as to leverage costs of operations. To grow our customer base, we market our electronic security and home/business automation systems and services through national television advertisements, Internet advertising and also through a direct sales force and an authorized dealer network. The key customer metrics that we use to track customer growth are gross customer additions and ending customers. Gross customer additions are new monitored customers installed or acquired during the period.

Customer Attrition Rate. Our economic model is highly dependent on customer retention. Success in retaining customers is driven in part by our discipline in accepting new customers with favorable characteristics and by providing high quality equipment, installation, monitoring and customer service. We evaluate our customer retention based upon the recurring revenue lost resulting from customer attrition, net of dealer charge-backs and re-sales. Dealer charge-backs represent customer cancellations charged back to the dealers because the customer cancelled service during the initial period of the contract, generally 12 to 15 months. Re-sales are inactive customer sites that are returned to active service during the period. The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

Recurring Customer Revenue. Recurring customer revenue is generated by contractual monthly recurring fees for monitoring and other recurring services provided to our customers. For fiscal year 2012, recurring customer revenue represented approximately 90% of total revenue. Our other revenue, which represented the remaining 10% of total revenue in fiscal year 2012, consists of revenue associated with sale of equipment, deferred revenue related to upfront installations fees, non-routine repair and maintenance services and customer termination charges.

Average Revenue per Customer. Average revenue per customer measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.

Cost to Serve Expenses. Cost to serve expenses represent the cost of providing services to our customers reflected in our statements of operations and include costs associated with service calls for customers who have maintenance contracts, costs of monitoring, call center customer service and guard response, partnership commissions and continuing equity programs, bad debt expense and general and administrative expenses. Recurring customer revenue less cost to serve expenses represents our recurring revenue margin.

Gross Subscriber Acquisition Cost Expenses. Gross subscriber acquisition cost expenses represent the cost of acquiring new customers reflected in our statements of operations and include advertising, marketing, and both direct and indirect selling costs for all new accounts as well as sales commissions and installation costs.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is a non-GAAP measure reflecting net income adjusted for interest, taxes and certain non-cash items which include depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with customer acquisitions, and amortization of dealer and other intangible assets. We believe EBITDA is useful to provide investors with information about operating profits, adjusted for significant non-cash items, generated from the existing customer base. A reconciliation of EBITDA to net income (the most comparable GAAP measure) is provided under “—Results of Operations—Non-GAAP Measures.”

Free Cash Flow (“FCF”). FCF is a non-GAAP measure that our management employs to measure cash that is free from any significant existing obligation and is available to service debt and make investments. The difference between net cash provided by operating activities (the most comparable GAAP measure) and FCF is cash outlays for capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. A reconciliation of FCF to net cash provided by operating activities is provided under “—Results of Operations—Non-GAAP Measures.”

Results of Operations for Quarters Ended December 28, 2012 and December 30, 2011

(in millions, except as otherwise indicated)

	For the Quarters Ended
	December 28, 2012	December 30, 2011
Recurring customer revenue	$744	$708
Other revenue	65	87

Total revenue	809	795

Operating income	186	176

Interest expense, net	(24)	(22)
Other income	6	—
Income tax expense	(63)	(61)

Net income	$105	$93

Summary Cash Flow Data:
Net cash provided by operating activities	$409	$337
Net cash used in investing activities	(276)	(250)
Net cash provided by (used in) financing activities	15	(91)

Key Performance Indicators:
Ending number of customers (thousands)	6,428	6,394
Gross customer additions (thousands)	257	295
Customer attrition rate (percent)	13.8%	13.0%
Average revenue per customer (dollars)	$39.27	$37.51
Cost to serve expenses	$241	$239
Gross subscriber acquisition cost expenses	$111	$134
EBITDA	$417	$386
FCF	$149	$87

As mentioned above, we manage our business to optimize a number of factors including: customer additions, costs associated with adding new customers, average revenue per customer, costs related to providing services to customers and customer tenure. In order to understand how these key factors impact our statements of operations, we consider the following components of our expenses: cost to serve expenses, gross subscriber acquisition cost expenses and depreciation and amortization. The following tables reflect the location of these costs in our unaudited condensed, consolidated and combined statements of operations for the quarters ended December 28, 2012 and December 30, 2011:

	For the Quarter Ended December 28, 2012
(in millions)	Cost of revenue	Selling, general and administrative expenses	Total
Cost to serve expenses	$98	$143	$241
Gross subscriber acquisition cost expenses	13	98	111
Depreciation and amortization	217	40	257
Other	8	—	8

Total	$336	$281	$617

	For the Quarter Ended December 30, 2011
(in millions)	Cost of revenue	Selling, general and administrative expenses	Total
Cost to serve expenses	$90	$149	$239
Gross subscriber acquisition cost expenses	45	89	134
Depreciation and amortization	203	36	239
Other	7	—	7

Total	$345	$274	$619

Quarter Ended December 28, 2012 Compared with Quarter Ended December 30, 2011

Revenue

Revenue of $809 million increased by $14 million, or 1.8%, for the quarter ended December 28, 2012 as compared with the quarter ended December 30, 2011, as a result of growth in recurring customer revenue, which increased by $36 million, or 5.1%. The majority of this increase was related to higher average revenue per customer, with less than 1% due to growth in customer accounts, net of attrition. The increase in recurring customer revenue was partially offset by a reduction of $22 million, or 25.3%, in other revenue due to the mix shift toward more ADT-owned systems rather than outright system sales, increasing deferred revenue and reducing current period installation revenue.

Average revenue per customer increased by $1.76, or 4.7%, as of December 28, 2012 compared with December 30, 2011. Approximately 65% of the growth in average revenue per customer resulted from price escalations, with the remaining 35% resulting from a richer mix from new customer additions, including increased take rates on ADT Pulse.

Gross customer additions fell by 38,000, or 12.9%, for the quarter ended December 28, 2012, as compared with the quarter ended December 30, 2011, as a result of lower dealer channel production as well as the impact of Hurricane Sandy. Net of attrition, our ending number of customers grew by 34,000, or 0.5%, from December 30, 2011 to December 28, 2012. Our annualized customer attrition as of December 28, 2012 was 13.8% compared with 13.0% as of December 30, 2011. Despite some pressure on disconnects from Hurricane Sandy, attrition remained flat from September 28, 2012. We continue to focus on high quality service and our disciplined customer selection process in order to limit customer attrition.

Operating Income

Operating income of $186 million increased by $10 million, or 5.7%, for the quarter ended December 28, 2012 as compared with the quarter ended December 30, 2011. Operating margin was 23.0% for the quarter ended December 28, 2012 compared with 22.1% for the quarter ended December 30, 2011. Operating expenses for the quarter ended December 28, 2012, which included $6 million of non-recurring costs related to the Separation, totaled $623 million, up 0.6% or $4 million as compared with the quarter ended December 30, 2011. The increase in operating expenses includes $18 million in higher depreciation and amortization expense related to our subscriber system assets and dealer generated accounts. Cost to serve expenses totaled $241 million for the quarter ended December 28, 2012 as compared to $239 million for the quarter ended December 30, 2011. Cost to serve expenses for the quarter ended December 30, 2011 include integration costs related to the acquisition of Broadview Security of $5 million and restructuring related expenses of approximately $2 million. After considering these items, cost to serve expenses increased by approximately $9 million for the quarter ended December 28, 2012 as compared with the quarter ended December 30, 2011. This increase was a result of higher customer service and maintenance expenses, which was driven by account growth, $4 million in dis-synergies associated with the separation of our business from the commercial security business of Tyco and expenses of approximately $2 million from Hurricane Sandy. The overall increase in operating expenses was partially offset by a $23 million reduction in gross subscriber acquisition cost expenses. This decrease resulted from the deferral of a higher proportion of upfront installation costs associated with the mix shift toward more ADT-owned systems.

Interest Expense, net

Net interest expense was $24 million for the quarter ended December 28, 2012 compared with $22 million for the quarter ended December 30, 2011. Interest expense for the quarter ended December 30, 2011 includes allocated interest expense related to Tyco’s external debt of $21 million.

Income Tax Expense

Income tax expense of $63 million increased $2 million for the quarter ended December 28, 2012 as compared with the quarter ended December 30, 2011, while the effective tax rate fell to 37.5%. The effective tax rate reflects the impact of a discrete charge of $5.6 million due to a California legislative change enacted on November 6, 2012, offset by a favorable impact resulting from $6.4 million in non-taxable other income. See Note 8 to our unaudited condensed, consolidated and combined financial statements for more information on other income. The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Results of Operations for Fiscal Years 2012, 2011 and 2010

(in millions, except as otherwise indicated)

	2012	2011	2010
Recurring customer revenue	$2,903	$2,765	$2,282
Other revenue	325	345	309

Total revenue	3,228	3,110	2,591
Operating income	722	693	504

Interest expense, net	(92)	(89)	(106)
Income tax expense	(236)	(228)	(159)

Net income	$394	$376	$239

Summary Cash Flow Data:
Net cash provided by operating activities	$1,493	$1,439	$1,070
Net cash used in investing activities	(1,096)	(909)	(1,250)
Net cash (used in) provided by financing activities	(231)	(548)	230

Key Performance Indicators:
Ending number of customers (thousands)	6,422	6,351	6,285
Gross customer additions (thousands)(1)	1,161	1,088	1,025
Customer attrition rate (percent)	13.8%	13.0%	13.3%
Average revenue per customer (dollars)	$38.87	$37.24	$36.10
EBITDA	$1,584	$1,506	$1,178
FCF	$406	$537	$269

(1)

Gross customer additions for fiscal year 2010 exclude approximately 1.4 million customer accounts acquired in connection with the acquisition of Broadview Security in May 2010. These accounts are included in the 6.3 million ending number of customers as of September 24, 2010.

Year Ended September 28, 2012 Compared with Year Ended September 30, 2011

Revenue

Revenue of $3.2 billion increased by $118 million, or 3.8%, for the year ended September 28, 2012 as compared with the year ended September 30, 2011, primarily due to the growth in recurring customer revenue, which increased by $138 million, or 5.0%. This increase was due primarily to higher average revenue per customer as well as growth in customer accounts, net of attrition.

Average revenue per customer increased by $1.63, or 4.4%, as of September 28, 2012 compared with September 30, 2011 primarily due to planned price escalations to certain existing customers and the addition of new customers at higher monthly rates. Increased take rates on new service offerings, including ADT Pulse, contributed to the higher average revenue per customer.

Gross customer additions were approximately 1.2 million during the year ended September 28, 2012, reflecting customer account growth in all channels. Net of attrition, our ending number of customers grew by 71,000, or 1.1%, during 2012. Our annualized customer attrition as of September 28, 2012 was 13.8% compared with 13.0% as of September 30, 2011 and 13.5% as of June 28, 2012. The majority of the increase in customer attrition from June 28, 2012 was due to voluntary disconnects, which includes customers cancelling service as a result of price escalations implemented in the second and third quarters of fiscal year 2012. We continue to focus on high quality service and our disciplined customer selection process in order to limit customer attrition.

Operating Income

Operating income of $722 million increased by $29 million, or 4.2%, for the year ended September 28, 2012 as compared with the year ended September 30, 2011. Operating margin was 22.4% for the year ended September 28, 2012 compared with 22.3% for the year ended September 30, 2011. The increase in operating income was due primarily to an $80 million increase resulting from growth in recurring customer revenue at a higher average revenue per customer. During the second half of fiscal year 2012, we implemented a change in our direct channel to increase the mix of our gross additions toward more ADT-owned systems, which results in the deferral of a higher proportion of upfront installation revenue and related costs. This shift in mix increased operating income for fiscal year 2012 by approximately $6 million and is expected to increase operating income for fiscal year 2013 by approximately $15 million.

The increase in operating income for fiscal year 2012 was partially offset by higher selling related expenses of approximately $36 million, which resulted from investments to grow our business, including expansion of our internal sales force and other lead generating activities. We also incurred charges related to legal matters of $15 million during the fourth quarter of fiscal year 2012, which unfavorably impacted operating income for the year. We do not expect to incur similar legal related costs in fiscal year 2013. As a result of the separation of our business from the commercial security business of Tyco, we recognized dis-synergies which resulted in incremental operating expenses of approximately $5 million during the second half of the year ended September 28, 2012. We expect annual dis-synergy expenses to total approximately $40 million in fiscal year 2013.

Operating income for the years ended September 28, 2012 and September 30, 2011 includes integration costs related to the acquisition of Broadview Security of $14 million and $28 million, respectively. Additionally, restructuring related expenses were approximately $4 million higher in fiscal year 2012 as compared to fiscal year 2011. Operating income for the year ended September 28, 2012 also includes $7 million of costs incurred related to the Separation. For fiscal year 2013, we expect to incur operating expenses of approximately $30 million related to the Separation.

Interest Expense, net

Net interest expense was $92 million for the year ended September 28, 2012 compared with $89 million for the year ended September 30, 2011. Interest expense for the years ended September 28, 2012 and September 30, 2011 include allocated interest expense related to Tyco’s external debt of $64 million and $87 million, respectively. Also included in net interest expense for the year ended September 28, 2012 was approximately $22 million of interest on our unsecured notes and $3 million of financing costs incurred in connection with a bridge facility. The bridge facility which we entered into on June 22, 2012, was subsequently terminated on July 5, 2012 in connection with the issuance of our unsecured notes.

For fiscal year 2013, we expect interest expense to increase to $120 million-$125 million as a result of additional debt that we expect to issue in conjunction with the share repurchase program approved by our Board of Directors on November 26, 2012. See discussion included in “—Liquidity & Capital Resources—Liquidity.”

Income Tax Expense

Income tax expense of $236 million increased $8 million for the year ended September 28, 2012 as compared with the year ended September 30, 2011, while the effective tax rate fell slightly to 37.5%. The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Year Ended September 30, 2011 Compared with Year Ended September 24, 2010

Revenue

Revenue of $3.1 billion increased by $519 million, or 20.0%, for the year ended September 30, 2011 as compared with the year ended September 24, 2010, primarily due to the growth in recurring customer revenue, which increased by $483 million, or 21.2%. The increase in recurring revenue includes approximately $339 million due to the acquisition of Broadview Security in May 2010. In addition, an estimated $4 million of revenue is attributable to the additional week in fiscal year 2011. The remaining increase was primarily due to higher average revenue per customer as well as growth in customer accounts, net of attrition.

Average revenue per customer increased by $1.14, or 3.2%, as of September 30, 2011 compared with September 24, 2010 primarily due to planned price escalations to certain existing customers. The increase in average revenue per customer was also driven by the addition of new customers at higher monthly rates as well as increased take rates on new service offerings. Such offerings included the launch of ADT Pulse, which generates average revenue per customer that, on average, is approximately $10 higher than we generate on our standard services.

Gross customer additions were approximately 1.1 million during the year ended September 30, 2011, reflecting customer account growth from all channels. Net of attrition, our ending number of customers grew by 66,000, or 1.1%, during 2011. Our annualized customer attrition as of September 30, 2011 was 13.0% compared with 13.3% as of September 24, 2010. We attribute the reduction in customer attrition to our disciplined customer selection process and our continued focus on high quality service.

Operating Income

Operating income of $693 million increased by $189 million, or 37.5%, for the year ended September 30, 2011 as compared with the year ended September 24, 2010. Operating margin was 22.3% for the year ended September 30, 2011 compared with 19.5% for the year ended September 24, 2010. Operating income and operating margin for the year ended September 30, 2011 were favorably impacted by the increase in recurring customer revenue at a higher average revenue per customer and synergies achieved from the integration of Broadview Security.

During fiscal year 2011, we continued to integrate Broadview Security, which resulted in synergies related to the elimination of redundant facilities, headcount and marketing costs. We estimate these synergies contributed approximately $102 million of operating income benefit for the year ended September 30, 2011, compared with $30 million for the prior year. To achieve these synergies, we incurred $28 million of integration costs for the year ended September 30, 2011, compared with $18 million of integration costs and $17 million of acquisition costs for the prior year.

In addition, for the year ended September 24, 2010, we recorded restructuring expenses of $18 million, of which we incurred $14 million in conjunction with the Broadview Security acquisition, as compared with nil in the year ended September 30, 2011. Lastly, operating income was unfavorably impacted by approximately $5 million due to the 53rd week in fiscal year 2011.

Interest Expense, net

Net interest expense was $89 million for the year ended September 30, 2011 as compared with $106 million for the year ended September 24, 2010. Included in the year ended September 30, 2011 was $87 million of allocated interest expense related to Tyco’s external debt compared with $102 million for the year ended September 24, 2010.

Income Tax Expense

Income tax expense of $228 million increased $69 million for the year ended September 30, 2011 as compared with the year ended September 24, 2010, while the effective tax rate decreased to 37.7% from 39.9%. The increase in the tax expense is primarily related to an increase in pre-tax income of $206 million, while the decrease in the effective tax rate for the year ended September 30, 2011 was primarily the result of a decrease in the overall effective state income tax rate. The effective tax rate can vary from year to year due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Non-GAAP Measures

In an effort to provide investors with additional information regarding our results as determined by GAAP, we also disclose non-GAAP measures which management believes provide useful information to investors. These measures consist of EBITDA and FCF. These measures are not financial measures under GAAP and should not be considered as substitutes for net income, operating profit, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies. We use EBITDA to measure the operational strength and performance of our business. We use FCF as an additional performance measure of our ability to service debt and make investments. These measures, or measures that are based on them, may be used as components in our incentive compensation plans.

We believe EBITDA is useful because it measures our success in acquiring, retaining and servicing our customer base and our ability to generate and grow our recurring revenue while providing a high level of customer service in a cost-effective manner. EBITDA excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structure. Because EBITDA excludes interest expense, it does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. EBITDA also excludes depreciation and amortization, which eliminates the impact of non-cash charges related to capital investments. Depreciation and amortization includes depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with subscriber acquisitions and amortization of dealer and other intangible assets.

There are material limitations to using EBITDA. EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA in conjunction with net income as calculated in accordance with GAAP.

FCF is defined as cash from operations less cash outlays related to capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through our network of authorized dealers. Bulk account purchases represent accounts that we acquire from third parties outside of our authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, FCF is a useful measure of our cash that is free from significant existing obligations and available for other uses.

Furthermore, FCF adjusts for cash items that are ultimately within management’s and the board of directors’ discretion to direct and therefore may imply that there is less or more cash that is available for our programs than the most comparable GAAP measure. This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

The tables below reconcile EBITDA to net income and FCF to cash flows from operating activities.

EBITDA

	For the Quarters Ended
(in millions)	December 28, 2012	December 30, 2011
Net income	$105	$93
Interest expense, net	24	22
Income tax expense	63	61
Depreciation and intangible asset amortization	227	212
Amortization of deferred subscriber acquisition costs	30	27
Amortization of deferred subscriber acquisition revenue	(32)	(29)

EBITDA	$417	$386

EBITDA of $417 million increased $31 million, or 8.0%, for the quarter ended December 28, 2012, as compared with the same period of the prior year. The increase was primarily due to the impact of higher recurring customer revenue.

	For Fiscal Years
(in millions)	2012	2011	2010
Net income	$394	$376	$239
Interest expense, net	92	89	106
Income tax expense	236	228	159
Depreciation and intangible asset amortization	871	825	687
Amortization of deferred subscriber acquisition costs	111	102	98
Amortization of deferred subscriber acquisition revenue	(120)	(114)	(111)

EBITDA	$1,584	$1,506	$1,178

EBITDA of $1.6 billion increased $78 million, or 5.2%, for the year ended September 28, 2012, as compared with the prior year. The increase was primarily due to the impact of higher recurring customer revenue. EBITDA of $1.5 billion increased $328 million, or 27.8%, for the year ended September 30, 2011, as compared with the year ended September 24, 2010. This increase was primarily due to growth in our higher margin recurring customer base, increased revenue from new service offerings, including ADT Pulse, which we launched in fiscal year 2011, and incremental revenue and synergies achieved related to the acquisition and integration of Broadview Security.

FCF

	For the Quarters Ended
(in millions)	December 28, 2012	December 30, 2011
Net cash provided by operating activities	$409	$337
Dealer generated customer accounts and bulk account purchases	(125)	(164)
Subscriber system assets	(122)	(81)
Capital expenditures	(13)	(5)

FCF	$149	$87

For the quarter ended December 28, 2012, FCF increased $62 million compared with the quarter ended December 30, 2011. This increase was primarily due to an increase of $72 million in net cash provided by operating activities, which primarily resulted from higher EBITDA and improvements in working capital, and a decrease of $39 million in cash paid for dealer generated customer accounts and bulk account purchases. These factors were partially offset by an increase of $41 million in internally generated subscriber systems and an increase of $8 million in capital expenditures.

	For Fiscal Years
(in millions)	2012	2011	2010
Net cash provided by operating activities	$1,493	$1,439	$1,070
Dealer generated customer accounts and bulk account purchases	(648)	(581)	(532)
Subscriber system assets	(378)	(290)	(247)
Capital expenditures	(61)	(31)	(22)

FCF	$406	$537	$269

For the year ended September 28, 2012, FCF decreased $131 million compared with the year ended September 30, 2011. This decrease was primarily due to higher cash spend on dealer generated customer accounts and bulk account purchases of $67 million and higher investments in internally generated subscriber systems and capital expenditures of $88 million and $30 million, respectively. This decrease was partially offset by an increase of $54 million in net cash provided by operating activities primarily due to higher EBITDA.

For the year ended September 30, 2011, FCF increased $268 million compared with the year ended September 24, 2010. The increase of $369 million in net cash provided by operating activities was primarily due to higher operating income contributed from the Broadview Security acquisition and growth in our customer account base, as well as favorable changes in working capital. This increase was partially offset by higher cash spend on dealer generated customer accounts and bulk account purchases of $49 million and higher investments in internally generated subscriber systems and capital expenditures of $43 million and $9 million, respectively.

Liquidity & Capital Resources

Cash Flow and Liquidity Analysis

Significant factors driving our liquidity position include cash flows generated from operating activities and investments in internally generated subscriber systems and dealer generated customer accounts. Our cash flows from operations includes cash received from monthly recurring revenue and upfront installation fees received from customers, less cash costs to monitor customers and certain costs, principally marketing and indirect selling, general and administrative costs, associated with new customer installations. Historically, we have generated and expect to continue to generate positive cash flow from operations. Prior to the Separation, our cash was regularly “swept” by Tyco at its discretion in conjunction with its centralized approach to cash management and financing of operations. Transfers of cash both to and from Tyco’s cash management system are reflected as changes in parent company investment in the consolidated and combined statements of cash flows for the quarter ended December 30, 2011 and fiscal years 2012, 2011 and 2010.

Liquidity

At December 28, 2012, we had $382 million in cash and equivalents and another $750 million available under our revolving credit facility. As of December 28, 2012, we had not borrowed under our revolving credit facility. Our primary future cash needs are centered on operating activities, working capital, capital expenditures and strategic investments. In addition, we intend to use cash to repurchase shares of our common stock. We believe our cash position, amounts available under our revolving credit facility and cash provided by operating activities will be adequate to cover our operational and business needs in the foreseeable future.

On January 14, 2013, we issued $700 million aggregate principal amount of 4.125% senior notes due 2023 to certain institutional investors pursuant to certain exemptions from registration under the Securities Act. Net cash proceeds from the issuance of this term indebtedness totaled approximately $694 million and were primarily used for the repurchase of outstanding shares of ADT’s common stock. Any net proceeds not used for share repurchases are intended to be used for general corporate purposes. Interest is payable on June 15 and December 15 of each year, commencing on June 15, 2013. We may redeem the notes, in whole or in part, at any time prior to the maturity date at a redemption price equal to the greater of the principal amount of the notes to be redeemed, or a make-whole premium, plus in each case, accrued and unpaid interest to, but excluding, the redemption date.

Share Repurchases

On November 26, 2012, our Board of Directors approved $2 billion of share repurchases over a three year period. Pursuant to this approval, we initiated a $100 million share repurchase plan in accordance with Rule 10b5-1 of the Exchange Act (“10b5-1 Plan”). During December 2012, we repurchased 0.6 million shares of our common stock under this 10b5-1 Plan for a total cost of approximately $26 million. Additionally, during January 2013, we repurchased 1.6 million shares of our common stock under this 10b5-1 Plan for a total cost of approximately $74 million. The 10b5-1 Plan initiated in December 2012 was completed on January 23, 2013. During February 2013, we initiated an additional $100 million 10b5-1 Plan. To date, we have repurchased 1.0 million shares of our common stock under this 10b5-1 Plan for a total cost of approximately $50 million.

On January 29, 2013, we entered into an accelerated share repurchase agreement under which we repurchased 11.4 million shares of our common stock for a total cost of $600 million. This accelerated share repurchase program was funded with proceeds from our recently completed debt offering. The actual number of shares repurchased will be determined upon completion of the program, which is expected to occur by July 26, 2013.

Dividends

On November 26, 2012 and January 10, 2013, our Board of Directors declared a quarterly dividend on our common stock of $0.125 per share. These dividends were paid on December 18, 2012 and February 20, 2013, to shareholders of record on December 10, 2012 and January 30, 2013, respectively. On March 13, 2013, our Board of Directors declared a quarterly dividend on our common stock of $0.125 per share. This dividend will be paid on May 15, 2013 to shareholders of record on April 24, 2013. We currently anticipate that all of these dividends will likely represent a return of capital to our shareholders.

Cash Flow Activity for Quarters Ended December 28, 2012 and December 30, 2011

Cash Flows from Operating Activities

For the quarters ended December 28, 2012 and December 30, 2011, we reported net cash provided by operating activities of $409 million and $337 million, respectively. See discussion of changes in net cash provided by operating activities included in FCF under “—Results of Operations—Non-GAAP Measures.”

Cash Flows from Investing Activities

	For the Quarters Ended
(in millions)	December 28, 2012	December 30, 2011
Net cash used in investing activities	$(276)	$(250)

In order to maintain and grow our customer base and to expand our infrastructure, we typically reinvest the cash provided by our operating activities into our business. These investments are intended to generate new customer accounts, enhance the overall customer experience, improve productivity of our field workforce and support greater efficiency of our back office systems and our customer care centers. For the quarters ended December 28, 2012 and December 30, 2011, our investing activities included cash paid for subscriber system asset additions and capital expenditures totaling $135 million and $86 million, respectively. Additionally, during the quarters ended December 28, 2012 and December 30, 2011, we paid $125 million and $164 million, respectively, for customer contracts for electronic security services. Customer contracts generated under the ADT dealer program during the quarters ended December 28, 2012 and December 30, 2011 totaled approximately 100,000 and 136,000, respectively. Finally, during the quarter ended December 28, 2012, we acquired Absolute Security which resulted in net cash paid of $16 million during the period.

Cash Flows from Financing Activities

	For the Quarters Ended
(in millions)	December 28, 2012	December 30, 2011
Net cash provided by (used in) financing activities	$15	$(91)

For the quarter ended December 28, 2012, the net cash provided by financing activities was primarily the result of $32 million in funds received from Tyco and $27 million in proceeds from the exercise of stock options. The proceeds received from Tyco relate to the allocation of funds between the companies as outlined in the Separation and Distribution Agreement between Tyco and ADT. During the quarter ended December 28, 2012, we paid dividends on our common stock of $29 million and paid cash for share repurchases of $14 million. We repurchased 0.6 million shares of our common stock for a total cost of approximately $26 million, with $8 million paid in cash during the period. Additionally, we paid $6 million for share repurchases related to shares purchased from employees to cover tax withholdings. For the quarter ended December 30, 2011, the net cash used in financing activities was primarily the result of changes in parent company investment of ($109) million and allocated debt activity of $17 million.

Cash Flow Activity for Fiscal Years 2012, 2011 and 2010

Cash Flows from Operating Activities

In order to maintain and grow our customer base and to expand our infrastructure, we typically reinvest the cash provided by our operating activities into our business. These investments are intended to enhance the overall customer experience, improve productivity of our field workforce and support greater efficiency of our back office systems and our customer care centers. For the years ended September 28, 2012, September 30, 2011 and September 24, 2010, we reported net cash provided by operating activities of $1.5 billion, $1.4 billion and $1.1 billion, respectively. See discussion of changes in net cash provided by operating activities included in FCF under “—Results of Operations—Non-GAAP Measures.”

Cash Flows from Investing Activities

(in millions)	2012	2011	2010
Net cash used in investing activities	$(1,096)	$(909)	$(1,250)

For the years ended September 28, 2012, September 30, 2011 and September 24, 2010, our investing activities consisted of subscriber system asset additions and capital expenditures totaling $439 million, $321 million and $269 million, respectively. Additionally, during the years ended September 28, 2012, September 30, 2011 and September 24, 2010, we paid $648 million, $581 million and $532 million, respectively, for customer contracts for electronic security services. Customer contracts generated under the ADT dealer program during 2012, 2011 and 2010 totaled approximately 527,000, 491,000 and 459,000, respectively. During the year ended September 24, 2010, we acquired Broadview Security which resulted in net cash paid of $449 million. For additional information on our acquisition of Broadview Security, see Note 2 to our audited consolidated and combined financial statements.

Cash Flows from Financing Activities

(in millions)	2012	2011	2010
Net cash (used in) provided by financing activities	$(231)	$(548)	$230

For the years ended September 28, 2012, September 30, 2011 and September 24, 2010, the net cash (used in) provided by financing activities was primarily the result of changes in parent company investment of ($1.1) billion, ($574) million and ($140) million, respectively, allocated debt activity of ($1.5) billion, ($5) million and $371 million, respectively, and changes in balances due to (from) Tyco and affiliates of ($63) million, $32 million and nil, respectively. Additionally, during the year ended September 28, 2012, we issued $2.5 billion in long-term debt with corresponding debt issuance costs of $26 million.

Commitments and Contractual Obligations

The following table provides a summary of our contractual obligations and commitments for debt, minimum lease payment obligations under non-cancelable leases and other obligations as of September 28, 2012.

(in millions)	2013	2014	2015	2016	2017	Thereafter	Total
Debt principal(1)	$—	$—	$—	$—	$750	$1,750	$2,500
Interest payments(2)	92	90	90	90	89	1,089	1,540
Operating leases	44	33	26	12	6	24	145
Capital leases	6	6	6	6	6	27	57
Purchase obligations(3)	37	8	5	—	—	—	50
Minimum required pension plan contributions(4)	2	—	—	—	—	—	2

Total contractual cash obligations(5)	$181	$137	$127	$108	$851	$2,890	$4,294

(1)	Excludes debt discount and interest.
(2)	Interest payments consist primarily of interest on our fixed-rate debt.
(3)	Purchase obligations consist of commitments for purchases of goods and services.
(4)

We have net unfunded pension and postretirement benefit obligations of $29 million and $5 million, respectively, to certain employees and former employees as of the year ended September 28, 2012. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate changes, investment performance, and amounts of benefit payments. The minimum required contributions to our pension plans are expected to be approximately $2 million in fiscal year 2013. These plans and our estimates of future contributions and benefit payments are more fully described in Note 10 to our consolidated and combined financial statements.

(5)

Total contractual cash obligations in the table above exclude income taxes as we are unable to make a reasonably reliable estimate of the timing for the remaining payments in future years. See Note 6 to our consolidated and combined financial statements for further information.

Off-Balance Sheet Arrangements

As of December 28, 2012, we had $16 million in standby letters of credit related to our insurance programs. As of September 28, 2012, we had no off-balance sheet arrangements.

Critical Accounting Policies & Estimates

The preparation of our consolidated and combined financial statements in conformity with U.S. GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period.

Revenue Recognition

Major components of our revenue include contractual monitoring and maintenance service revenue, non-refundable installation fees related to subscriber system assets, sales of equipment and other services. We follow the authoritative literature on revenue recognition, which requires us to defer certain revenue associated with customer acquisition.

Revenue from the sale of services is recognized as services are rendered. Contractual fees for monitoring and maintenance services are recognized on a straight-line basis over the contract term. Customer billings for services not yet rendered are deferred and recognized as revenue as the services are rendered. The balance of deferred revenue is included in current liabilities or long-term liabilities, as appropriate.

For transactions in which we retain ownership of the security system asset, referred to as subscriber system assets, non-refundable fees (referred to as deferred subscriber acquisition revenue) received in connection with the initiation of a monitoring contract, along with associated direct and incremental selling costs (referred to as deferred subscriber acquisition costs), are deferred and amortized over the estimated life of the customer relationship.

Sales of security monitoring systems may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. We assess our revenue arrangements to determine the appropriate units of accounting. In certain circumstances, ownership of the system is contractually transferred to the customer, in which case each deliverable provided under the arrangement is considered a separate unit of accounting. Revenue associated with the sale of equipment and related installations is recognized once delivery, installation and customer acceptance is completed, while the revenue for monitoring and maintenance services is recognized on a straight-line basis over the contract term as services are rendered. Early termination of the contract by the customer results in a termination charge in accordance with the customer contract, which is due immediately following the termination date. We may refund up-front consideration and monitoring fees paid during the six months following installation of a system in limited circumstances after all attempts to resolve customer concerns have been exhausted. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable is based on Vendor Specific Objective Evidence (“VSOE”) if available, Third Party Evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. Revenue recognized for equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services.

Provisions for certain rebates and discounts to customers are accounted for as reductions in revenue in the same period the related revenue is recorded. These provisions are based on terms of arrangements with direct, indirect and other market participants. Rebates are estimated based on sales terms, historical experience and trend analysis.

Depreciation and Amortization Methods for Security Monitoring-Related Assets

We classify assets related to the generation of new customers in two asset categories for purposes of depreciation and amortization methods: internally generated residential subscriber systems (referred to as subscriber system assets) and customer accounts generated through the ADT dealer program (referred to as dealer intangibles). Subscriber system assets include installed property and equipment for which ADT retains ownership and deferred costs directly related to the customer acquisition and system installation. We account for subscriber system assets and any deferred costs and revenue resulting from the customer acquisition over the expected life of the customer relationship. We account for subscriber system assets and related deferred costs and revenue using pools, with separate pools for the components of subscriber system assets and any related deferred costs and revenue based on the month and year of acquisition. We depreciate our pooled subscriber system assets and related deferred costs and revenue using an accelerated method over 15 years.

We amortize intangible assets arising from the ADT dealer program in pools determined by the same month and year of contract commencement on an accelerated basis over the expected life of the customer relationship of 15 years.

Loss Contingencies

We record accruals for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. We record an accrual when a loss is deemed probable to occur and is reasonably estimable. Additionally, we record insurance recovery receivables from third-party insurers when recovery has been determined to be probable.

Acquisitions

We account for acquired businesses using the purchase method of accounting. Under the purchase method, our consolidated and combined financial statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed must be recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant items. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

Goodwill and Indefinite-Lived Intangible Asset Impairments

We assess goodwill and indefinite-lived intangible assets for impairment annually and more frequently if events or changes in business circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flows and other market data.

We recorded no goodwill impairments in conjunction with our annual goodwill impairment assessment performed during the fourth quarter of fiscal year 2012. While historical performance and current expectations have resulted in fair values of goodwill in excess of carrying values, if our assumptions are not realized, it is possible that in the future an impairment charge may need to be recorded. However, it is not possible at this time to determine whether an impairment charge would result or if such a charge would be material. We will continue to monitor the recoverability of our goodwill.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill impairment test will prove to be accurate predictions of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the business may include such items as follows: a prolonged downturn in the business environment (i.e. sales volumes and prices); an economic recovery that significantly differs from our assumptions in timing or degree; volatility in equity and debt markets resulting in higher discount rates; and unexpected regulatory changes.

Long-Lived Assets

We review asset groups held and used by us, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset group may not be fully recoverable. If an impairment is determined to exist, we calculate any related impairment loss based on fair value.

We record impairments to long-lived assets to be disposed of based upon the fair value less cost to sell of the applicable assets. The calculation of the fair value of long-lived assets is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Income Taxes

For purposes of our consolidated and combined financial statements for periods prior to the Separation on September 28, 2012, income tax expense, deferred tax balances and tax carryforwards have been recorded as if we filed tax returns on a standalone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if we were a separate taxpayer and a standalone enterprise for the periods prior to the Separation. The deferred tax balances reflected in our consolidated and combined balance sheet as of September 28, 2012 have been recorded on a consolidated return basis and include tax attributes allocated to the Company at the time of the Separation. The calculation of income taxes for the Company requires a considerable amount of judgment and use of both estimates and allocations. Historically, we have primarily operated within a Tyco U.S. consolidated group and within a standalone Canadian entity. In certain instances, tax losses or credits generated by Tyco’s other businesses will continue to be available to us after the Separation.

In determining taxable income for our consolidated and combined financial statements, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with our plans and estimates we are using to manage the underlying businesses.

We do not have any significant valuation allowances against our net deferred tax assets.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our results of operations, financial condition or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in the United States and Canada. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.

Accounting Pronouncements

See Note 1 to each of our audited consolidated and combined financial statements and unaudited condensed, consolidated and combined financial statements for information about recently adopted and recently issued accounting pronouncements.

Quantitative and Qualitative Disclosures about Market Risk

Our operations include activities in the United States and Canada. These operations expose us to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program. Our policies allow for the use of specified financial instruments for hedging purposes only. Use of derivatives for speculation purposes is prohibited.

Interest Rate Risk

We have a revolving credit facility that bears interest at a floating rate. As a result, we will be exposed to fluctuations in interest rates to the extent of our borrowings under the revolving credit facility. Our long-term debt currently consists of fixed-rate instruments. To help manage borrowing costs, we may from time to time enter into interest rate swap transactions with financial institutions acting as principal counterparties. These interest rate swap transactions have the effect of converting part of fixed-rate debt to variable rates.

Foreign Currency Risk

We have exposure to the effects of foreign currency exchange rate fluctuations on the results of our Canadian operations. Our Canadian operations use the Canadian dollar to conduct business, but our results are reported in U.S. dollars.

We are periodically exposed to the foreign currency rate fluctuations that affect transactions not denominated in the functional currency of our U.S. and Canadian operations. We may from time to time use financial derivatives, which may include forward foreign currency exchange contracts and foreign currency options, to hedge this risk. We generally do not hedge investments in foreign subsidiaries since such investments are long-term in nature.

BUSINESS

Overview

We are a leading provider of electronic security, interactive home and business automation and related monitoring services in the United States and Canada. ADT has one of the most trusted and well-known brands in the security industry today. We currently serve more than six million residential and small business customers, making us the largest company of our kind in both the United States and Canada. We deliver an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of nearly 16,000 employees. Our broad and pioneering set of products and services, including interactive home and business solutions and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. We believe we are well positioned to continue to lead the large and growing residential and small business security market, and that our demonstrated expertise and established footprint will help us to become a leader in the evolving market for integrated security, home health monitoring, lifestyle and business productivity solutions.

We originated in 1874 as the American District Telegraph Company, a consortium of 57 telegraph operators. During the early part of the 20th century, we began offering fire and burglar alarm solutions. Over the years, we engaged in a variety of communications related activities and by 1987 had become one of the leading electronic security services providers. In 1997, we were acquired by Tyco. In 2010, we acquired our largest competitor, Broadview Security.

ADT was incorporated in Delaware in 2012 as a wholly-owned subsidiary of Tyco. As part of a plan to separate Tyco into three independent companies, Tyco transferred the equity interests of the entities that held all of the assets and liabilities of its residential and small business security business in the United States and Canada to ADT. On September 28, 2012, Tyco distributed all of the shares of ADT to its shareholders on a pro rata basis, thereby completing its spin-off of ADT as an independent, publicly traded company.

We conduct business through our operating entities and report financial and operating information in one operating segment. For the quarter ended December 28, 2012 and the year ended September 28, 2012, our revenue was $809 million and $3.2 billion, respectively, and our operating income was $186 million and $722 million, respectively. As of December 28, 2012 and September 28, 2012, our total assets were $9.5 billion and $9.3 billion, respectively. Information about revenues and long-lived assets by geographic area is presented in Note 15 to our audited consolidated and combined financial statements. Unless otherwise indicated, references in this prospectus to 2012, 2011 and 2010 are to our fiscal years ended September 28, 2012, September 30, 2011 and September 24, 2010.

Strategies

In order to optimize the financial performance of our business, we focus on several key business drivers, including customer additions, costs to add a new customer, average revenue per customer, costs incurred to provide services to customers and customer tenure. We believe we have a proven track record of successfully balancing these key business drivers to optimize our returns. We use a structured customer acquisition process designed to generate new customers with attractive characteristics, high adoption of automatic payment methods and strong credit scores, which we believe results in long average customer tenure.

The majority of the monitoring and home/business automation services and a large portion of the maintenance services we provide to our customers are governed by multi-year contracts with automatic renewal provisions. This provides us with significant recurring revenue, which for the quarter ended December 28, 2012 and the year ended September 28, 2012, was approximately 92% and 90% of our revenue, respectively. We believe that the recurring nature of the majority of our revenue, combined with our large customer base and increasing average revenue per customer, enables us to invest continuously in growing and optimizing our business. This includes investments in technologies to further enhance the attractiveness of our solutions to current and potential customers, to continue development and training to enable our direct sales, installation, customer service and field service personnel to more effectively deliver exceptional service to our customers, to expand our dealer and partner network and to make continued enhancements to operations efficiency.

We intend to achieve sustained, profitable growth in the markets we serve today, as well as in adjacent segments, by executing against strategies that leverage our key assets and core competencies.

Strengthen and grow the core residential business and extend our leadership position

We will continue to manage our business by optimizing the key business drivers noted above to maximize the value from our core business. We intend to grow our customer base through the expansion of our current channels and the development of new ones, by continuing to improve sales force effectiveness and by strengthening our strategic marketing and promotional tactics. We will continue to manage the costs associated with adding new customers by optimizing lead generation and conversion, working collaboratively with our solution partners to reduce hardware costs and deliver differentiated solutions and leveraging mobility tools to automate technician scheduling and deployment. We also intend to continue to increase ADT Pulse adoption rates and thereby increase our average monthly recurring revenue per customer and customer tenure. We regularly evaluate our pricing strategies to optimize pricing for our installed base and for new customers. We continue to standardize our product platform to enhance our ability to resolve customer issues remotely, which we believe will reduce ongoing service costs and increase the ease of supporting our customer base.

We also continue to implement enhancements to every customer touch point. We continue to train and incent our employees to provide high-quality service through prompt handling of calls and quick and effective resolution of customer issues. We intend to continue making ongoing improvements to enhance the customer experience, offer more options for customer self-service, including via the Internet, and create opportunities for field employees to meet our customers and hear directly how we impact customers’ lives. We believe our emphasis on customer value drives customer satisfaction and tenure, decreasing customer attrition and improving our profitability.

Invest in growth platforms, including in segments in which ADT has low market share, as well as in underpenetrated and new segments

We believe we have significant opportunity to increase our share of the monitored security and premises automation market for small businesses. We intend to grow our share of small business customers by expanding our small business field sales force, which currently represents only about one-third of our overall direct field sales force. We plan to strengthen our small business marketing support to this enhanced sales force by building a larger, more robust partner network to improve our lead generation capabilities and by assisting in marketing additional value-added services, including ADT Pulse.

Additionally, we believe monitored security and home/business automation services are underpenetrated in North American households. Based on internal and external market research studies, we estimate current monitored electronic security penetration to be approximately 19% of U.S. households, significantly lower than other home services such as video and Internet that are in 60-85% of households. We intend to increase penetration of residential security and home automation services through the development of new solutions and enhanced offerings that attract new customers to enter the market. In addition, through our efficient operating model and potentially lower technology costs over time, we believe we can significantly reduce the cost of basic installation and services, opening up the potential for a much larger portion of households to purchase monitored security and home automation services.

We also intend to explore other adjacent markets that leverage our existing assets and core competencies. Where appropriate, we will supplement our organic growth efforts with bolt-on acquisitions, leveraging the expertise we have developed in effectively integrating acquired businesses.

Brands and Services

Our key brands are ADT®, ADT PulseTM and Companion Service®. We believe our brands are some of the most respected, trusted and well-known brands in the electronic security industry. The strength of our brands is built upon our long-standing record of providing quality, reliable electronic security services. Due to the importance that customers place on reputation and trust when purchasing home and small business security and automation services, we believe the strength of our brand is a key contributor to our success.

Our electronic security and home/business automation offerings involve the installation and monitoring of residential and small business security and premises automation systems designed to detect intrusion, control access and react to movement, smoke, carbon monoxide, flooding, temperature and other environmental conditions and hazards, as well as to address personal emergencies, such as injuries, medical emergencies or incapacitation. We believe the breadth of our solutions allows us to meet a wide variety of customer needs. Our electronic security systems connect, upon the occurrence of a triggering event, to one of our state-of-the-art monitoring centers. Depending upon the type of service contract and the response specified by the customer, our skilled monitoring center personnel respond to alarms by relaying appropriate information to local fire or police departments and notifying the customer or others on the customer’s emergency contact list. Additional action may be taken by call center associates as needed, depending on the specific situation and recorded customer preferences.

Through the introduction of ADT Pulse we have pioneered interactive technologies that allow our customers to remotely monitor and manage their homes and small business environments through their electronic security systems. Depending on the service plan that they purchase and the type and level of product installation, customers can remotely access information regarding the security of their home or business, arm and disarm their security system, adjust lighting or thermostat levels or view real-time video from cameras covering different areas of their premises, all via secure access from web-enabled devices (such as smart phones, laptops and tablet computers) and a customized web portal. ADT Pulse also allows customers to create customized schedules and automation for managing lights, thermostats and appliances, and can be programmed to perform certain functions, such as recording and viewing live video and sending text messages, based on triggering events.

Many of our customers are driven to purchase monitored security as a result of a perceived or actual increase in crime or other life safety concerns in their neighborhood, such as a break-in or fire nearby, or as a result of a move to a new home and/or neighborhood. These life events tend to heighten interest in solutions which can enhance safety and security and provide customers with greater peace of mind. We believe many of our customers purchase security systems and monitoring services as a result of encouragement by their insurance carriers, who often offer lower insurance premium rates if a security system is installed or may require that a system be installed as a condition of coverage.

The majority of our customers use standard land-line telephone service as the primary communication method for alarm signals from their sites. However, as the use of land-line telephone service has decreased, the ability to provide alternative communication methods from a customer’s control panel to our central monitoring stations has become increasingly important. We currently offer a variety of alternate and back-up alarm transmission methods including cellular, digital radio and broadband Internet.

Under our Companion Services brand, we provide monitoring center supported personal emergency response system (“PERS”) products and services which leverage our safety monitoring infrastructure to provide customers with solutions that help sustain independent living, encourage better self-care activities and improve communication of critical health information. Our core PERS offering consists of a console unit and a wireless transmitter generally worn as a necklace or wristband by the client. In the event of an emergency the transmitter allows the client to summon assistance via a two-way voice system that connects the client’s home telephone with our emergency response center, where dedicated PERS monitoring specialists relay information to the appropriate local emergency responder, including police and fire departments. We offer customers the option to install the PERS unit themselves or to have one of our trained field staff perform the unit set-up.

In addition to monitoring services, we provide technical services to our customer base for routine maintenance and the installation of upgraded or additional equipment. More than half of our customer base is enrolled in a service plan which generates incremental recurring monthly revenue. Purchasers of our electronic security and home/business automation systems typically contract for ongoing system monitoring and maintenance at the time of initial equipment installation.

Most of the monitoring services and a large portion of the maintenance services that we provide to our customers are governed by multi-year contracts with automatic renewal provisions that provide us with recurring monthly revenue. Under our typical service agreement, the customer pays the initial installation fee and is then obligated to make monthly payments for the remainder of the initial contract term. The standard agreement term is three years (two years in California), with automatic renewals for successive 30-day periods unless cancelled by either party. If a customer cancels or is otherwise in default under the contract prior to the end of the initial contract term, we have the right under the contract to receive a termination charge from the customer in an amount equal to a percentage of all remaining monthly payments. Monitoring services are generally billed monthly or quarterly in advance. More than half of our customers pay us through automated payment methods, with a significantly higher percentage of new customers opting for these payment methods. We periodically adjust the standard monthly monitoring rate charged to new customers. From time to time, we also may adjust the monthly rates of our existing customers.

Customers and Marketing

We serve more than six million residential and small business customers throughout the United States and Canada. Our residential customers are typically owners of single-family homes, while our small business customers include, among others, retail businesses, small-scale commercial facilities and offices of professional service providers and similar businesses. We manage our existing customer base to maximize customer lifetime value, which includes continually evaluating our pricing and service strategies, managing our costs to provide service to customers and achieving long customer tenure. Our ability to increase average revenue per customer is derived from, and largely dependent on, our continued introduction of additional features and services that increase the value of our offerings to customers.

To support the growth of our customer base and to improve awareness of our brands, we market our electronic security and home/business automation systems and services through national television advertisements, Internet advertising, including paid search, yellow pages, direct mail and social media tools. We continually work to optimize our marketing spend through a lead modeling process whereby we flex and shift our spending based on lead flow and measured marketing channel effectiveness. We utilize a variety of third-party referral providers who generate leads and sales referrals for both our direct sales team and our authorized dealers. Our partner lead generation methods include agreements with affinity organizations such as USAA and AARP, third-party referral companies and, in some instances, co-branding arrangements.

We are constantly trialing new customer lead methods and channels in an effort to increase our customer base and drive greater penetration within homes and small businesses without sacrificing customer quality. We continually explore opportunities to provide ADT-branded solutions through additional third parties, including telecommunications companies, broadband and cable companies, retailers and public and private utilities.

Sales and Distribution Channels

We utilize a network of complementary distribution channels that includes a mix of direct and indirect. In fiscal year 2012, we generated just over half of our new customers through our internal sales force, including our phone and field teams, supported by our direct response marketing efforts. We generated our remaining new customers in fiscal year 2012 through our authorized dealer program and, to a small extent, through agreements with leading homebuilders and related partners. As opportunities arise, we may also engage in selective bulk account purchases, which typically involve the purchase of a set of customer accounts from other security service providers, sometimes including competitors.

Our national sales call center (inbound and outbound) closes sales from prospective customers generated through national marketing efforts and lead generation channel partners. Our highly trained telephone sales associates work to understand customer needs and then direct customers to the most suitable sales approach. We close a sale over the phone if appropriate, while balancing the opportunity for up-sales and customer education that occurs when a sales representative works with the customer in their home or business to fully understand their individual needs. When the sale is best handled in the customer’s home or business, the sales center associate can schedule a field sales consultant appointment in real-time.

Our field sales force of approximately 3,900 sales consultants generates sales from residential and small business customers through company generated leads and leads generated by our field sales force as well as customer referrals and other lead “self-generation” methods. Our field sales consultants undergo an in-depth screening process prior to hire. Each sales consultant completes comprehensive centralized training prior to conducting customer sales presentations and participates in ongoing training in support of new offerings and the use of our structured model sales call. We utilize a highly structured sales approach, which includes, in addition to the structured model sales call, weekly monitoring of sales activity and effectiveness metrics and regular coaching by our sales management teams.

Our extensive dealer network, which consists of approximately 400 authorized dealers operating across the United States and Canada, extends our reach by aligning us with select independent security sales and installation companies. These authorized dealers agree to exclusivity with us for security related services. We train and monitor each dealer to help ensure the dealer’s financial stability, use of sound and ethical business practices and delivery of reliable and consistent high-quality sales and installation methods. Authorized dealers are required to adhere to the same high quality standards for sales and installation as company-owned field offices. We provide dealers with a full range of services designed to assist them in all aspects of their business.

Typically, our authorized dealers are contractually obligated to offer exclusively to us all qualified alarm accounts they generate, but we are not obligated to accept these accounts. We pay our authorized dealers for the services they provide in generating qualified monitored accounts. In those instances when we reject an account, we generally still provide alarm monitoring services for that account by means of a monitoring services agreement with the authorized dealer. Like our direct sales contracts, dealer generated customer contracts typically have an initial term of three years (two years in California) with automatic renewals for successive 30-day periods unless cancelled by either party. If an accepted alarm account is canceled during an initial guarantee period, generally twelve to fifteen months, the dealer is required to provide an account with equivalent economic characteristics or to refund our payment for their services for generating the account.

Additions to our customer base typically require an upfront investment, consisting primarily of direct materials and labor to install the security and home/business automation systems, direct sales costs, indirect sales costs, marketing costs and administrative costs related to installation activities. The economics of our installation business varies slightly depending on the customer acquisition channel. We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, achieving cash flow break-even in slightly less than three years.

Field Operations

We serve our customer base from approximately 200 sales and service offices located throughout the United States and Canada. From these locations our staff of approximately 3,900 installation and service technicians provides security and home/business automation system installations and field service and repair. We staff our field offices to efficiently and effectively make sales calls, install systems and provide service support based on customer needs and our evaluation of growth opportunities in each market. We maintain the relevant and necessary licenses related to the provision of installation and security and related services in the jurisdictions in which we operate.

Monitoring Facilities and Support Services

We operate six fully redundant monitoring facilities located across the United States and Canada. We employ approximately 3,800 monitoring center customer care professionals, who are required to complete extensive initial training and receive ongoing training and coaching. All monitoring facilities hold U.L. listings as protective signaling services stations. U.L. specifications for monitoring centers cover building integrity, back-up computer and power systems, staffing and standard operating procedures. Insurers of certain customers require U.L. listing of the monitored security provider as a condition of insurance coverage. In the event of an emergency at one of our monitoring facilities (e.g., fire, tornado, major interruption in telephone or computer service or any other event affecting the functionality of the facility), all monitoring operations can be automatically transferred to another monitoring facility. All of our monitoring facilities operate 24 hours a day on a year-round basis. Incoming alarm signals are routed via an internal communications network to the next available operator, which allows for real-time load sharing across these facilities.

Customer Care

We maintain a service culture aimed at “Creating Customers for Life” because developing customer loyalty and continually increasing customer tenure is an important value driver for our business. To maintain our high standard of customer service, we provide ongoing high quality training to call center and field employees and to dealer personnel. We also continually measure and monitor key operating and financial metrics, including customer satisfaction oriented metrics across each customer touch point.

Customer care specialists answer non-emergency inquiries regarding service, billing and alarm testing and support. Our monitoring centers provide customers with telephone and Internet coverage 24 hours a day on a year-round basis. To ensure that technical service requests are handled promptly and professionally, all requests are routed through our customer contact centers. Customer care specialists help customers resolve minor service and operating issues related to security and home/business automation systems and in many cases are able to remotely resolve customer concerns. We continue to implement new customer self-service tools via interactive voice response systems and the Internet, which will provide customers additional choices in managing their services.

Suppliers

We purchase equipment and components of our products from a limited number of suppliers and distributors, including certain subsidiaries of Tyco. We maintain minimal inventories of equipment and components at each field office. Generally our third-party distributors maintain safety stock of certain key items to cover any minor supply chain disruptions. We also utilize dual sourcing methods to minimize the risk of a disruption from a single supplier. We do not anticipate any major interruptions in our supply chain.

Industry and Competition

We estimate that the market for residential and small business electronic security system sales, installation, monitoring and service in the United States and Canada is expected to be approximately $13 billion in 2012 and that it has grown at a compound annual growth rate of approximately 1%-2% per year over the past five years. We believe the primary factors driving industry growth include heightened concerns about crime, especially for an aging population that is increasingly concerned about security related to break-ins and theft of high-value items. We believe that a combination of increasing customer interest in lifestyle and business productivity and technology advancements, which are decreasing the cost of Internet Protocol-enabled security equipment, will support the increasing penetration of interactive services and home/business automation.

The security systems market in the United States and Canada is highly competitive and fragmented, with a number of major firms and thousands of smaller regional and local companies. The high fragmentation of the industry is primarily the result of relatively low barriers to entering the business in local geographies and the availability of wholesale monitoring (whereby smaller companies outsource their monitoring to operations that provide monitoring services but do not maintain the customer relationship). We believe that our principal competitors within the residential and small business security systems market are Protection One, Inc., Monitronics International, Inc. and Vivint, Inc.

Success in acquiring new customers in the residential and small business security and home/business automation markets is dependent on a variety of factors, including company brand and reputation, market visibility, service and product capabilities, quality, price and the ability to identify and sell to prospective customers. Competition is often based primarily on price in relation to value of the solutions and service. Rather than compete purely on price, we emphasize the quality of our electronic security and home/business automation services, the reputation of our industry leading brands and our knowledge of customer needs, which together allow us to deliver an outstanding customer experience. In addition, we are increasingly offering added features and functionality, such as those in our ADT Pulse interactive services offering, which provide new services and capabilities that serve to further differentiate our offering and support a pricing premium.

As we move into the interactive services and home automation space, we face new competition from competitors such as cable and telecommunications companies. However, we believe our robust field sales force, including our nationwide team of in-home sales consultants, our solid reputation for and expertise in providing reliable security and monitoring services through our in-house network of fully redundant monitoring centers, our reliable product solutions and our highly skilled installation and service organization position us well to compete with these new competitors.

In the PERS market our primary competition is Phillips/Lifeline. We believe we have the opportunity to enhance our position in this segment, and that as the demographics of the United States and Canada continue to change towards an increasingly older population, the market is poised to experience significant growth.

Seasonality

Our business experiences a certain level of seasonality. Because more household moves take place during the second and third calendar quarters of each year, our disconnect rate is typically higher in those quarters than in the first and fourth calendar quarters. There is also a slight seasonal effect on our new customer installation volume and related cash expenses incurred in investment in new subscribers; however, other factors, such as the level of marketing expense, can offset any seasonality effects. In addition, due to weather related incidences during the summer months, we may see increased servicing costs related to higher alarm signals and customer service requests as a result of customer power outages and related issues.

Intellectual Property

Patents, trademarks, copyrights and other proprietary rights are important to our business and we continuously refine our intellectual property strategy to maintain and improve our competitive position. We register new intellectual property to protect our ongoing technological innovations and strengthen our brand, and we take appropriate action against infringements or misappropriations of our intellectual property rights by others. We review third-party intellectual property rights to help avoid infringement, and to identify strategic opportunities. We typically enter into confidentiality agreements to further protect our intellectual property.

We own a portfolio of patents that relate to a variety of security and home/business automation technologies utilized in our business, including security panels and sensors and video and information management solutions. We also own a portfolio of trademarks, including ADT®, ADT PulseTM, ADT Always There®, Companion Service® and Creating Customers for Life®, and are a licensee of various patents and trademarks, including from our third-party suppliers and technology partners. Due to the importance that customers place on reputation and trust when making a decision on a security provider, our brand is critical to our business. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the marks.

Government Regulation and Other Regulatory Matters

Our operations are subject to numerous federal, state and local laws and regulations in the United States and Canada in areas such as consumer protection, government contracts, trade, environmental protection, labor and employment, tax, licensing and others. For example, in the U.S., most states in which we operate have licensing laws directed specifically toward the alarm industry. In certain jurisdictions, we must obtain licenses or permits in order to comply with standards governing employee selection, training and business conduct.

We also currently rely extensively upon the use of wireline and wireless telephone service to communicate signals, and wireline and wireless telephone companies in the United States are regulated by the federal and state governments. The Federal Communications Commission and state public utilities commissions regulate the operation and use of wireless telephone and radio frequencies. While the usage of wired phone service has been decreasing, we believe we are well positioned to respond to these trends with alternate transmission methods, including cellular, digital radio and broadband Internet technologies. Our advertising and sales practices are regulated by the U.S. Federal Trade Commission and state consumer protection laws. In addition, we are subject to certain administrative requirements and laws of the jurisdictions in which we operate. These laws and regulations may include restrictions on the manner in which we promote the sale of our security alarm services and require us to provide most purchasers of our services with three-day or longer rescission rights.

Some local government authorities have adopted or are considering various measures aimed at reducing false alarms. Such measures include requiring permits for individual alarm systems, revoking such permits following a specified number of false alarms, imposing fines on alarm customers or alarm monitoring companies for false alarms, limiting the number of times police will respond to alarms at a particular location after a specified number of false alarms, requiring additional verification of an alarm signal before the police respond or providing no response to residential system alarms.

The alarm industry is also subject to requirements, codes and standards imposed by various insurance, approval and listing and standards organizations. Depending upon the type of customer, security service provided and requirements of the applicable local governmental jurisdiction, adherence to the requirements, codes and standards of such organizations is mandatory in some instances and voluntary in others.

These and other laws and regulations impact the manner in which we conduct our business, and changes in legislation or government policies can affect our operations, both positively and negatively.

Employees

As of December 31, 2012, we employed nearly 16,000 people. Approximately 10% of our field employees are covered by collective bargaining agreements. We believe that our relations with our employees and labor unions are good.

Properties

We operate through a network of approximately 200 sales and service offices, six monitoring facilities, four customer and field support locations and two national sales call centers, located throughout the United States and Canada. These properties total approximately three million square feet, the majority of which is leased. We lease approximately 4,000 vehicles which are used in the installation and service activities of our business.

Our corporate headquarters is located in Boca Raton, FL. We are currently co-located in the same facility as Tyco. We have entered into a Separation and Distribution Agreement with Tyco, pursuant to which, we have agreed to share the facility with Tyco for up to two years after the Separation. We have agreed to lease this space directly from the third-party building owner at market rates for a 12-year period from the distribution date. We also maintain certain transition arrangements with Tyco related to our monitoring, information technology and branch operations.

The following table shows our significant facilities:

Location	Approximate Square Footage	Owned or Leased
Rochester, NY Customer Monitoring Center	40,000	Owned
Rochester, NY National Dispatch Center	45,000	Leased
Jacksonville, FL Customer Monitoring Center	39,000	Owned
Jacksonville, FL Field Support Center	29,000	Owned
Jacksonville, FL Account Service Center	65,000	Leased
Jacksonville, FL National Sales Center	33,000	Owned
Irving, TX Customer Monitoring Center and Field Support Center	89,000	Owned
Irving, TX National Sales Center	40,000	Leased
Knoxville, TN Customer Monitoring Center	54,000	Owned
Aurora, CO Field Support Center	21,000	Leased
Calgary, Alberta Customer Monitoring Center	31,000	Leased
Montreal, Quebec Customer Monitoring Center	21,000	Leased
Corporate Headquarters
Boca Raton, FL	90,000	Leased

Legal Proceedings

We have been named as a defendant in two putative class actions that were filed on behalf of purported classes of persons who claim to have received unsolicited “robocalls” in contravention of the U.S. Telephone Consumer Protection Act (“TCPA”). These lawsuits were brought by plaintiffs seeking class action status and monetary damages on behalf of all plaintiffs who allegedly received such unsolicited calls, claiming that millions of calls were made by third party entities on our behalf. We assert that such entities were not retained by us nor authorized to make calls on our behalf. These matters have been consolidated in the United States District Court for the Northern District of Illinois into one civil action. We entered into an agreement to settle this litigation, and the District Court granted preliminary approval of the settlement on February 19, 2013. During fiscal year 2012, we increased our legal reserves by $15 million to reflect this development. The settlement is subject to the completion of final approval by the District Court.

In addition, we are subject to various claims and lawsuits in the ordinary course of our business, including from time to time contractual disputes, product and general liability claims, claims that we have infringed the intellectual property rights of others, claims related to alleged security system failures and consumer class actions. We have recorded accruals for losses that we believe are probable to occur and are reasonably estimable. See Note 7 to our audited consolidated and combined financial statements and Note 8 to our unaudited condensed, consolidated and combined financial statements for further information. While the ultimate outcome of these matters cannot be predicted with certainty, we believe that the resolution of any such proceedings will not have a material adverse effect on our financial condition, results of operations or cash flows.

THE EXCHANGE OFFER

General

When we sold the Outstanding Notes on July 5, 2012, we entered into an exchange and registration rights agreement among us, as issuer, Tyco International Ltd., as guarantor prior to the Separation, and Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC as representatives of the initial purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we agreed:

•

to prepare and file the registration statement of which this prospectus forms a part, regarding the exchange of the New Notes which will be registered under the Securities Act for the Outstanding Notes;

•	to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act by July 5, 2013;

•	to use our commercially reasonable efforts to commence the exchange offer promptly, but no later than 10 business days after the registration statement has been declared effective;

•	to hold the exchange offer open for at least 20 business days; and

•	to complete the exchange offer no later than 30 days after the commencement of the exchange offer.

For each Outstanding Note validly tendered pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such Outstanding Note will receive in exchange a New Note of such series having a principal amount equal to that of the tendered Outstanding Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the tendered Outstanding Note in exchange therefor.

Shelf Registration

Under the Registration Rights Agreement, we also agreed to use our commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Outstanding Notes and to keep that shelf registration statement effective until the date that the Outstanding Notes cease to be “registrable securities” (as defined in the Registration Rights Agreement), including when all Outstanding Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement, in the event that:

•

we determine that because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, ADT is not permitted to effect the exchange offer as contemplated by the Registration Rights Agreement; or

•	if for any reason the registration statement is not declared effective by July 5, 2013 and the exchange offer has not been completed within 30 business days after such effective date, or

•	in certain circumstances, if any initial purchaser of the Outstanding Notes so requests in connection with any offer or sale of the Outstanding Notes.

We will, in the event of such a shelf registration, provide to each participating holder of Outstanding Notes copies of a prospectus, notify each participating holder of Outstanding Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Outstanding Notes. A holder of Outstanding Notes that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the Registration Rights Agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of Outstanding Notes (including certain indemnification obligations). Holders of Outstanding Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Outstanding Notes for registered notes in the exchange offer.

Additional Interest on Outstanding Notes

If a “registration default” (as defined in the Registration Rights Agreement) with respect to a series of registrable securities occurs, then additional interest shall accrue on the principal amount of the Outstanding Notes of a particular series that are “registrable securities” at a rate of 0.25% per annum for the first 90 days of the registration default, and at a per annum rate of 0.50% thereafter for the remaining portion of the registration default. The additional interest will cease to accrue when the registration default is cured. A registration default occurs if (1) we have not filed the exchange registration statement or the shelf registration statement on or before the date on which such registration statement is required to be filed pursuant to the Registration Rights Agreement, or (2) such exchange registration statement or shelf registration statement has not become effective or been declared effective by the SEC on or before the date on which such registration statement is required to become or be declared effective pursuant to the Registration Rights Agreement, or (3) the exchange offer has not been completed within 30 business days after the effective time of the exchange registration statement relating to the exchange offer (if the exchange offer is then required to be made) or (4) any exchange registration statement or shelf registration statement required by the Registration Rights Agreement is filed and declared or becomes effective but shall thereafter either be withdrawn by us or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement) without being succeeded immediately by an additional registration statement filed and declared or otherwise becoming effective; or (5) we require holders to refrain from disposing of their registrable securities due to a suspension event (as defined in the Registration Rights Agreement) to the extent that such period exceeds 45 days in any one instance or 90 days in the aggregate during any consecutive 12-month period. A registration default is cured with respect to a series of Outstanding Notes, and additional interest ceases to accrue on any registrable securities of a series of Outstanding Notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such applicable series of notes cease to be “registrable securities.”

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Outstanding Notes is payable. The New Notes will be accepted for clearance through The Depository Trust Company, or DTC.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, copies of which are filed as exhibits to our Registration Statement on Form S-4, of which this prospectus forms a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange Outstanding Notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use all commercially reasonable efforts to keep the registration statement effective for at least 20 business days from the date notice of the exchange offer is mailed. The expiration date for this exchange offer is 5:00 p.m., New York City time, on April 29, 2013, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Outstanding Notes, except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the Outstanding Notes.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any Outstanding Notes;

•	to terminate the exchange offer and not accept any Outstanding Notes for exchange if any of the conditions set forth below under “Conditions to the Exchange Offer” have not been satisfied; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Outstanding Notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Offer Procedures

When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, the exchange agent, at the address set forth below under the heading “The Exchange Agent;” or

•

if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “The Exchange Agent.”

In addition, either:

•	the exchange agent must receive the certificates for the Outstanding Notes and the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letters of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the signer of the letter of transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding Notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Note improperly tendered;

•	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Note either before or after the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender Outstanding Notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular Outstanding Notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any such persons incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the Outstanding Notes tendered for exchange signs the letter of transmittal, the tendered Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Outstanding Notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any Outstanding Notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that, among other things, the person acquiring New Notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the New Notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Outstanding Notes properly tendered and will issue New Notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Outstanding Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “The Exchange Offer—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each Outstanding Note accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the Outstanding Notes or, if interest has been paid, the most recent date to which interest has been paid. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the Outstanding Notes under circumstances relating to the timing of the exchange offer, as discussed above.

In all cases, we will issue New Notes in the exchange offer for Outstanding Notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes denominated in dollars by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of Outstanding Notes tendered in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of Outstanding Notes desires to tender such notes and the holder’s Outstanding Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the Outstanding Notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three business days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three business trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw tenders of your Outstanding Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes; and

•	where certificates for Outstanding Notes are transmitted, specify the name in which Outstanding Notes are registered, if different from that of the withdrawing holder.

If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those Outstanding Notes without cost to the holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, the Outstanding Notes withdrawn will be credited to an account maintained with DTC for the Outstanding Notes. The Outstanding Notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be re-tendered by following one of the procedures described under “Exchange Offer Procedures” at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue New Notes in the exchange offer for, any Outstanding Notes. We may terminate or amend the exchange offer at any time before the acceptance of Outstanding Notes for exchange if:

•	the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indentures governing the New Notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable New Notes in the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes;”

•

any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•

any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Outstanding Notes or the New Notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

Wells Fargo Bank, National Association, has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

To: Wells Fargo Bank, National Association (as “Exchange Agent”)

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

By Facsimile Transmission (for Eligible Institutions Only):

(612) 667-6282

Confirm by Telephone:

(800) 344-5128

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

•	the SEC registration fee;

•	fees and expenses of the exchange agent and the Trustee;

•	accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the New Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their Outstanding Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange.

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the applicable Indenture regarding the transfer and exchange of the Outstanding Notes and the existing restrictions on transfer set forth in the legend on the Outstanding Notes and in the offering circular dated June 27, 2012, relating to the Outstanding Notes. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to provide for the registration under the Securities Act of such Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the Outstanding Notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the Outstanding Notes will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances.

Holders of the New Notes and any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the applicable Indenture.

Consequences of Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by holders of those New Notes, other than by any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. The New Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the New Notes issued in the exchange offer.

However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of ours;

•

it is not engaged in, and does not intend to engage in, a distribution of the New Notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of New Notes issued in the exchange offer;

•	it is acquiring the New Notes issued in the exchange offer in the ordinary course of its business; and

•	it is not acting on behalf of a person who could not make the three preceding representations.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes must acknowledge that:

•	such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of New Notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its Outstanding Notes directly from us:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the New Notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

In addition, to comply with state securities laws of certain jurisdictions, the New Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the New Notes. We have agreed in the Registration Rights Agreement that, prior to any public offering of transfer restricted notes, we will use all commercially reasonable efforts to register or qualify the transfer restricted notes for offer or sale under the securities laws of those states as any holder of the New Notes reasonably requests at the time the registration statement of which this prospectus forms a part is declared effective. We are not required to (1) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where we would not otherwise be required to so qualify or (2) consent to general service of process in any such jurisdiction or become subject to taxation in any such jurisdiction.

DESCRIPTION OF THE NEW NOTES

The New Notes will be issued under an indenture, dated July 5, 2012, among ADT, as issuer, and Wells Fargo Bank, National Association, as trustee, including a supplement to that indenture for each series of New Notes. We urge you to read the New Notes and the indenture because they, not the summaries below, define your rights. You may obtain a copy of the form of indenture, form of supplemental indenture and form of the New Notes as described under “Where You Can Find More Information.”

References to “ADT” in this description do not, unless the context otherwise indicates, include any of its subsidiaries. Capitalized terms used but not defined in this section shall have the respective meanings set forth in the indenture.

General

The New Notes will be unsecured and will rank equally with all of ADT’s other existing and future unsecured and unsubordinated debt. We will issue a total of $750,000,000 initial aggregate principal amount of our New 2017 Notes that will mature on July 15, 2017, $1,000,000,000 initial aggregate principal amount of our New 2022 Notes that will mature on July 15, 2022 and $750,000,000 initial aggregate principal amount of our New 2042 Notes that will mature on July 15, 2042.

The New 2017 Notes will bear interest at a rate of 2.250% per year. The New 2022 Notes will bear interest at a rate of 3.500% per year. The New 2042 Notes will bear interest at a rate of 4.875% per year. The date from which interest will accrue on each series of notes will be from the date of original issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on January 15 and July 15 of each year, to the holders of record at the close of business on the January 1 and July 1 prior to each Interest Payment Date. The basis upon which interest shall be calculated will be that of a 360-day year consisting of twelve 30-day months.

The New Notes will be issuable in whole in the registered form of one or more global securities, and the depository for such global securities shall be The Depository Trust Company, New York, New York. The New Notes will be issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Except as provided below, the New Notes shall not be subject to redemption, repurchase or repayment at the option of any holder thereof, upon the occurrence of any particular circumstances or otherwise. The New Notes will not have the benefit of any sinking fund. The New Notes are not convertible into shares of common stock or other securities of ADT.

No Guarantee

The New Notes are not guaranteed by Tyco. Prior to the Distribution, the Outstanding Notes were initially guaranteed by Tyco, and upon consummation of the Distribution, the guarantee terminated in accordance with the provisions of the indenture. Tyco no longer has an obligation with respect to the Outstanding Notes or the New Notes.

Covenants

Under the indenture:

•	ADT will duly and punctually pay or cause to be paid the principal of, premium, if any, and interest on the New Notes;

•	ADT will maintain an office or agency where notes may be presented or surrendered for payment; and

•

ADT will furnish to the trustee on or before March 31 of each year a certificate executed by its principal executive, financial or accounting officer as to such officer’s knowledge of ADT’s compliance with all covenants and agreements under the indenture required to be complied with by ADT.

The following additional covenants shall apply with respect to a series of the New Notes so long as any of the New Notes of such series remain outstanding (but subject to defeasance, as provided in the indenture):

Reports by ADT

So long as any New Notes are outstanding, ADT shall file with the trustee, within 15 days of filing with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the forgoing as the SEC may from time to time by rules and regulations prescribe) (“SEC Reports”) that ADT files with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. ADT shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including ADT’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates); provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor).

Limitation on the Ability to Consolidate, Merge and Sell Assets

ADT will covenant that it will not merge or consolidate with any other person or sell or convey all or substantially all of its assets to any person, unless:

(1) ADT shall be the continuing entity, or the successor entity or the person which acquires by sale or conveyance substantially all the assets of ADT, (A) shall expressly assume all of the obligations of ADT under the indenture, (B) is an entity treated as a “corporation” for U.S. tax purposes and obtains either (x) an opinion, in form and substance reasonably acceptable to the trustee, of tax counsel of recognized standing reasonably acceptable to the trustee, which counsel shall include Gibson, Dunn & Crutcher LLP, or (y) a ruling from the U.S. Internal Revenue Service, in either case to the effect that such merger or consolidation, or such sale or conveyance, will not result in an exchange of the New Notes for new debt instruments for U.S. federal income tax purposes and (C) if such entity is not organized under the laws of the United States or any state of the United States, then it shall expressly undertake obligations with respect to the notes comparable to those initially undertaken by ADT with as described under “Payment of Additional Amounts”; provided, however, that no Additional Amounts shall be paid on account of any taxes imposed or withheld pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable) and any current or future regulations promulgated thereunder or official interpretations thereof; and

(2) no Event of Default (as defined below) and no event that, after notice or lapse of time or both, would become an Event of Default shall be continuing immediately after such merger or consolidation, or such sale or conveyance.

ADT shall deliver to the trustee prior to the consummation of the proposed transaction an officer’s certificate to the forgoing effect and an opinion of counsel stating that the proposed transaction and any such supplemental indenture comply with the indenture.

Limitations on Liens

ADT will not, and will not permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any Indebtedness that is secured by a lien upon any property that at the time of such issuance, assumption or guarantee constitutes a Principal Property (as defined below), or any shares of stock of or Indebtedness (as defined below) issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the New Notes (together with, if ADT shall so determine, any other Indebtedness of ADT ranking equally with the New Notes, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at ADT’s option prior to) such secured Indebtedness; provided, however, that the foregoing covenant shall not apply to:

•	liens existing on the date the New Notes are first issued;

•

liens on the stock, assets or Indebtedness of a Person (as defined in the indenture) existing at the time such Person becomes a Restricted Subsidiary, unless created in contemplation of such Person becoming a Restricted Subsidiary;

•

liens on any assets or Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or acquired by ADT or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by ADT or any Restricted Subsidiary;

•

liens on any Principal Property existing at the time of acquisition thereof by ADT or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by ADT or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by ADT or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any Principal Property theretofore owned by ADT or a Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved, and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing;

•	liens securing Indebtedness owing by any Restricted Subsidiary to ADT or a subsidiary thereof;

•

liens in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction or improvement, of the Principal Property subject to such liens, including liens incurred in connection with pollution control, industrial revenue or similar financings;

•

pledges, liens or deposits under workers’ compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts, other than for the payment of money, or leases to which ADT or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of ADT or any Restricted Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which ADT or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;

•

liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against ADT or any Restricted Subsidiary with respect to which ADT or such Restricted Subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by ADT or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which ADT or such Restricted Subsidiary is a party;

•

liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord’s liens on property held under lease; and any other liens or charges incidental to the conduct of the business of ADT or any Restricted Subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the Board of Directors of ADT, do not materially impair the use of such assets in the operation of the business of ADT or such Restricted Subsidiary or the value of such Principal Property for the purposes of such business;

•	liens to secure ADT’s or any Restricted Subsidiary’s obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business;

•

liens not permitted by the foregoing clauses, inclusive, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all outstanding Indebtedness of ADT and its Restricted Subsidiaries, without duplication, secured by all such liens not so permitted by the foregoing bullets, inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by the first bullet under “Limitation on Sale and Lease-Back Transactions” below do not exceed the greater of $100,000,000 and 10% of Consolidated NetWorth (as defined below); and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing bullets inclusive; provided, however, that the principal amount of Indebtedness secured thereby unless otherwise excepted under the foregoing bullets shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets, or any replacements therefor, that secured the lien so extended, renewed or replaced, plus improvements and construction on real property.

Limitation on Sale and Lease-Back Transactions

ADT will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

•

ADT or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the notes pursuant to the subsection “Limitations on Liens” above; or

•

the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property, as determined by ADT’s Board of Directors, and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition, or, in the case of real property, commencement of the construction of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of the New Notes, or of Funded Indebtedness of ADT or a consolidated Subsidiary ranking on a parity with or senior to the New Notes; provided that there shall be credited to the amount of net proceeds required to be applied pursuant to this provision an amount equal to the sum of (i) the principal amount of the New Notes delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the trustee for retirement and cancellation and (ii) the principal amount of other Funded Indebtedness voluntarily retired by ADT within such 180-day period, excluding retirements of the New Notes and other Funded Indebtedness as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions.

Events of Default

With respect to a particular series of the New Notes, an “Event of Default” will mean any one or more of the following events that has occurred and is continuing:

•

default in the payment of any installment of interest upon any of the New Notes of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

•

default in the payment of all or any part of the principal of or premium, if any, on any of the New Notes of such series as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise;

•

default in the performance, or breach, of any covenant or agreement of ADT in respect of the New Notes of such series (other than a default or breach that is specifically dealt with elsewhere), and continuance of such default or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to ADT by the trustee or to ADT and the trustee by the holders of at least 25% in principal amount of the outstanding New Notes of such series issued under the indenture affected thereby, a written notice specifying such default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the indenture;

•

a court having jurisdiction in the premises shall enter a decree or order for relief in respect of ADT in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator or similar official of ADT or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

•

ADT shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator or similar official of ADT or for any substantial part of its property, or make any general assignment for the benefit of creditors; or

•	any other Event of Default provided in the supplemental indenture or resolution of the board of directors under which the New Notes of such series is issued or in the form of security for such series.

If an Event of Default shall have occurred and be continuing in respect of the New Notes of a series, in each and every case, unless the principal of all the New Notes of the series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the New Notes of such series then outstanding, by notice in writing to ADT and, if given by such holders, to the trustee may declare the unpaid principal of all the New Notes of that series to be due and payable immediately.

The holders of a majority in aggregate principal amount of New Notes of any series, by written notice to ADT and the trustee may waive any existing default in the performance of any of the covenants contained in the indenture or established with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest on, any of the New Notes of that series as and when the same shall become due by the terms of such New Notes. Upon any such waiver, the default covered thereby and any Event of Default arising therefrom shall be deemed to be cured for all purposes of the indenture.

The holders of a majority in aggregate principal amount of the outstanding New Notes of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series; provided, however, that such direction shall not be in conflict with any rule of law or with the indenture or be unduly prejudicial to the rights of holders of securities of any other outstanding series of debt securities. Subject to the terms of the indenture, the trustee shall have the right to decline to follow any such direction if the trustee in good faith shall determine that the proceeding so directed would involve the trustee in personal liability.

No holder of New Notes of any series shall have any right to institute any suit, action or proceeding in equity or at law under the indenture or to appoint a receiver or trustee, or to seek any other remedies under the indenture unless:

•	such holder previously shall have given to the trustee written notice of an Event of Default and the continuance thereof specifying such Event of Default;

•

the holders of not less than 25% in aggregate principal amount of the New Notes of such series then outstanding shall have made written request upon the trustee to institute such action, suit or proceeding in its own name as trustee;

•

such holder or holders shall have offered to the trustee such indemnity and security reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby;

•

the trustee, for 60 days after its receipt of such written notice, request and offer of indemnity and security reasonably satisfactory to it, shall have failed to institute any such action, suit or proceeding; and

•	during such 60 day period, the holders of a majority in principal amount of the New Notes of that series do not give the trustee a direction inconsistent with such request.

The right of any holder to receive payment of principal of, and premium, if any, and interest on such security or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder.

The following additional event shall be established and shall constitute an “Event of Default” under the indenture with respect a series of the New Notes so long as any of the New Notes of such series remain outstanding:

•

an event of default shall happen and be continuing with respect to ADT’s Indebtedness for borrowed money (other than Non-Recourse Indebtedness) under any indenture or other instrument evidencing or under which ADT shall have a principal amount outstanding (such amount with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities based on the accreted amount determined in accordance with United States generally accepted accounting principles and as of the date of the most recently prepared consolidated balance sheet of ADT) in excess of $100,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten business days after notice thereof shall have been given by the trustee to ADT or by the holders of at least 25% in aggregate principal amount of outstanding New Notes of such series to the trustee, ADT.

However, this additional Event of Default is subject to the following:

•

if such event of default under such indenture or instrument shall be remedied or cured by ADT or waived by the requisite holders of such Indebtedness, then the event of default under the indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders; and

•

subject to certain duties, responsibilities and rights of the trustee under the indenture, the trustee shall not be charged with knowledge of any such event of default unless written notice thereof shall have been given to the trustee by ADT by the holder or an agent of the holder of any such Indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of outstanding New Notes of such series.

Modification of the Indenture

The trustee and ADT may from time to time and at any time enter into an indenture or indentures supplemental to the indenture without the consent of any holders of any series of New Notes for one or more of the following purposes:

•

to cure any ambiguity, defect or inconsistency in the indenture or debt securities of any series, including making any such changes as are required for the indenture to comply with the Trust Indenture Act;

•

to add an additional obligor on the debt securities or to add a guarantor of any outstanding series of debt securities or to evidence the succession of another person to ADT, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of ADT, pursuant to provisions in the indenture concerning consolidation, merger, the sale of assets or successor entities;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to the covenants of ADT for the benefit of the holders of any outstanding series of debt securities or to surrender any of ADT’s rights or powers under the indenture;

•	to add any additional Events of Default for the benefit of the holders of any outstanding series of debt securities;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to secure the debt securities of any series;

•	to make any other change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of a series of debt securities, to provide which, if any, of the covenants of ADT shall apply to such series, to provide which of the Events of Default shall apply to such series, to name one or more guarantors and provide for guarantees of such series of debt securities, to provide for the terms and conditions upon which any guarantees by a guarantor of such series may be released or terminated, or to define the rights of the holders of such series of debt securities;

•

to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and are deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture; or

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee.

In addition, under the indenture, with the written consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series at the time outstanding that is affected, ADT when authorized by board resolutions, and the trustee, from time to time and at any time may enter into an indenture or indentures to supplement the indenture. However, the following changes may only be made with the consent of each holder of outstanding debt securities affected:

•

extend a fixed maturity of or any installment of principal of any debt securities of any series or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;

•	reduce the rate of or extend the time for payment of interest on any debt security of any series;

•	reduce the premium payable upon the redemption of any debt security;

•	make any debt security payable in currency other than that stated in the debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof or, in the case of redemption, on or after the redemption date;

•	modify the subordination provisions applicable to any debt security or the related guarantee in a manner adverse in any material respect to the holder thereof; or

•	reduce the percentage of debt securities, the holders of which are required to consent to any such supplemental indenture or indentures.

A supplemental indenture that changes or eliminates any covenant, Event of Default or other provision of the indenture that has been expressly included solely for the benefit of one or more particular series of securities, if any, or which modifies the rights of the holders of securities of such series with respect to such covenant, Event of Default or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series.

It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Trustee

In case an Event of Default with respect to the securities of a series has occurred (that has not been cured or waived), the trustee shall exercise with respect to securities of that series such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. None of the provisions contained in the indenture shall require the trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or liability is not assured to it under the terms of the indenture or indemnity and security reasonably satisfactory to it against such risk is not assured.

The trustee may resign with respect to one or more series of debt securities by giving a written notice to ADT and to the holders of that series of debt securities. The holders of a majority in principal amount of the outstanding debt securities of a particular series may remove the trustee by notifying ADT and the trustee. ADT may remove the trustee if:

•

the trustee has or acquires a “conflicting interest,” within the meaning of Section 310(b) of the Trust Indenture Act, and fails to comply with the provisions of Section 310(b) of the Trust Indenture Act;

•

the trustee fails to comply with the eligibility requirements provided in the indenture and fails to resign after written request therefor by ADT or by any such holder in accordance with the indenture; or

•

the trustee becomes incapable of acting, or is adjudged to be bankrupt or insolvent, or commences a voluntary bankruptcy proceeding, or a receiver of the trustee or of its property is appointed or consented to, or any public officer takes charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

If the trustee resigns or is removed or if the office of the trustee is otherwise vacant, ADT will appoint a successor trustee in accordance with the provisions of the indenture.

A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee’s acceptance of the appointment as provided in the indenture.

Payment and Paying Agents

The interest installment on any security that is payable, and is punctually paid or duly provided for, on the fixed date on which an installment of interest with respect to securities of that series is due and payable, shall be paid to the person in whose name such security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest installment.

ADT, upon written notice to the trustee, may appoint one or more paying agents, other than the trustee, for all or any series of the New Notes. The notes of a particular series will be surrendered for payment at the office of the paying agents designated by ADT. If ADT does not designate such an office, the corporate trust office of the trustee will serve as the office of the paying agent for such series. ADT or any of its subsidiaries may act as paying agent upon written notice to the trustee.

All funds paid by ADT to a paying agent or the trustee for the payment of the principal of, premium, if any, or interest on the New Notes which remains unclaimed for at least one year after such principal, premium, if any, or interest has become due and payable will be repaid to ADT and the holder of the notes thereafter may look only to ADT for payment thereof.

Governing Law

The indenture and any debt securities issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

Defeasance and Discharge of Obligations

ADT’s obligations with respect to any series of the New Notes will be discharged upon compliance with the conditions under the caption “Covenant Defeasance” if, with respect to all New Notes of that particular series that have not been previously delivered to the trustee for cancellation or that have not become due and payable as described below, such notes have been paid by ADT by depositing irrevocably with the trustee, in trust, funds or governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of certified public accountants, to pay at maturity or upon redemption all such outstanding New Notes of that series, such deposit to include:

•	principal;

•	premium, if any;

•	interest due or to become due to such date of maturity or date fixed for redemption, as the case may be; and

•	all other payments due under the terms of the indenture with respect to the debt securities of such series.

Notwithstanding the above, ADT may not be discharged from the following obligations, which will survive until such date of maturity or the redemption date for the applicable series of notes:

•	to make any interest or principal payments that may be required;

•	to register the transfer or exchange of the New Notes of such series;

•	to execute and authenticate the notes;

•	to replace stolen, lost or mutilated notes;

•	to maintain an office or agency;

•	to maintain paying agencies; and

•	to appoint new trustees as required.

ADT also may not be discharged from the following obligations which will survive the satisfaction and discharge of the applicable series of New Notes:

•	to compensate and reimburse the trustee in accordance with the terms of the indenture;

•

to receive unclaimed payments held by the trustee for at least one year after the date upon which the principal, if any, or interest on the New Notes shall have respectively come due and payable and remit those payments to the holders if required;

•	to withhold or deduct taxes as provided in the indenture.

Covenant Defeasance

Upon compliance with specified conditions, ADT will not be required to comply with some covenants contained in the indenture and the supplemental indenture, and any omission to comply with the obligations will not constitute a default or Event of Default relating to the applicable series of New Notes, or, if applicable, ADT’s obligations with respect to the applicable series of New Notes will be discharged. These conditions are:

•

ADT irrevocably deposits in trust with the trustee or, at the option of the trustee, with a trustee satisfactory to the trustee and ADT under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, funds or governmental obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of certified public accountants, to pay principal of, premium, if any, and interest on the outstanding securities of such series to maturity or redemption, as the case may be, and to pay all other amounts payable by it hereunder, provided that (A) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such funds or the proceeds of such governmental obligations to the trustee and (B) the trustee shall have been irrevocably instructed to apply such funds or the proceeds of such governmental obligations to the payment of principal, premium, if any, and interest with respect to the securities of such series;

•

ADT delivers to the trustee an officer’s certificate stating that all conditions precedent specified herein relating to defeasance or covenant defeasance, as the case may be, have been complied with, and an opinion of counsel to the same effect;

•

no Event of Default shall have occurred and be continuing, and no event which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing, on the date of such deposit;

•

ADT shall have delivered to the trustee an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that the holders of the securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of ADT’s exercise of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such election had not been exercised;

•

such defeasance or covenant defeasance shall not (i) cause the trustee to have a conflicting interest for purposes of the Trust Indenture Act with respect to any securities or (ii) result in the trust arising from such deposit to constitute, unless it is registered as such, a regulated investment company under the Investment Company Act of 1940; and

•	such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations which may be imposed on ADT pursuant to the indenture.

Additional Notes

We may, without the consent of the then existing holders of the New Notes of a series, “re-open” the series and issue additional notes, which additional notes will have the same terms as the New Notes of the same series offered hereby except for the issue price, issue date and under some circumstances, the first interest payment date. Additional notes issued in this manner will form a single series with the applicable series of the New Notes offered hereby.

Optional Redemption

New 2017 Notes

The New 2017 Notes will be subject to redemption at ADT’s option on any date prior to the maturity date, in whole or from time to time in part, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof). The New 2017 Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the New 2017 Notes to be redeemed and (ii) as determined by the Quotation Agent and delivered to the trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the date of redemption (excluding the portion of interest that will be accrued and unpaid to and including the date of redemption) discounted from their scheduled date of payment to the date of redemption (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 25 basis points plus accrued and unpaid interest, if any, thereon to the date of redemption.

New 2022 Notes

The New 2022 Notes will be subject to redemption at ADT’s option on any date prior to the maturity date, in whole or from time to time in part, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof). The New 2022 Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the New 2022 Notes to be redeemed and (ii) as determined by the Quotation Agent and delivered to the trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the date of redemption (excluding the portion of interest that will be accrued and unpaid to and including the date of redemption) discounted from their scheduled date of payment to the date of redemption (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 30 basis points plus accrued and unpaid interest, if any, thereon to the date of redemption.

New 2042 Notes

The New 2042 Notes will be subject to redemption at ADT’s option on any date prior to the maturity date, in whole or from time to time in part, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof). The New 2042 Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the New 2042 Notes to be redeemed and (ii) as determined by the Quotation Agent and delivered to the trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the date of redemption (excluding the portion of interest that will be accrued and unpaid to and including the date of redemption) discounted from their scheduled date of payment to the date of redemption (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 35 basis points plus accrued and unpaid interest, if any, thereon to the date of redemption.

Optional Redemption Definitions

“Adjusted Redemption Treasury Rate,” with respect to any date of redemption, means the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such date of redemption.

“Comparable Redemption Treasury Issue” means the United States Treasury security selected by the Quotation Agent as being the most recently issued United States Treasury note or bond as displayed by Bloomberg LP (or any successor service) on screens PXI through PX8 (or any other screens as may replace such screens on such service) that has a remaining term comparable to the remaining term of the New Notes to be redeemed.

“Comparable Redemption Treasury Price,” with respect to any date of redemption, means (i) the average of the Redemption Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

“Quotation Agent” means a Redemption Reference Treasury Dealer appointed as such agent by ADT.

“Redemption Reference Treasury Dealer” means four primary U.S. government securities dealers in the United States selected by ADT.

“Redemption Reference Treasury Dealer Quotations,” with respect to each Redemption Reference Treasury Dealer and any date of redemption, means the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m., New York City time, for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the date of redemption quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer on the third Business Day preceding such date of redemption.

Redemption Upon Changes in Withholding Taxes

ADT may redeem all, but not less than all, of the debt securities of any series under the following conditions:

•

If there is an amendment to, or change in, the laws or regulations of Switzerland or the United States, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”), or any change in the application or official interpretation of such laws, including any action taken by a taxing authority or a holding by a court of competent jurisdiction, regardless of whether such action or such holding is with respect to ADT;

•

As a result of such amendment or change, ADT becomes, or there is a material probability that ADT will become, obligated to pay Additional Amounts, as defined below in “Payment of Additional Amounts,” on the next payment date with respect to the debt securities of such series;

•	The obligation to pay Additional Amounts cannot be avoided through ADT’s commercially reasonable measures;

•	ADT delivers to the trustee:

•	a certificate of ADT stating that the obligation to pay Additional Amounts cannot be avoided by ADT taking commercially reasonable measures available to it; and

•

a written opinion of independent legal counsel to ADT of recognized standing to the effect that ADT has, or there is a material probability that it will become obligated, to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that ADT cannot avoid the payment of such Additional Amounts by taking commercially reasonable measures available to it; and

•	Following the delivery of the certificate and opinion described in the previous bullet point, ADT provides notice of redemption not less than 30 days, but not more than 90 days, prior to the date of redemption. The notice of redemption cannot be given more than 90 days before the earliest date on which ADT would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.

Upon the occurrence of each of the bullet points above, ADT may redeem the debt securities of such series at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date.

Notice of Redemption

Notice of any redemption will be mailed at least 30 days but not more than 90 days before the redemption date to the trustee and each holder of notes of a series to be redeemed. If ADT elects to redeem a portion but not all of the New Notes, the trustee will select the New Notes to be redeemed in accordance with a method determined by ADT and the rules and procedures of DTC, in such manner as complies with applicable legal and stock exchange requirements, if any.

Interest on such New Notes or portions of New Notes will cease to accrue on and after the date fixed for redemption, unless ADT defaults in the payment of such redemption price and accrued interest with respect to any such security or portion thereof.

If any date of redemption of any security is not a business day, then payment of principal and interest may be made on the next succeeding business day with the same force and effect as if made on the nominal date of redemption and no interest will accrue for the period after such nominal date.

Payment of Additional Amounts

Unless otherwise required by law, ADT will not deduct or withhold from payments made by ADT under or with respect to the guarantees on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction (“Taxes”). In the event that ADT is required to withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to the New Notes, ADT, will pay such additional amounts (“Additional Amounts”) so that the net amount received by each holder of New Notes (including Additional Amounts) after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted.

Additional Amounts will not be payable with respect to a payment made to a holder of New Notes or a holder of beneficial interests in global securities where such holder is subject to taxation on such payment by a relevant Taxing Jurisdiction for any reason other than such holder’s mere ownership of the securities or for or on account of:

•

any Taxes that are imposed or withheld solely because such holder or a fiduciary, settlor, beneficiary, or member of such holder if such holder is an estate, trust, partnership, limited liability company or other fiscally transparent entity, or a person holding a power over an estate or trust administered by a fiduciary holder:

•	is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the Taxing Jurisdiction or has or had a permanent establishment in the Taxing Jurisdiction;

•

has or had any present or former connection (other than the mere fact of ownership of such securities) with the Taxing Jurisdiction imposing such taxes, including being or having been a citizen or resident thereof or being treated as being or having been a resident thereof;

•

with respect to any withholding taxes imposed by the United States, is or was with respect to the United States a personal holding company, a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or corporation that has accumulated earnings to avoid United States federal income tax; or owns or owned 10% or more of the total combined voting power of all classes of stock of ADT;

•	any estate, inheritance, gift, sales, transfer, excise or personal property Taxes imposed with respect to the securities, except as otherwise provided in the indenture;

•

any Taxes imposed solely as a result of the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to the payment of Additional Amounts had such notes been presented for payment on any date during such 30-day period;

•

any Taxes imposed solely as a result of the failure of such holder or any other person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of such holder, if such compliance is required by statute or regulation of the relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes;

•

with respect to withholding Taxes imposed by the United States, any such Taxes imposed by reason of the failure of such holder to fulfill the statement requirements of sections 871(h) or 881(c) of the Code;

•	any Taxes that are payable by any method other than withholding or deduction by ADT or any paying agent from payments in respect of such securities;

•	any Taxes required to be withheld by any paying agent from any payment in respect of any securities if such payment can be made without such withholding by at least one other paying agent;

•	any combination of the above conditions.

Additional Amounts will not be payable to or for the account of any holder of securities or holder of a beneficial interest in such securities if such payment would not be subject to such withholding or deduction of Taxes but for the failure of such holder or holder of a beneficial interest in such securities to make a valid declaration of non-residence or other similar claim for exemption or to provide a certificate declaring its non-residence, if ADT were treated as a domestic corporation under United States federal income tax and if (x) the making of such declaration or claim or the provision of such certificate is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes, and (y) at least 90 days prior to the first payment date with respect to which ADT shall apply this paragraph, ADT shall have notified all holders of securities in writing that they shall be required to provide such declaration or claim.

Additional Amounts also will not be payable to any holder of securities or the holder of a beneficial interest in a global security that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to such holder that is not the sole holder of such security or holder of such beneficial interests of such security, as the case may be. The exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

In addition, no Additional Amounts will be paid on account of any taxes imposed or withheld pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable) and any current or future regulations promulgated thereunder or official interpretations thereof.

At least 30 days prior to each date on which any payment under or with respect to the New Notes of a series is due and payable, if ADT will be obligated to pay Additional Amounts with respect to such payment, ADT will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of such notes on the payment date.

The foregoing provisions shall survive any termination or the discharge of each indenture and shall apply to any jurisdiction in which ADT or any successor to ADT is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

Whenever in this “Description of the New Notes” there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to any New Notes, such mention includes the payment of Additional Amounts to the extent payable in the particular context.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless ADT has exercised its option to redeem the New Notes, it shall be required to make an offer (a “Change of Control Offer”) to each holder of the New Notes to repurchase, at the holder’s election, all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder’s New Notes on the terms set forth in the supplemental indenture. In a Change of Control Offer, ADT shall be required to offer payment in cash equal to 101% of the aggregate principal amount of New Notes repurchased, plus accrued and unpaid interest, if any, on the New Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at ADT’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to the trustee and to the holders of the New Notes describing in reasonable detail the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

Any exercise by a holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of a note, but in that event the principal amount of such note remaining outstanding after repurchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

ADT shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by it and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, ADT shall not repurchase any New Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

Notwithstanding the foregoing, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes.

For purposes of the Change of Control Offer provisions of the New Notes, the following terms are applicable:

“Change of Control” means the occurrence on or after the date of the supplemental indenture of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of ADT and its subsidiaries, taken as a whole, to any person, other than ADT or a direct or indirect wholly-owned subsidiary of ADT (excluding the internal reorganization and other transactions connected to the spin-off); (2) the consummation of any transaction (including any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of ADT’s outstanding Voting Stock or other Voting Stock into which ADT’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) ADT consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, ADT, in any such event pursuant to a transaction in which any of ADT’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of ADT’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of ADT’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to ADT’s liquidation or dissolution. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (1), (2) or (5) above if (i) ADT becomes a direct or indirect wholly-owned subsidiary of a holding company or a holding company becomes the successor to ADT under the indenture pursuant to a transaction that is permitted under the indenture and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction (or a series of related transactions) are substantially the same (and hold in the same proportions) as the holders of ADT’s Voting Stock immediately prior to that transaction. The term “person,” as used in this definition, means any Person and any two or more Persons as provided in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of ADT’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the New Notes, or (2) was nominated for election, elected or appointed to such Board of Directors pursuant to a proposal by a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of ADT’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by ADT.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the New Notes or fails to make a rating of the New Notes publicly available for reasons outside of ADT’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by ADT (as certified by a resolution of ADT’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the applicable series of New Notes is lowered by at least two of the three Rating Agencies and such notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of such New Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or ADT’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “Person” as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Definitions

As used in the New Notes and this prospectus, the following defined terms shall have the following meanings with respect to the New Notes:

“Attributable Debt,” in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of ADT or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended. The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Worth” at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of ADT as of the end of a fiscal quarter of ADT, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

“Consolidated Tangible Assets” at any date means total assets less all intangible assets (as defined below) appearing on the most recently prepared consolidated balance sheet of ADT as of the end of a fiscal quarter of ADT, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet. “Intangible Assets” means the amount (if any) stated under the heading “Goodwill and Other Intangible assets, net” or under any other heading of intangible assets separately listed, in each case on the face of such consolidated balance sheet.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

“Indebtedness” means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of ADT and its subsidiaries as of the end of a fiscal quarter of ADT prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except (A) trade and similar accounts payable and accrued expenses, (B) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (C) obligations in respect of customer advances received and (D) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business, (v) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles and (vi) all Indebtedness of others consolidated in such balance sheet that is guaranteed by ADT or any of its subsidiaries or for which ADT or any of its subsidiaries are legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

“lien” means a mortgage, pledge, security interest, lien or encumbrance.

“Non-Recourse Indebtedness” means Indebtedness upon the enforcement of which recourse may be had by the holder(s) thereof only to identified assets of ADT or any of its subsidiaries and not to such entity personally (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Principal Property” means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility of ADT or any of its subsidiaries that is used by any U.S. Subsidiary of ADT and (A) is owned by ADT or any subsidiary of ADT on the date hereof, (B) the initial construction of which has been completed after the date hereof, or (C) is acquired after the date hereof, in each case, other than any such plants, facilities, warehouses or portions thereof, that in the opinion of the Board of Directors of ADT, are not collectively of material importance to the total business conducted by ADT and its subsidiaries as an entirety, or that has a net book value (excluding any capitalized interest expense), on the date hereof in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than 2.0% of Consolidated Tangible Assets on the consolidated balance sheet of ADT as of the applicable date.

“Restricted Subsidiary” means any subsidiary of ADT that owns or leases a Principal Property.

“Sale and Lease-Back Transaction” means an arrangement with any Person providing for the leasing by ADT or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by ADT or a Restricted Subsidiary to such Person other than ADT or any of its subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

Book-Entry, Delivery and Form

Global Notes

The New Notes will be offered and exchanged in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the New Notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.”

Each such global note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or any successor thereto, as depositary (the “Depositary”), and registered in the name of Cede & Co. (DTC’s partnership nominee). Investors may elect to hold their interests in the global notes through either the Depositary (in the United States), or Euroclear Bank S.A./N.V., as the operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the global notes that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for New Notes in physical, certificated form except in the limited circumstances described below. Unless and until it is exchanged in whole or in part for New Notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary.

Exchanges among the Global Notes

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the distribution compliance period, and to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the Indenture.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

The information set forth in this section is subject to any change in or reinterpretation of the rules, regulations and procedures of DTC, Clearstream and Euroclear currently in effect. The information in this section concerning DTC, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of DTC, Clearstream or Euroclear are advised to confirm the continued applicability of the rules, regulations and procedures of DTC, Clearstream or Euroclear. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the New Notes held through the facilities of DTC, Clearstream or Euroclear or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Book-Entry Procedures for the Global Notes

Clearstream and Euroclear each will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provision of Section 17A of the Exchange Act.

•

DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates posttrade settlement among its Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between accounts of the Direct Participants. This eliminates the need for physical movement of securities certificates.

•	Direct Participants in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

•	The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of the New Notes under DTC’s book-entry system must be made by or through Direct Participants, which will receive a credit for the New Notes on the records of DTC. The ownership interest of each actual purchaser of the New Notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the New Notes is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

To facilitate subsequent transfers, all global notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the global notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such New Notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global notes for all purposes under the Indenture. Except as described below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the New Notes registered in their names, will not receive or be entitled to receive physical delivery of New Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Direct or Indirect Participant, on the procedures of the Direct or Indirect Participants through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the New Notes desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Direct Participants holding the relevant beneficial interests to give or take the action, and those Direct or any Indirect Participants would authorize beneficial owners owning through those Direct or Indirect Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and/or Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the New Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to the New Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts New Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal of and interest on the New Notes and redemption proceeds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We believe, however, that it is currently the policy of DTC to credit the accounts of the Direct Participants upon DTC’s receipt of funds and corresponding detail information from us or our agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct or Indirect Participants subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of and interest on the New Notes and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

A beneficial owner shall give notice to elect to have its New Notes purchased or tendered, through its Participant, to the tender agent, and shall effect delivery of such New Notes by causing the Direct Participant to transfer the Participant’s interest in the New Notes, on DTC’s records, to the tender agent. The requirement for physical delivery of New Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the New Notes are transferred by Direct Participants on DTC’s records and followed by a bookentry credit of tendered New Notes to the tender agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the New Notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, physical notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, physical certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Clearstream advises that it is incorporated as a limited liability company under the laws of Luxembourg. Clearstream is owned by Cedel International, société anonyme, and Deutsche Bôrse AG. The shareholders of these two entities are, amongst others, financial institutions and institutional investors. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. to facilitate settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.

Distributions with respect to the New Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the New Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Certificated Notes

New Notes represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and ADT does not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation and ADT does not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	ADT determines that that global security will be exchangeable for definitive securities in registered form and notifies the trustee of its decision.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

If any of Euroclear, Clearstream or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or, in the case of DTC only, DTC ceases to be a clearing system registered under the Exchange Act, and in each case a successor clearing system is not appointed by us within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the New Notes represented by such global notes upon delivery of such global notes for cancellation.

Global Clearance and Settlement Procedures

Initial settlement for the New Notes will be made in immediately available funds. Secondary market trading between the Direct or Indirect Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the New Notes to or receiving interests in the New Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the New Notes received in Clearstream or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such New Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the New Notes by or through a Clearstream Participant or a Euroclear Participant to a Depositary Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the New Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

DTC, Clearstream and Euroclear have each published rules and operating procedures designed to facilitate transfers of beneficial interests in global notes among participants and accountholders of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time. We will not be responsible for any performance by DTC, Clearstream or Euroclear or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations and we will have no liability for any aspect of the records relating to or payments made on account of beneficial interests in the New Notes represented by global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information as of March 18, 2013, concerning our executive officers and directors, including a five-year employment history and any directorships held in public companies following the spin-off.

Name	Age	Position with ADT
David Bleisch	53	Senior Vice President, Chief Legal Officer and Corporate Secretary
Donald Boerema	55	Senior Vice President and Chief Corporate Development Officer
Thomas Colligan	68	Director
Timothy Donahue	64	Director
Robert Dutkowsky	58	Director
Mark Edoff	55	Senior Vice President of Business Operations Optimization
Bruce Gordon	67	Director
Anita Graham	42	Senior Vice President and Chief Human Resources and Administrative Officer
Stephen Gribbon	57	Senior Vice President of Sales
Naren Gursahaney	51	Chief Executive Officer and Director
Bridgette Heller	51	Director
Kathleen Hyle	54	Director
Shawn Lucht	46	Senior Vice President of Operations
Keith Meister	39	Director
Kathryn Mikells	47	Senior Vice President and Chief Financial Officer
Arthur Orduňa	47	Senior Vice President and Chief Innovation Officer
Dinesh Paliwal	55	Director
Tony Wells	48	Senior Vice President and Chief Marketing and Customer Officer

David Bleisch—Mr. Bleisch was appointed the Company’s Senior Vice President, Chief Legal Officer and Corporate Secretary in connection with the separation from Tyco in September 2012. Prior to the Separation, Mr. Bleisch served as Vice President and General Counsel of Tyco’s ADT North American Residential business segment. Prior to the restructuring of the segment in fiscal year 2012, Mr. Bleisch was the Vice President and General Counsel of Tyco Security Solutions, the largest segment of Tyco. He also managed the intellectual property legal group for all of Tyco’s operating segments worldwide. Mr. Bleisch joined Tyco in 2005 as Vice President and General Counsel of ADT North America and Deputy General Counsel of Tyco Fire & Security. Prior to joining Tyco, Mr. Bleisch was Senior Vice President, General Counsel and Corporate Secretary of The LTV Corporation in Cleveland, Ohio. Prior to joining LTV, Mr. Bleisch was a partner in the law firm of Jackson Walker LLP, where he served as a corporate transactional attorney before transitioning to commercial trial work. He has a Bachelor of Arts from Carleton College and a Juris Doctor from Boston College Law School. He is a member of the State Bar of Texas.

Donald Boerema—Mr. Boerema was appointed the Company’s Senior Vice President and Chief Corporate Development Officer in connection with the separation from Tyco in September 2012. He is responsible for corporate strategy, market and business development and mergers and acquisitions. Prior to the Separation, Mr. Boerema served as Chief Marketing Officer for Tyco’s ADT North American Residential business segment, overseeing all strategic marketing and communications and leading all advertising and online interactive marketing initiatives across ADT North America. Mr. Boerema joined ADT in November 2007. Previously, he served as President and Chief Operating Officer for FDN Communications, a privately held telecommunications company, where he was responsible for all aspects of sales, marketing, network operations engineering and customer care. He also served as Senior Vice President of Business Solutions for AT&T and led sales and marketing for a division of McCaw Cellular Communications. Before joining McCaw, Mr. Boerema held management positions with PepsiCo, Inc. and began his career at The Procter & Gamble Company. Mr. Boerema holds a Bachelor of Science in Marketing and Finance and a Master of Business Administration from Eastern Illinois University.

Thomas Colligan—Thomas Colligan has been a member of our Board of Directors since the separation from Tyco in September 2012. Mr. Colligan served as Vice Dean of the Wharton School’s Aresty Institute of Executive Education at the University of Pennsylvania, where he was responsible for the non-degree executive education programs from July 2007 until his retirement in June 2010. Prior to that he was a managing director at Duke Corporate Education for two years. From 2001 to 2004, Mr. Colligan was Vice Chairman of PricewaterhouseCoopers LLP (“PwC”) and he served PwC in other capacities, including Partner, from 1969 to 2004. Mr. Colligan is also presently a director of CNH Global, a manufacturer of construction and farming equipment, from 2011; Office Depot, a distributor of office supplies, from 2010; and the private company Targus, from 2010. He previously served on the boards of Schering Plough Corporation from 2005 to 2009; Educational Management Corporation from 2006 to 2007; and Anesiva, Inc. from 2004 to 2008. Mr. Colligan has a Bachelor of Science in Accounting from Fairleigh Dickinson University. Mr. Colligan is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Colligan’s qualifications to serve on our board include his experience with audit and financial issues.

Timothy Donahue—Timothy Donahue has been a member of our Board of Directors since the separation from Tyco in September 2012. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He served as President and Chief Executive Officer of Nextel Communications, Inc. from 1999. He began his career with Nextel in January 1996 as President and Chief Operating Officer. Before joining Nextel, Mr. Donahue served as Northeast Regional President for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as President for McCaw Cellular’s paging division in 1986 and was named McCaw’s President for the U.S. central region in 1989. He is also a director of the Eastman Kodak Company, Covidien Ltd. (where he is the lead director) and NVR Inc., and non-executive chairman of the private company UCT Coatings, Inc. He served as a director of Tyco International Ltd from 2008 to 2012. Mr. Donahue is a graduate of John Carroll University, with a Bachelor of Arts in English Literature. Mr. Donahue’s qualifications to serve on our board include his extensive experience and demonstrated leadership in the wireless communications industry, his experience in service-oriented industries and as an executive and board member of several publicly traded companies.

Robert Dutkowsky—Robert Dutkowsky has been a member of our Board of Directors since the separation from Tyco in September 2012. Mr. Dutkowsky is the Chief Executive Officer of Tech Data and a member of the Board of Directors of Tech Data since October 2006. Prior to joining Tech Data, Mr. Dutkowsky served as President, CEO, and Chairman of the Board of Egenera, Inc. from 2004 until 2006, and served as President, CEO, and Chairman of the Board of J.D. Edwards & Co., Inc. from 2002 until 2004. He was President, CEO, and Chairman of the Board of GenRad, Inc. from 2000 until 2002. Beginning in 1997, Mr. Dutkowsky was Executive Vice President, Markets and Channels, at EMC Corporation before being promoted to President, Data General, in 1999. He began his career at IBM where he served in several senior management positions. Mr. Dutkowsky has also served on the Board of Directors of Sepaton, Inc., a privately held data protection company, since 2004. Mr. Dutkowsky holds a Bachelor of Science in Industrial and Labor Relations from Cornell University. Mr. Dutkowsky’s qualifications to serve on our board include his extensive executive experience with technology companies and solutions providers.

Mark Edoff—Mr. Edoff was appointed the Company’s Senior Vice President of Business Operations Optimization in connection with the separation from Tyco in September 2012. He is responsible for increasing efficiency and driving overall business process improvements in the organization. Prior to the Separation, Mr. Edoff served as Vice President and Chief Financial Officer of Tyco Security Solutions from October 2010 until the restructuring of the segment in fiscal year 2012. Mr. Edoff joined Tyco in 2003 as Vice President and Corporate Controller for the former Tyco Fire & Security business. In 2004 Mr. Edoff assumed the role of Chief Financial Officer for ADT North America, which included responsibility for the combined residential and commercial security business. Previously, Mr. Edoff served as the Director of Finance and Principal Accounting Officer for The Gillette Company. Before joining Gillette, Mr. Edoff had a 15-year career with KPMG, where he was a Partner in the Assurance practice. Mr. Edoff holds a Bachelor of Science in Business Administration from Northeastern University and is a Certified Public Accountant.

Bruce Gordon—Bruce Gordon has been chairman of our Board of Directors since the separation from Tyco in September 2012. From August 2005 through April 2007, Mr. Gordon served as President and Chief Executive Officer of the NAACP. Until his retirement in December 2003, Mr. Gordon was the President of Retail Markets at Verizon Communications, Inc., a provider of wireline and wireless communications. Prior to the merger of Bell Atlantic Corporation and GTE, which formed Verizon in July 2000, Mr. Gordon filled a variety of positions at Bell Atlantic Corporation, including Group President, Vice President, Marketing and Sales, and Vice President, Sales. Mr. Gordon also serves as a director of CBS Corporation and Northrop Grumman Corporation. Previously, Mr. Gordon served as a director of Southern Company, an electricity generating company, from 1994 to 2006, and as a director of Tyco International Ltd from 2003 to 2012. Mr. Gordon graduated from Gettysburg College and received a Master of Science from the Massachusetts Institute of Technology. Mr. Gordon’s qualifications to serve on our board include his significant leadership experience as the head of a large non-profit, his in-depth experience as an executive in the service- oriented communications industry and his corporate governance experience as a director of several publicly traded companies.

Anita Graham—Ms. Graham was appointed the Company’s Senior Vice President and Chief Human Resources and Administrative Officer in connection with the separation from Tyco in September 2012. She is responsible for all aspects of the Company’s human resources and talent development areas, as well as its environmental, health, safety and wellness, and corporate communications functions. Prior to the Separation, Ms. Graham served as Vice President of Human Resources for Tyco’s ADT North American Residential business segment. She joined ADT in March 2011 as Vice President of Human Resources for Tyco Security Solutions. Ms. Graham served as Executive Vice President, Global Human Resources and then as Executive Vice President, Chief Administrative Officer at Shire Pharmaceuticals. In the latter role, she was responsible for a broad range of functions including human resources, information technology, corporate communications, procurement, real estate, safety and corporate security. Previously, Ms. Graham held executive leadership roles in several life science companies. She began her career in the insurance and investment management industry, where she held various global human resources leadership roles. She has a Bachelor of Science in Industrial and Labor Relations from Cornell University and a Master of Business Administration from New York University.

Stephen Gribbon—Mr. Gribbon was appointed the Company’s Senior Vice President of Sales in connection with the separation from Tyco in September 2012. He is responsible for a sales force of security specialists, the authorized dealer program, affinity relationships and industry partnerships. Prior to the Separation, Mr. Gribbon served as the Group Vice President of Sales for Tyco’s ADT North American Residential business segment, where he oversaw all direct, indirect, dealer, home health and custom home sales channels as well as strategic partnerships. Mr. Gribbon joined ADT Security Services in 1995 as Senior Vice President, Dealer Development, and then moved into the role of Vice President, Residential Sales, before being named Group Vice President of Sales in 2008. Mr. Gribbon began his career at Gray, Inc., a large commercial security services company in North Carolina, becoming President in 1988. Two years later, he was named Regional President of The Alert Centre, Inc., which was acquired by ADT in 1995. Mr. Gribbon studied business administration at The University of North Carolina at Chapel Hill.

Naren Gursahaney—Mr. Gursahaney was appointed the Company’s Chief Executive Officer in connection with the separation from Tyco in September 2012. Mr. Gursahaney also serves as a member of the Company’s Board of Directors. Prior to the Separation, Mr. Gursahaney served as President of Tyco’s ADT North American residential security business segment. Prior to the restructuring of the segment in fiscal year 2012, Mr. Gursahaney was the President of Tyco Security Solutions, the world’s largest electronic security provider to residential, commercial, industrial and governmental customers and the largest operating segment of Tyco. Mr. Gursahaney joined Tyco in 2003 as Senior Vice President of Operational Excellence. He then served as President of Tyco Engineered Products and Services and President of Tyco Flow Control. Prior to joining Tyco, Mr. Gursahaney was President and Chief Executive Officer of GE Medical Systems—Asia, where he was responsible for the company’s $1.6 billion sales and services business in the Asia- Pacific region. During his 10-year career with GE, Mr. Gursahaney held senior leadership roles in services, marketing and information management. His career also includes positions with Booz Allen & Hamilton and Westinghouse Electric Corporation. Mr. Gursahaney holds a Bachelor of Science in Mechanical Engineering from The Pennsylvania State University and a Master of Business Administration from the University of Virginia.

Bridgette Heller—Bridgette Heller has been a member of our Board of Directors since the separation from Tyco in September 2012. Ms. Heller has been Executive Vice President of Merck & Co, Inc. and President of Merck Consumer Care from 2010. Prior to joining Merck, Ms. Heller was President, Johnson & Johnson, Global Baby Business Unit from 2007-2010 and President, Johnson & Johnson, Global Baby Kids and Wound Care from 2005 to 2007. Prior to joining Johnson & Johnson, she was the Founder and Managing Partner at Heller Associates from 2004 to 2005. She served as the Chief Executive Officer of Chung’s Foods Inc. Ms. Heller spent 17 years with Kraft Foods, from September 1985 to September 2002, including Executive Vice President and General Manager for the North American Coffee portfolio. She served as a Director of PCA International Inc. from March 1998 until October 2005. Ms. Heller received a Bachelor of Arts from Northwestern University and a Master of Business Administration from the J. L. Kellogg Graduate School of Management at Northwestern University. Ms. Heller’s qualifications to serve on our board include her significant experience in leadership positions at consumer products companies.

Kathleen Hyle—Kathleen Hyle has been a member of our Board of Directors since the separation from Tyco in September 2012. From 2008 until its 2012 merger with Exelon, Ms. Hyle was Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources. From June 2007 to November 2008, Ms. Hyle served as Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC, a strategic joint venture between Constellation Energy and Électricité de France. Ms. Hyle held the position of Senior Vice President of Finance for Constellation Energy from 2005 to 2007 and Senior Vice President of Finance, Information Technology, Risk and Operations for Constellation New Energy from January to October 2005. Prior to joining Constellation Energy, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., the parent company of Alamo Rent-A-Car and National Rent-A-Car; Vice President and Treasurer of AutoNation, Inc.; and Vice President and Treasurer of Black and Decker Corporation. Ms. Hyle has been a director of AmerisourceBergen, a pharmaceutical services provider, since 2010, where she chairs the Audit and Corporate Responsibility Committee and serves on the Finance and Executive Committees. On June 25, 2012, Ms. Hyle was appointed a director for Bunge Limited, effective July 2, 2012, where she serves on the Audit and Risk Committees. Ms. Hyle currently serves on the Executive and Finance Committee of the Board of Trustees of Center Stage in Baltimore, Maryland and on the Board of Sponsors for the Loyola University Maryland Sellinger School of Business and Management. Ms. Hyle graduated from Loyola College. Ms. Hyle’s qualifications to serve on our board include her experience as a leader in developing the business and financial strategy of retail divisions.

Shawn Lucht—Mr. Lucht was appointed the Company’s Senior Vice President of Operations in connection with the separation from Tyco in September 2012. He is responsible for a wide range of critical customer-facing functions including installation, service, field administration, customer care, monitoring and e-services. Prior to the Separation, Mr. Lucht served as the Group Vice President of Operations for Tyco’s ADT North American Residential business segment. Mr. Lucht joined ADT in 2010 as part of the Broadview Security acquisition (formerly Brinks Home Security). During his 21-year career with ADT and Broadview, Mr. Lucht has held a variety of senior leadership positions including Executive Vice President of Operations and Senior Vice President for Strategy and Corporate Development at Broadview Security. Mr. Lucht holds both a Bachelor of Business Administration and a Master of Business Administration from The University of Texas at Arlington.

Keith Meister—Mr. Meister has been a member of our Board of Directors since December 19, 2012. Mr. Meister is Managing Partner and serves as Chief Investment Officer, of Corvex Management LP, a fundamental and event-oriented investment management firm. Prior to founding Corvex, Mr. Meister served from June 2002 to August 2010 in a range of leadership roles within the organization headed by Carl C. Icahn. From August 2003 and August 2010, Mr. Meister served as Chief Executive Officer and then Principal Executive Officer and Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. Mr. Meister served as Senior Managing Director of Icahn Capital LP from November 2004 to August 2010. From June 2002 until August 2010, Mr. Meister served as Senior Investment Analyst of High River Limited Partnership, an entity primarily engaged in the business of holding and investing in securities. Mr. Meister currently serves on the board of directors for Ralcorp Holdings and has served on other public company boards including, Motorola Mobility, Motorola, Inc., XO Communications, Federal Mogul, American Railcar Industries and American Casino & Entertainment. Mr. Meister earned a Bachelor of Arts in Government, cum laude, from Harvard College. Mr. Meister’s qualifications to serve on our board include his experience in developing investment objectives and strategies and his financial background.

Kathryn Mikells—Ms. Mikells was appointed the Company’s Senior Vice President and Chief Financial Officer in connection with the separation from Tyco in September 2012. Prior to the Separation, she was Chief Financial Officer of Tyco’s ADT North American Residential business segment. Before joining ADT in April 2012, Ms. Mikells served as Executive Vice President and Chief Financial Officer for Nalco Holding Company, a specialty chemical and water treatment service business, which merged with EcoLab Inc. in December 2011. Ms. Mikells served as Chief Financial Officer of UAL Corporation, the parent company of United Airlines, from 2008, and as an Executive Vice President from 2009 until UAL’s 2010 merger with Continental Airlines. During her 16 years with UAL Corporation, Ms. Mikells held a variety of other senior leadership roles, including Vice President of Investor Relations, Vice President of Financial Planning and Analysis, Vice President and Treasurer, Vice President of Corporate Real Estate, Director of Corporate Planning and Chief Financial Officer of Mileage Plus, United’s loyalty program. Before joining UAL Corporation, Ms. Mikells spent six years in financial services for companies such as GE Capital Corporate Finance and Household International. She holds a Bachelor of Science in Finance from the University of Illinois Urbana-Champaign and a Master of Business Administration from the University of Chicago. Ms. Mikells also serves as a director of The Hartford Financial Services Group, Inc. and is a member of its Compensation and Management Development Committee and Finance, Investment and Risk Management Committee. In addition, Ms. Mikells serves as a director of The Weitz Company, where she is a member of its Audit, Compensation, and Nominating and Governance Committees.

Arthur Orduña—Mr. Orduña was appointed as the Company’s Senior Vice President and Chief Innovation Officer, overseeing technology vision and strategy, in October 2012. He is responsible for building the strategic roadmap of new and existing solutions, defining future solution and product architecture and functionality, and positioning ADT as a partner of choice for key technology companies. Prior to joining ADT, he worked for Canoe Ventures, LLC, a joint venture founded by the top six U.S. cable companies, first as Chief Technology Officer then Chief Product Officer. He was responsible for building a national data and interactive services platform, developing product and technology strategy, and launching new applications and services with key partners including Comcast Cable, NBC-Universal, Time Warner Cable and Cox Communications. Prior to Canoe Ventures, Mr. Orduña was Senior Vice President of Policy & Product for Advance/Newhouse—Bright House Networks. Earlier in his career, he served as Vice President of Product & Marketing for Canal+ Technology U.S./Vivendi-Universal, and also Vice President of Product & Marketing for Integrated Systems Inc./Diab-SDS prior to its acquisition by Wind River Systems/Intel. He holds a Bachelor of Arts from Cornell University.

Dinesh Paliwal—Dinesh Paliwal has been a member of our Board of Directors since the separation from Tyco in September 2012. Mr. Paliwal currently serves as Chairman of the Board, Chief Executive Officer and President of Harman International, a company that designs, manufactures and markets a wide range of audio and information solutions for the automotive, consumer and professional market. Prior to joining Harman in 2008, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd. in Switzerland, a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. In addition to serving on our board, Mr. Paliwal also serves on the boards of National Symphony Orchestra (NSO, Kennedy Center) in Washington, D.C. and America India Foundation in New York. He is a member of the Business Advisory Council of Farmer School of Business at Miami University (Ohio). Mr. Paliwal served on the boards for Embarq Corporation until its merger with CenturyTel, and Tyco International Ltd. From 2010 to 2012, he has served as Chairman of ABB India Ltd., a publicly-listed company in India, and as Chairman of the U.S. National Foreign Trade Council in Washington, D.C. He has served as a director for the U.S. China Business Council, the U.S. India Business Council, and the International Swimming Hall of Fame. He also served for three years as Economic Advisor to the Governor of Guangdong Province, China. Mr. Paliwal earned a Master’s degree in Engineering from the Indian Institute of Technology (IIT Roorkee), a Master’s degree in Applied Science and Engineering and a Master’s degree in Business Administration, both from Miami University (Ohio). Mr. Paliwal’s qualifications to serve on our board include his extensive leadership and governance experience as a public company chief executive officer, and his engineering and financial background.

Tony Wells—Mr. Wells was appointed the Company’s Senior Vice President and Chief Marketing and Customer Officer in connection with the separation from Tyco in September 2012. He is responsible for promoting and protecting the brand as well as overseeing marketing communications, pricing, customer experience, product marketing and consumer marketing. Prior to the Separation, he was Chief Marketing and Customer Officer of Tyco’s ADT North American Residential business segment. Before joining ADT in May 2012, Mr. Wells served as Executive Vice President and Chief Marketing Officer for 24 Hour Fitness, overseeing all marketing communications, public relations, 24hourfitness.com, member services and retail products and services. Prior to joining 24 Hour Fitness in 2007, Mr. Wells held leadership roles at Visa USA, including Vice President, Client Services and Vice President, Partnership Marketing. Mr. Wells also served in various sales and marketing positions with SFX Sports Group, The Mills Corporation and Nissan North America. A former Marine infantry officer, Mr. Wells holds a Bachelor of Science in Physical Science from the United States Naval Academy and a management certificate from Johns Hopkins University.

Director Independence

To maintain its objective oversight of management, the Board of Directors consists of a majority of independent directors. Directors are required to meet a stringent definition of independence and for those directors that meet this definition, the Board of Directors will make an affirmative determination that such directors are independent.

Independent directors:

•	Include no former officer or employee of the Company or its subsidiaries or affiliates, or has served in that capacity within the last five years;

•	Have no current or prior material relationships with ADT aside from their directorship that could affect their judgment;

•	Have not worked for, or have any immediate family member, been retained by, or received anything of substantial value from the Company aside from his or her compensation as directors;

•	Have no immediate family member who is an officer of the Company or its subsidiaries or has any current or past material relationship with the Company;

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Do not work for, nor does any immediate family member, work, consult with, or are retained by another publicly traded company’s board of directors on which the Chief Executive Officer or other senior management serve;

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Do not serve as, nor does any immediate family member serve as, an executive officer of any entity which the Company’s annual sales to or purchases from exceeded one percent of either entity’s annual revenues for the last fiscal year;

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Do not serve, nor does any immediate family member serve, on either the board of directors or the compensation committee of any corporation that employs either a nominee for director or a member of the immediate family of any nominee for director; and

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Do not serve, nor does any immediate family member serve as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in excess of one percent of the organization’s charitable receipts or ADT’s charitable donations during the last fiscal year.

Our Board of Directors formally determines the independence of the ADT directors. Based on an annual evaluation performed by, and recommendations made by, the Nominating and Governance Committee, our Board of Directors annually determines the independence of each director. Our Board of Directors has affirmatively determined that each of Mr. Colligan, Mr. Donahue, Mr. Dutkowsky, Mr. Gordon, Ms. Heller, Ms. Hyle, Mr. Meister and Mr. Paliwal are independent directors and that none of these Directors has a material relationship with ADT, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with ADT. Mr. Gursahaney, the current Chief Executive Officer, is not independent, because of his role as an executive officer of the Company.

Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The standards, which are set forth above, that are relied upon by the Board of Directors in affirmatively determining whether a director is independent are comprised of those objective standards set forth in the NYSE rules, which generally provide that:

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A director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer, of the Company, would not be independent until three years after the end of such relationship.

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A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) would not be independent until three years after ceasing to receive such amount.

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A director who is a partner of or employed by, or whose immediate family member is a partner of or employed by and personally works on the Company’s audit, a present or former internal or external auditor of the Company would not be independent until three years after the end of the affiliation or the employment or auditing relationship.

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A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee would not be independent until three years after the end of such service or employment relationship.

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A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until three years after falling below such threshold.

Board Committees

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To conduct its business the Board of Directors maintains three standing committees: Audit, Compensation, and Nominating and Governance, and they are entirely composed of independent directors. Assignments to, and chairs of, the Audit and Compensation Committees are recommended by the Nominating and Governance Committee and selected by the Board of Directors. The independent directors as a group elect the members and the chair of the Nominating and Governance Committee. All committees report on their activities to the Board of Directors.

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The Chairman may convene a “special committee” to review certain material matters being considered by the Board of Directors. The special committee will report their activities to the Board of Directors.

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To ensure effective discussion and decision making while at the same time having a sufficient number of independent directors for its three committees, the Board of Directors is normally constituted of between seven and nine directors. Stockholders have the authority to set the number of directors at the annual meeting of stockholders, and the directors have the authority to fill any vacancy that may arise during the year.

•	The Nominating and Governance Committee annually reviews the organization of the Board of Directors and recommends appropriate changes to the Board.

Each of the committees operates under a written charter that is posted to our website at www.adt.com under the heading “Corporate Governance.”

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit Committee is responsible, among other things, for:

•	overseeing the quality and integrity of our annual audited and quarterly financial statements, accounting practices and financial information that we provide to the SEC or the public;

•	selecting our independent registered public accounting firm, such selection to be presented by our Board of Directors to our stockholders for their confirmation at the annual meeting of stockholders;

•	pre-approving all services to be provided to us by our independent registered public accounting firm;

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conferring with our independent registered public accounting firm to review the plan and scope of its proposed financial audits and quarterly reviews, as well as its findings and recommendations upon the completion of the audits and such quarterly reviews;

•	reviewing the independence of the independent registered public accounting firm;

•	overseeing our internal audit function;

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meeting with the independent registered public accounting firm, our appropriate financial personnel and internal financial controller regarding our internal controls, critical accounting policies and other matters; and

•	overseeing all of our compliance, internal controls and risk management policies.

The Audit Committee is comprised of Messrs. Colligan (chair) and Meister and Mses. Heller and Hyle, all of whom meet the independence requirements set forth in the listing standards of the NYSE and in accordance with the Audit Committee charter. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” as defined by the NYSE rules and have accounting or related financial management expertise as such terms are interpreted by the Board of Directors in its business judgment, and that Mr. Colligan qualifies as an “audit committee financial expert” as defined by the rules of the SEC. None of our Audit Committee members simultaneously serve on more than two other public company audit committees.

Compensation Committee

The Compensation Committee (the “ADT Compensation Committee”) oversees the Company’s overall compensation structure, policies and programs, including strategic compensation programs for our executive officers, that align the interests of our executive officers with those of our stockholders, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. The ADT Compensation Committee is responsible, among other things, for:

•	setting and reviewing our executive compensation philosophy and principles;

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proposing to our Board of Directors incentive compensation plans and equity-based plans, including performance objectives and metrics associated with these plans, on an annual basis for the Chief Executive Officer;

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reviewing annually the Chief Executive Officer’s performance and proposing to our independent directors Chief Executive Officer compensation (including salary, bonus, equity-based grants and any other long-term cash compensation);

•	reviewing annual performance of the other executive officers and approving their compensation (including salary, bonus, equity-based grants and any other long-term cash compensation);

•	reviewing and approving the comparator group(s) for benchmarking compensation levels and pay practices, as well as performance, for the Chief Executive Officer and executive officers;

•	reviewing annually talent development and succession plans for executive officers other than the Chief Executive Officer and making recommendations to our Board of Directors;

•	reviewing and approving benefit and perquisite programs for executive officers;

•	administering the Company’s equity incentive plans, including the review and grant of stock option and other equity incentive grants to executive officers;

•	overseeing the design, participation, adequacy, competitiveness, internal equity and cost effectiveness for the Company’s broadly-applicable benefit programs;

•	establishing, in collaboration with the Nominating and Governance Committee, compensation for non-employee directors;

•	monitoring compliance by officers and directors with the Company’s stock ownership guidelines;

•	conducting an annual risk assessment of the Company’s compensation programs;

•	administering the Company’s pay recoupment policy;

•	reviewing the Company’s human resources strategy and controls, including Sarbanes-Oxley Section 404 compliance;

•	assessing annually the performance of the ADT Compensation Committee and its members and the adequacy of the Committee charter and recommending results and or changes to our Board of Directors;

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recommending to our Board of Directors the Company’s approach with respect to the stockholder advisory vote on executive compensation or “say-on-pay” and how frequently the Company should permit stockholders to have a vote on say-on-pay, taking into account the results of stockholder votes on the frequency of say-on-pay resolutions at the Company;

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overseeing our disclosure regarding executive compensation, including approving the report to be included in our annual Proxy Statement on Schedule 14A and included or incorporated by reference in our annual report on Form 10-K; and

•	reviewing and approving employment, retirement, severance and change-in-control agreements/arrangements for our executive officers.

The ADT Compensation Committee is comprised of Messrs. Paliwal (chair), Donahue and Dutkowsky, all of whom meet the independence requirements set forth in the listing standards of the NYSE and in accordance with the Compensation Committee charter. The Board of Directors has determined that all of the members of the ADT Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). For more information on the ADT Compensation Committee, please see “Executive Compensation—Compensation Discussion and Analysis”.

Compensation Committee Interlocks and Insider Participation

None of the members of the ADT Compensation Committee during fiscal year 2012 or as of the date of this prospectus has been an officer or employee of the Company or any of its subsidiaries and no executive officer of the Company served on the ADT Compensation Committee or board of any company that employed any member of the ADT Compensation Committee or Board of Directors.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible, among other things, for:

•	developing and recommending to our Board of Directors our corporate governance principles and otherwise taking a leadership role in shaping our corporate governance;

•	reviewing and evaluating the adequacy of and recommending to our Board of Directors amendments to our by-laws, certificate of incorporation, committee charters and other governance policies;

•	reviewing and making recommendations to our Board of Directors regarding the purpose, structure and operations of our various board committees;

•	identifying, reviewing and recommending to our Board of Directors individuals for election or re-election to the Board of Directors, consistent with criteria approved by the Board of Directors;

•	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan, and making recommendations to our Board of Directors;

•	establishing, in collaboration with the ADT Compensation Committee, compensation for non-employee directors;

•	establishing criteria and qualifications for board membership, including standards for assessing independence;

•	overseeing the Company’s Environmental, Health & Safety management program;

•	ensuring the appropriate process is in place to perform and review the Company’s enterprise-wide risk assessments;

•	overseeing the Board of Directors’ annual self-evaluation; and

•

overseeing and monitoring general governance matters including communications with stockholders, regulatory developments relating to corporate governance and our corporate social responsibility activities.

The Nominating and Governance Committee is comprised of Messrs. Gordon (Chair), Colligan and Paliwal, all of whom meet the independence requirements set forth in the listing standards of the NYSE and in accordance with the Nominating and Governance Committee charter.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section presents information concerning compensation arrangements for fiscal year 2012 and the post-Separation (defined below) programs for fiscal year 2013 for our named executive officers. Our named executive officers are our chief executive officer, chief financial officer and the three most highly compensated ADT executive officers based on their fiscal year 2012 compensation with Tyco. Our named executive officers for 2012 are listed below.

ADT Named Executive Officers	Pre-Separation Role at Tyco
Naren Gursahaney Chief Executive Officer	President of Tyco Security Solutions

Kathryn Mikells Chief Financial Officer	Chief Financial Officer of ADT North America Residential

Donald Boerema Chief Corporate Development Officer	Chief Marketing Officer of ADT North America Residential

Mark Edoff Senior Vice President of Business Operations Optimization	Chief Financial Officer of Tyco Security Solutions

Anita Graham Chief Human Resources and Administrative Officer	Vice President of Human Resources of Tyco Security Solutions

On September 28, 2012, the Company became an independent, publicly-traded company as a result of Tyco’s distribution, on a pro rata basis, of all of the shares of ADT to Tyco stockholders (the “Separation” or the “Spin-off”). The strategic rationale for the Separation was to provide ADT with direct and differentiated access to capital markets and to allow the Company greater strategic focus of financial resources on activities that provide the most value to stockholders.

Prior to the Separation, the Company operated within the Tyco Security Solutions business unit, our named executive officers were employed by Tyco, and their compensation was determined by the Tyco Compensation and Human Resources Committee or its designees (the “Tyco Compensation Committee”) under Tyco programs. While we are required to disclose the compensation of our named executive officers and decisions made with respect to their compensation during fiscal year 2012, this disclosure reflects compensation under Tyco programs pursuant to the Tyco compensation philosophy and does not necessarily reflect the compensation our named executive officers receive following the Separation. However, many of our compensation programs are based on the Tyco compensation programs, and the historical information concerning compensation of our named executive officers gives context to our new pay practices at ADT.

Where compensation decisions have been made with respect to fiscal year 2013, we have included a description of those decisions and compensation programs in order to provide a clearer picture as to the implementation of ADT’s compensation philosophy following the Separation. As described in further detail below, we have redesigned our fiscal year 2013 compensation program to support our strategic priorities as an independent Company that include strengthening our core business and extending our market leadership by leveraging our industry leading brand name, superior scale, and expansive dealer network. Additionally, our new compensation program is tailored to reinforce our future growth initiatives aimed at driving both short- and long-term profitability, including our investments in technology, people, and products that will drive both the acquisition of new customers and the retention of existing customers, as well as the penetration of existing customer relationships with new services, such as interactive monitoring and home automation capabilities. As a newly independent public company, we are not able to compare our total shareholder returns to the total shareholder returns of other companies in our industry or the S&P 500. However, we have designed our executive compensation programs to reward our executive management team for strong Company performance and an increase in value for our stockholders. In addition, we will be tracking total shareholder return compared to our peer group and will consider making it part of the executive compensation program.

In connection with the Separation, the Board of Directors of the Company formed its own Compensation Committee. In this Compensation Discussion and Analysis, we refer to ADT’s Compensation Committee as “our Compensation Committee.” Our Compensation Committee determines the Company’s executive compensation for fiscal year 2013 and beyond.

Compensation Overview and Philosophy

Post-Separation Programs. As a newly independent public company, ADT has designed and will continue to refine and further develop its executive compensation objectives, policies, practices and programs to support its strategic mission and business objectives.

The objectives of the compensation plans of the Company are to support its overall strategy and objectives, including the alignment of management’s interests with stockholders; linking total compensation to defined performance goals; balancing the need to motivate appropriate risk taking without encouraging or rewarding excessive risk; attracting and retaining key executives; and providing competitive total compensation opportunities.

The compensation philosophy of the Company for purposes of the development and design of ADT’s executive compensation programs includes, among others, the following concepts:

•	Rewarding executives for achieving strong operating performance and delivering on the Company’s strategic initiatives.

•	Targeting base salary and performance-based pay, on average, at the 50th percentile of the Company’s competitive market, including select peer companies and the broader competitive talent market.

•	Applying limited discretion, as appropriate, in setting individual compensation packages which reflect the value and expected contributions of each executive.

Tyco Programs. The compensation philosophy of Tyco’s Compensation Committee guided its compensation decisions with respect to ADT’s named executive officers during the period prior to the Separation, including all of fiscal year 2012, and also during the period directly following the Separation. In designing ADT’s executive compensation programs, the Tyco Compensation Committee was guided by its philosophy that executive compensation programs should:

•	Reinforce Tyco’s business objectives and the creation of long-term shareholder value.

•	Provide for performance-based reward opportunities that support growth and innovation without encouraging or rewarding excessive risk.

•	Align the interests of executives with those of shareholders by weighting a significant portion of compensation on sustained shareholder returns through long-term performance programs.

•

Attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives and cash- and equity-based pay.

•	Recognize and support outstanding individual performance and behaviors that demonstrate Tyco’s core values—Integrity, Excellence, Teamwork and Accountability.

Role of the Compensation Committee

Post-Separation Programs. Following the Separation, our Compensation Committee adopted a charter that is similar to the charter of the Tyco Compensation Committee. ADT’s Compensation Committee, which consists exclusively of independent directors also considered “outside directors” as defined in Section 162(m) of the Code, is responsible for, among other things: (1) reviewing and approving compensation, benefits and human resources policies and objectives; (2) determining whether our officers, directors and employees are compensated in accordance with those policies and objectives; and (3) fulfilling the board’s responsibilities relating to compensation of our executives. Our Compensation Committee reviews and recommends compensation for our Chief Executive Officer to our Board of Directors. Our Compensation Committee has direct approval authority, without the ratification of our Board of Directors, over the compensation of our other “senior officers” (i.e., those “Section 16” officers who are required to report trading in ADT securities under SEC rules) and “senior executives” (those executives who are not senior officers, but who have a base salary of $350,000 or greater), including each of our named executive officers.

In anticipation of the Separation, the Tyco Compensation Committee played an active oversight role in the design of our executive compensation programs, approving and recommending to our Compensation Committee and our Board of Directors certain actions with respect to our post-Separation executive officers. These recommendations, which were ratified by our Board of Directors on September 28, 2012, included the levels of compensation of our named executive officers following the Separation, including base salary, target annual incentive award and target long-term incentive award values, as well as the target value of one-time equity awards granted in fiscal year 2013 (the “Founders’ Grants”, discussed in “— Elements of Compensation—Post-Separation Programs—Long-Term Incentive Awards” below).

Tyco Programs. The Tyco Compensation Committee consisted exclusively of independent directors, who were also “outside directors” as defined in Section 162(m) of the Code. During fiscal year 2012, the Tyco Compensation Committee had direct approval authority over the compensation of Mr. Gursahaney. The approval authority for compensation decisions relating to Messrs. Boerema and Edoff and Mses. Mikells and Graham was delegated to Tyco’s Chief Executive Officer and its Senior Vice President, Human Resources. Ms. Mikells’ compensation was, however, approved by the Tyco Compensation Committee upon her hiring in April, 2012.

Role of Independent Compensation Consultant and Company Management

Post-Separation Programs. In carrying out its role in establishing executive compensation plans, our Compensation Committee receives advice from an independent compensation consultant, and considers pay strategies and recommendations prepared by the Company’s management. Under its charter, our Compensation Committee has the sole authority to retain, compensate and terminate the independent compensation consultant and any other advisors necessary to assist it in its evaluation of non-employee director, chief executive officer or other senior executive compensation. Our Compensation Committee selected Farient Advisors LLC (“Farient”) to be its independent compensation consultant following the Separation. Among the responsibilities of Farient following the Separation are the following:

•	providing an ongoing review and critique of our executive compensation philosophy, the strategies associated with it, and the composition of the peer group of companies;

•

preparing periodic competitive compensation analyses and conveying advice regarding ADT’s compensation program design, pay mix, pay levels, corporate performance and goal-setting, and pay for performance alignment;

•	presenting updates on market trends;

•	attending regular and special meetings of our Compensation Committee;

•	regularly conducting private meetings with our Compensation Committee and/or Board without the presence of management representatives; and

•	conducting an ongoing review and critique of our director compensation programs.

Our independent compensation consultant develops pay strategies and recommendations relating to our Chief Executive Officer, which such consultant provides to our Compensation Committee. Our Compensation Committee and the independent compensation consultant together review and discuss all matters involving the Chief Executive Officer’s compensation. Our Compensation Committee reviews and approves the performance goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates his performance in light of those goals and objectives and, based upon this evaluation, recommends his compensation for approval by the independent members of the Board of Directors.

With respect to our other named executive officers and senior officers, the Chief Executive Officer and the Chief Human Resources and Administrative Officer develop the pay strategies and recommendations, which our Compensation Committee then reviews and approves.

Tyco Programs. With respect to the pre-Separation compensation of our named executive officers, the Tyco Compensation Committee received advice from an independent compensation consultant and considered pay strategies and recommendations prepared by Tyco’s management. From fiscal year 2007 until fiscal year 2012, the Tyco Compensation Committee retained Exequity LLP (“Exequity”) as its independent compensation consultant to provide services exclusively to the Tyco Compensation Committee.

In general, the independent compensation consultant developed pay strategies and recommendations relating to the Chief Executive Officer of Tyco, which the consultant provided to the Tyco Compensation Committee, and also reviewed and critiqued Tyco’s director and executive compensation programs, strategies and philosophy. During fiscal year 2012, Exequity also assisted the Tyco Compensation Committee in developing its recommendations to our Board of Directors regarding post-Separation executive compensation.

With respect to our named executive officers, the Chief Executive Officer of Tyco and Tyco’s Senior Vice President, Human Resources and Internal Communications developed the pay strategies and recommendations, which the Tyco Compensation Committee then reviewed. However, the authority to approve those strategies and recommendations resided with different parties according to the employee’s level within Tyco. For Mr. Gursahaney, decisions were required to be approved by the independent members of the Tyco Board of Directors, subject to the Tyco Compensation Committee’s authority regarding performance measures. For Messrs. Boerema and Edoff and Mses. Mikells and Graham, Tyco’s Board of Directors granted Tyco’s Chief Executive Officer and his designees the authority to approve pay actions. However, the Tyco Compensation Committee was responsible for approving actions related to other aspects of the compensation of these employees, such as the size of bonus pools, annual incentive plan performance goals, equity award design, equity value ranges and share pools and compensation packages for highly compensated employees who were not senior officers.

Process Overview: How the Compensation Committee Designs and Establishes Executive Compensation

Post-Separation Programs. Following the Separation, our Compensation Committee authorized Farient, with the assistance of management, to develop a peer group that would fit with the Company’s business model and size characteristics. In doing so, Farient screened public companies based on whether they have a similar range of revenues and are generally focused on generating subscription-based recurring revenue, primarily in the business-to-consumer (B2C) arena. This process resulted in a peer group, which our Compensation Committee approved, consisting of the following companies:

• The Brink’s Co.	• Liberty Media Corp.	• Telephone & Data Systems, Inc.

• Cablevision Systems Corp.	• MetroPCS Communications, Inc.	• Tyco International Ltd.

• CenturyLink, Inc.	• Netflix, Inc.	• Windstream Corp.

• Charter Communications, Inc.	• Rollins, Inc.	• DIRECTV*

• Equinix, Inc.	• SIRIUS XM Radio Inc.	• Ascent Capital Group, Inc.*

• Frontier Communications Corp.	• Stanley Black & Decker, Inc.

*	These companies are included only as “reference peers,” as their business model is similar to ADT’s, but their size is considerably different than ADT. Reference peers are utilized only for purposes of analyzing pay practices and relative performance and are not used to benchmark the pay levels for our named executive officers.

Going forward, our Compensation Committee will consider the compensation data from the peer group that relates to similarly positioned executives within the peer group when it sets the compensation levels of our named executive officers, as well as other factors including the relative complexity and importance of the executive’s role within the organization, the executive’s experience, record of performance and potential, general industry compensation data and internal pay equity considerations. Our Compensation Committee will also review tally sheets for each of our named executive officers to better understand the effect that changing any discrete pay element would have on the total compensation provided and reveal how well each pay element aligns with our compensation philosophy and objectives.

As previously noted, the Tyco Compensation Committee was actively involved in the design of our post-Separation compensation programs. In making its recommendation to our Compensation Committee and our Board of Directors regarding post-Separation pay for our named executive officers, including the compensation approved for Ms. Mikells upon her hiring in April 2012, the Tyco Compensation Committee considered general industry data (excluding financial service companies) adjusted for the approximate size of the post-Separation ADT, and other benchmark data obtained from broad surveys prepared by third party providers. As demonstrated by the constitution of the Company’s post-Separation senior leadership team, the Company’s talent strategy called for both the development of internal leadership and the recruitment of highly experienced leaders from outside the Company. In developing post-Separation executive compensation levels, Tyco’s Compensation Committee broadly targeted total direct compensation at the 50 th percentile of the benchmark data. Although these benchmarks represented useful guidelines, the Tyco Compensation Committee exercised discretion in making recommendations of individual executive compensation packages so that they appropriately reflected the value and expected contributions of each executive to the Company, as well as the executive’s leadership, commitment to our values, and potential for advancement.

Tyco Programs. In past years, the Tyco Compensation Committee considered the compensation levels and compensation program design of a peer group when designing and establishing executive compensation plans and targets and setting compensation levels for its executives and officers, including Mr. Gursahaney. However, due to the anticipated Separation at the end of fiscal year 2012, Tyco management determined that fiscal year 2012 compensation for our named executive officers (other than Ms. Mikells) should be equal to the compensation levels for fiscal year 2011, and any adjustments to compensation resulting from anticipated changes to their roles would be made concurrent with the Separation.

Elements of Compensation—Post-Separation Programs

Our executive compensation program following the Separation, as designed by Tyco’s Compensation Committee and ratified by our Compensation Committee, incorporates four primary elements of compensation, which are described below:

Base salary:	Base salary provides a fixed amount of cash compensation to our executives. We provide base salaries that are competitive in the market for talent, but base salaries are generally not the largest element of targeted compensation for our named executive officers.

Annual incentive compensation:	Annual incentives are paid in cash based on the achievement of short-term performance goals of the Company. Annual incentive compensation rewards employees for their execution of the operating plan and other strategic initiatives, as well as for financial performance that benefits the Company’s business and drives long-term shareholder value creation. It places a meaningful proportion of total cash compensation at risk, thereby aligning executive rewards with the Company’s financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of individuals and groups.

Long-term incentive compensation:	A key element in the compensation of our named executive officers is long-term equity incentive awards (“LTI compensation”), which tie a significant portion of compensation to Company performance. LTI compensation serves our philosophy, by helping to attract, retain and motivate talent, align the interests of our executives with the interests of our stockholders, link a significant portion of the executive’s total pay opportunity to share price, provide long-term accountability for executives, and offer the incentive of performance-based opportunities for capital accumulation in lieu of a pension plan for our executive management.

Executive benefit plans and other elements of compensation:	We provide limited perquisites and other benefits to our executives. We offer severance and change in control termination protection in order to allow the named executive officers to remain focused on their duties rather than contingencies that may occur during the course of their employment. We also believe that severance and change in control termination protection is needed to attract and retain the best talent available.

The table below summarizes the target compensation levels for our named executive officers by element for fiscal year 2013.

Naren Gursahaney (Chief Executive Officer):
Base Salary	$900,000
Target Bonus	900,000
Target Annual Long-Term Incentive Award	3,500,000

Total	$5,300,000

Kathryn Mikells (Chief Financial Officer):
Base Salary	$612,000
Target Bonus	489,600
Target Annual Long-Term Incentive Award	1,300,000

Total	$2,401,600

Donald Boerema (Chief Corporate Development Officer):
Base Salary	$375,000
Target Bonus	225,000
Target Annual Long-Term Incentive Award	350,000

Total	$950,000

Mark Edoff (SVP, Business Operations Optimization):
Base Salary	$365,000
Target Bonus	219,000
Target Annual Long-Term Incentive Award	350,000

Total	$934,000

Anita Graham (Chief Human Resources and Administrative Officer):
Base Salary	$420,000
Target Bonus	252,000
Target Annual Long-Term Incentive Award	500,000

Total	$1,172,000

Compensation awarded to our named executive officers is weighted towards performance-based compensation, with an emphasis on long-term equity incentives. We believe that this aligns the interests of our executives with the interests of our stockholders, and motivates our executives to achieve superior results. The chart below summarizes the distribution of total direct pay by element for fiscal year 2013.

Base Salary

During fiscal year 2012, the Tyco Compensation Committee determined that each of our named executive officers, other than Ms. Mikells, who was hired on April, 30, 2012, should receive an increase in base salary following the Separation to reflect their new roles and increased responsibilities with ADT. These salary increases were approved by our Board and are effective for fiscal year 2013 as noted in the table above.

Upon the completion of the Separation, each of our named executive officers (other than Ms. Mikells) received a one-time cash payment equal to the difference between their targeted cash compensation for fiscal year 2012 (base salary and target annual incentive award) and their new targeted cash compensation, prorated for the period from April 1 to September 28, 2012. The April 1, 2012 date was selected because it was the first day of the month following the approval of the post-Separation compensation by the Tyco Compensation Committee. This payment was made in consideration of the increased duties assumed by these individuals prior to the Separation in connection with their promotions and their new roles with ADT following the Separation.

Our Compensation Committee will review the base salaries of our named executive officers annually to determine whether they adequately reward our executives for their services and remain competitive in the market for talent.

Annual Incentive Compensation

For fiscal year 2013, each of our named executive officers will participate in our Officer Short-Term Bonus Plan, which is a subplan under our 2012 Stock and Incentive Plan and is intended to qualify as performance-based compensation under Section 162(m) of the Code. Under the Officer Short-Term Bonus Plan, our Compensation Committee selects an objective maximum formula for annual incentive bonuses, based on the achievement of certain performance goals (excluding certain pre-determined items). For fiscal year 2013, our Compensation Committee established operating income as the objective performance measure for purposes of determining the maximum annual incentive bonus for our named executive officers. Our Compensation Committee also establishes a guideline formula that will be used to apply negative discretion to the maximum formula to arrive at the actual bonus received by a participant.

For fiscal year 2013, the guideline formula for annual incentive bonuses will be based on the achievement of financial goals (80%) and individual goals (20%), with the exception of the guideline formula for Mr. Gursahaney’s award, which will be based 100% on the achievement of Company financial goals. The Company financial goals are based on recurring revenue growth (30% weighting), adjusted free cash flow (30% weighting) and net attrition (20% weighting). Adjusted free cash flow is defined as free cash flow before cash interest expense and adjusted for certain items, such as material variances from targeted gross account additions and targeted Pulse penetration to ensure the financial target appropriately encourages investment for long term growth. In addition, the achievement of financial goals for the Chief Executive Officer, senior officers and senior executives may be adjusted +/- 20% based upon achievement of certain strategic modifiers which are related to specific internal financial goals focused on driving the long-term health and growth of our business. Individual performance objectives have been included in the design of our plan in order to improve line-of-sight for participants, and are aligned to specific value drivers of our business. If the achievement of the Company’s financial goals is at the threshold level or below, satisfaction of the individual goals will be capped at the threshold level of 50%. Pursuant to the guideline formula, payouts under the Officer Short-Term Bonus Plan are capped at 200% of the target level. Our Compensation Committee may exercise negative discretion with respect to awards under the Officer Short-Term Bonus Plan but may not increase awards.

Long-Term Incentive Awards

In fiscal year 2013, our Compensation Committee granted long-term equity incentive awards to certain employees including our named executive officers. These awards were in the form of stock options, restricted stock units (“RSUs”) and performance share units (“PSUs”). Stock options and RSUs will vest in four equal installments on each of the first four anniversaries of the date of grant. The exercise price of the stock options is equal to the fair market value of our common stock on the date of grant. PSUs will vest in full on the third anniversary of the date of grant, with the number of PSUs to be delivered based on achieving performance goals with respect to recurring revenue growth (60% weighting) and adjusted free cash flow (as defined above) growth (40% weighting). In order to place more emphasis on performance-based compensation, Mr. Gursahaney did not receive an annual grant of RSUs, and was instead granted only stock options (50%) and PSUs (50%).

Also, in connection with the Separation, our Compensation Committee made additional one-time equity grants to certain of our key employees, including each of our named executive officers, to further align the interests of these key employees with the interests of our stockholders. These one-time Founders’ Grants are intended to enhance retention of our new management team, and are not considered part of our regular executive compensation program. The Founders’ Grants were in the form of stock options (50%) and RSUs (50%). These one-time stock option awards will vest in three equal installments on each of the first three anniversaries of the date of grant. The one-time RSU awards will vest in full on the third anniversary of the date of grant.

The following table summarizes the grant date value or the target value, as applicable, for each form of award for both the annual equity grants and the Founders’ Grants for each of our named executive officers:

Fiscal Year 2013 Long-Term Equity Incentive Awards

	Annual Equity Award Grants			One-Time Founders Grants		Total
Named Executive Officer	Options	RSUs	PSUs	Options	RSUs
Naren Gursahaney	$1,750,000	—	$1,750,000	$875,000	$875,000	$5,250,000
Kathryn Mikells	$520,000	$260,000	$520,000	$325,000	$325,000	$1,950,000
Donald Boerema	$140,000	$70,000	$140,000	$87,500	$87,500	$525,000
Mark Edoff	$140,000	$70,000	$140,000	$87,500	$87,500	$525,000
Anita Graham	$200,000	$100,000	$200,000	$125,000	$125,000	$750,000

Executive Benefit Plans and Other Elements of Compensation

Our named executive officers are eligible to participate in the benefit plans that are available to substantially all of our U.S. employees, including our 401(k) plan and our medical insurance, dental insurance, life insurance and long-term disability plans. None of our named executive officers participate in a defined benefit pension plan.

Our named executive officers are also eligible to participate in the Company’s Supplemental Savings and Retirement Plan (the “SSRP”), which is a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for executives earning more than $115,000 per year. The SSRP provides executives with the opportunity to:

•	contribute retirement savings in addition to amounts permitted under the Company’s tax qualified 401(k) Retirement Savings and Investment Plan (“RSIP”);

•	defer compensation on a tax-deferred basis and receive tax-deferred market-based growth; and

•	receive any Company contributions that were reduced under the RSIP due to IRS compensation limits.

Supplemental Insurance Benefits. Following the Separation, Mr. Gursahaney continued to receive the supplemental insurance benefits that he received from Tyco prior to the Spin-off under policies whose premiums had been paid by Tyco. Going forward, our Compensation Committee decided to end the supplemental insurance benefit program for Mr. Gursahaney. In connection with the discontinuance of these benefits, we made a one-time grant of RSUs to Mr. Gursahaney in November 2012, with a grant date fair value equal to two times the annual premium value of these benefits and a pro-rata vesting schedule of two years.

Executive Physical Program. The Company strongly believes in investing in the health and well-being of its executives as an important component in providing continued effective leadership for the Company. As such, we have adopted an annual executive physical program. All of our named executive officers are eligible for this benefit.

Change in Control and Severance Benefits

The ADT Corporation Severance Plan for U.S. Officers and Executives (the “Severance Plan”) generally governs the benefits that would become payable to our named executive officers upon their termination of service to the Company, while The ADT Corporation Change in Control Severance Plan (the “CIC Severance Plan”) generally governs the benefits that would become payable to our named executive officers upon their termination of service due to a Change in Control. As described below, a “double trigger” is required under the CIC Severance Plan before most benefits become available to the executives covered by that plan.

The table below summarizes the key terms and provisions of the severance plans that are currently in effect.

Severance Arrangements for Named Executive Officers

Description	Change-in-Control	Other Terminations (not Change-in- Control)
Governing document:	CIC Severance Plan. For equity awards, individual award agreements.	Severance Plan. For equity awards, both the Severance Plan and individual award agreements.

Termination events triggering severance cash benefits and benefits continuation:

•Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending 24 months following a change in control.

•Good Reason Resignation within the same time period.

No cash benefit is payable under the CIC Severance Plan in the event of death or disability.

Involuntary termination other than for Cause, permanent disability or death. No cash benefit is payable under the Severance Plan in the event of death or disability.

Severance cash benefit:	Two times base salary and two times target annual bonus.	Two times base salary and two times target annual bonus for Mr. Gursahaney; 1.5 times base salary and 1.5 times target annual bonus for our other named executive officers.

Executive must sign release to receive severance benefits:	Yes.	Yes.

Health and welfare benefits continuation:	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for a 12-month period.	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for an additional period up to 12 months.

Description	Change-in-Control	Other Terminations (not Change-in- Control)

Prorated bonus in year of termination:	Yes, payable at target.	At the Company’s discretion and subject to applicable performance conditions and other incentive plan terms.

Equity treatment(1):

Substantially all of the individual equity awards for our named executive officers provide that, upon a change in control (and, with respect to awards granted in fiscal year 2009 and thereafter, upon a termination event):

•   All options and RSUs vest in full.

•   All performance-based units vest at target.

•   Options remain exercisable until the earlier of (i) the expiration of the remainder of their term and (ii) up to three years following the executive’s termination date.

Upon an involuntary termination
without Cause: Awards granted
prior to Oct. 12, 2011:

•      All unvested RSUs and stock
options are forfeited unless
the executive is retirement
eligible, in which case all or a
portion of the shares vest. For
stock options, the executive
receives one additional year
of vesting.

•      Performance share units are
forfeited unless the executive
is retirement eligible, in
which case all or a portion of
the shares vest and remain
subject to performance
criteria.

Awards granted on and after
Oct. 12, 2011:

• All unvested RSUs and stock
options are forfeited unless the
executive is retirement eligible, in
which case awards vest pro rata
based on the number of full
months of service completed from
the grant date through the
termination date.

• Executive receives one additional
year of option vesting.

• Performance share units are
forfeited unless the executive is
retirement eligible, in which case
all or a portion of the shares which
vest remain subject to performance
criteria.

For all awards, the executive has 12 months (or in the case of retirement eligible employees, 36 months) to exercise vested stock options, subject to original term.

Description	Change-in-Control	Other Terminations (not Change-in- Control)

Outplacement assistance:	Up to 12 months.	At the Company’s discretion for up to 12 months.

Excise tax gross-up payment:	No.	N/A

IRC Section 280G Cap on Benefits:	Yes, if the cap results in greater after tax payments to executive, otherwise benefits are not capped.	N/A

Restrictive covenants:	Subject to confidentiality and non-disparagement covenants.	• Prohibited from soliciting
customers and employees of the
Company for two years from the
date of termination.

• Prohibited from competing with
the Company for one year from the
date of termination.

• Subject to confidentiality and
non-disparagement covenants.

(1)	Upon death or disability, equity awards generally vest in full, subject to performance conditions for PSUs.

The Severance Plan generally defines “Cause” as an executive’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company; (ii) violation of any fiduciary duty owed to the Company; (iii) conviction of a felony or misdemeanor; (iv) dishonesty; (v) theft; (vi) violation of Company rules or policy; or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The administrator of the Severance Plan, in its sole and absolute discretion, determines whether Cause exists.

The CIC Severance Plan provides the benefits outlined above only if, during the 60-day period prior to and the two-year period following a Change in Control, a Change in Control Termination occurs. The CIC Severance Plan generally defines “Cause” as (i) a material violation of any fiduciary duty owed to the Company; (ii) conviction of or entry of a plea of nolo contendere with respect to, a felony or misdemeanor; (iii) dishonesty; (iv) theft; or (v) other egregious conduct, that is likely to have a materially detrimental impact on the Company and its employees. Whether an executive’s termination is due to “Cause” under the CIC Severance Plan is determined by the administrator of the CIC Severance Plan.

The CIC Severance Plan generally defines “Good Reason Resignation” as any retirement or termination of employment by an executive that is not initiated by the Company and that is caused by any one or more of the following events, provided the event occurs in the period beginning 60 days before the change in control date and ending two years after that date:

•

Without the executive’s written consent, the Company assigns the executive any duties inconsistent in any material respect with his or her authority, duties or responsibilities or any other action by the Company which results in a significant diminution in such authority, duties or responsibilities;

•

Without the executive’s written consent, the Company makes a material change in the geographic location at which the executive performs services to a location that is more than 50 miles from his or her existing principal place of employment;

•	Without the executive’s written consent, the Company materially reduces the executive’s base compensation and benefits, taken as a whole; or

•	The Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations to the executive under the CIC Severance Plan.

If an executive remains employed for more than 150 days following the occurrence of any event set forth above, any subsequent retirement or termination of employment by the executive that is not initiated by the Company will not constitute a “Good Reason Resignation.” Whether an executive’s termination is as a result of a “Good Reason Resignation” is determined by the administrator of the CIC Severance Plan.

Elements of Compensation—Tyco Programs

Tyco’s executive compensation program incorporated four primary elements consisting of base salary, annual incentive compensation, long-term incentive compensation and executive benefit plans and other elements of compensation.

Base Salary

The Tyco Compensation Committee determined that none of our named executive officers should receive a salary increase for fiscal year 2012. Instead, the Tyco Compensation Committee determined that any salary increase should go into effect at the time of the Separation to account for the increased level of responsibility of our named executive officers in their new roles with ADT.

Annual Incentive Compensation

For fiscal year 2012, annual incentive compensation for Mr. Gursahaney was paid by Tyco in the form of an annual performance bonus under Tyco’s 2004 Stock and Incentive Plan (the “2004 SIP”). For fiscal year 2012, annual incentive compensation for Messrs. Boerema and Edoff and Mses. Mikells and Graham was paid in the form of an annual performance bonus under Tyco’s Annual Incentive Plan (AIP).

In the first quarter of fiscal 2012, the Tyco Compensation Committee established performance measures and targets for Tyco (and for each group, division and business segment), and set a minimum performance threshold of $450 million in adjusted net income (adjusted for (i) business acquisitions and disposals, (ii) debt refinancing, (iii) legacy legal and tax matters, (iv) goodwill and intangible asset impairments for businesses acquired prior to 2002, (v) changes in accounting, (vi) asset impairments triggered by the Separation and (vii) Separation related costs) that had to be met in order for Tyco’s named executive officers to receive any bonuses for the year. The net impact of these adjustments did not determine whether the minimum threshold was met. These metrics were also approved by the independent members of the Tyco Board of Directors. The Tyco Compensation Committee also approved individual maximum bonus amounts for Mr. Gursahaney of 0.25% of adjusted net income, subject to a cap of $2.5 million. After setting these minimum performance thresholds and maximum payouts, the Tyco Compensation Committee further refined target and maximum payout values as a percentage of base salary. The target incentive opportunity for our named executive officers ranged from 50% to 100% of base salary for fiscal year 2012. Potential payouts ranged from 0% to 200% of the target incentive opportunity.

The performance measures approved for the corporate and group levels of the organization (including Tyco Security Solutions, of which ADT was a part) were also established in the first quarter of fiscal 2012 and were used by the Tyco Compensation Committee and the Tyco Board of Directors in the determination of final bonuses for Tyco’s named executive officers. For our named executive officers, who were impacted by Tyco’s management and segment realignment in the second fiscal quarter of fiscal year 2012, the Tyco Compensation Committee primarily considered the operating results of ADT. These results were subject to a plus or minus 25% modification based upon a qualitative assessment of first quarter results and each individual’s contribution to the Separation. The operating results are described in the table below.

Fiscal Year 2012 Annual Incentive Compensation Design Summary

Performance Measure	Weights		Performance Target	Actual Performance
Messrs. Gursahaney and Boerema, Ms. Mikells and Ms. Graham
• Operating Income of ADT NA Residential & Small Business before special items (“Adjusted Operating Income”)	25%		$826 million	$794 million
• Free Cash Flow (“Adjusted FCF”) of ADT NA Residential & Small Business and ADT Commercial (now known as Tyco Integrated Security)	20%		$1.06 billion	$909 million
• Net Revenue of ADT NA Residential & Small Business (in constant currency)	25%		$3.22 billion	$3.25 billion
• Net Attrition of ADT NA Residential & Small Business	10%		12.70%	13.83%
• Corporate:	20%
Adjusted Operating Income from continuing operations before special items		7%	$2.33 billion	$2.29 billion
Adjusted FCF before special items		7%	$1.49 billion	$1.46 billion
Total Net Revenue (in constant currency)		6%	$17.68 billion	$17.44 billion

Mr. Edoff
• ADT:	50%
Adjusted Operating Income of ADT NA Residential & Small Business before special items		15.62%	See above	See above
Adjusted FCF of ADT NA Residential & Small Business and ADT Commercial (now known as Tyco Integrated Security)		12.50%	See above	See above
Net Revenue of ADT NA Residential & Small Business (in constant currency)		15.63%	See above	See above
Net Attrition of ADT NA Residential & Small Business		6.25%	See above	See above
• Corporate:	50%
Adjusted Operating Income from continuing operations before special items		17.50%	See above	See above
Adjusted FCF before special items		17.50%	See above	See above
Total Net Revenue (in constant currency)		15.00%	See above	See above

Description of Performance Measures: For compensation purposes, Adjusted Operating Income and Adjusted FCF were adjusted to exclude the effects of events that the Tyco Compensation Committee deems did not reflect the performance of the named executive officers. The categories of special items were identified at the time the performance measure was approved at the beginning of the fiscal year, although the Tyco Compensation Committee may in its discretion make adjustments during the fiscal year. Special items include gains, losses or cash outlays that may mask the underlying operating results and/or business trends of Tyco or business segment, as applicable. For fiscal 2012, the approved categories of adjustments included adjustments related to (i) business acquisitions and divestitures; (ii) debt refinancing; (iii) legacy legal and tax matters; (iv) goodwill and intangible asset impairments for business acquired prior to 2002; (v) tax law changes in Europe; (vi) certain unbudgeted capital expenditures and pension contributions; (vii) unbudgeted restructuring charges; (viii) charges related to the Separation, and (ix) realignments of segment and corporate costs. Adjusted FCF was calculated by first adjusting cash flow from operations by removing the effects of the sale of accounts receivable programs, cash paid for purchase accounting and holdback liabilities, and voluntary pension contributions and then deducting net capital expenditures (including accounts purchased from the ADT dealer network), and then adding back the special items that increased or decreased cash flows. The customer attrition rate was a 52-week trailing ratio, the numerator of which was the annualized recurring revenue lost during the period due to attrition, net of dealer charge-backs and re-sales, and the denominator of which was total annualized recurring revenue during the period based on an average of recurring revenue under contract at the beginning of each month during the period. Dealer charge-backs represent customer cancellations charged by us to dealers because the customer cancelled service during the initial period of the contract, generally 12 to 15 months. Revenue is calculated in constant currency, which negates the impact of fluctuations in foreign currency over the course of the year, with adjustments made to targets to reflect the acquisition or divestitures of businesses over the course of the fiscal year (all shown in the table are the targets as adjusted for such items).

The table below shows the maximum and target annual incentive compensation opportunities for fiscal 2012, and the actual payments earned by each of our named executive officers. These amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table.

Fiscal Year 2012 Performance Bonus Summary

Named executive officer	Maximum	Target	Actual
Naren Gursahaney	$1,220,000	$610,000	$451,300
Kathryn Mikells(1)	$979,200	$489,600	$166,865
Donald Boerema	$320,356	$160,178	$129,744
Mark Edoff	$408,000	$204,000	$170,952
Anita Graham	$468,000	$234,000	$189,540

(1)	Maximum and target amounts for Ms. Mikells represent annual amounts. Actual amount was pro-rated for the 154 days of fiscal 2012 Ms. Mikells was employed by ADT.

The Tyco Compensation Committee and the independent members of the Tyco Board of Directors approved award payouts for each of our named executive officers in November 2012 based on the achievement of the minimum adjusted net income performance threshold of $450 million, and the achievement of the quantitative performance measures shown in the “Fiscal 2012 Annual Incentive Compensation Design Summary” table above. These results included a downward adjustment for inappropriate revenue recognition practices related to certain security contracts in China, which resulted in adjustments to prior period financial statements dating back to fiscal 2008. For purposes of the annual incentive plan, the Tyco Compensation Committee treated all charges related to this matter as though they were incurred in fiscal 2012, effectively eliminating any benefit that the named executive officers had received in prior years.

Long-Term Incentive Awards

For the fiscal 2012 annual equity grant, the Tyco Compensation Committee granted a mix of PSUs, stock options and RSUs to our named executive officers. Mr. Gursahaney was granted equity awards under the Tyco 2004 SIP consisting of stock options (40%), PSUs (40%) and RSUs (20%). Messrs. Boerema and Edoff and Ms. Graham were granted awards consisting of stock options (33%), PSUs (34%) and RSUs (33%). As Ms. Mikells was hired after the first quarter of fiscal year 2012, she was not eligible to receive PSUs. She was granted stock options (50%) and RSUs (50%).

Stock options granted by Tyco generally vested in equal installments over a period of four years, beginning on the first anniversary of the grant date, and the exercise price equaled the fair market value of Tyco common stock on the date of grant. Each option holder had 10 years to exercise his or her stock options from the date of grant, unless forfeited earlier. RSUs granted by Tyco generally vested over a period of four years in equal installments. RSUs accrued dividend-equivalent units during the vesting period, which vested and were delivered upon settlement, and did not carry voting rights until they were settled in shares. Vesting provisions related to various termination scenarios are described below under the “Grants of Plan Based Awards” table. No equity awards held by our named executive officers vested as a result of the Separation.

Due to the pending Separation, the performance period for the fiscal 2012 PSU awards was originally the one year period ending on the expected closing date of the Separation. The performance metrics for the 2012 PSUs consisted of a return on invested capital (“ROIC”) measure (50% weighting) and a relative total shareholder return (“TSR”) measure (50% weighting). The ROIC metric was designed to reward executives for efficiently allocating capital and generating profitable growth. Minimum, target and maximum thresholds for each performance metric are described below:

	Min	% of Target Earned	Target	% of Target Earned	Max	% of Target Earned
Relative TSR (50% weight)	35th pct.	40%	50th pct.	100%	75th pct.	200%
Improvement in ROIC (50% weight)	10 bp	50%	50 bp	100%	90 bp	200%

In order to facilitate the Separation timeline, the Tyco Compensation Committee approved the conversion of all outstanding PSUs into time-based RSUs based on performance achieved through the end of Tyco’s third fiscal quarter (June 29, 2012). Following the announcement of the Pentair / Flow Control Merger transaction, and to facilitate diluted share calculations required for the transaction, the Tyco Compensation Committee and the Tyco Board of Directors approved the truncation of the performance periods for all outstanding PSUs so that each period ended on June 29, 2012 (the last day of Tyco’s fiscal third quarter). This modification was necessary to complete the Separation, as the performance metrics applicable to the PSUs would no longer be meaningful following the Separation, and precise diluted share calculations were required to complete the Tyco Flow Control / Pentair Inc. merger transaction. Performance metrics were also adjusted to take into account the shortened performance periods, although the vesting schedules for the PSUs were not changed. Thus, while the number of shares to be delivered in respect of PSUs was determined based on results through June 29, 2012, participants (other than employees who were terminated in connection with the Separation) are generally required to hold the PSUs through the original vesting date before the full amount of shares become deliverable.

The chart below illustrates the impact of these modifications:

Performance Share Results

Consistent with the shareholder value delivered to stockholders, through June 29, 2012, Tyco had substantially outperformed targeted results and, as a result, the number of shares to be delivered upon vesting of the PSUs is above target, as illustrated by the tables below.

Original Performance Period	Performance Metric	Original Targets	Minimum	Adjusted Targets	Maximum	Actual
9/26/2009—9/28/2012	Relative TSR Percentile	50th	35th	50th	75th	76th
9/25/2010—9/27/2013	Relative TSR Percentile	50th	35th	50th	75th	86th
	3 Year Cumulative EPS*	$9.77	$4.26	$5.32	$6.38	$5.95
10/1/2011— 9/28/2012	Relative TSR Percentile	50th	35th	50th	75th	88th
	Average ROIC	+0.500%	+0.075%	+0.375%	+0.675%	+0.69%

*	Reflects performance and payout relative to target for each of the PSU awards that were converted to time-based RSUs on June 29, 2012. TSR performance based on percentile rank versus the S&P 500 Industrials. EPS and ROIC performance based on achievement against pre-established targets.

Treatment of Outstanding Equity Awards Upon Separation. Under the terms of the Tyco 2004 SIP, the Tyco Compensation Committee had the authority to make equitable adjustments to outstanding Tyco equity awards in the event of certain transactions, including the distribution of our common stock in connection with the Separation on September 28, 2012. Accordingly, in October 2011 the Tyco Compensation Committee authorized that various adjustments be made to outstanding Tyco equity awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Tyco equity awards following the Separation. Prior to the Separation, all employee incentive equity awards were granted by Tyco. On September 28, 2012, substantially all of Tyco’s outstanding awards were converted into like-kind awards of ADT, Tyco and Pentair.

The following table describes the conversion methodology for each of our named executive officers:

Tyco Equity Award	Post-Separation Equity Award
Stock Options	Converted to ADT stock options
RSUs granted prior to Oct. 2011	Converted to RSUs in ADT, Tyco and Pentair
RSUs granted in Oct. 2011 and later	Converted to ADT RSUs
PSUs	Converted to ADT RSUs

Although the conversions described above preserved the intrinsic value of each type of award, in some cases they constituted a modification under the authoritative guidance for accounting for stock compensation, which requires a comparison of fair values of awards immediately before the Separation and the fair values immediately after the Separation. In certain instances, the fair value immediately after the Separation was higher. As a result, incremental compensation costs for certain of these awards were recognized and are included in the Summary Compensation Table and Grants of Plan Based Awards Table below. In general, neither the vesting terms for converted options and RSUs, nor the period of exercisability for converted options changed as a result of these conversions.

Executive Benefit Plans and Other Elements of Compensation

While employed by Tyco, our named executive officers participated in the benefit plans that were available to substantially all of Tyco’s U.S. employees. Our named executive officers were also eligible to participate in Tyco’s SSRP, which is identical to our SSRP. In recent years, the Tyco Compensation Committee reviewed the other elements of compensation that were historically part of its executives’ total compensation and took steps to phase-out programs that it believes are not in line with best practices. Tyco provided limited perquisites and other benefits to certain of its executives, including certain of our named executive officers, consisting of the following:

Supplemental insurance benefits (executive life, disability and long-term care). Prior to the Separation, Tyco provided life insurance, long-term disability insurance and long-term care insurance to certain executives. Mr. Gursahaney was the only one of our named executive officers eligible for these benefits. Tyco’s executive life insurance program typically provided a death benefit equal to approximately two times the executive’s base salary at the time the policy was initiated, and allowed the executive to elect to pay additional premiums into the plan. Tyco’s executive disability insurance program ensured salary continuation above the $15,000 monthly benefit limit provided by its broad based disability plan. The executive long-term care insurance program covered certain executives in the event of chronic illness or disability. Under the program, Tyco paid the long-term care premium for 10 years, after which the insurance was fully paid. If the executive left prior to the end of the 10-year payment period, he or she had the option to continue making the premium payments to maintain the coverage. Tyco did not pay tax gross-ups for its senior executives on life insurance and long-term disability insurance programs.

Cash perquisite allowance plan. In fiscal year 2012, the Tyco Compensation Committee decided to end the cash perquisite allowance program for all officers of Tyco that received the benefit, including Messrs. Gursahaney, Boerema and Edoff. This program, which was instituted in 2003 to eliminate costly and administratively burdensome perquisites such as company cars, club dues and tax preparation services, provided for a cash payment equal to 10% of the officers’ base salary (up to a maximum of $70,000) that the officer could use without limitation. The Tyco Compensation Committee discontinued this plan as of January 2012. In connection with the discontinuance of this plan, Tyco made a one-time grant of RSUs to each of the officers who were receiving the benefit at the time of its termination. The fair value of the grant was equal to two times the annual value of the cash allowance for such officer, and the RSUs have a pro-rata vesting schedule of two years. The RSUs received by Messrs. Gursahaney, Boerema and Edoff with respect to the discontinuance of the cash perquisite allowance program were treated in the same manner as the RSUs described in “— Treatment of Outstanding Equity Awards Upon Separation” above.

Change in Control and Severance Benefits

The severance plans adopted and implemented by our Compensation Committee are substantially the same as those in place at Tyco prior to the Separation. Each of our named executive officers in fiscal year 2012 was eligible to participate in the Tyco Severance Plan for U.S. Officers and Executives (the “Tyco Severance Plan”). In fiscal year 2012, Mr. Gursahaney was the only one of our named executive officers eligible to participate in the Tyco Change in Control Severance Plan (the “Tyco CIC Severance Plan”). Ms. Mikells, however, would have been eligible to receive certain benefits in accordance with the terms of the Tyco CIC Severance Plan had there been a Change in Control, as defined under the plan, prior to Separation. These plans are the same as the Company’s plans described in “—Elements of Compensation—Post Separation Programs—Change in Control and Severance Benefits” above in all material respects, except that the cash benefit payable upon qualifying terminations was as noted below:

Tyco Severance Plan:	Two times base salary and two times annual bonus target for Mr. Gursahaney. 1.5 times base salary and 1.5 times annual bonus target for Ms. Mikells. One times base salary and one times annual bonus target for Messrs. Boerema and Edoff and Ms. Graham.

Tyco CIC Severance Plan:	Two times base salary and two times annual bonus target for Mr. Gursahaney. Messrs. Boerema and Edoff and Mses. Mikells and Graham were not eligible to participate in the Tyco CIC Severance Plan. (1)

(1)

Ms. Mikells would have been eligible to receive a cash benefit of 1.5 times base salary and 1.5 times annual bonus target only if she had a qualifying termination in the event of a Change in Control prior to the Separation.

Risk Assessment of Compensation Programs

Our Compensation Committee will periodically review the risks arising from our compensation programs to determine whether any such risks are material to us. We have determined that the structure of our compensation programs for 2013 does not create any risks that are reasonably likely to have a material adverse effect on ADT. Prior to the Separation, a similar review was conducted by the Tyco Compensation Committee, who determined that the pre-Separation Tyco compensation programs did not create inappropriate or unintended material risk to Tyco as a whole.

Stock Ownership Guidelines

Following the Separation, our Compensation Committee adopted ADT stock ownership guidelines. The Compensation Committee believes that executives who own and hold a significant amount of Company stock are aligned with long-term shareholder interests. The current stock ownership requirement for our executive officers is six times base salary for Mr. Gursahaney and three times base salary for each other executive officer, including each of our named executive officers. ADT shares that count towards meeting the stock ownership requirement include RSUs, PSUs (at target), shares acquired through our benefit plans, and shares otherwise beneficially owned by the executive. We generally require the executive to reach the required multiple in a period of years equal to the multiple. In addition, our stock retention guidelines require that our executive officers retain 75% of net (after-tax) shares acquired from the exercise of stock options or the vesting of RSUs until they attain their target stock ownership goal. As of December 31, 2012, all of our named executive officers met or exceeded the applicable stock ownership multiple guideline.

Pay Recoupment Policy

Our pay recoupment policy provides that, in addition to any other remedies available to it and subject to applicable law, if our Board of Directors or any Committee of the Board determines that any annual or other incentive payment, equity award or other compensation received by an executive officer resulted from any financial result or operating metric that was impacted by the executive officer’s fraudulent or illegal conduct, the Board or a Board Committee may recover from the executive officer that compensation it considers appropriate under the circumstances. Our Board of Directors has the sole discretion to make any and all determinations under this policy. We expect to update the pay recoupment policy when the regulations mandated by the Dodd-Frank Act are implemented by the SEC.

Insider Trading Policy

The Company maintains an insider trading policy, applicable to all employees and directors. The policy provides that the Company’s personnel may not buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside the Company; or engage in transactions in puts, calls, cashless collars, options or similar rights and obligations involving the Company’s securities, other than the exercise of any Company-issued stock option. The policy also restricts trading for a limited group of Company employees (including named executive officers and directors) to defined window periods that follow our quarterly earnings releases.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limit of $1.0 million on the amount of compensation that can be deducted by ADT with respect to each of our named executive officers (other than Ms. Mikells, our Chief Financial Officer), unless the compensation over $1.0 million qualifies as “performance-based” under federal tax law. It is our policy to structure compensation arrangements with our executive officers to qualify as performance-based so that compensation payments are deductible under U.S. federal tax law, unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Potentially non-deductible forms of compensation include payments in connection with the recruitment and retention of key employees, base salary over $1.0 million, discretionary bonus payments and grants of time-based RSUs.

Compensation Committee Interlocks and Insider Participation

None of the members of the ADT Compensation Committee during fiscal year 2012 or as of the date of this prospectus has been an officer or employee of the Company or any of its subsidiaries and no executive officer of the Company served on the ADT Compensation Committee or board of any company that employed any member of the ADT Compensation Committee or Board of Directors.

Historical Compensation Information

The information set forth in the following table reflects compensation earned during fiscal year 2012 by our named executive officers (Mr. Gursahaney; Ms. Mikells; Mr. Boerema; Mr. Edoff; and Ms. Graham). The services rendered by these executives in fiscal year 2012 were, in some instances, in capacities not equivalent to the positions in which they now serve ADT or its subsidiaries. The information below reflects their compensation information for fiscal year 2012 and 2011 (and current positions), but is not necessarily indicative of the compensation these individuals will receive as executive officers of ADT.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(3) (d)	Stock/Unit Awards ($)(4) (e)	Option Awards ($)(4) (f)	Non-Equity Incentive Plan Compensation ($)(5) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)
Naren Gursahaney
Chief Executive Officer	2012	$610,000	$290,000	$1,747,016	$1,698,545	$451,300	$—	$152,957	$4,949,818
	2011	$597,500	$—	$1,296,760	$807,609	$787,000	$—	$200,421	$3,689,290
Kathryn Mikells(1) Chief Financial Officer	2012	$257,318	$30,000	$624,954	$733,840	$166,865	$—	$12,395	$1,825,372
Donald Boerema(2) SVP, Chief Corporate	2012	$320,356	$374,733	$277,235	$138,770	$129,744	$—	$36,526	$1,277,364
Development Officer
Mark Edoff SVP, Business Operations	2012	$340,000	$20,000	$392,168	$207,513	$170,952	$—	$39,226	$1,169,859
Optimization	2011	$340,000	$—	$213,345	$86,311	$287,028	$—	$61,963	$988,647
Anita Graham SVP, Chief Human	2012	$390,000	$24,000	$322,478	$184,696	$189,540	$—	$64,087	$1,174,801
Resources and Administrative Officer	2011	$214,783	$50,000	$224,902	$203,736	$316,953	$—	$6,305	$1,016,679

(1)	Kathryn Mikells was hired by Tyco on April 30, 2012.
(2)	Donald Boerema was not a named executive officer in fiscal year 2011 as reported in our Form 10 filed on September 10, 2012.
(3)

Bonus: The amount shown in column (d) for Messrs. Gursahaney, Boerema, Edoff and Ms. Graham includes for fiscal year 2012 one-time lump sum payments in connection with their promotions into their new roles with ADT. The amount represents the difference between their fiscal year 2012 salary and target bonus and their post-Separation salary and target bonus for the period from April 1, 2012 to September 28, 2012. The amount for Mr. Boerema in fiscal year 2012 also includes a retention bonus of $315,000 which was awarded in fiscal year 2010, and which was payable in fiscal year 2012. The amount shown for Ms. Graham in fiscal year 2011 reflects a sign-on bonus paid when she joined Tyco in March 2011. The amount shown for Ms. Mikells reflects a sign-on bonus paid when she joined Tyco in April 2012.

(4)

Stock/Unit Awards and Option Awards: The amounts in columns (e) and (f) reflect the fair value of equity awards granted in fiscal years 2012 and 2011, which consisted of stock options, RSUs and PSUs. These amounts represent the fair value of the entire amount of the award calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For stock options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common stock on the date of grant. For PSUs, fair value is based on a model that considers the closing market price of Tyco common stock on the date of grant, the range of shares subject to such stock award and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. The following amounts represent the maximum potential performance share value by individual for fiscal year 2012: Mr. Gursahaney—$1,779,005; Mr. Boerema—$188,772; Mr. Edoff—$302,431; Ms. Graham—$340,976. Information regarding the assumptions used to determine fair value appears in Note 12 (“Share Plans”) to our combined financial statements for fiscal year 2012. Ms. Mikells did not receive PSUs in fiscal year 2012.

Amounts in column (e) for fiscal year 2012 include the incremental fair value associated with the shortening of the performance period for outstanding PSUs. The shortening of the performance period was associated with ADT’s separation from Tyco. Amounts in column (f) for fiscal year 2012 include the incremental fair value associated with the conversion of outstanding Tyco stock options into stock options of ADT. On July 12, 2012, in connection with the 2012 Separation, the Tyco Board of Directors approved the conversion of all outstanding Tyco PSUs into RSUs based on performance achieved through June 29, 2012. On August 2, 2012, the Tyco Compensation Committee approved the conversion ratio based on its review and certification of performance results. On October 12, 2011 the Tyco Compensation Committee approved the methodology that would apply to convert outstanding Tyco equity awards upon completion of the Separation into post-Separation equity awards of ADT, or split into equity awards of Tyco, ADT and Pentair, in order to preserve intrinsic value. These conversions are discussed in further detail above under the heading “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards—Tyco Programs—Treatment of Outstanding Equity Awards Upon Separation.”
(5)

Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation for the applicable fiscal year. Annual incentive compensation is discussed in further detail above under the heading “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Annual Incentive Compensation.”

(6)

All Other Compensation: The amounts reported in column (i) for each named executive officer represent cash perquisites, insurance premiums paid by Tyco for the benefit of the officer (and, in some cases, the officer’s spouse), Tyco’s contributions to 401(k) plans and non-qualified plans of Tyco and its subsidiaries providing similar benefits, and other miscellaneous benefits. The components of All Other Compensation for each named executive officer are shown in the following table.

Named Executive	Fiscal Year	Cash Perquisite	Supplemental Executive Insurance Benefits			Tax Gross- Ups	Retirement Plan Contributions	Miscellaneous	Total All Other Compensation
			Variable Universal Life	Supplemental Disability	Long- Term Care
Current Officers
Naren Gursahaney	2012	$15,250	$10,019	$15,008	$19,274	—	$70,225	$23,091	$152,957

	2011	$59,750	$10,019	$15,008	$19,275	—	$86,665	$9,614	$200,421

Kathryn Mikells	2012	—	—	—	—	—	$7,395	$5,000	$12,395

Donald Boerema	2012	$8,009	—	—	—	—	$23,517	$5,000	$36,526

Mark Edoff	2012	$8,500	—	—	—	—	$28,726	$2,000	$39,226

	2011	$34,000	—	—	—	—	$27,928	$35	$61,963

Anita Graham	2012	—	—	—	—	$5,877	$35,091	$23,119	$64,087

	2011	—	—	—	—	—	$6,305	—	$6,305

(a)

Cash Perquisites reflect an annual cash perquisite payment equal to the lesser of 10% of the executive’s base salary and $70,000. Payments are made quarterly and are adjusted to reflect changes in salary. This benefit was discontinued by Tyco as of January 1, 2012.

(b)

Supplemental Executive Insurance Benefits reflect premiums paid by Tyco for insurance benefits for the executive and, in the case of long-term care, for the executive’s spouse as well. These benefits were provided to certain executives of Tyco upon the approval of the Tyco Compensation Committee. Mr. Gursahaney was the only one of our named executive officers who received these benefits in his role as an executive of Tyco. ADT has discontinued this benefit for Mr. Gursahaney as of November 30, 2012.

(c)	The amount shown in this column as tax gross-up payments for Ms. Graham for fiscal year 2012 represents tax gross-up payments made with respect to taxable relocation expenses.
(d)

Retirement plan contributions include matching contributions made by Tyco on behalf of each executive to its tax-qualified 401(k) Retirement, Savings and Investment Plan and to its non-qualified Supplemental Savings and Retirement Plan.

(e)

Miscellaneous compensation in fiscal year 2012 includes matching charitable contributions Tyco made on behalf of Messrs. Gursahaney, Boerema and Edoff, the value of relocation benefits for Mr. Gursahaney, Ms. Mikells and Ms. Graham, as well as the value of an executive physical for Ms. Graham. In fiscal year 2011, miscellaneous compensation for Mr. Gursahaney includes matching charitable contributions Tyco made on his behalf as well as de minimis payments made for the vesting of fractional shares. De minimis payments made for the vesting of fractional shares are also included in miscellaneous compensation for Mr. Edoff in fiscal year 2011.

Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of the Company’s named executive officers that were granted during fiscal year 2012 under the 2004 Tyco Stock and Incentive Plan.

					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($) (3) (m)
Name (a)	Award Type		Grant Date (b)	Board or Committee Approval Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (Mid- Point) (#) (h)	Maximum (#) (i)
Naren Gursahaney	Performance Bonus		12/7/2011	12/7/2011	$305,000	$610,000	$1,220,000
	Performance Share Unit		10/12/2011	10/12/2011				8,100	18,000	36,000				$889,502
	Restricted Stock Unit		10/12/2011	10/12/2011							9,000			$398,880
	Stock Option		10/12/2011	10/12/2011								66,800	$44.32	$877,612
	Restricted Stock Unit	(4)	12/8/2011	12/8/2011							2,649			$122,013
	Performance Share Unit	(5)	10/1/2009	8/2/2012				10,640	26,600	53,200				$149,167
	Performance Share Unit	(5)	10/12/2010	8/2/2012				4,280	10,700	21,400				$169,101
	Performance Share Unit	(5)	10/12/2011	8/2/2012				3,600	9,000	18,000				$18,353
	Stock Option	(6)	3/10/2005	10/12/2011								31,473	$56.87	$20,945
	Stock Option	(6)	11/22/2005	10/12/2011								25,178	$46.07	$25,960
	Stock Option	(6)	1/12/2006	10/12/2011								9,442	$48.67	$8,937
	Stock Option	(6)	11/21/2006	10/12/2011								88,125	$48.14	$88,620
	Stock Option	(6)	7/2/2007	10/12/2011								71,000	$53.36	$60,518
	Stock Option	(6)	8/18/2008	10/12/2011								35,000	$44.49	$39,731
	Stock Option	(6)	10/7/2008	10/12/2011								129,300	$29.00	$212,818
	Stock Option	(6)	10/1/2009	10/12/2011								95,200	$33.75	$148,003
	Stock Option	(6)	10/12/2010	10/12/2011								79,400	$37.29	$120,408
	Stock Option	(6)	10/12/2011	10/12/2011								66,800	$44.32	$94,993
Kathryn Mikells	Performance Bonus		4/30/2012	4/30/2012	$244,800	$489,600	$979,200
	Restricted Stock Unit		5/2/2012	5/2/2012							11,220			$624,954
	Stock Option		5/2/2012	5/2/2012								41,550	$55.70	$685,899
	Stock Option	(6)	5/2/2012	5/2/2012								41,550	$55.70	$47,940
Donald Boerema	Performance Bonus		12/7/2011	12/7/2011	$80,089	$160,178	$320,356
	Performance Share Unit		10/12/2011	10/12/2011				860	1,910	3,820				$94,386
	Restricted Stock Unit		10/12/2011	10/12/2011							1,860			$82,435
	Stock Option		10/12/2011	10/12/2011								6,890	$44.32	$84,120
	Restricted Stock Unit	(4)	12/8/2011	12/8/2011							1,392			$64,116
	Performance Share Unit	(5)	10/1/2009	8/2/2012				1,244	3,110	6,220				$17,440
	Performance Share Unit	(5)	10/12/2010	8/2/2012				428	1,070	2,140				$16,910
	Performance Share Unit	(5)	10/12/2011	8/2/2012				382	955	1,910				$1,947
	Stock Option	(6)	11/19/2007	10/12/2011								9,820	$39.75	$12,662
	Stock Option	(6)	10/7/2008	10/12/2011								7,230	$29.00	$11,900
	Stock Option	(6)	10/1/2009	10/12/2011								5,550	$33.75	$8,627
	Stock Option	(6)	10/12/2010	10/12/2011								7,700	$37.29	$11,665
	Stock Option	(6)	10/12/2011	10/12/2011								6,890	$44.32	$9,796
Mark Edoff	Performance Bonus		12/7/2011	12/7/2011	$102,000	$204,000	$408,000
	Performance Share Unit		10/12/2011	10/12/2011				1,377	3,060	6,120				$151,216
	Restricted Stock Unit		10/12/2011	10/12/2011							2,970			$131,630
	Stock Option		10/12/2011	10/12/2011								11,030	$44.32	$134,665
	Restricted Stock Unit	(4)	12/8/2011	12/8/2011							1,477			$68,031
	Performance Share Unit	(5)	10/1/2009	8/2/2012				1,184	2,960	5,920				$16,599
	Performance Share Unit	(5)	10/12/2010	8/2/2012				546	1,365	2,730				$21,572
	Performance Share Unit	(5)	10/12/2011	8/2/2012				612	1,530	3,060				$3,120
	Stock Option	(6)	12/11/2003	10/12/2011								9,442	$39.38	$12,429
	Stock Option	(6)	3/26/2004	10/12/2011								8,812	$44.16	$10,309
	Stock Option	(6)	3/10/2005	10/12/2011								7,364	$56.87	$4,899
	Stock Option	(6)	11/22/2005	10/12/2011								6,294	$46.07	$6,485
	Stock Option	(6)	10/7/2008	10/12/2011								2,463	$29.00	$4,046
	Stock Option	(6)	10/1/2009	10/12/2011								2,645	$33.75	$4,103
	Stock Option	(6)	10/12/2010	10/12/2011								9,830	$37.29	$14,902
	Stock Option	(6)	10/12/2011	10/12/2011								11,030	$44.32	$15,674
Anita Graham	Performance Bonus		12/7/2011	12/7/2011	$117,000	$234,000	$468,000
	Performance Share Unit		10/12/2011	10/12/2011				1,553	3,450	6,900				$170,488
	Restricted Stock Unit		10/12/2011	10/12/2011							3,350			$148,472
	Stock Option		10/12/2011	10/12/2011								12,400	$44.32	$151,392
	Performance Share Unit	(5)	10/12/2011	8/2/2012				690	1,725	3,450				$3,518
	Stock Option	(6)	5/4/2011	10/12/2011								12,833	$48.68	$15,681
	Stock Option	(6)	10/12/2011	10/12/2011								12,400	$44.32	$17,623

(1)

Amounts reported in columns (d) through (f) represent potential annual performance bonuses that the named executive officers could have earned under the Company’s annual incentive plan for fiscal year 2012. The Board approved a maximum bonus payout of 0.25% of net income before special items for Mr. Gursahaney, subject to a cap of $2.5 million. The Committee further established a maximum payout of 200% of target. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure. For Ms. Mikells, amount represents annualized threshold, target and maximum, although actual bonus was pro-rated based upon her actual hire date as discussed above in “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Annual Incentive Compensation.”

(2)

Amounts in (g) through (i) represent potential share payouts with respect to performance share awards that were made in connection with the fiscal year 2012 long-term compensation grant. In connection with the modification of these awards described in footnote 5 below, performance results were determined as of June 29, 2012 and the number of shares deliverable upon vesting has been determined. These amounts range between 179% and 200% of target amounts depending on the year of grant. See page 41 for a discussion of performance results. Share amounts reflect the awards prior to their modification in connection with the Separation.

(3)

Amounts in column (m) show the grant date fair value of the option awards, RSUs and PSUs granted to named executive officers, as well as the incremental fair value for awards that were modified during fiscal year 2012 (see footnotes 5 and 6). These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718), excluding the effect of estimated forfeitures. For grants of stock options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For grants of RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common stock on the date of grant. For grants of PSUs, fair value is based on a model that considers the closing market price of Tyco common stock on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. However, the actual number of shares that will be delivered with respect to the PSUs was determined based on performance through June 29, 2012.

(4)

During fiscal year 2012, the Tyco Compensation Committee ended the cash perquisite allowance program for all officers of the Company that received the benefit, including Messrs. Gursahaney, Boerema and Edoff, and made a one-time grant of RSUs to existing officers who were receiving the benefit at the time it was terminated. The RSUs vest in equal installments over two years and had a grant date fair value equal to two times the annual value of the cash allowance for the applicable officer.

(5)

On July 12, 2012, in connection with the Separation, the Tyco Board of Directors approved the truncation of the performance periods for all outstanding PSUs so that each period ended on June 29, 2012 (the last day of Tyco’s fiscal third quarter). This modification was necessary to complete the Separation, as the performance metrics applicable to the PSUs would no longer be meaningful following the Separation. The awards maintained their original vesting schedule. Performance through June 29, 2012 was reviewed and certified by the Tyco Compensation Committee on August 2, 2012. Refer to page 41 in the Compensation Discussion and Analysis for details on the performance results. For modified PSUs, amounts in column (m) represent the incremental fair value of these modifications calculated in accordance with ASC Topic 718.

(6)

On October 12, 2011 the Tyco Compensation Committee approved the conversion methodology for all outstanding Tyco equity awards that would apply at the completion of the Separation. The conversion methodology was designed to preserve the intrinsic value of each form of equity award. In general, equity awards were either (i) converted into equity awards solely in respect of the stock of the employee’s post-separation employer or (ii) converted into equity awards with respect to each of Tyco, Pentair and ADT. Although these conversions preserved the intrinsic value of each type of award, in some cases they constituted a modification under ASC Topic 718, which requires a comparison of fair values of awards immediately before the Separation and the fair values immediately after the Separation. In certain instances, the fair value of stock options immediately after the Separation was higher. As a result, the modification resulted in incremental compensation costs for these awards, which are reported in column (m).

Tyco made its annual grant of equity for fiscal year 2012 in October 2011. The award for each of our named executive officers (excluding Ms. Mikells, whose grant of equity was not made as part of the annual grant) consisted of a mix of stock options, PSUs and RSUs. For stock options, the exercise price equals the fair market value of Tyco common stock on the date of grant. Stock options generally vest in equal installments over a period of four years. Each option holder has 10 years to exercise his or her stock option from the date of grant, unless forfeited earlier. PSUs generally vest at the end of three-year performance cycles, with the number of shares delivered dependent on the achievement of applicable performance criteria. Anywhere between zero and 200% of the target number shares may be delivered based on performance. PSUs generally accrue dividend equivalent units, which are subject to the same performance conditions applicable to the underlying award, but do not carry voting rights. RSUs generally vest in equal installments over four years, accrue dividend equivalents subject to the same vesting restrictions as the underlying award, and do not carry voting rights.

In general forfeiture provisions for all types of equity awards are as follows:

Event	Vesting	Exercisability of Options
Voluntary termination of employment (other than retirement):	Unvested awards are forfeited as of termination of employment.	Vested options expire on the earlier of (i) original expiration date, or (ii) 90 days after termination of employment.

Involuntary termination of employment not for cause:	Unvested awards are forfeited as of termination of employment, except with respect to a change-in-control, divestiture or outsourcing event (in which case pro rata vesting generally applies). Certain executives are entitled to receive an additional year of stock option vesting.	Vested options expire on the
earlier of (i) original expiration
date, or (ii) 90 days after
termination of employment
(except with respect to a
change-in-control, divestiture or
outsourcing event, in which case
the 90 days is extended to one to
three years).

Termination of employment for cause:	Unvested awards are immediately forfeited as of termination of employment.	Vested options are immediately cancelled upon termination of employment.

Retirement (defined as termination of employment for reasons other than cause on or after age 55 if the sum of age and full years of service with the Company is at least 60):	Unvested awards that have been granted within twelve months are forfeited if retirement occurs less than twelve months after the grant date. On or after the 1 st anniversary of the grant date, unvested awards accelerate and vest pro rata based on the number of months completed in the vesting period.	Vested options expire on the earlier of (i) original expiration date, or (ii) three years after termination of employment.

Disability or death:	Unvested awards become fully vested as of termination of employment.	Vested awards expire on the earlier of (i) original expiration date, or (ii) three years after termination of employment.

As discussed above under “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Long-Term Incentive Awards,” on July 12, 2012 the Committee and the Board authorized the truncation of performance periods for all outstanding PSUs in order to facilitate the completion of the Separation.

In addition, at the time of the Separation, Tyco stock options held by our named executive officers were converted into ADT stock options, the Tyco PSUs were converted into ADT RSUs, Tyco RSUs granted prior to October 11, 2011 were converted into RSUs for Tyco, Pentair and ADT, and RSUs granted on or after October 11, 2011 were converted into ADT RSUs. The conversion of equity awards in connection with the Separation is discussed in further detail above under “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Long-Term Incentive Awards—Treatment of Outstanding Equity Awards Upon Separation.”

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 28, 2012. The information included in the table below reflects equity awards held following the conversion of Tyco equity awards into ADT equity awards. Dollar amounts are based on the NYSE closing price of $36.00 for the Company’s common stock (on a “when-issued” basis) on September 28, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Naren Gursahaney	49,138		$36.4222	3/9/2015	142,711	$5,137,596
	39,309		$29.5082	11/21/2015
	14,741		$31.1718	1/11/2016
	137,587		$30.8309	11/20/2016
	110,850		$34.1771	7/2/2017
	54,644		$28.4959	8/17/2018
	151,404	50,469	$18.5745	10/6/2018
	74,316	74,317	$21.6169	9/30/2019
	30,991	92,974	$23.8843	10/11/2020
		104,293	$28.3870	10/11/2021

Kathryn Mikells		64,871	$35.6759	5/1/2022	17,593	$633,348

Donald Boerema	15,331		$25.4599	11/18/2017	19,002	$684,072
	8,465	2,823	$18.5745	10/6/2018
	4,332	4,333	$21.6169	9/30/2019
	3,005	9,016	$23.8843	10/11/2020
		10,757	$28.3870	10/11/2021

Mark Edoff	14,741		$25.2244	12/10/2013	26,603	$957,708
	13,758		$28.2821	3/25/2014
	11,497		$36.4222	3/9/2015
	9,826		$29.5082	11/21/2015
		3,845	$18.5745	10/6/2018
		4,129	$21.6169	9/30/2019
	3,835	11,512	$23.8843	10/11/2020
		17,220	$28.3870	10/11/2021

Anita Graham		20,035	$31.1796	5/3/2021	18,086	$651,096
		19,359	$28.3870	10/11/2021

(1)	Vesting dates for each outstanding option award, as of September 28, 2012, for the named executive officers are as follows:

	Exercise Price	Naren Gursahaney	Kathryn Mikells	Donald Boerema	Mark Edoff	Anita Graham
	Number of Shares Underlying Vesting Awards
2012
10/1/2012	$21.6169	37,158	—	2,166	2,064	—
10/7/2012	$18.5745	50,469	—	2,823	3,845	—
10/12/2012	$23.8843	30,991	—	3,005	3,837	—
10/12/2012	$28.3870	26,073	—	2,689	4,305	4,839

2013
5/2/2013	$35.6759	—	16,217	—	—	—
5/4/2013	$31.1796	—	—	—	—	6,678
10/1/2013	$21.6169	37,159	—	2,167	2,065	—
10/12/2013	$23.8843	30,991	—	3,005	3,837	—
10/12/2013	$28.3870	26,073	—	2,689	4,305	4,839

2014
5/2/2014	$35.6759	—	16,217	—	—	—
5/4/2014	$31.1796	—	—	—	—	6,678
10/12/2014	$23.8843	30,992	—	3,006	3,838	—
10/12/2014	$28.3870	26,073	—	2,689	4,305	4,839

2015
5/2/2015	$35.6759	—	16,217	—	—	—
5/4/2015	$31.1796	—	—	—	—	6,679
10/12/2015	$28.3870	26,074	—	2,690	4,305	4,842

2016
5/2/2016	$35.6759	—	16,220	—	—	—

(2)	Vesting dates for each outstanding RSU award, as of September 28, 2012, for the named executive officers are as follows:

	Naren Gursahaney	Kathryn Mikells	Donald Boerema	Mark Edoff	Anita Graham
	Number of Shares Underlying Vesting Awards
2012
10/1/2012	—	—	206	197	—
10/7/2012	—	—	275	375	—
10/12/2012	4,973	—	1,008	1,526	1,331
12/8/2012	2,095	—	1,100	1,168	—

2013
5/2/2013	—	4,398	—	—	—
5/4/2013	—	—	—	—	592
10/1/2013	—	—	207	197	—
10/12/2013	67,693	—	7,276	9,524	1,331
12/8/2013	2,096	—	1,102	1,169	—

2014
5/2/2014	—	4,398	—	—	—
5/4/2014	—	—	—	—	592
10/12/2014	62,269	—	7,086	11,265	12,309

2015
5/2/2015	—	4,398	—	—	—
5/4/2015	—	—	—	—	595
10/12/2015	3,585	—	742	1,182	1,336

2016
5/2/2016	—	4,399	—	—	—

As described above in “Compensation Discussion and Analysis—Elements of Compensation—Tyco Programs—Long-Term Incentive Awards—Treatment of Outstanding Equity Awards Upon Separation,” the equity awards held by our named executive officers were converted in the Separation into ADT equity awards, or equity awards with respect to Tyco, ADT and Pentair. The awards held by our named executive officers with respect to Tyco and Pentair stock are not reflected in the table above. The following supplemental table summarizes the awards with respect to Tyco and Pentair stock held by our named executive officers immediately following the Separation.

Equity Awards With Respect to Tyco and Pentair Stock

Name	Tyco RSUs	Pentair RSUs
Naren Gursahaney	8,369	2,007
Kathryn Mikells	—	—
Donald Boerema	2,997	716
Mark Edoff	3,611	865
Anita Graham	3,559	853

Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal year 2012.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Naren Gursahaney	37,768	$513,285	120,412	$6,132,225
Kathryn Mikells	—	$—	—	$—
Donald Boerema	—	$—	14,689	$725,555
Mark Edoff	19,905	$273,498	15,657	$761,788
Anita Graham	4,277	$37,680	1,174	$64,852

(1)

For Messrs. Gursahaney, Boerema and Edoff, the number of shares acquired on vesting includes the pre-Separation amount of Tyco RSUs that vested on September 28, 2012 which, when actually vested, had been converted into shares of ADT.

Non-Qualified Deferred Compensation Table at Fiscal Year-End 2012

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 28, 2012.

Name (a)	Plan	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Naren Gursahaney	Tyco SSRP	$460,813	$60,850	$677,888	—	$4,248,842
	Tyco SERP	—	—	$65	—	$60,823
Kathryn Mikells		—	—	—	—	—
Donald Boerema	Tyco SSRP	$64,747	$14,142	$44,533	—	$257,574
Mark Edoff	Tyco SSRP	$72,974	$17,060	$69,842	$(36,878)	$381,471
	Tyco SERP	—	—	$22	—	$20,744
Anita Graham	Tyco SSRP	$18,334	$19,212	$5,491	—	$47,205

(1)

Amounts in columns (b) and (c) include employee and Tyco contributions, respectively, under the Tyco SSRP, a non-qualified retirement savings plan. All of the amounts shown in column (c) are included in the Summary Compensation Table under the column heading “All Other Compensation.” Under the terms of the Tyco SSRP, an eligible executive may choose to defer up to 50% of his or her base salary and up to 100% of his or her performance bonus.

(2)

Amounts in column (d) include earnings or (losses) on the named executive officer’s notional account in the Tyco SSRP and in Tyco’s Supplemental Executive Retirement Plan (the “Tyco SERP”), as indicated. The Tyco SERP was frozen with respect to additional contributions on December 31, 2004. Investment options under Tyco SERP are the same as those available under the Tyco SSRP.

(3)

Under both the Tyco SSRP and the Tyco SERP, participants may elect to receive distributions in a single lump sum payment or in up to 15 annual installments. A participant who is still employed by Tyco may begin receiving distributions under each plan after a minimum of five years have elapsed from the plan year for which contributions have been made. A participant who has left Tyco may begin receiving distributions upon his or her termination of employment or retirement.

(4)

At the time of the Separation, we adopted the ADT Supplemental Savings and Retirement Plan (the “ADT SSRP”). The ADT SSRP is a merged version of, and is identical to, the SSRP and the SERP. Balances under the Tyco SSRP and the Tyco SERP were transferred to the ADT SSRP at the time of the Separation.

(5)	Ms. Mikells did not participate in the Tyco SSRP during fiscal year 2012.

Potential Payments Upon Termination or Change in Control

The following table summarizes the severance benefits that would have been payable to each of our named executive officers upon termination of employment or upon the occurrence of a change in control, assuming that the triggering event or events occurred on September 28, 2012. Equity award amounts are shown on a pre-Separation basis and are based on Tyco’s regular-way closing share price of $56.26 on the NYSE on September 28, 2012.

For each of ADT’s named executive officers, the Tyco Severance Plan or the Tyco CIC Severance Plan governed termination benefits for the triggering events specified below. In addition, individual equity award agreements govern the treatment of those awards under certain circumstances. For the definition of “Good Reason” and “Cause” under the relevant documents, see the discussion under the heading “—Compensation, Discussion and Analysis—Change in Control and Severance Benefits.”

	Change in Control (1)		Other Termination (1)
Name/Form of Compensation (a)	Without Qualified Termination (b)	With Qualified Termination (c)	With Cause (d)	Without Cause (e)	Resignation/ Retirement (f)	Death or Disability (g)
Naren Gursahaney
Severance	$0	$2,440,000	$0	$2,440,000	$0	$0
Benefit & Perquisite Continuation	$0	$29,685	$0	$29,685	$0	$0
Accelerated Vesting of Equity Awards(2)	$0	$9,342,701	$0	$1,992,870	$0	$8,589,323
Supplemental Life Insurance	$0	$0	$0		$0	$840,000	(3)
Total	$0	$11,812,386	$0	$4,462,555	$0	$9,429,323
Kathryn Mikells
Severance	$0	$1,652,400	$0	$1,652,400	$0	$0
Benefit & Perquisite Continuation	$0	$20,058	$0	$20,058	$0	$0
Accelerated Vesting of Equity Awards(2)	$0	$657,262	$0	$5,817	$0	$657,262
Total	$0	$2,329,720	$0	$1,678,275	$0	$657,262
Donald Boerema
Severance	$0	$480,534	$0	$480,534	$0	$0
Benefit & Perquisite Continuation	$0	$15,340	$0	$15,340	$0	$0
Accelerated Vesting of Equity Awards(2)	$0	$774,188	$0	$92,450	$0	$692,330
Total	$0	$1,270,062	$0	$588,324	$0	$692,330
Mark Edoff
Severance	$0	$544,000	$0	$544,000	$0	$0
Benefit & Perquisite Continuation	$0	$15,340	$0	$15,340	$0	$0
Accelerated Vesting of Equity Awards(2)	$0	$1,495,146	$0	$176,481	$0	$1,399,053
Total	$0	$2,054,486	$0	$735,821	$0	$1,399,053
Anita Graham
Severance	$0	$624,000	$0	$624,000	$0	$0
Benefit & Perquisite Continuation	$0	$5,950	$0	$5,950	$0	$0
Accelerated Vesting of Equity Awards(2)	$0	$1,033,251	$0	$69,441	$0	$1,033,251
Total	$0	$1,663,201	$0	$699,391	$0	$1,033,251

(1)

Under the Tyco Severance Plan in effect on September 28, 2012, Mr. Gursahaney would have been entitled to two times base salary and two times target bonus, Ms. Mikells would have been entitled to 1.5 times base salary and 1.5 times target bonus, and each of our other named executive officers would have been entitled to one times base salary and one times target bonus. Under the Tyco CIC Severance Plan in effect on September 28, 2012, Mr. Gursahaney would have been entitled to a severance payment of two times base salary and two times target bonus, subject to possible reduction if the excise tax under Section 4999 of the Code applied. In addition, Ms. Mikells would have been eligible to receive a severance payment of 1.5 times base salary and 1.5 times target bonus if she had a qualifying termination in the event of a Change in Control prior to the Separation. While none of our other named executive officers participated in the Tyco CIC Severance Plan, they would have been entitled to receive enhanced severance benefits upon certain terminations following a Change in Control under the terms of the Tyco Severance Plan. In addition to the amounts included in this table, our named executive officers would have been entitled to the annual performance bonus for the year in which employment was terminated. The bonus payments are included in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation” and are discussed above under the heading “—Compensation, Discussion and Analysis—Elements of Compensation—Tyco Programs—Annual Incentive Compensation.”
(2)

Amounts represent the intrinsic value of unvested Tyco equity awards and stock options that would have vested upon a triggering event for each of our named executive officers. Amounts in respect of PSUs reflect the number of shares based on actual performance results through June 29, 2012.

(3)	Amounts represent the Tyco-provided supplemental life insurance benefit for Mr. Gursahaney that would have been delivered upon his death.

Compensation of Non-Employee Directors

Director Compensation

Post-Separation

Following the Separation, compensation for our non-employee directors consists of an annual cash retainer in the amount of $80,000 per year and an annual equity award of RSUs with a grant date fair value of approximately $120,000 and a one-year vesting term. In addition, the non-executive chairman of our Board of Directors receives an additional cash retainer in the amount of $150,000 per year, the chairs of the Audit Committee and Compensation Committee receive an additional cash retainer in the amount of $20,000 per year and the chair of the Nominating and Governance Committee receives an additional cash retainer in the amount of $15,000 per year.

Pre-Separation

Prior to the Separation, three of our non-employee directors served on the Tyco Board of Directors. In connection with their service on the Tyco Board of Directors, they received compensation according to programs in place at Tyco, including:

•	An annual cash retainer of $100,000;

•	An annual equity award of RSUs with a grant date fair value of approximately $120,000;

•

Additional annual retainers for the lead director ($30,000) and for the chairs of the Audit Committee ($20,000), Compensation and Human Resources Committee ($20,000) and Nominating and Governance Committee ($15,000)

The following table sets forth information concerning the fiscal year 2012 compensation paid by Tyco to our non-employee directors, a portion of which for Messrs. Donahue, Gordon and Paliwal relates to their service on the Tyco Board of Directors.

Director Compensation for FY 2012

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Thomas Colligan	$275	$—	$20,000	$20,275
Timothy Donahue	$99,945	$120,033	$—	$219,978
Robert Dutkowsky	$220	$—	$20,000	$20,220
Bruce Gordon	$149,025	$120,033	$10,000	$279,058
Bridgette Heller	$220	$—	$20,000	$20,220
Kathleen Hyle	$220	$—	$20,000	$20,220
Keith Meister(4)	$—	$—	$—	$—
Dinesh Paliwal	$100,000	$120,033	$10,468	$230,501

(1)

For Messrs. Donahue, Gordon and Paliwal, includes the pro-rated portion of cash fees earned for service on the Tyco Board of Directors, as well as the pro-rated portion of cash fees earned as directors of ADT.

(2)

This column reflects the fair value of the entire amount of awards granted to Messrs. Donahue, Gordon and Paliwal as directors of Tyco, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common shares on the date of grant. RSUs granted to board members generally vest and the underlying units are converted to shares and delivered to board members on the anniversary of the grant date.

(3)

All other compensation for Messrs. Gordon and Paliwal includes the aggregate value of all matching charitable contributions made by Tyco on behalf of the directors during the fiscal year (Tyco matched the contributions of directors made to qualifying charities up to a maximum of $10,000 per calendar year), and for Mr. Paliwal also includes the value of the discount on security monitoring services. For Messrs. Colligan and Dutkowsky and Mses. Heller and Hyle, all other compensation includes $20,000 of fees paid in fiscal year 2012 prior to their election to our Board of Directors upon Separation. These fees were related to their attendance at certain orientation meetings held in anticipation of their service on our Board of Directors.

(4)	Mr. Meister was appointed to our Board of Directors on December 19, 2012, and did not receive any compensation in fiscal year 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 18, 2013 by (i) each of the individuals who currently serve as our directors; (ii) each of our named executive officers; and (iii) all of our directors and executive officers as a group.

Except as otherwise noted in the footnotes below the table, each person identified in the table below has sole voting and investment power with respect to the shares listed. To the extent indicated in the table below, shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days after March 18, 2013. As of March 18, 2013, there were 220,487,719 shares of our common stock issued and outstanding.

Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly	Common Stock Acquirable within 60- Days	Total Common Stock Beneficially Owned		% of Shares of Common Stock Outstanding
Donald Boerema	13,471	41,816	55,287		*
Thomas Colligan	2,500	-0-	2,500		*
Timothy Donahue	7,788	-0-	7,788		*
Robert Dutkowsky	-0-	-0-	-0-		*
Mark Edoff	11,570	67,709	79,279	(1)	*
Bruce Gordon	15,430	-0-	15,430		*
Anita Graham	1,386	12,114	13,500		*
Naren Gursahaney	99,583	807,671	907,254		*
Bridgette Heller	-0-	-0-	-0-		*
Kathleen Hyle	-0-	-0-	-0-		*
Keith Meister	11,166,021	-0-	11,166,021	(2)	5.1%
Kathryn Mikells	-0-	-0-	20,639		*
Dinesh Paliwal	1,905	-0-	1,905		*
Directors and Executive Officers as a Group (18 persons)	11,336,201	1,049,227	12,385,428		5.6%

*	Less than 1.0%
(1)	Includes 558 Shares that Mr. Edoff holds indirectly through The ADT Corporation Retirement Savings and Investment Plan.
(2)

These shares are held for the account of certain private investment funds for which Corvex Management LP, a Delaware limited partnership (“Corvex”), acts as investment adviser, including Corvex Master Fund, L.P., a Cayman Islands limited partnership, the general partner of which is controlled by Mr. Meister. Mr. Meister disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

The following table sets forth the information indicated for persons or groups known to us to be beneficial owners of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Corvex Management LP 712 Fifth Avenue, 23rd Floor New York, NY10019	11,741,021(1)	5.05%(1)

(1)

Information shown is based on information reported on Schedule 13D/A filed with the SEC on December 19, 2012, in which Corvex reported that it has sole voting power over 11,166,021 shares of our common stock, shared voting power over 575,000 shares of our common stock and sole dispositive power over 11,166,021 shares of our common stock, and Soros Fund Management LLC reported that it has shared voting power over 575,000 shares of our common stock and sole dispositive power over 575,000 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Tyco

In order to govern certain ongoing relationships between ADT, Pentair and Tyco after the spin-off and to provide mechanisms for an orderly transition, ADT, Pentair and Tyco have entered into the Pentair Separation and Distribution Agreement, ADT and Tyco have entered into the ADT Separation and Distribution agreement and ADT, Tyco or Pentair, as applicable, have entered into other agreements pursuant to which certain services and rights will be provided for following the spin-off, and ADT, Pentair and Tyco have agreed to indemnify each other against certain liabilities arising from our respective businesses.

The following is a summary of the terms of the material agreements we have entered into and intend to enter into with Tyco and Pentair. This summary does not purport to be complete and it may not contain all of the information about these agreements.

ADT Separation and Distribution Agreement

We entered into the ADT Separation and Distribution Agreement with Tyco on September 26, 2012. The ADT Separation and Distribution Agreement sets forth our agreement with Tyco regarding the principal transactions necessary to separate us from Tyco. It also sets forth other agreements that govern certain aspects of our relationship with Tyco following the spin-off.

Distribution Overview. The ADT Separation and Distribution Agreement provided for the spin-off of Tyco’s residential and small business security business in the United States and Canada from Tyco. Among other things, the agreement: set forth the process by and conditions under which Tyco spun off its residential and small business security business in the United States and Canada to the holders of Tyco common shares; specified the relevant assets of Tyco and certain of its subsidiaries related to our business that were transferred to us; and set forth certain liabilities and covenants assumed by us and Tyco. The ADT Separation and Distribution Agreement provided that, on the Distribution Date, each holder of Tyco common shares was entitled to one share of ADT common stock for every two Tyco common shares held on the record date for the Distribution.

Transfer of Assets. The ADT Separation and Distribution Agreement provided for certain transfers of assets that were necessary in advance of our separation from Tyco so that each of ADT and Tyco retained the assets of, and the liabilities associated with, our respective businesses.

The assets transferred or assigned to or retained by ADT or its subsidiaries included the following:

•	the ownership interests of ADT’s subsidiaries;

•

all ADT contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any ADT asset or Tyco’s residential and small business security business in the United States and Canada;

•

any and all assets (other than cash subject to the cash adjustment described above) reflected on ADT’s balance sheet as of August 31, 2012 and any assets acquired by or for ADT or any of its subsidiaries subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet;

•	rights of ADT and its subsidiaries under any insurance policies and contracts, including any rights thereunder arising after the Distribution in respect of any occurrence-based policies;

•

any and all assets owned or held immediately prior to the Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s residential and small business security business in the United States and Canada;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to ADT or any of its subsidiaries;

•

subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to, or retained by, ADT; and

•	34.375% of certain Tyco contingent assets arising under the Pentair Separation and Distribution Agreement.

The ADT Separation and Distribution Agreement provided that the assets to be transferred or assigned to or retained by ADT or one of its subsidiaries did not in any event include any assets to the extent they were expressly contemplated to be retained by or transferred to Tyco or its subsidiaries under the ADT Separation and Distribution Agreement.

The assets transferred or assigned to or retained by Tyco or its subsidiaries included the following:

•	the ownership interests in Tyco’s subsidiaries;

•

all Tyco contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any asset owned by Tyco or Tyco’s business other than those primarily relating to, or arising from, Tyco’s residential and small business security business in the United States and Canada;

•

any and all assets (except that cash shall be subject to the cash adjustment described above) reflected on Tyco’s unaudited combined balance sheet as of August 31, 2012 prepared to give pro forma effect to the spin-off and the Distribution (but not the separation of Pentair from Tyco and the Pentair Distribution) and any assets acquired by or for Tyco or any subsidiary of Tyco subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet;

•	any and all rights of Tyco and its subsidiaries under any insurance policies and contracts;

•	any and all assets owned or held immediately prior to the Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s business;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to Tyco or any of its subsidiaries; and

•

subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to or retained by Tyco.

The ADT Separation and Distribution Agreement provided that the assets transferred or assigned to or retained by Tyco or its subsidiaries did not include any assets to the extent they are expressly contemplated as assets to be retained by or transferred to ADT or any of its subsidiaries.

Assumptions of Liabilities. The ADT Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between ADT and Tyco and identifies the liabilities and other obligations which each of ADT and Tyco and their respective subsidiaries assumed or retained.

The liabilities assumed or retained by ADT or one of its subsidiaries include the following:

•	certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by ADT or any of its subsidiaries;

•

any and all liabilities primarily relating to, arising out of or resulting from the operation or conduct of Tyco’s residential and small business security business in the United States and Canada whether arising before, on or after the Distribution, the operation or conduct of any business conducted by any subsidiary of ADT after the Distribution, or any ADT assets, whether arising before, on or after the Distribution;

•

any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco’s residential and small business security business in the United States and Canada or any ADT subsidiary;

•

subject to limited exceptions, 34.375% of certain contingent liabilities of Tyco relating to obligations under the Pentair Separation and Distribution Agreement or arising from certain outstanding litigation;

•	any liabilities relating to any ADT employee or former ADT employee before, on or after the Distribution;

•

any liabilities relating to, arising out of, or resulting from, (x) any indebtedness (including debt securities and asset-backed debt) of ADT or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) incurred after the Distribution, and exclusively relating to Tyco’s residential and small business security business in the United States and Canada and (y) any indebtedness (regardless of the issuer of such indebtedness) incurred after the Distribution and secured exclusively by any of ADT’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

•	certain specified shared expenses; and

•

all liabilities reflected as liabilities or obligations on ADT’s balance sheet as of August 31, 2012, and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of the balance sheet.

The ADT Separation and Distribution Agreement provides that the liabilities that were assumed or retained by ADT or one of its subsidiaries shall not in any event include any of the following: (x) any liabilities that are expressly contemplated as liabilities to be retained or assumed by Tyco or any of its other subsidiaries; (y) any contracts expressly assumed or expressly contemplated as liabilities to be assumed by Tyco or any of its subsidiaries; and (z) any intercompany payables expressly discharged pursuant to the ADT Separation and Distribution Agreement.

The liabilities assumed or retained by Tyco or one of its subsidiaries include the following:

•

certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries);

•

any and all liabilities primarily relating to, arising out of or resulting from: (A) the operation or conduct of Tyco’s business other than Tyco’s residential and small business security business in the United States and Canada as conducted at any time prior to, on or after the Distribution; (B) the operation or conduct of any business conducted by Tyco or any of its subsidiaries other than the residential and small business security business in the United States and Canada at any time after the Distribution; or (C) any assets owned by Tyco, whether arising before, on or after the Distribution;

•

any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries) or Tyco’s business (other than Tyco’s residential and small business security business in the United States and Canada);

•	any liabilities relating to any Tyco employee or former Tyco employee that is not an ADT employee or former ADT employee immediately following the Distribution;

•

any liabilities relating to, arising out of or resulting from (x) any indebtedness (including debt securities and asset-backed debt) of Tyco or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Tyco business (other than Tyco’s residential and small business security business in the United States and Canada) or (y) any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of Tyco’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

•	certain specified shared expenses; and

•

all liabilities reflected as liabilities or obligations on Tyco’s unaudited combined balance sheet as of August 31, 2012 prepared to give pro forma effect to the spin-off and the Distribution (but not the separation of Pentair from Tyco and the Pentair Distribution) and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of Tyco’s balance sheet.

The ADT Separation and Distribution Agreement provides that the liabilities assumed or retained by Tyco or one of its subsidiaries shall not include: (w) any liabilities that are expressly contemplated as liabilities to be retained or assumed by ADT or any of its subsidiaries; (x) any contracts expressly assumed by ADT or any of its subsidiaries; and (y) any intercompany payables expressly discharged pursuant to the ADT Separation and Distribution Agreement.

Intercompany Arrangements and Guarantees. A series of intercompany transactions were undertaken in order to transfer the equity interests in certain subsidiaries of Tyco which hold assets and liabilities associated with Tyco’s residential and small business security business in the United States and Canada to ADT. These included the settlement and forgiveness of intercompany payables and receivables among us and our subsidiaries and Tyco and its subsidiaries, respectively. Except for matters covered by the Pentair Separation and Distribution Agreement or in any ancillary agreement or other arm’s-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, including all intercompany accounts payable or accounts receivable, between us and our subsidiaries and other affiliates and Tyco and its subsidiaries and other affiliates, respectively, terminated effective as of the applicable distribution date.

Mutual Releases and Indemnification. Except as otherwise provided in the ADT Separation and Distribution Agreement, we and Tyco have agreed to release the other and its affiliates, successors and assigns, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. The ADT Separation and Distribution Agreement, however, provides that neither party will be released from the following liabilities:

•

with respect to Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries), any liability assumed or retained by Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries) and, with respect to ADT or any of its subsidiaries, any liability of ADT assumed or retained by ADT or its subsidiaries;

•

any liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a party from, or on behalf of, another party prior to the effective time of the Distribution;

•	any liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a party at the request or on behalf of another party;

•

any liability provided in, or resulting from, any other contract or understanding that is entered into after the effective time of the Distribution between any party or any of its subsidiaries, on the one hand, and the other party or any of its subsidiaries, on the other hand;

•	any liability with respect to certain contingent liabilities of Tyco;

•	any liability with respect to certain continuing arrangements;

•	any liability with respect to insurance policies written by Tyco’s captive insurance subsidiary; and

•

any liability that the parties may have with respect to indemnification or contribution pursuant to the ADT Separation and Distribution Agreement or otherwise for claims brought against the parties by third persons.

Under the ADT Separation and Distribution Agreement, Tyco agreed to indemnify, defend and hold harmless ADT from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities retained or allegedly retained by Tyco, including, after the Distribution, the failure of Tyco or any of its subsidiaries (other than ADT or any of its subsidiaries) to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities and (b) any breach by Tyco of any provision of the ADT Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Under the ADT Separation and Distribution Agreement, ADT agreed to indemnify, defend and hold harmless Tyco and its subsidiaries (including Pentair) from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities of Tyco’s residential and small business security business in the United States and Canada or alleged liabilities, including, after the Distribution, the failure of ADT or any of its subsidiaries to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities and (b) any breach by ADT of any provision of the ADT Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Non-Compete; Customer Non-Solicit. Each of ADT and Tyco has agreed that for a period of two years from the Distribution (other than for locations in which sales personnel of members of each of ADT’s and Tyco’s respective groups are collocated for which the non-compete period shall be extended until such collocation terminates), none of ADT, Tyco or members of their respective groups shall engage in certain competitive activities with respect to the other party’s respective businesses in the United States and Canada, subject to (i) certain customary exceptions and (ii) exceptions for certain activities currently being conducted by each of the ADT or Tyco businesses, as applicable. Generally, for the non-compete period (i) ADT is prohibited from manufacturing or selling products and providing installation, monitoring and maintenance services related to security, fire detection, fire suppression and life safety for commercial, industrial, retail, institutional and governmental customers (other than to residential or small business customers (“Small Business Customers”) owning or operating an enterprise where the secured space is 7,500 square feet or less) and (ii) Tyco is prohibited from providing monitoring and certain on-premise installation and maintenance security services to residential and Small Business Customers. Additionally, each of ADT and Tyco has agreed that for a period of two years from the Distribution not to solicit customers of the other party.

Exchange of Information. We and Tyco have agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Tyco have also agreed to retain such information until the latest of (i) seven years following the Distribution Date or (ii) the date on which such records are no longer required to be retained pursuant to each party’s applicable records retention policy.

Pentair Separation and Distribution Agreement

We have entered into the Pentair Separation and Distribution Agreement with Pentair and Tyco. The Pentair Separation and Distribution Agreement addresses many of the same matters as the ADT Separation and Distribution Agreement but with respect to Pentair.

Under the Pentair Separation and Distribution Agreement, ADT, Tyco, Pentair, Pentair, Inc. and their subsidiaries must refrain from, either directly or indirectly, hiring employees or independent contractors of another party at or above a specified management level (a “Restricted Person”) without the prior written consent of the Senior Vice President for Human Resources of such party. In addition, for two years after the Distribution, ADT, Tyco, Pentair and Pentair, Inc. must refrain from, either directly or indirectly, soliciting, aiding or inducing any Restricted Person to leave his employment, provided that any general solicitation through advertisements and search firms not specifically directed at employees of the party are permitted, so long as the soliciting party has not encouraged or advised such employment firm to approach any such employee.

For three years following the consummation of the spin-off and the Merger, neither Tyco, ADT and their subsidiaries, on one hand, nor Pentair, on the other hand, may establish or acquire any new businesses that involve the sale of products or the provisions of services that compete with the business of Tyco and ADT, on one hand, or the business of Pentair, on the other hand, subject to certain exceptions, including for ownership of securities in entities at various specified thresholds.

Transition Services Agreements

We entered into transition services agreements with Tyco in connection with the transactions, including a master transition services agreement and an agreement governing the provision of services in Canada (collectively, the “Transition Services Agreements”). Pursuant to these agreements, we and Tyco will provide to each other certain transition services from the period beginning on or prior to the Distribution Date and generally ending within two years after the commencement of such services, subject in certain cases to the right of the service recipient to extend the initial term or to terminate services early. The transition services to be provided under each of the agreements are intended to facilitate an orderly and efficient separation of the residential and small business security business of ADT from Tyco’s commercial security segment. The fees payable by a service recipient under the agreements are generally based on the cost of the service provided plus associated taxes, costs and expenses during the initial term, and a markup of 125% or 150% of cost for periods following the initial term (depending on the length of the time period beyond the initial term).

In addition, under the master transition services agreement, Tyco will acquire certain third-party products and supply them to ADT for installation at ADT customer sites. Tyco will also provide end to end supply chain management for ADT under the agreement, including warehouse and logistics services, for certain third party and Tyco products used by ADT in its operations. The logistics and supply services will be provided by Tyco under the agreement beginning on or prior to the Distribution and ending within two years after the commencement of such services, subject in certain cases to extension of the initial term or early termination. The fees payable by ADT to Tyco for products supplied under this arrangement will be based on (i) the arm’s length purchase price of the products paid to the product manufacturer plus (ii) a mark-up approximately equal to Tyco’s cost of providing warehouse and logistics services for the products supplied to ADT. At the end of the agreement, ADT may be required to purchase from Tyco a portion of the remaining inventory of Tyco and third party product held by Tyco for supply to ADT.

Tax Sharing Agreement

We entered into a tax sharing agreement (the “2012 Tax Sharing Agreement”) with Tyco and Pentair that governs the rights and obligations of ADT, Tyco and Pentair for certain pre-Separation tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The 2012 Tax

Sharing Agreement provides that ADT, Tyco and Pentair will share (i) certain pre-Separation income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s, and Pentair’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. ADT and Pentair will share 58% and 42%, respectively, of the next $225 million of Shared Tax Liabilities. ADT, Tyco and Pentair will share 27.5%, 52.5% and 20.0%, respectively, of Shared Tax Liabilities above $725 million.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the distribution of ADT’s common shares to the Tyco shareholders (the “Distribution”), the distribution of Pentair common shares to the Tyco shareholders (the “Pentair Distribution” and, together with the Distribution, the “Distributions”), or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distributions by ADT, Pentair or Tyco, the party responsible for such failure would be responsible for all taxes imposed on ADT, Pentair or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the Pentair Distribution, or any internal transaction that were intended to be tax-free is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distributions by ADT, Pentair or Tyco, then ADT, Pentair and Tyco would be responsible for any Distribution Taxes imposed on ADT, Pentair or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. ADT has sole responsibility of any income tax liability arising as a result of Tyco’s acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company dated October 31, 2008 (collectively, “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes, and Broadview Tax Liabilities will generally be shared 20% by Pentair, 27.5% by ADT, and 52.5% by Tyco. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and Pentair are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement also provides that, if any party defaults in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party is required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability defaults in its payment of such liability to a taxing authority, ADT could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, ADT may be obligated to pay amounts in excess of its agreed-upon share of its, Tyco’s and Pentair’s tax liabilities.

Non-Income Tax Sharing Agreement

We entered into a tax sharing agreement with Tyco that governs the respective rights, responsibilities and obligations of Tyco and us after the Distributions with respect to tax returns, tax liabilities, tax attributes, tax contests and other tax matters regarding non-income taxes related to specified legal entities (the “Non-Income Tax Sharing Agreement”). The Non-Income Tax Sharing Agreement provides that ADT and Tyco share certain pre-Distribution non-income tax liabilities that arise from adjustments made by tax authorities to the non-income tax returns of the specified legal entities. Tyco is responsible for amounts equal to accrued liabilities for non-income tax contingencies with respect to the specified entities that became members of the Tyco group after the Distribution, and ADT is responsible for amounts equal to accrued liabilities for non-income tax contingencies with respect to the specified entities that became members of the ADT group after the Distribution. ADT agreed to have sole responsibility of any non-income tax liability assessed against the entities acquired in the acquisition of Broadview Security. In each case, payments required to be made in excess of such accrued liabilities will be shared by Tyco (40%) and ADT (60%).

ADT and Tyco have agreed to indemnify each other against any amounts paid by the other party which such paying party is not responsible pursuant to the Non-Income Tax Sharing Agreement. Although valid as between the parties, the Non-Income Tax Sharing Agreement is not binding on any taxing authority.

Patent Agreement

We entered into a Patent Agreement with Tyco in connection with the spin-off under which Tyco agreed to provide ADT and its affiliates with a release and covenant not to sue under Tyco and its Affiliates’ pre-spin-off patent portfolio (excluding patents from Tyco’s Visonic and Proximex businesses) for the continued manufacture, use and sale of pre-spin-off products (and certain modifications thereof), whether manufactured internally or by the same pre-spin-off suppliers. There is no covenant for any Tyco pre-spin-off product if ADT changes the supplier of that product, no covenant for any new products, and no covenant for any product covered by a Visonic or Proximex patent. The covenant extends to dealers, partners, vendors, customers and others in the supply chain to the extent their activities relate to the provision and use of products covered by the above covenant and any related services. ADT will grant a reciprocal release and covenant not to sue under ADT’s pre-spin-off patent portfolio.

This covenant is not intended to modify the parties’ obligations under the non-competition agreement described above under the ADT Separation and Distribution Agreement.

Neither ADT nor Tyco may assign the Patent Agreement without the prior written consent of the other party in its sole discretion, except that either party shall assign the Patent Agreement to any acquirer of the patents governed by the Patent Agreement, such that the Patent Agreement cannot be separated from the patents covered thereby.

The Patent Agreement will remain in effect until the last patent covered thereby falls into the public domain.

Trademark Agreement

We entered into a Trademark Agreement with Tyco in connection with the spin-off that governs each party’s use of certain trademarks, including the ADT, ALWAYS THERE and SAFEWATCH trademarks and logos (collectively, the “ADT Brand”), pursuant to which Tyco agreed to transfer to us all of its rights in the ADT Brand in North America (specifically, Canada, Puerto Rico and the United States) and Tyco retained rights to the ADT Brand elsewhere in the world. Each of ADT and Tyco have agreed that they and their affiliates will not register or use (subject to a “phase out” transitional license granted to Tyco in North America) the ADT Brand in connection with any goods or services in the other party’s territory. The parties are not restricted from competing with each other under other brands. Under the Trademark Agreement, we exclusively own the PULSE trademark worldwide.

The Trademark Agreement allocates the ownership of, and the parties’ online and social media rights and obligations with respect to, the ADT Brand. In general, each party has the sole right to register domain names containing the ADT Brand in domain names ending in country codes within its respective territory. The Trademark Agreement contains provisions for allocating ownership, rights and obligations with respect to generic top level domains (gTLDs). The agreement also contains provisions regarding a common landing page within www.adt.com during the non-competition period.

The Trademark Agreement contains other customary provisions, including quality control, compliance with applicable laws, and security, system and data protection measures. The Trademark Agreement will remain in effect in perpetuity.

Neither ADT nor Tyco may assign the Trademark Agreement without the consent of the other party, in its sole discretion, except that either party shall assign the Trademark Agreement to any acquirer of the trademarks governed by the Trademark Agreement, such that the Trademark Agreement cannot be separated from the trademarks covered thereby.

Monitoring Agreements

We entered into monitoring services agreements in the United States and Canada (collectively, the “Monitoring Agreements”), pursuant to which we and Tyco will each provide alarm receiving and notification and associated services for certain of each other’s customers in the United States and Canada. The Monitoring Agreements will begin on or prior to the Distribution Date and generally end by September 30, 2014, subject in certain cases to the right of the service recipient to extend the initial term or to terminate services early. The provision of monitoring services for each other’s customers is intended to facilitate an orderly and efficient separation of alarm monitoring activity between ADT’s alarm receiving centers and Tyco’s alarm receiving centers. The fees payable by a service recipient under the Monitoring Agreements are generally based on the cost of providing the service plus associated taxes, costs and expenses during the initial term, and a markup of 25% or 50% of cost for periods following the initial term (depending on the length of the time period beyond the initial term).

Guard Service Agreements

We entered into guard services agreements in the United States and Canada (collectively, the “Guard Services Agreements”), pursuant to which ADT will provide alarm response and patrol services for Tyco’s customers in certain parts of the United States and Tyco will provide such services for ADT’s customers in certain parts of Canada. All terms and conditions under the Guard Services Agreements, including fees, are arm’s-length.

The initial term of each Guard Services Agreement is expected to be for one year following the Distribution, subject to renewal at the option of both parties.

Master Supply & Purchasing Agreement

We entered into a Master Supply & Purchasing Agreement with Tyco that provides for the supply of Tyco products to ADT for installation at ADT customer sites. The initial term of the agreement will be for two years following the Distribution. All terms and conditions under the agreement, including product pricing, are arm’s-length.

Sublease Agreements

At the locations where ADT and Tyco are physically co-located the parties will enter into subleases (or at owned sites, leases) to end the sooner of the expiration of the master lease, mutual agreement, or September 30, 2014. Rent (including pass though of operating expenses and asset depreciation) is allocated based on the percentage of the premises the subtenant occupies. The sublandlord will own all furniture, fixtures and equipment as well as any asset retirement obligation. Master lease terms, where applicable, are incorporated. The parties agree to indemnify the other for their own negligence. The sublandlords, where feasible and permitted under the master lease, may physically demise the sublease premises, but otherwise where not physically separated the parties agree to cooperate and abide by security protocols as may be established.

Consulting Agreement

We entered into an agreement with Edward Breen, Tyco’s current chairman and chief executive, pursuant to which Mr. Breen agreed to provide consulting and advisory services to ADT on strategic and general corporate matters within Mr. Breen’s areas of expertise and prior experience, including but not limited to:

•	Reviewing and providing constructive feedback on ADT’s strategic plans;

•	Advising on business development, marketing and sales channels alternatives and other matters to enhance the growth of ADT;

•	Advising on strategic partnerships and alliances;

•	Consulting on service and brand extension concepts under consideration by ADT;

•	Providing advice and guidance to the CEO; and

•	Providing advice on such other strategic matters regarding ADT’s current or prospective business as mutually agreed between Mr. Breen and the CEO.

The initial term of the agreement is one year, which the parties can extend for an additional one year period upon mutual consent. During the term of the agreement, Mr. Breen will be paid $80,000 per year, plus reimbursement for all reasonable and necessary expenses incurred in providing his services under the agreement, and will agree to certain confidentiality and non-competition provisions.

Guidelines for Related Party Transactions

The Board of Directors has adopted certain Guidelines for Related Party Transactions. These Guidelines provide a process for compliance with the related party provisions of the Board Governance Principles, the Company’s Code of Conduct, and the Company’s Amended and Restated By-laws, as well as the disclosure obligations of the Exchange Act regulations. The Nominating and Governance Committee will monitor, review and approve, if necessary, any material related party transactions between ADT and its subsidiaries and its senior officers and directors. ADT’s Guidelines for Related Party Transactions state that on an annual basis, the Nominating and Governance Committee will receive a list of related parties (the “Related Party List”) for each senior officer and director and such list will include any entity that employs a director, any entity (including charitable organizations) for which the director or executive officer serves on the board of directors, and any entity in which the senior officer or director owns more than a 10% interest. There are three types of material related party transactions covered by the Guidelines for Related Party Transactions with specific review procedures:

•	Type 1—transactions involving the purchase by or from the Company of products or services in the ordinary course of business in arms-length transactions.

•	Type 2—transactions involving the provision of consulting, legal, accounting or financial advisory services to the Company that could compromise a director’s independence.

•	Type 3—transactions in which a director or officer has a direct or indirect personal interest or that create a conflict of interest for the director or officer.

Ordinary course of business, arms-length transactions with entities on the Related Party List are deemed pre-approved by the Nominating and Governance Committee, in amounts in the aggregate for each such entity of less than 1% of the revenue of such entity or the Company. For Type 1, the Guidelines for Related Party Transactions provide that the Nominating and Governance Committee, prior to filing the Company’s proxy statement, annually review the Related Party List, including the amount of payments to or from each related party, in comparison to the 1% threshold to ensure that the directors meet the director independence requirement. Any proposed related party transaction involving a member of the Board of Directors must be reviewed and approved by a majority of the disinterested members of the Board. All related party transactions involving potential conflicts of interest must be reported to the Nominating and Governance Committee and approved or ratified by such Committee. During fiscal year 2012, there were no related party transactions that exceeded the 1% threshold.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

In connection with the spin-off, on June 22, 2012, ADT entered into an unsecured senior revolving credit facility (the “revolving credit facility”), with an aggregate commitment of $750 million. The revolving credit facility is available to be used for working capital, capital expenditures and other corporate purposes, however, we do not anticipate drawing upon the facility at this time. Until the consummation of the Distribution, Tyco guaranteed our borrowings under the revolving credit facility.

Interest and Fees

Borrowings under the revolving credit facility bear interest at a rate per annum equal to, at our option, (x) LIBOR plus an applicable margin based on our credit ratings or (y) an alternate base rate equal to the highest of (i) Citibank, N.A.’s base rate, (ii) the federal funds effective rate plus 1/2 of 1% and (iii) one-month LIBOR plus 1%, in each case plus an applicable margin based on our credit ratings.

We are required to pay the lenders a facility fee on the amount of the lenders’ commitments under the revolving credit facility from time to time at rates based on our applicable credit ratings.

Optional Prepayment and Commitment Reductions

Under our revolving credit facility we have the option to prepay amount outstanding without penalty, subject to breakage costs and a minimum notice requirement. In addition, we may voluntarily reduce unutilized portions of the commitment under the revolving credit facility without penalty, subject to certain conditions pertaining to minimum reduction amount and a minimum notice requirement.

Covenants

The revolving credit facility contains customary affirmative and negative covenants, including covenants related to the delivery of financial statements, the filing of documents with the SEC, the delivery of financial information and notices to lenders and the operation of our business. The revolving credit facility also includes financial covenants limiting the ratio of debt to EBITDA and requiring a minimum ratio of EBITDA to interest expense. We must maintain a ratio of consolidated total debt to EBITDA on a rolling four quarter basis of no greater than 3.50 to 1.00 (calculated by reference to us and our subsidiaries on a consolidated basis ). We must also maintain a ratio of consolidated EBITDA to consolidated interest expense of no less than 3.00 to 1.00 as measured on a quarterly basis.

The negative covenants of the revolving credit facility include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on our ability to:

•	grant liens;

•	enter into transactions resulting in fundamental changes (such as mergers or sales of all or substantially all of our assets);

•	restrict subsidiary dividends or other subsidiary distributions;

•	enter into transactions with affiliates;

•	permit subsidiaries to provide guarantees to other material debt; and

•	incur additional subsidiary debt.

Events of Default

The revolving credit facility specifies customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the financial, affirmative or negative covenants; inaccuracy of the representations or warranties in any material respect; payment default on, or acceleration of, other material indebtedness; bankruptcy or insolvency; material unsatisfied judgments; certain ERISA violations; invalidity or unenforceability of such revolving credit facility or other documents associated with such revolving credit facility; and a change of control.

4.125% Senior Notes due 2023

On January 14, 2013, we issued $700 million aggregate principal amount of 4.125% senior notes due June 2023 to certain institutional investors pursuant to certain exemptions from registration under the Securities Act. Net cash proceeds from the issuance of this term indebtedness totaled approximately $694 million and was primarily used for the repurchase of outstanding shares of ADT’s common stock. Any net proceeds not used for share repurchases are intended to be used for general corporate purposes.

The notes have a fixed 4.125% annual interest rate and mature in June 2023. Interest is payable on June 15 and December 15 of each year, commencing on June 15, 2013. We may redeem the notes, in whole or in part, at any time prior to the maturity date at a redemption price equal to the greater of the principal amount of the notes to be redeemed, or a make-whole premium, plus in each case, accrued and unpaid interest to, but excluding, the redemption date.

Upon the occurrence of a change of control triggering event, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

As part of the notes issuance, we entered into an exchange and registration rights agreement with the initial purchasers of the notes. Under this agreement, we are obligated to file a registration statement for an offer to exchange the notes for a new issue of substantially identical notes registered under the Securities Act, or provide a shelf registration statement to cover resales of such notes if the exchange offer is not complete within 365 days after closing.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Outstanding Notes for New Notes. This discussion is based upon the Code, the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following relates only to New Notes that are acquired in this offering in exchange for Outstanding Notes originally acquired at their initial offering for an amount of cash equal to their issue price. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors who hold the Outstanding Notes and the New Notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of Outstanding Notes for New Notes.

This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Outstanding Notes

The exchange of Outstanding Notes for New Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders of Outstanding Notes will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the New Notes as they had in the Outstanding Notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the New Notes will be the same as those applicable to the Outstanding Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by brokers-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the issuance and sale of the New Notes being offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS

The consolidated and combined financial statements, and the related financial statement schedule, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs regarding 1) the basis of presentation of the consolidated and combined financial statements, and 2) the Company’s change in its method of presenting comprehensive income due to the adoption of a new accounting standard). Such consolidated and combined financial statements and related financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you at the SEC’s website at http://www.sec.gov.

We maintain a website on the Internet at http://www.adt.com. We make available free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. Additionally, you may request copies of the above-referenced filings at no cost, by writing or telephoning our principal executive offices at the following address:

The ADT Corporation

1501 Yamato Road

Boca Raton, FL 33431

Attn: Investor Relations

Phone: (561) 988-3600

“ADT,” “we,” “us” and “our” refer to The ADT Corporation and its combined subsidiaries. “Tyco” and “parent” refer to Tyco International Ltd. and its consolidated subsidiaries (which include ADT prior to the Distribution and exclude ADT after the Distribution).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The ADT Corporation

Boca Raton, Florida

We have audited the accompanying consolidated and combined balance sheets of The ADT Corporation and subsidiaries (previously the North American Residential Security Business of Tyco International Ltd.) (the “Company”) as of September 28, 2012 and September 30, 2011, and the related consolidated and combined statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended September 28, 2012. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated and combined financial position of The ADT Corporation and subsidiaries as of September 28, 2012 and September 30, 2011, and the consolidated and combined results of its operations and its cash flows for each of the three fiscal years in the period ended September 28, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated and combined financial statements, prior to the separation of the Company from Tyco International Ltd. (“Tyco”), the Company was comprised of the assets and liabilities used in managing and operating the North American Residential Security Business of Tyco. For periods prior to the separation of the Company from Tyco, the consolidated and combined financial statements also include allocations from Tyco. These allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Company operated as a separate entity apart from Tyco.

As discussed in Note 1 to the consolidated and combined financial statements, the Company changed its method of presenting comprehensive income due to the adoption of a new accounting standard. The change in presentation has been applied retrospectively to all periods presented.

/s/ DELOITTE & TOUCHE LLP

November 27, 2012

(March 21, 2013 as to the effects of presenting comprehensive income as described in Note 1 to the consolidated and combined financial statements)

THE ADT CORPORATION

CONSOLIDATED AND COMBINED BALANCE SHEETS

As of September 28, 2012 and September 30, 2011

(in millions, except share and per share data)

	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$234	$65
Accounts receivable trade, less allowance for doubtful accounts of $25 and $23, respectively	78	94
Inventories	42	33
Prepaid expenses and other current assets	46	48
Deferred income taxes	40	23

Total current assets	440	263
Property and equipment, net	217	172
Subscriber system assets, net	1,744	1,653
Goodwill	3,400	3,395
Intangible assets, net	2,861	2,755
Deferred subscriber acquisition costs, net	464	417
Other assets	134	84

Total Assets	$9,260	$8,739

Liabilities and Stockholders’ Equity
Current Liabilities:
Current maturities of long-term debt (see Note 5)	$2	$1
Accounts payable	144	153
Accrued and other current liabilities	181	163
Deferred revenue	245	250

Total current liabilities	572	567
Long-term debt, including allocated debt of $1,482 at September 30, 2011 (see Note 5)	2,525	1,506
Deferred subscriber acquisition revenue	675	630
Deferred tax liabilities	157	632
Other liabilities	174	173

Total Liabilities	4,103	3,508

Commitments and contingencies (see Note 7)

Stockholders’ Equity:
Common stock—authorized 1,000,000,000 shares of $0.01 par value; issued and outstanding shares—231,094,332 as of September 28, 2012	2	—
Additional paid-in capital	5,062	—
Parent company investment	—	5,152
Accumulated other comprehensive income	93	79

Total Stockholders’ Equity	5,157	5,231

Total Liabilities and Stockholders’ Equity	$9,260	$8,739

See Notes to Consolidated and Combined Financial Statements

THE ADT CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 28, 2012, September 30, 2011 and September 24, 2010

(in millions, except per share data)

	2012	2011	2010
Revenue	$3,228	$3,110	$2,591
Cost of revenue	1,374	1,341	1,065
Selling, general and administrative expenses	1,125	1,076	1,022
Separation costs (See Note 1)	7	—	—

Operating income	722	693	504
Interest income	1	1	1
Interest expense	(93)	(90)	(107)

Income before income taxes	630	604	398
Income tax expense	(236)	(228)	(159)

Net income	$394	$376	$239

Net income per share:
Basic	$1.70	$1.62	$1.03
Diluted	$1.67	$1.59	$1.01

Weighted-average number of shares:
Basic	232	232	232
Diluted	236	236	236

See Notes to Consolidated and Combined Financial Statements

THE ADT CORPORATION CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

Fiscal Years Ended September 28, 2012, September 30, 2011 and September 24, 2010

(in millions)

	2012	2011	2010
Net income	$394	$376	$239
Other comprehensive income (loss):
Foreign currency translation	17	3	12
Retirement plans, net of tax benefit of $2, $2 and $0, respectively	(3)	(3)	(1)

Total other comprehensive income, net of tax	14	—	11

Comprehensive income	$408	$376	$250

THE ADT CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY

Fiscal Years Ended September 28, 2012, September 30, 2011 and September 24, 2010

(in millions)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance as of September 25, 2009	—	$—	$—	$3,418	$68	$3,486
Net income				239		239
Other comprehensive income					11	11
Change in parent company investment				1,430		1,430

Balance as of September 24, 2010	—	—	—	5,087	79	5,166
Net income				376		376
Other comprehensive income					—	—
Change in parent company investment				(311)		(311)

Balance as of September 30, 2011	—	—	—	5,152	79	5,231
Net income				394		394
Other comprehensive income					14	14
Conversion of parent company investment	231	2	5,062	(5,546)		(482)

Balance as of September 28, 2012	231	$2	$5,062	$—	$93	$5,157

See Notes to Consolidated and Combined Financial Statements

THE ADT CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 28, 2012, September 30, 2011 and September 24, 2010

(in millions)

	2012	2011	2010
Cash Flows from Operating Activities:
Net income	$394	$376	$239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	871	825	687
Amortization of deferred subscriber acquisition costs	111	102	98
Amortization of deferred subscriber acquisition revenue	(120)	(114)	(111)
Non-cash compensation expense	7	9	8
Deferred income taxes	22	(53)	(61)
Provision for losses on accounts receivable and inventory	53	46	44
Other non-cash items	12	3	4
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(33)	(45)	(38)
Inventories	(30)	(10)	(3)
Accounts payable	(9)	35	10
Accrued and other liabilities	19	(47)	6
Income taxes, net	184	266	185
Deferred subscriber acquisition costs	(147)	(131)	(110)
Deferred subscriber acquisition revenue	161	115	111
Other	(2)	62	1

Net cash provided by operating activities	1,493	1,439	1,070

Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(648)	(581)	(532)
Subscriber system assets	(378)	(290)	(247)
Capital expenditures	(61)	(31)	(22)
Acquisition of businesses, net of cash acquired	—	—	(449)
Other	(9)	(7)	—

Net cash used in investing activities	(1,096)	(909)	(1,250)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	2,489	—	—
Repayment of long-term debt	(1)	(1)	(1)
Debt issuance costs	(26)	—	—
Allocated debt activity	(1,482)	(5)	371
Change in due to (from) Tyco and affiliates	(63)	32	—
Change in parent company investment	(1,148)	(574)	(140)

Net cash (used in) provided by financing activities	(231)	(548)	230

Effect of currency translation on cash	3	(1)	2

Net increase (decrease) in cash and cash equivalents	169	(19)	52
Cash and cash equivalents at beginning of year	65	84	32

Cash and cash equivalents at end of year	$234	$65	$84

Supplementary Cash Flow Information:
Interest paid	$83	$84	$98
Income taxes paid, net of refunds	30	16	34

See Notes to Consolidated and Combined Financial Statements

THE ADT CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business—The ADT Corporation (“ADT” or the “Company”), a company incorporated in the state of Delaware, is a leading provider of electronic security, interactive home and business automation and related monitoring services in the United States and Canada.

Separation from Tyco International Ltd.—On September 19, 2011, Tyco International Ltd. (“Tyco” or “Parent”) announced that its board of directors had approved a plan to separate Tyco into three separate, publicly traded companies (the “Separation”), identifying the ADT North American Residential Security Business of Tyco as one of those three companies. In conjunction with the Separation, prior to September 28, 2012, Tyco transferred the equity interests of the entities that held all of the assets and liabilities of its residential and small business security business in the United States and Canada to ADT. Effective on September 28, 2012 (the “Distribution Date”), Tyco distributed all of its shares of ADT to Tyco’s shareholders of record as of the close of business on September 17, 2012 (the “Record Date”). On the Distribution Date, each of the shareholders of Tyco received one share of ADT common stock for every two shares of common stock of Tyco held on the Record Date. The Separation was completed pursuant to the Separation and Distribution Agreement, dated as of September 26, 2012, among Tyco and ADT. After the Distribution Date, Tyco did not beneficially own any shares of ADT common stock.

The Company’s Registration Statement on Form 10 was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on September 14, 2012. ADT’s common stock began “regular way” trading under the symbol “ADT” on the New York Stock Exchange (“NYSE”) on October 1, 2012.

Basis of Presentation—The Consolidated and Combined Financial Statements include the combined operations, assets and liabilities of the Company. The Consolidated and Combined Financial Statements have been prepared in United States dollars (“USD”) and in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Unless otherwise indicated, references to 2012, 2011 and 2010 are to the Company’s fiscal years ended September 28, 2012, September 30, 2011 and September 24, 2010, respectively.

The Consolidated and Combined Financial Statements reflect the Company’s financial position, results of operations and cash flows in conformity with GAAP. The Consolidated and Combined Balance Sheet as of September 28, 2012 reflects the consolidated financial position of The ADT Corporation and its subsidiaries as an independent publicly-traded company. Prior to the Separation on September 28, 2012, the Company’s financial position, results of operations and cash flows consisted of Tyco’s residential and small business security business in the United States, Canada and certain U.S. territories and have been derived from Tyco’s historical accounting records and presented on a carve-out basis. As such, the Company’s Consolidated and Combined Statements of Operations and Cash Flows for 2012, 2011 and 2010 consist of the combined results of operations of the ADT North American Residential Security Business of Tyco.

For periods prior to the Separation, the Company’s Consolidated and Combined Financial Statements include allocations of certain working capital, property and equipment, and operating expense balances. In addition, certain general corporate overhead, debt and related interest expense have been allocated by Tyco to the Company for the financial statements presented on a carve-out basis. The Company used certain underlying activity drivers as a basis of allocation, including revenue, materials usage, head-count utilization and other factors. Both ADT and Tyco believe such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or the amounts that will be incurred by the Company in the future. Note 5 provides further information regarding debt and related interest expense allocations and Note 9 provides further information regarding general corporate overhead allocations.

The Company has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2011 was a 53-week year. Fiscal years 2012 and 2010 were 52-week years.

The Company conducts business in one operating segment. This segment is identified by the Company based on how resources are allocated and operating decisions are made. Management evaluates performance and allocates resources based on operating profit or loss of the Company as a whole.

The Company conducts business through its operating entities. All intercompany transactions have been eliminated. The results of companies acquired during the year are included in the Consolidated and Combined Financial Statements from the effective date of acquisition. See Note 2.

Use of Estimates—The preparation of the Consolidated and Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Significant estimates in these Consolidated and Combined Financial Statements include, but are not limited to, allowances for doubtful accounts receivable, estimates of future cash flows and valuation related assumptions associated with asset impairment testing, useful lives and methods for depreciation and amortization, loss contingencies, income taxes and tax valuation allowances and defined benefit obligations. Actual results could differ materially from these estimates.

Revenue Recognition—Major components of revenue for the Company include fees associated with contractual monitoring and maintenance services, non-refundable installation fees related to subscriber system assets, other repair and maintenance services and sales of equipment.

Revenue from the sale of services is recognized as services are rendered. Contractual fees for monitoring and maintenance services are recognized on a straight-line basis over the contract term. Customer billings for services not yet rendered are deferred and recognized as revenue as the services are rendered. The balance of deferred revenue is included in current liabilities or long-term liabilities, as appropriate.

For transactions in which the Company retains ownership of the security system asset, referred to as subscriber system assets, non-refundable fees (referred to as deferred subscriber acquisition revenue) received in connection with the initiation of a monitoring contract, along with associated direct and incremental selling costs (referred to as deferred subscriber acquisition costs), are deferred and amortized over the estimated life of the customer relationship.

Sales of security monitoring systems may have multiple elements, including equipment, installation, monitoring services and maintenance agreements. The Company assesses its revenue arrangements to determine the appropriate units of accounting. In certain circumstances, ownership of the system is contractually transferred to the customer, in which case each deliverable provided under the arrangement is considered a separate unit of accounting. Revenue associated with the sale of equipment and related installations is recognized once delivery, installation and customer acceptance is completed, while the revenue for monitoring and maintenance services is recognized on a straight-line basis over the contract term as services are rendered. Early termination of the contract by the customer results in a termination charge in accordance with the customer contract, which is due immediately following the termination date. The amounts of contract termination charges recognized in revenue during the years ended September 28, 2012, September 30, 2011 and September 24, 2010 were not material. The Company may refund up-front consideration and monitoring fees paid during the six months following installation of a system in limited circumstances after all attempts to resolve customer concerns have been exhausted. Amounts that the Company has refunded during the years ended September 28, 2012, September 30, 2011 and September 24, 2010 were not material. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable is based on Vendor Specific Objective Evidence (“VSOE”) if available, Third Party Evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. Revenue recognized for equipment and installation is limited to the lesser of their allocated amounts under the estimated selling price hierarchy or the non-contingent up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer is contingent upon the delivery of monitoring and maintenance services.

Provisions for certain rebates and discounts to customers are accounted for as reductions in revenue in the same period the related revenue is recorded. These provisions are based on terms of arrangements with direct, indirect and other market participants. Rebates are estimated based on sales terms, historical experience and trend analysis.

The Company records estimated product warranty costs at the time of sale. The carrying amounts of the Company’s warranty accrual as of September 28, 2012 and September 30, 2011 were not material.

Advertising—Advertising costs which amounted to $155 million, $152 million and $113 million for 2012, 2011 and 2010, respectively, are expensed when incurred and are included in selling, general and administrative expenses.

Acquisition Costs—Acquisition costs are expensed when incurred and are included in selling, general and administrative expenses. See Note 2.

Separation Costs—During the year ended September 28, 2012, the Company incurred approximately $10 million in charges directly related to the Separation. Of these costs, $7 million is included in separation costs and $3 million is included in interest expense on the Company’s Consolidated and Combined Statement of Operations. See Note 5 for information on interest expense.

Translation of Foreign Currency—The Company’s Consolidated and Combined Financial Statements are reported in U.S. dollars. A portion of the Company’s business is transacted in Canadian dollars. The Company’s Canadian entity maintains its records in Canadian dollars. The assets and liabilities are translated into U.S. dollars using rates of exchange at the balance sheet date and translation adjustments are recorded in accumulated other comprehensive income. Revenue and expenses are translated at average rates of exchange in effect during the year.

Cash and Cash Equivalents—All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company’s receivable portfolio determined on the basis of historical experience and other currently available evidence.

Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value. Inventories consisted of the following ($ in millions):

	September 28, 2012	September 30, 2011
Work in progress	$6	$6
Finished goods	36	27

Inventories	$42	$33

Property and Equipment, Net—Property and equipment, net is recorded at cost less accumulated depreciation. Depreciation expense for 2012, 2011 and 2010 was $38 million, $35 million and $28 million, respectively. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	Up to 40 years

Leasehold improvements	Lesser of remaining term of the lease or economic useful life

Other machinery, equipment and furniture and fixtures	1 to 14 years

Subscriber System Assets and Related Deferred Costs and Deferred Revenue—Subscriber system assets, net are recorded at cost less accumulated depreciation. Accumulated depreciation of subscriber system assets was $2,080 million and $1,821 million as of September 28, 2012 and September 30, 2011, respectively. Depreciation expense relating to subscriber system assets for 2012, 2011 and 2010 was $287 million, $272 million and $209 million, respectively. The Company considers security system assets related to its electronic security business in two asset categories: internally generated subscriber systems (referred to as subscriber system assets) and customer accounts generated through the ADT dealer program (referred to as dealer intangibles, as further described in the Dealer and Other Amortizable Intangible Assets, Net section below). Subscriber system assets include installed property and equipment for which the Company retains ownership and deferred costs directly related to the customer acquisition and system installation. Subscriber system assets represent capitalized equipment (e.g. security control panels, touchpad, motion detectors, window sensors, and other equipment) and installation costs incurred to prepare the asset for its intended use. The Company pays property taxes on the subscriber system assets and upon customer termination, may retrieve such assets. These assets embody a probable future economic benefit as they generate future monitoring revenue for the Company.

Deferred subscriber acquisition costs, net associated with subscriber system assets represent direct and incremental selling expenses (i.e. commissions) related to acquiring the customer. Commissions related to up-front consideration paid by customers in connection with the establishment of the monitoring arrangement are determined based on a percentage of the up-front fees and do not exceed deferred revenue. Amortization expense relating to deferred subscriber acquisition costs for 2012, 2011 and 2010 was $111 million, $102 million and $98 million, respectively.

Subscriber system assets and any deferred costs and revenue resulting from the customer acquisition are accounted for over the expected life of the customer relationship. The Company accounts for subscriber system assets and related deferred costs and deferred revenue using pools, with separate pools for the components of subscriber system assets and any related deferred costs and deferred revenue based on the same month and year of acquisition. The Company depreciates its pooled subscriber system assets and related deferred costs and deferred revenue using an accelerated method over 15 years. In order to align the depreciation of these assets to the pattern in which their economic benefits are consumed, the accelerated method utilizes an average declining balance rate of 240% and converts to a straight-line methodology when the resulting depreciation charge is greater than that from the accelerated method, resulting in an average depreciation of 58% of the pool within the first five years, 25% within the second five years and 17% within the final five years.

Dealer and Other Amortizable Intangible Assets, Net—Intangible assets primarily include contracts and related customer relationships. Certain contracts and related customer relationships are generated from an external network of independent dealers who operate under the ADT dealer program. These contracts and related customer relationships are recorded at their contractually determined purchase price. During the initial period of the customer contract, generally twelve to fifteen months, any cancellation of monitoring service, including those that result from customer payment delinquencies, results in a chargeback by the Company to the dealer for the full amount of the contract purchase price. The Company records the amount charged back to the dealer as a reduction of the intangible assets.

Intangible assets arising from the ADT dealer program described above are amortized in pools determined by the same month and year of contract commencement on an accelerated basis over the period and pattern of economic benefit that is expected to be obtained from the customer relationship. The estimated useful life of dealer intangibles is 15 years. The accelerated method for amortizing these intangible assets utilizes an average declining balance rate of 300% and converts to a straight-line methodology when the resulting amortization charge is greater than that from the accelerated method, resulting in an average amortization of 67% of the pool within the first five years, 22% within the second five years and 11% within the final five years.

Other amortizable intangible assets are amortized on a straight-line basis over 4 to 24 years. The Company evaluates the amortization methods and remaining useful lives of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the amortization method or remaining useful lives.

Long-Lived Asset Impairments—The Company reviews long-lived assets, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill—Goodwill is assessed for impairment annually and more frequently if events or changes in business circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value. See Note 4. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flows and other market data. There are inherent uncertainties related to these factors which require judgment in applying them to the testing of goodwill for impairment. The Company performs its annual impairment tests for goodwill during the fourth fiscal quarter of each year.

When testing for goodwill impairment, the Company first compares the fair value of its reporting unit with its carrying amount. The estimated fair value of the reporting unit used in the goodwill impairment test is determined utilizing a discounted cash flow analysis based on the Company’s forecasts discounted using market participants’ weighted-average cost of capital and market indicators of terminal year cash flows. If the carrying amount of the Company’s reporting unit exceeds its fair value, goodwill is considered potentially impaired and step two of the goodwill impairment test is performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of its reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of its reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.

Accrued Expenses and Other Current Liabilities—Included in accrued and other current liabilities in the Company’s Consolidated and Combined Balance Sheets are amounts for payroll-related accruals of $38 million and $44 million as of September 28, 2012 and September 30, 2011, respectively. Also included in accrued and other current liabilities are customer advances, which totaled $39 million and $36 million as of September 28, 2012 and September 30, 2011, respectively.

Parent Company Investment—Prior to the Separation on September 28, 2012, Tyco’s historical investment in the Company, the Company’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Tyco is shown as Parent company investment in the Consolidated and Combined financial statements. Note 9 provides additional information regarding the allocation to the Company of various expenses incurred by Tyco for periods prior to the Separation.

Income Taxes—For purposes of the Company’s Consolidated and Combined Financial Statements for periods prior to the Separation on September 28, 2012, income tax expense, deferred tax balances and tax carryforwards have been recorded as if it filed tax returns on a standalone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and a standalone enterprise for the periods prior to the Separation. The deferred tax balances reflected in the Company’s Consolidated and Combined Balance Sheet as of September 28, 2012 have been recorded on a consolidated return basis and include tax attributes allocated to the Company at the time of the Separation. The calculation of income taxes for the Company on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, the Company has primarily operated within a Tyco U.S. consolidated group and within a standalone Canadian entity. In certain instances, tax losses or credits generated by Tyco’s other businesses will continue to be available to the Company after the Separation.

In determining taxable income for the Company’s Consolidated and Combined Financial Statements, the Company must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative losses in the most recent years and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying businesses.

The Company does not have any significant valuation allowances against its net deferred tax assets.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on the Company’s deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on the Company’s results of operations, financial condition or cash flows.

In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in the United States and Canada. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from its current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary.

Concentration of Credit Risks—Financial instruments which potentially subject the Company to concentrations of credit risks are principally accounts receivables. The Company’s concentration of credit risk with respect to accounts receivable is limited due to the significant size of its customer base.

Insurable Liabilities—For fiscal years 2010 through 2012, the Company was insured for worker’s compensation, property, product, general and auto liabilities through a captive insurance company that is a wholly owned subsidiary of Tyco. The captive’s policies covering these risks are deductible reimbursement policies. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third party insurance companies. The captive insurance company retains the risk of loss, and therefore, Tyco has retained the liability associated with claims incurred prior to the Separation. Following the Separation, the Company maintains its own standalone insurance policies to manage certain of its insurable liabilities. See Note 9 for additional information on insurable liabilities.

Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt. Included in cash and cash equivalents as of September 28, 2012 is approximately $187 million of available-for sale securities, representing cash invested in money market mutual funds. These investments are classified as “Level 1” for purposes of fair value measurement, which is performed each reporting period. Any unrealized holding gains or losses are excluded from earnings and reported in other comprehensive income until realized. Any dividend or interest income related to these investments is recognized in earnings. As these securities were purchased on the last day of the fiscal year, the amount of unrealized holding gains, dividend income and interest income was immaterial for the year ended September 28, 2012. The fair value of cash and cash equivalents, other than the money market mutual funds, accounts receivable and accounts payable approximated book value as of September 28, 2012 because of their short-term nature. The fair value of the money market mutual funds was approximately $187 million as of September 28, 2012. See Note 5 for the fair value of the Company’s debt.

Reclassifications—Certain prior period amounts have been reclassified to conform with the current period presentation. Specifically, the Company has reported amortization of deferred subscriber acquisition costs separately on the Consolidated and Combined Statements of Cash Flows.

Recently Adopted Accounting Pronouncements—In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosure requirements related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information regarding these plans, including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions with respect to such plans, the financial health of such plans and an indication of funded status. These disclosures are intended to provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance became effective for the Company in the fourth fiscal quarter of 2012. The adoption of the guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Consolidated and Combined Statements Stockholders’ Equity. The amendment does not impact the accounting for OCI, but does impact its presentation in the Company’s Consolidated and Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance became effective for the Company in the first fiscal quarter of 2013 and has been retrospectively applied for all periods presented. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements—In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (defined as having a likelihood of more than fifty percent) that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013.

In July 2012, the FASB issued authoritative guidance which amends the process of testing indefinite-lived intangible assets for impairment. This guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (defined as having a likelihood of more than fifty percent) that the indefinite-lived intangible asset is impaired. If an entity determines it is not more likely than not that the indefinite-lived intangible asset is impaired, the entity will have an option not to calculate the fair value of an indefinite-lived asset annually. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013.

2.	Acquisitions

Dealer Generated Customer Accounts and Bulk Account Purchases

During fiscal years 2012, 2011 and 2010, the Company paid $648 million, $581 million and $532 million, respectively, for customer contracts for electronic security services. Customer contracts generated under the ADT dealer program during 2012, 2011 and 2010 totaled approximately 527,000, 491,000 and 459,000, respectively.

Acquisitions

During the year ended September 24, 2010, cash paid for acquisitions totaled $449 million, net of cash acquired of $136 million, which related to the acquisition of Brink’s Home Security Holdings, Inc. (“BHS” or “Broadview Security”), which is further described below. During the years ended September 28, 2012 and September 30, 2011, there were no acquisitions made by the Company.

Acquisition of Broadview Security

On May 14, 2010, the Company acquired all of the outstanding equity of Broadview Security, a publicly traded company that was formerly owned by The Brink’s Company, in a cash-and-stock transaction valued at approximately $2.0 billion. Prior to its acquisition, Broadview Security’s core business was to provide security alarm monitoring services for residential and small business properties in North America. Under the terms of the transaction, each outstanding share of BHS common stock was converted into the right to receive: (1) $13.15 in cash and 0.7562 Tyco common shares, for those shareholders who made an all-cash election, (2) 1.0951 Tyco common shares, for those shareholders who made an all stock election or (3) $12.75 in cash and 0.7666 Tyco common shares, for those shareholders who made a mixed cash/stock election or who failed to make an election.

Fair Value Calculation of Consideration Transferred—The calculation of the consideration transferred to acquire BHS is as follows. Certain amounts below cannot be recalculated as the exact BHS common share amounts have not been presented. ($ and common share data in millions, except per share data):

Cash Consideration

All cash consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing all cash	37
Cash consideration per common share outstanding	$13.15

Total cash paid to BHS shareholders making all cash election	$490

Mixed cash/stock consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing mixed consideration or not making an election	7
Cash consideration per common share outstanding	$12.75

Total cash paid to BHS shareholders making a mixed election or not making an election	$95

Total cash consideration	$585

Stock consideration

All cash consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing all cash	37
Exchange ratio	0.7562

Tyco shares issued to BHS shareholders making an all cash election	28

All stock consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing all stock	1
Exchange ratio	1.0951

Tyco shares issued to BHS shareholders making an all stock election	1

Mixed cash/stock consideration
Number of shares of BHS common shares outstanding as of May 14, 2010 electing mixed consideration or not making an election	7
Exchange ratio	0.7666

Tyco shares issued to BHS shareholders making a mixed election or not making an election	6

Total Tyco common shares issued	35

Tyco’s average common share price on May 14, 2010	$38.73

Total stock consideration	$1,362

Fair value of BHS stock option, restricted stock unit and deferred stock unit replacement awards(1)	$27

Total fair value of consideration transferred	$1,974

(1)

Represents the fair value of BHS stock option, restricted stock unit and deferred stock unit replacement awards attributable to pre-combination service issued to holders of these awards in the acquisition. The fair value was determined using the Black-Scholes model for stock option awards and Tyco’s closing stock price for the restricted and deferred stock unit awards. The fair value of outstanding BHS stock-based compensation awards that immediately vested at the effective time of the acquisition was attributed to pre-combination service and was included in the consideration transferred. In addition, there were certain BHS stock-based compensation awards that did not immediately vest upon completion of the acquisition. For those awards, the fair value attributed to post-combination service is being recognized as compensation expense over the requisite service period in the post-combination financial statements.

Fair Value Allocation of Consideration Transferred to Assets Acquired and Liabilities Assumed—The consideration transferred for BHS has been allocated to identifiable assets acquired and liabilities assumed as of the acquisition date. The following amounts represent the final determination of the fair value of the identifiable assets acquired and liabilities assumed ($ in millions):

Net current assets(1)	$78
Subscriber system assets	624
Other property and equipment	49
Contracts and related customer relationships (10-year weighted average useful life)	738
Other intangible assets (4-year weighted average useful life)	12
Net non-current liabilities(2)	(459)

Net assets acquired	1,042
Goodwill(3)	932

Purchase price	$1,974

(1)

As of the acquisition date, the fair value of accounts receivable approximated book value. Included in net current assets is $32 million of accounts receivable. The gross contractual amount receivable was approximately $35 million of which $3 million was not expected to be collected.

(2)	Included in net non-current liabilities is approximately $456 million of deferred tax liabilities.
(3)

The goodwill recognized is primarily related to expected synergies and other benefits that the Company believes will result from combining the operations of BHS with the operations of the Company. All of the goodwill has been allocated. None of the goodwill is expected to be deductible for tax purposes.

Actual BHS Financial Results—BHS actual results from the acquisition date, May 14, 2010, which are included in the Consolidated and Combined Statement of Operations for the fiscal year ended September 24, 2010 are as follows ($ in millions):

For the Year Ended September 24, 2010
Revenue	$193
Net loss	$(25)

Supplemental Pro Forma Financial Information (unaudited)—The supplemental pro forma financial information for the fiscal year ended September 24, 2010 is as follows ($ in millions):

For the Year Ended September 24, 2010
Revenue	$2,942
Net income	$263

The supplemental pro forma financial information is based on the historical financial information for the Company and BHS. The supplemental pro forma financial information for the period ended September 24, 2010 utilized BHS’ historical financial information for its fiscal fourth quarter ended December 31, 2009 and the pre- acquisition period from January 1, 2010 through the acquisition date. The supplemental pro forma financial information reflects primarily the following pro forma pre-tax adjustments:

•	Elimination of BHS historical intangible asset amortization and property and equipment depreciation expense;

•	Elimination of BHS historical deferred acquisition costs amortization;

•	Elimination of BHS historical deferred revenue amortization;

•	Additional amortization and depreciation expense related to the fair value of identifiable intangible assets and property and equipment acquired; and

•	All of the above pro forma adjustments were tax effected using a statutory tax rate of 39%.

The supplemental pro forma financial information for the year ended September 24, 2010 reflect the following non-recurring adjustments:

•	Direct acquisition costs primarily relating to advisory and legal fees and integration costs; and

•	Restructuring charges primarily related to employee severance and one-time benefit arrangements.

The supplemental pro forma financial information gives effect to the acquisition, but should not be considered indicative of the results that would have occurred in the periods presented above, nor are they indicative of future results. In addition, the supplemental pro forma financial information does not reflect the potential realization of cost savings relating to the integration of the two companies.

Acquisition and Integration Related Costs

During the year ended September 24, 2010, the Company incurred approximately $17 million of costs directly related to the acquisition of Broadview Security and recorded $14 million of restructuring expenses in conjunction with the acquisition of Broadview Security. These costs are reflected in selling, general and administrative expenses in the Company’s Consolidated and Combined Statement of Operations for the year ended September 24, 2010.

In addition, during the years ended September 28, 2012, September 30, 2011 and September 24, 2010, the Company incurred costs related to the integration of Broadview Security. A summary of the integration related costs and the line item presentation of these amounts in the Company’s Consolidated and Combined Statement of Operations is as follows ($ in millions):

	2012	2011	2010
Cost of revenue	$—	$2	$—
Selling, general and administrative expenses	14	26	18

Total integration related costs	$14	$28	$18

3.	Property and Equipment

Property and equipment consisted of the following ($ in millions):

	September 28, 2012	September 30, 2011
Land	$9	$9
Buildings and leasehold improvements	76	64
Machinery and equipment	369	290
Property under capital leases(1)	43	25
Construction in progress	34	37
Accumulated depreciation(2)	(314)	(253)

Property and equipment, net	$217	$172

(1)	Property under capital leases consists primarily of buildings.

(2)	Accumulated amortization of capital lease assets was $25 million and $13 million as of September 28, 2012 and September 30, 2011, respectively.

4.	Goodwill and Other Intangible Assets

Goodwill

Annually, in the fiscal fourth quarter, and more frequently if events or changes in business circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value, the Company tests goodwill for impairment by comparing the fair value of the Company’s reporting unit with its carrying amount. Fair value of the Company’s reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows and other market data. There were no goodwill impairments as a result of performing the Company’s 2012, 2011 and 2010 annual impairment tests.

The changes in the carrying amount of goodwill for the years ended 2012 and 2011 are as follows ($ in millions):

Balance as of September 30, 2011	$3,395
Currency translation	5

Balance as of September 28, 2012	$3,400

Balance as of September 24, 2010	$3,393
Acquisitions/purchase accounting adjustments	2

Balance as of September 30, 2011	$3,395

Other Intangible Assets

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s other intangible assets as of September 28, 2012 and September 30, 2011 ($ in millions):

	September 28, 2012		September 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$7,247	$4,392	$6,687	$3,938
Other	12	6	13	7

Total	$7,259	$4,398	$6,700	$3,945

Changes in the net carrying amount of contracts and related customer relationships for the years ended 2012 and 2011 are as follows ($ in millions):

Balance as of September 30, 2011	$2,749
Customer contract additions, net of dealer charge-backs	642
Amortization	(544)
Currency translation	8

Balance as of September 28, 2012	$2,855

Balance as of September 24, 2010	$2,686
Customer contract additions, net of dealer charge-backs	579
Amortization	(516)

Balance as of September 30, 2011	$2,749

Other than goodwill, the Company does not have any other indefinite-lived intangible assets as of September 28, 2012 and September 30, 2011. Intangible asset amortization expense for 2012, 2011 and 2010 was $546 million, $518 million and $450 million, respectively. As of September 28, 2012, the weighted-average amortization period for contracts and related customer relationships, other intangibles and total intangible assets was 14 years, 11 years and 14 years, respectively.

The estimated aggregate amortization expense for intangible assets is expected to be approximately $516 million for 2013, $440 million for 2014, $374 million for 2015, $317 million for 2016, $267 million for 2017 and $947 million for 2018 and thereafter.

5.	Debt

Debt as of September 28, 2012 and September 30, 2011 is as follows ($ in millions):

	September 28, 2012	September 30, 2011
Current maturities of long-term debt:
Capital lease obligations	$2	$1

Current maturities of long-term debt	2	1

Long-term debt:
2.250% notes due July 2017(1)	749	—
3.500% notes due July 2022(1)	998	—
4.875% notes due July 2042(1)	742	—
Allocated debt	—	1,482
Capital lease obligations	36	24

Total long-term debt	2,525	1,506

Total debt	$2,527	$1,507

(1)	Net of discount of $0.7 million on notes due July 2017, $2.3 million on notes due July 2022 and $8.0 million on notes due July 2042.

Prior to the issuance of its indenture in July 2012, the Company’s working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, were satisfied as part of Tyco’s company-wide cash management practices. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, were allocated to the Company for periods prior to July 5, 2012. The amounts allocated were based on an assessment of the Company’s share of Tyco’s external debt using historical data.

On June 22, 2012, the Company entered into an unsecured senior revolving credit facility with an aggregate commitment of $750 million, which is available to be used for working capital, capital expenditures and other corporate purposes. The interest rate for borrowings under the revolving credit facility is based on the London Interbank Offered Rate (“LIBOR”) or an alternative base rate, plus a spread, based upon the Company’s credit rating. To date, no amounts have been drawn under the revolving credit facility.

Additionally, on June 22, 2012, the Company entered into a 364-day bridge facility that provided for aggregate lending commitments in the amount of $2.25 billion. This facility was subsequently terminated on July 5, 2012 in connection with the $2.5 billion debt issuance discussed below.

On July 5, 2012, the Company issued $2.5 billion aggregate principal amount of unsecured notes, of which $750 million aggregate principal amount of 2.250% notes will mature on July 15, 2017, $1.0 billion aggregate principal amount of 3.500% notes will mature on July 15, 2022, and $750 million aggregate principal amount of 4.875% notes will mature on July 15, 2042. Cash proceeds from the issuance of this term indebtedness, net of debt issuance costs, totaled approximately $2.47 billion and were used primarily to repay intercompany debt and to make other cash payments to Tyco in conjunction with the Separation. Interest is payable on January 15 and July 15 of each year, commencing on January 15, 2013. The Company may redeem each series of the notes, in whole or in part, at any time at a redemption price equal to the principal amount of the notes to be redeemed, plus a make-whole premium.

In connection with the issuance of the unsecured notes, the Company entered into an Exchange and Registration Rights Agreement (the “Registration Rights Agreement”) with the initial purchasers of the notes, dated July 5, 2012. Under the Registration Rights Agreement, the Company has agreed to (i) file with the Securities and Exchange Commission a registration statement with respect to an exchange offer registered under the Securities Act to exchange the notes of each series for an issue of another series of notes (the “Exchange Notes”) that are identical in all material respects to the applicable series of notes (except that the Exchange Notes will not contain transfer restrictions or any increase in annual interest rate) and (ii) to use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 365 days of July 5, 2012.

On September 12, 2012 the Company established a $750 million commercial paper program, supported by its revolving credit facility of the same amount. As of September 28, 2012, the Company had no commercial paper outstanding.

The fair value of the Company’s unsecured notes was determined using prices for similar securities obtained from multiple external pricing services, which is considered a Level 2 input. The fair value of the Company’s unsecured notes as of September 28, 2012 is as follows ($ in millions):

2.250% notes due July 2017	$766
3.500% notes due July 2022	1,038
4.875% notes due July 2042	798

Total	$2,602

The fair value of the Company’s allocated debt, which was allocated in the same proportions as Tyco’s external debt, was $1,717 million as of September 30, 2011.

Interest expense totaled $93 million, $90 million and $107 million for the years ended September 28, 2012, September 30, 2011 and September 24, 2010, respectively. Interest expense for the first nine months of fiscal year 2012, fiscal year 2011 and fiscal year 2010 includes allocated interest expense of $64 million, $87 million and $102 million, respectively. Interest expense for these periods was allocated in the same proportions as debt and included the impact of Tyco’s interest rate swap agreements designated as fair value hedges. The remaining amount of interest expense for fiscal year 2012 primarily represents interest incurred on the Company’s unsecured notes. Cash paid for interest for fiscal years 2012, 2011 and 2010, which is presented in the Consolidated and Combined Statements of Cash Flows, was allocated in the same proportions as Tyco’s external debt.

The Company’s revolving credit facility contains customary covenants, including a limit on the ratio of debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), a minimum required ratio of EBITDA to interest expense and limits on incurrence of liens and subsidiary debt. In addition, the indenture governing the Company’s senior unsecured notes contains customary covenants including limits on liens and sale/lease-back transactions. Furthermore, acceleration of any obligation under any of the Company’s material debt instruments will permit the holders of its other material debt to accelerate their obligations. As of September 28, 2012, the Company was in compliance with all financial covenants on its revolving credit facility.

Aggregate annual maturities of long-term debt and capital lease obligations are as follows ($ in millions):

Fiscal 2013	$6
Fiscal 2014	6
Fiscal 2015	6
Fiscal 2016	6
Fiscal 2017	756
Thereafter	1,777

Total	2,557
Less amount representing discount on notes	11
Less amount representing interest on capital leases	19

Total	2,527
Less current maturities of long-term debt	2

Total long-term debt	$2,525

6.	Income Taxes

Prior to the Separation, the Company’s operating results were included in Tyco’s various consolidated U.S. federal and state income tax returns, as well as non-U.S. tax filings in Canada and certain U.S. territories. For purposes of the Company’s Consolidated and Combined Financial Statements for periods prior to the Separation, income tax expense has been recorded as if the Company filed tax returns on a standalone basis separate from Tyco. The Separate Return Method applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and a standalone enterprise for the periods prior to September 28, 2012.

Significant components of income before income taxes for the years ended September 28, 2012, September 30, 2011 and September 24, 2010 are as follows ($ in millions):

	2012	2011	2010
United States	$581	$543	$336
Non-U.S.	49	61	62

	$630	$604	$398

Significant components of the income tax provision for the years ended September 28, 2012, September 30, 2011 and September 24, 2010 are as follows ($ in millions):

	2012	2011	2010
Current:
United States:
Federal	$170	$228	$169
State	36	33	35
Non-U.S.	8	20	16

Current income tax provision	$214	$281	$220
Deferred:
United States:
Federal	$21	$(50)	$(60)
State	(6)	—	1
Non-U.S.	7	(3)	(2)

Deferred income tax provision	22	(53)	(61)

	$236	$228	$159

The reconciliation between the actual effective tax rate on continuing operations and the statutory U.S. federal income tax rate of 35% for the years ended September 28, 2012, September 30, 2011 and September 24, 2010 is as follows:

	2012	2011	2010
Federal statutory tax rate	35.0%	35.0%	35.0%
Increases (reductions) in taxes due to:
U.S. state income tax provision, net	3.4%	3.5%	5.9%
Non-U.S. net earnings	(0.6)%	(0.7)%	(1.9)%
Nondeductible charges	—%	0.2%	0.7%
Other	(0.3)%	(0.3)%	0.2%

Provision for income taxes	37.5%	37.7%	39.9%

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. For purposes of the Company’s Consolidated and Combined Balance Sheets for periods prior to the Separation, deferred tax balances and tax carryforwards and credits have been recorded under the Separate Return Method. The deferred tax balances reflected in the Company’s Consolidated and Combined Balance Sheet as of September 28, 2012 have been recorded on a consolidated return basis and include tax attributes allocated to the Company at the time of the Separation. The inclusion of these tax attributes resulted in tax carryforwards and credits, which generated higher deferred income tax assets for the Company as of September 28, 2012.

The components of the Company’s net deferred income tax liability as of September 28, 2012 and September 30, 2011 are as follows ($ in millions):

	September 28, 2012	September 30, 2011
Deferred tax assets:
Accrued liabilities and reserves	$32	$36
Tax loss and credit carryforwards	512	1
Postretirement benefits	22	20
Deferred revenue	147	156
Other	11	65

	$724	$278

Deferred tax liabilities:
Property and equipment	(9)	(21)
Subscriber system assets	(530)	(443)
Intangible assets	(299)	(397)
Other	(1)	(18)

	$(839)	$(879)

Net deferred tax liability before valuation allowance	(115)	(601)
Valuation allowance	(2)	(1)

Net deferred tax liability	$(117)	$(602)

The valuation allowance for deferred tax assets of $2 million and $1 million as of September 28, 2012 and September 30, 2011, respectively, relates to the uncertainty of the utilization of certain state and non U.S. deferred tax assets. The Company believes that it is more likely than not that it will generate sufficient future taxable income to realize the tax benefits related to its deferred tax assets, including credit and net operating loss carryforwards, on the Company’s Consolidated and Combined Balance Sheet.

As of September 28, 2012, the Company had approximately $1.3 billion of U.S. Federal net operating loss carryforwards, $637 million of state net operating loss carryforwards and no foreign net operating loss carryforwards. The U.S. Federal carryforward will expire between 2016 and 2032, and the state carryforwards will expire between 2013 and 2032. Of the $1.3 billion U.S. Federal net operating loss carryforwards, $1.1 billion was generated by a prior consolidated group and is subject to Separate Return Limitation Year (“SRLY”) rules which place limits on the amount of SRLY loss that can offset consolidated taxable income in the future. Although future utilization will depend on the Company’s actual profitability and the result of income tax audits, the Company anticipates that its U.S Federal net operating loss carryforwards will be fully utilized prior to expiration.

Unrecognized Tax Benefits

As of September 28, 2012 and September 30, 2011, the Company had unrecognized tax benefits of $88 million and $3 million, respectively, of which $70 million and $2 million, if recognized, would affect the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company had accrued interest and penalties related to the unrecognized tax benefits of $10 million and $1 million as of September 28, 2012 and September 30, 2011, respectively, of which approximately $9 million was contributed with the Separation. The amount of income tax expense for interest and penalties related to unrecognized tax benefits recognized for the years ended September 28, 2012, September 30, 2011 and September 24, 2010 was immaterial.

A rollforward of unrecognized tax benefits as of September 28, 2012, September 30, 2011 and September 24, 2010 is as follows ($ in millions):

	2012	2011	2010
Balance as of beginning of year	$3	$5	$5
Additions based on tax positions contributed in conjunction with the Separation	85	—	—
Reductions based on tax positions related to prior years	—	(1)	—
Reductions related to settlements	—	(1)	—

Balance as of end of year	$88	$3	$5

For periods prior to September 28, 2012, the unrecognized tax benefits reflected in the Company’s Consolidated and Combined Financial Statements have been determined using the Separate Return Method. The increase in the balance of the Company’s unrecognized tax benefits reflect the impact of tax carryforwards and credits that resulted from the Separation. The Company does not anticipate that the total amount of the unrecognized tax benefits will change significantly within the next twelve months.

Many of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Canada	2004 – 2012
United States	1997 – 2012

Undistributed Earnings of Subsidiaries

The Company’s primary non-U.S. operations are located in Canada. No additional provision has been accrued for U.S. or non-U.S. income taxes on the undistributed earnings or for unrecognized deferred tax liabilities for temporary differences related to investments in the Company’s Canadian entity since the earnings are expected to be permanently reinvested and the investments are permanent in duration. Determination of the amount of any unrecognized deferred tax liability is not practicable.

Tax Sharing Agreement and Other Income Tax Matters

In connection with the Separation from Tyco, the Company entered into a tax sharing agreement (the “2012 Tax Sharing Agreement”) with Tyco and Pentair Ltd., formerly Tyco Flow Control International, Ltd. (“Pentair”) that governs the rights and obligations of ADT, Tyco and Pentair for certain pre-Separation tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The 2012 Tax Sharing Agreement provides that ADT, Tyco and Pentair will share (i) certain pre-Separation income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s, and Pentair’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. ADT and Pentair will share 58% and 42%, respectively, of the next $225 million of Shared Tax Liabilities. ADT, Tyco and Pentair will share 27.5%, 52.5% and 20.0%, respectively, of Shared Tax Liabilities above $725 million.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the distribution of ADT’s common shares to the Tyco shareholders (the “Distribution”), the distribution of Pentair common shares to the Tyco shareholders (the “Pentair Distribution” and, together with the Distribution, the “Distributions”), or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distributions by ADT, Pentair or Tyco, the party responsible for such failure would be responsible for all taxes imposed on ADT, Pentair or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the Pentair Distribution, or any internal transaction that were intended to be tax-free is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distributions by ADT, Pentair or Tyco, then ADT, Pentair and Tyco would be responsible for any Distribution Taxes imposed on ADT, Pentair or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. ADT has sole responsibility of any income tax liability arising as a result of Tyco’s acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company dated October 31, 2008 (collectively, “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes, and Broadview Tax Liabilities will generally be shared 20% by Pentair, 27.5% by ADT, and 52.5% by Tyco. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and Pentair are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement also provides that, if any party defaults in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party is required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability defaults in its payment of such liability to a taxing authority, ADT could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, ADT may be obligated to pay amounts in excess of its agreed-upon share of its, Tyco’s and Pentair’s tax liabilities.

The Company recorded a receivable from Tyco for certain tax liabilities incurred by ADT but indemnified by Tyco under the 2012 Tax Sharing Agreement. This receivable, which is reflected in other assets on the Consolidated and Combined Balance Sheet, totaled $44 million as of September 28, 2012. The actual amount that the Company may be entitled to receive could vary depending upon the outcome of certain unresolved tax matters, which may not be resolved for several years.

7.	Commitments and Contingencies

Lease Obligations

The Company has facility, vehicle and equipment leases that expire at various dates through 2023. Rental expense under these leases was $44 million, $38 million and $33 million for 2012, 2011 and 2010, respectively. Additionally, the Company has commitments under capital leases for certain facilities. See Note 5 for further information on capital lease obligations.

Following is a schedule of minimum lease payments for non-cancelable operating leases as of September 28, 2012 ($ in millions):

Fiscal 2013	$44
Fiscal 2014	33
Fiscal 2015	26
Fiscal 2016	12
Fiscal 2017	6
Thereafter	24

145
Less sublease income	11

Total	$134

Purchase Obligations

The Company has obligations related to commitments to purchase certain goods and services. As of September 28, 2012, such obligations were as follows: $37 million in fiscal 2013, $8 million in fiscal 2014 and $5 million in fiscal 2015.

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, product and general liability claims, claims that the Company has infringed the intellectual property rights of others, and claims related to alleged security system failures. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below), will not have a material effect on its financial condition, results of operations or cash flows.

Broadview Security Contingency

On May 14, 2010, the Company acquired Broadview Security, a business formerly owned by The Brink’s Company. Under the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”), The Brink’s Company and its majority-owned subsidiaries at July 20, 1992 (including certain legal entities acquired in the Broadview Security acquisition) are jointly and severally liable with certain of The Brink’s Company’s other current and former subsidiaries for health care coverage obligations provided for by the Coal Act. A Voluntary Employees’ Beneficiary Associate (“VEBA”) trust has been established by The Brink’s Company to pay for these liabilities, although the trust may have insufficient funds to satisfy all future obligations. At the time of its spin-off from The Brink’s Company, Broadview Security entered into an agreement in which The Brink’s Company agreed to indemnify it for any and all liabilities and expenses related to The Brink’s Company’s former coal operations, including any health care coverage obligations. The Brink’s Company has agreed that this indemnification survives the Company’s acquisition of Broadview Security. The Company has evaluated its potential liability under the Coal Act as a contingency in light of all known facts, including the funding of the VEBA, and indemnification provided by The Brink’s Company. The Company has concluded that no accrual is necessary due to the existence of the indemnification and its belief that The Brink’s Company and VEBA will be able to satisfy all future obligations under the Coal Act.

ADT Dealer Litigation

As previously reported, in 2002, a number of former dealers and related parties have filed lawsuits against the Company in the United States and in other countries, including a class action lawsuit filed in the District Court of Arapahoe County, Colorado, alleging breach of contract and other claims related to the Company’s decision to terminate certain authorized dealers in 2002 and 2003. In February 2010, the Court granted a directed verdict in the Company’s favor dismissing a number of the plaintiffs’ key claims. Upon appeal, the Colorado Court of Appeals affirmed the verdict in the Company’s favor in October 2011. The parties agreed to settle this matter in April 2012 with no cash consideration being paid by either side, which is subject to final court approval.

Telephone Consumer Protection Act

The Company has been named as a defendant in two putative class actions that were filed on behalf of purported classes of persons who claim to have received unsolicited “robocalls” in contravention of the U.S. Telephone Consumer Protection Act (“TCPA”). These lawsuits were brought by plaintiffs seeking class action status and monetary damages on behalf of all plaintiffs who allegedly received such unsolicited calls, claiming that millions of calls were made by third party entities on the Company’s behalf. The Company asserts that such entities were not retained by, nor authorized to make calls on behalf of, the Company. The Company has entered into a preliminary agreement to settle this litigation, and is in the process of preparing definitive settlement documentation. The Company has increased its legal reserves by $15 million to reflect this development. The settlement is subject to the completion of satisfactory settlement documentation and approval of the District Court.

Income Tax Matters

As discussed above in Note 6, the 2012 Tax Sharing Agreement governs the rights and obligations of ADT, Tyco and Pentair for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Pentair are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Although Tyco advised ADT that it has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that Tyco will be able to resolve all the open items, which primarily involve the treatment of certain intercompany debt transactions during the period, through the IRS appeals process. As a result, Tyco has advised ADT that it expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is expected to occur during fiscal year 2013. Tyco has advised us that it has determined that its recorded liability is sufficient to cover the indemnifications Tyco made under the 2007 Tax Sharing Agreement. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

To the extent ADT is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

Other liabilities in the Company’s Consolidated and Combined Balance Sheet as of September 28, 2012 include $19 million for the fair value of ADT’s obligations under certain tax related agreements entered into in conjunction with the Separation. The maximum amount of potential future payments is not determinable as they relate to unknown conditions and future events that cannot be predicted.

8.	Guarantees

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

As of September 28, 2012, the Company had no outstanding letters of credit; however, letters of credit may be issued in the future in connection with routine business requirements.

9.	Related Party Transactions

Transaction with Directors—Certain members of the Company’s board of directors also served on Tyco’s board of directors prior to the Separation. Transactions with Tyco during fiscal years 2012, 2011 and 2010 are described below. Additionally, during fiscal 2012, 2011 and 2010, the Company engaged in commercial transactions in the normal course of business with companies where Directors of ADT or Tyco were employed and served as officers. During each of these periods, the Company’s purchases from such companies aggregated less than 1 percent of combined revenue.

Cash Management—Prior to the Separation, the Company’s cash was regularly “swept” by Tyco at its discretion in conjunction with its centralized approach to cash management and financing of operations. Transfers of cash both to and from Tyco are included within parent company investment on the Consolidated and Combined Statements of Stockholders’ Equity. The main components of transfers to and from Tyco are related to cash pooling and general financing activities as well as cash transfers for acquisitions, investments and various allocations from Tyco.

Trade Activity—Accounts payable includes $14 million and $9 million of payables to Tyco affiliates as of September 28, 2012 and September 30, 2011, respectively, primarily related to the purchase of inventory. During fiscal 2012, 2011 and 2010, the Company purchased inventory from Tyco affiliates in the amount of $110 million, $79 million and $34 million, respectively.

Service and Lending Arrangement with Tyco Affiliates—Prior to the Separation, the Company had various debt and cash pool agreements with Tyco affiliates, which were executed outside of the normal Tyco centralized approach to cash management and financing of operations. Other liabilities as of September 30, 2011 includes $63 million of payables to Tyco affiliates related to these types of transactions.

Also, prior to the Separation, the Company, Tyco and its affiliates paid for expenses on behalf of each other. Prepaid expenses and other current assets includes $7 million of receivables from Tyco and its affiliates as of September 30, 2011. Accrued and other current liabilities includes $2 million of payables to Tyco and its affiliates as of September 30, 2011.

Debt and Related Items—For periods prior to the Separation, the Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 5 provides further information regarding these allocations.

Insurable Liabilities—For fiscal years 2010 through 2012, the Company was insured for product liability, worker’s compensation, property, general and auto liabilities by a captive insurance company that is wholly-owned by Tyco. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $24 million, $24 million and $18 million in 2012, 2011 and 2010, respectively, and are included in the selling, general and administrative expenses in the Consolidated and Combined Statements of Operations.

As of September 28, 2012 and September 30, 2011, the Company recorded insurance-related liabilities in the Consolidated and Combined Balance Sheets of $47 million and $57 million, respectively. Due to the fact that Tyco has retained the liability associated with claims incurred prior to the Separation, the Company has recorded insurance receivables offsetting its liabilities related to these claims. As of September 28, 2012 and September 30, 2011, the current portion of these insurance receivables, which totaled $11 million and $14 million, respectively, is reflected in prepaid and other current assets in the Consolidated and Combined Balance Sheets. The non-current portion of these receivables is reflected in other assets.

General Corporate Overhead—For fiscal 2010 through fiscal 2012, the Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or revenue to Tyco’s consolidated headcount or revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During fiscal 2012, 2011 and 2010, the Company was allocated $52 million, $67 million and $69 million, respectively, of general corporate expenses incurred by Tyco which are included within selling, general and administrative expenses in the Consolidated and Combined Statements of Operations. Further discussion of allocations is included in Note 1.

Separation and Distribution Agreements—In conjunction with the Separation, the Company entered into Separation and Distribution Agreements and other agreements with Tyco and Pentair, which govern the relationships among the Company, Tyco and Pentair subsequent to the Separation. The Separation and Distribution Agreement between ADT and Tyco provided for the allocation to ADT of certain of Tyco’s assets, liabilities and obligations attributable to periods prior to the Separation, which is reflected in the Company’s Consolidated and Combined Balance Sheet as of September 28, 2012. This agreement also provides for certain non-compete and non-solicitation restrictions that prohibit the Company from competing with Tyco in the commercial security market in the United States and Canada for a period of time after the Separation.

10.	Retirement Plans

The Company measures its retirement plans as of its fiscal year end.

Defined Benefit Pension Plan—The Company sponsors one noncontributory defined benefit retirement plan covering certain of its U.S. employees. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Consolidated and Combined Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on U.S. regulations and the advice of professionally qualified actuaries. The benefits under the defined benefit plan are based on various factors, such as years of service and compensation.

Prior to the Separation, the plan was a co-mingled plan and included plan participants of other Tyco subsidiaries. Therefore, for periods prior to September 28, 2012, the Company recorded its portion of the co-mingled plan expense and the related obligations, which had been actuarially determined based on the Company’s specific benefit formula by participant and allocated plan assets. The contribution amounts for periods prior to the Separation were determined in total for the co-mingled plan and allocated to the Company based on headcount. In conjunction with the Separation, the plan was legally separated, and assets were reallocated based on the ERISA prescribed calculation.

The net periodic benefit cost for the defined benefit pension plan for 2012, 2011 and 2010 is as follows ($ in millions):

	2012	2011	2010
Service cost	$—	$1	$1
Interest cost	3	3	3
Expected return on plan assets	(4)	(4)	(3)
Amortization of net actuarial loss	1	1	2

Net periodic benefit cost	$—	$1	$3

Weighted-average assumptions used to determine net periodic pension cost during the year:
Discount rate	4.5%	5.0%	5.5%
Expected return on plan assets	8.0%	8.0%	8.0%
Rate of compensation increase	N/A	4.0%	4.0%

During fiscal 2011, the Company froze its active U.S. pension plan. As a result, the Company amortizes its actuarial gains and losses over the average remaining life expectancy of the pension plan participants.

The estimated net actuarial loss for the pension benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is expected to be $1 million.

The change in benefit obligations, plan assets and the amounts recognized on the Consolidated and Combined Balance Sheets for the defined benefit plan as of September 28, 2012 and September 30, 2011 is as follows ($ in millions):

	September 28, 2012	September 30, 2011
Change in benefit obligations:
Benefit obligations as of beginning of year	$72	$67
Service cost	—	1
Interest cost	3	3
Actuarial loss	9	5
Benefits and administrative expenses paid	(3)	(4)

Benefit obligations as of end of year	$81	$72

Change in plan assets:
Fair value of plan assets as of beginning of year	$48	$47
Actual return on plan assets	5	1
Employer contributions	2	4
Benefits and administrative expenses paid	(3)	(4)

Fair value of plan assets as of end of year	$52	$48

Funded status	$(29)	$(24)

Amounts recognized in the Consolidated and Combined Balance Sheets for the defined benefit plan as of September 28, 2012 and September 30, 2011 are as follows ($ in millions):

	September 28, 2012	September 30, 2011
Amounts reflected in other liabilities:
Non-current liabilities	$(29)	$(24)

Amounts recognized in accumulated other comprehensive income (before income taxes) consist of:
Net actuarial loss	$(39)	$(34)

Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	3.7%	4.5%
Rate of compensation increase	N/A	N/A

The accumulated and aggregate benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $81 million and $52 million, respectively, as of September 28, 2012 and $72 million and $48 million, respectively, as of September 30, 2011.

In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by asset class, historical performance of asset classes over long-term periods, asset class performance expectations as well as current and future economic conditions.

The Company’s investment strategy for its pension plan is to manage the plan on a going-concern basis. Current investment policy is to maintain an adequate level of diversification while maximizing the return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants as well as providing adequate liquidity to meet immediate and future benefit payment requirements. In addition, U.S. regulations and financial considerations are factors in determining the appropriate investment strategy. The policy targets a 60% allocation to equity securities and a 40% allocation to debt securities.

The pension plan has the following weighted-average asset allocations:

	2012	2011
Asset Category:
Equity securities	60%	55%
Debt securities	38%	44%
Cash and cash equivalents	2%	1%

Total	100%	100%

ADT’s common shares are not a direct investment of the Company’s pension fund, but may be held through investment funds. The aggregate amount of the securities would not be considered material relative to the total fund assets.

The Company evaluates its defined benefit plan’s asset portfolio for the existence of significant concentrations of risk. Types of investment concentration risks that are evaluated include, but are not limited to, concentrations in a single entity, industry, foreign country and individual fund manager. As of September 28, 2012, there were no significant concentrations of risk in the Company’s defined benefit plan assets.

The Company’s plan assets are accounted for at fair value. Authoritative guidance for fair value measurements establishes a three level hierarchy that ranks the quality and reliability of information used in developing fair value estimates. The hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In cases where two or more levels of inputs are used to determine fair value, the level is determined based on the lowest level input that is considered significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are summarized as follows:

•	Level 1—inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

•

Level 2—inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

•

Level 3—inputs for the valuations are unobservable and are based on management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model based techniques such as option pricing models and discounted cash flow models.

The Company’s asset allocations by level within the fair value hierarchy as of September 28, 2012 and September 30, 2011 are presented in the table below for the Company’s defined benefit plan.

	September 28, 2012
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$—	$21	$21
Non-U.S. equity securities	—	10	10
Fixed income securities:
Government and government agency securities	—	10	10
Corporate debt securities	—	10	10
Cash and cash equivalents	—	1	1

Total	$—	$52	$52

	September 30, 2011
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$4	$7	$11
Non-U.S. equity securities	3	10	13
Fixed income securities:
Government and government agency securities	1	9	10
Corporate debt securities	—	12	12
Mortgage and other asset-backed securities	—	1	1
Cash and cash equivalents	1	—	1

Total	$9	$39	$48

Equity securities consist primarily of publicly traded U.S. and non-U.S. equities. Publicly traded securities are valued at the last trade or closing price reported in the active market in which the individual securities are traded. Certain equity securities are held within commingled funds which are valued at the unitized net asset value (“NAV”) or percentage of the net asset value as determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.

Fixed income securities consist primarily of government and agency securities, corporate debt securities, and mortgage and other asset-backed securities. When available, fixed income securities are valued at the closing price reported in the active market in which the individual security is traded. Government and agency securities and corporate debt securities are valued using the most recent bid prices or occasionally the mean of the latest bid and ask prices when markets are less liquid. Asset-backed securities including mortgage backed securities are valued using broker/dealer quotes when available. When quotes are not available, fair value is determined utilizing a discounted cash flow approach, which incorporates other observable inputs such as cash flows, underlying security structure and market information including interest rates and bid evaluations of comparable securities. Certain fixed income securities are held within commingled funds which are valued utilizing NAV determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.

Cash and cash equivalents consist primarily of short-term commercial paper, bonds and other cash or cash-like instruments including settlement proceeds due from brokers, stated at cost, which approximates fair value.

The following tables set forth a summary of pension plan assets valued using NAV or its equivalent as of September 28, 2012 and September 30, 2011 ($ in millions):

	September 28, 2012
Investment	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$21	Daily	1 day, 5 days
Non-U.S. equity securities	10	Daily	3 days
Government and government agency securities	10	Daily	2 days
Corporate debt securities	10	Daily	2 days

	$51

	September 30, 2011
Investment	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$5	Daily	1 day
Non-U.S. equity securities	1	Daily, Semi-monthly	1 day, 5 days
Government and government agency securities	4	Daily	1 day
Corporate debt securities	4	Daily	1 day, 2 days, 3 days
Mortgage and other asset-backed securities	1	Daily	1 day, 3 days

	$15

The strategy of the Company’s investment managers with regard to the investments valued using NAV or its equivalent is to either match or exceed relevant benchmarks associated with the respective asset category. None of the investments valued using NAV or its equivalent contain any redemption restrictions or unfunded commitments.

The Company’s funding policy is to make contributions in accordance with U.S. laws as well as to make discretionary voluntary contributions from time-to-time. During fiscal year 2012, the Company contributed $2 million to its pension plan, which represented the Company’s minimum required contributions to its pension plan for that period. The Company anticipates that it will contribute at least the minimum required to its pension plan in fiscal year 2013 of $2 million.

Benefit payments, including those amounts to be paid and reflecting future expected service as appropriate, are expected to be paid as follows ($ in millions):

Fiscal 2013	$3
Fiscal 2014	3
Fiscal 2015	3
Fiscal 2016	3
Fiscal 2017	4
Fiscal 2018 – Fiscal 2022	20

The Company also participates in multi-employer defined benefit plans on behalf of certain employees. Pension expense related to multi-employer plans was not material for 2012, 2011 and 2010.

Defined Contribution Retirement Plans—Prior to the Separation, the Company maintained through Tyco several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants’ compensation and was $22 million, $17 million and $14 million for 2012, 2011 and 2010, respectively. Following the Separation, the Company maintains its own standalone 401(k) matching programs.

Deferred Compensation Plan—Prior to the Separation, the Company maintained through Tyco, a nonqualified Supplemental Savings and Retirement Plan (“SSRP”), which permits eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in the Company’s 401(k) plans and the account balance fluctuates with the investment returns on those funds. Deferred compensation liabilities were $12 million and $11 million as of September 28, 2012 and September 30, 2011, respectively. Deferred compensation expense was not material for 2012, 2011 and 2010, respectively. Following the Separation, the Company maintains its own standalone SSRP for eligible employees.

Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than pensions for its employees. However, certain acquired operations provide these benefits to employees who were eligible at the date of acquisition, and a small number of U.S. and Canadian operations provide ongoing eligibility for such benefits.

Net periodic postretirement benefit cost was not material for 2012, 2011 and 2010. The Company’s Consolidated and Combined Balance Sheets include postretirement benefit obligations of $5 million as of both September 28, 2012 and September 30, 2011. In addition, the Company recorded net actuarial gains of nil and $1 million within accumulated other comprehensive income included in the Consolidated and Combined Statements of Stockholders’ Equity as of September 28, 2012 and September 30, 2011, respectively.

The Company does not expect to make any material contributions to its postretirement benefit plans in 2013. Benefit payments, including those amounts to be paid and reflecting future expected service are not expected to be material for fiscal 2013 and thereafter.

11.	Share Plans

Incentive Equity Awards Converted from Tyco Awards

Prior to the Separation, all employee incentive equity awards were granted by Tyco. On September 28, 2012, substantially all of Tyco’s outstanding awards were converted into like-kind awards of the Company, Tyco and Pentair. The ADT incentive equity awards issued and the related weighted-average grant-date fair values are as follows:

	Shares	Weighted-Average Grant-Date Fair Value
Stock options	7,837,941	$7.78
Restricted stock units	3,169,241	20.86

The conversion of existing Tyco equity awards into ADT equity awards was considered a modification of an award in accordance with the authoritative guidance for share-based payments and affected all employees. As a result, the Company compared the fair value of the award immediately prior to the Separation to the fair value immediately after the Separation to measure incremental compensation cost. The conversion resulted in an increase in the fair value of the awards and, accordingly, the Company recorded non-cash compensation expense, the amount of which was immaterial.

Stock Compensation Plans

Prior to the Separation, the Company adopted the ADT Corporation 2012 Stock Incentive Plan (the “Plan”). The Plan provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, deferred stock units, promissory stock and other stock-based awards (collectively, “Awards”). The Plan provides for a maximum of 8 million common shares to be issued as Awards, subject to adjustment as provided under the terms of the Plan.

Total share-based compensation cost recognized during 2012, 2011 and 2010 was $7 million, $9 million and $8 million, respectively, all of which is included in selling, general and administrative expenses. The tax benefit associated with the Company’s share-based compensation arrangements during 2012, 2011 and 2010 was not material.

Stock Options—Options are granted to purchase common shares at prices that are equal to the fair market value of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the Plan. Options granted under the Plan generally vest in equal annual installments over a period of four years and generally expire 10 years after the date of grant. The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model and amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures.

Details related to the Company’s stock options as of September 28, 2012 are presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($in millions)
Outstanding as of September 28, 2012	7,837,941	$26.97	5.7	$72
Exercisable as of September 28, 2012	4,491,004	$28.78	4.1	$33

As of September 28, 2012, there was approximately $7 million of total unrecognized compensation expense related to non-vested stock options granted under the Company’s share option plan. This expense, net of forfeitures is expected to be recognized over a weighted-average period of approximately 2.6 years. Of the 3.3 million unvested shares, the Company estimates that approximately 3.0 million will vest.

Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. When measuring the fair value immediately before and after the modification, specific consideration is given to the assumptions used in the Black-Scholes option pricing model. Fair value immediately before the modification is measured based on the assumptions of Tyco whereas the fair value of ADT options immediately after the separation is representative of ADT. The weighted-average assumptions used in the Black-Scholes pricing model for options converted on September 28, 2012 were as follows:

Risk-free interest rate	1.01 – 1.21%
Expected life of options (years)	5.5 – 6.5
Expected annual dividend yield	1.42%
Expected stock price volatility	33%

Restricted Stock Units—Restricted stock units are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant under the Plan. Restrictions on the award generally lapse upon normal retirement, if more than twelve months from the grant date, and death or disability of the employee. Recipients of restricted stock units have no voting rights and receive dividend equivalent units. Dividend equivalent units are subject to forfeiture if the underlying awards do not vest. Included in the total number of restricted stock units issued are approximately 0.6 million deferred stock units, all of which are vested as of September 28, 2012.

The fair market value of restricted stock units, both time vesting and those subject to specific performance criteria, are expensed over the period of vesting. Restricted stock units that vest based upon passage of time generally vest over a period of four years. The fair value of restricted stock units was determined based on the closing market price of the underlying stock on the grant date. Restricted stock units that vest dependent upon attainment of various levels of performance that equal or exceed targeted levels generally vest in their entirety three years from the grant date.

As of September 28, 2012, there were approximately 2.6 million shares of non-vested restricted stock units outstanding. These shares had a weighted-average grant-date fair value of $20.86.

As of September 28, 2012, there was $13 million of total unrecognized compensation cost related to non-vested restricted stock units. This expense, net of forfeitures is expected to be recognized over a weighted-average period of approximately 3 years. Of the 2.6 million unvested shares, the Company estimates that approximately 2.4 million will vest.

12.	Equity

Authorized Capital Stock

Immediately following the Separation, the Company’s authorized capital stock consisted of 1,000,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Shares Outstanding—On September 28, 2012, Tyco completed a distribution of one common share of ADT for every two common shares of Tyco. Following the Separation, the Company had 231,094,332 common shares outstanding at a par value of $0.01 per share.

Dividends—Holders of shares of the Company’s common stock are entitled to receive dividends when, as and if declared by its board of directors out of funds legally available for that purpose. Future dividends are dependent on the Company’s financial condition and results of operations, the capital requirements of its business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors deemed relevant by its board of directors.

Voting Rights—The holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Other Rights—Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon the Company’s liquidation, dissolution or winding-up, the holders of ADT common stock are entitled to share ratably in the Company’s assets legally available for distribution to its shareholders.

Fully Paid—The issued and outstanding shares of the Company’s common stock are fully paid and non-assessable. Any additional shares of common stock that the Company may issue in the future will also be fully paid and non-assessable.

The holders of the Company’s common stock do not have preemptive rights or preferential rights to subscribe for shares of its capital stock.

Preferred Stock

The Company’s certificate of incorporation authorizes its board of directors to designate and issue from time to time one or more series of preferred stock without shareholder approval. The board of directors may fix and determine the preferences, limitations and relative rights of each series of preferred stock. As of September 28, 2012, there were 50,000,000 shares of $0.01 par value preferred stock authorized of which none were outstanding. The Company does not currently plan to issue any shares of preferred stock.

Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments	Retirement Plans(1)	Accumulated Other Comprehensive Income
Balance as of September 25, 2009	$85	$(17)	$68
Pre-tax current period change	12	(1)	11

Balance as of September 24, 2010	97	(18)	79
Pre-tax current period change	3	(5)	(2)
Income tax benefit	—	2	2

Balance as of September 30, 2011	100	(21)	79
Pre-tax current period change	17	(5)	12
Income tax benefit	—	2	2

Balance as of September 28, 2012	$117	$(24)	$93

(1)	The balances of deferred pension losses as of September 28, 2012, September 30, 2011 and September 24, 2010 are reflected net of tax benefit of $15 million, $13 million and $11 million, respectively.

13.	Earnings Per Share

Following the Separation, the Company had 231,094,332 common shares outstanding. This amount has been utilized to calculate earnings per share for the periods prior to the Separation. For all periods presented, the number of common shares outstanding on September 28, 2012 was used as the starting point for calculating weighted-average shares outstanding. For 2012, diluted weighted-average shares outstanding was determined assuming that the Separation occurred on the first day of fiscal 2012. The computation of basic and diluted earnings per share for fiscal 2012, 2011 and 2010 is as follows:

(in millions, except per share amounts)	2012	2011	2010
Basic Earnings Per Share
Numerator:
Net income	$394	$376	$239
Denominator:
Weighted-average shares outstanding	231	231	231
Effect of vested deferred stock units	1	1	1

Basic weighted-average shares outstanding	232	232	232

Basic earnings per share	$1.70	$1.62	$1.03

Diluted Earnings Per Share
Numerator:
Net income	$394	$376	$239
Denominator:
Basic weighted-average shares outstanding	232	232	232
Effect of dilutive securities:
Stock options	2	2	2
Restricted stock	2	2	2

Diluted weighted-average shares outstanding	236	236	236

Diluted earnings per share	$1.67	$1.59	$1.01

The computation of diluted earnings per share in fiscal years 2012, 2011 and 2010 excludes the effect of the potential exercise of options to purchase approximately 0.8 million shares of stock as the effect would have been anti-dilutive.

14.	Restructuring and Asset Impairment Charges, Net

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs, as described below.

The Company initiated multi-year restructuring programs in 2009 (the “2009 Program”) and in 2011 (the “2011 Program”). Under each of these programs, the Company incurred restructuring and asset impairment charges (reversals), net. Additionally, during 2012 the Company incurred severance and other restructuring charges in conjunction with the Separation. These charges are included in selling, general and administrative expenses, for the fiscal years ended in 2012, 2011 and 2010 and are as follows ($ in millions):

	2012	2011	2010
Separation Related Actions
Employee severance and benefits	$2	$—	$—

Total	$2	$—	$—

2011 Program
Employee severance and benefits	$—	$4	$—
Facility exit and other charges	2	3	—

Total	$2	$7	$—

2009 Program
Employee severance and benefits	$—	$(8)	$14
Facility exit and other charges	—	—	4

Total	$—	$(8)	$18

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the program are as follows ($ in millions):

	Separation Related Actions	2011 Program	2009 Program
Employee severance and benefits	$2	$4	$10
Facility exit and other charges	—	5	4

Total	$2	$9	$14

The rollforward of the reserves from September 30, 2011 to September 28, 2012 is as follows ($ in millions):

	Separation Related Actions	2011 Program	2009 Program	Total
Balance as of September 30, 2011	$—	$2	$1	$3
Charges	2	3	—	5
Reversals	—	(1)	—	(1)
Utilization	(1)	(3)	—	(4)
Reclass / transfers	—	1	—	1

Balance as of September 28, 2012	$1	$2	$1	$4

The Company also incurred restructuring charges of nil, $1 million and nil for the years ended 2012, 2011 and 2010, respectively, for restructuring actions initiated prior to 2009. The reserve for these actions, which primarily relates to facility exit costs for long-term non-cancelable lease obligations, was $7 million as of September 30, 2011. Upon final assignment of shared assets and liabilities in conjunction with the Separation, it was determined that this liability represented an obligation that would be retained by Tyco.

15.	Geographic Data

Revenues are attributed to individual countries based upon the operating entity that records the transaction. Revenue by geographic area for the years ended September 28, 2012, September 30, 2011 and September 24, 2010 are as follows ($ in millions):

Revenue:	2012	2011	2010
United States	$3,034	$2,905	$2,396
Canada	194	205	195

Total	$3,228	$3,110	$2,591

Long-lived assets by geographic area as of September 28, 2012 and September 30, 2011 are as follows ($ in millions):

Long-lived assets (1):	September 28, 2012	September 30, 2011
United States	$4,390	$4,036
Canada	358	344

Total	$4,748	$4,380

(1)

Long-lived assets are comprised primarily of subscriber system assets, net, property and equipment, net, deferred subscriber acquisition costs, net, and dealer intangibles, net and exclude goodwill, other intangible assets and other assets.

16.	Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for the years ended September 28, 2012 and September 30, 2011 is as follows ($ in millions, except per share data):

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$795	$807	$814	$812
Gross profit	450	458	470	476
Net income	93	105	102	94
Net income per share(1):
Basic	$0.40	$0.45	$0.44	$0.41
Diluted	$0.39	$0.44	$0.43	$0.40

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$765	$768	$783	$794
Gross profit	437	438	450	444
Net income	86	94	103	93
Net income per share(1):
Basic	$0.37	$0.41	$0.44	$0.40
Diluted	$0.36	$0.40	$0.44	$0.39

(1)

The Separation was completed on September 28, 2012, and the Company issued 231 million shares of common stock. This initial share amount has been used to calculate earnings per share for all periods presented. See Note 13 for additional information on earnings per share.

17.	Subsequent Events

The Company has evaluated subsequent events through the time it issued its financial statements on November 27, 2012.

On November 26, 2012, the Company’s board of directors declared a quarterly dividend on its common shares of $0.125 per share. This dividend will be paid on December 18, 2012 to shareholders of record on December 10, 2012. Additionally, on November 26, 2012, the Company’s board of directors approved $2 billion of share repurchases over the next three years.

THE ADT CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

($ in millions)

Description	Balance at Beginning of Year	Additions Charged to Income	Other	Deductions	Balance at End of Year
Allowance for Doubtful Accounts:
Year Ended September 24, 2010	$17	$43	$2	$(39)	$23
Year Ended September 30, 2011	23	44	1	(45)	23
Year Ended September 28, 2012	23	50	—	(48)	25

THE ADT CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except share and per share data)

	December 28, 2012	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$382	$234
Accounts receivable trade, less allowance for doubtful accounts of $25 and $25, respectively	81	78
Inventories	44	42
Prepaid expenses and other current assets	77	46
Deferred income taxes	68	40

Total current assets	652	440
Property and equipment, net	215	217
Subscriber system assets, net	1,793	1,744
Goodwill	3,419	3,400
Intangible assets, net	2,844	2,861
Deferred subscriber acquisition costs, net	476	464
Other assets	129	134

Total Assets	$9,528	$9,260

Liabilities and Stockholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$2	$2
Accounts payable	143	144
Accrued and other current liabilities	232	181
Deferred revenue	242	245

Total current liabilities	619	572
Long-term debt	2,525	2,525
Deferred subscriber acquisition revenue	696	675
Deferred tax liabilities	239	157
Other liabilities	185	174

Total Liabilities	4,264	4,103

Commitments and contingencies (See Note 8)
Stockholders’ Equity:
Common stock—authorized 1,000,000,000 shares of $0.01 par value; issued and outstanding shares—232,783,101 as of December 28, 2012 and 231,094,332 as of September 28, 2012	2	2
Additional paid-in capital	5,097	5,062
Retained earnings	76	—
Accumulated other comprehensive income	89	93

Total Stockholders’ Equity	5,264	5,157

Total Liabilities and Stockholders’ Equity	$9,528	$9,260

See Notes to Condensed, Consolidated and Combined Financial Statements

THE ADT CORPORATION

CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	For the Quarters Ended
	December 28, 2012	December 30, 2011
Revenue	$809	$795
Cost of revenue	336	345
Selling, general and administrative expenses	281	274
Separation costs	6	—

Operating income	186	176
Interest expense	(24)	(22)
Other income	6	—

Income before income taxes	168	154
Income tax expense	(63)	(61)

Net income	$105	$93

Net income per share:
Basic	$0.45	$0.40
Diluted	$0.44	$0.39

Weighted-average number of shares:
Basic	233	232
Diluted	236	236

See Notes to Condensed, Consolidated and Combined Financial Statements

THE ADT CORPORATION

CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(in millions)

	For the Quarters Ended
	December 28, 2012	December 30, 2011
Net income	$105	$93
Other comprehensive (loss) income:
Foreign currency translation	(4)	3

Total other comprehensive (loss) income, net of tax	(4)	3

Comprehensive income	$101	$96

See Notes to Condensed, Consolidated and Combined Financial Statements

THE ADT CORPORATION

CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

For the Quarters Ended December 28, 2012 and December 30, 2011

(in millions)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance as of September 30, 2011	—	$—	$—	$5,152	$79	$5,231
Total comprehensive income				93	3	96
Change in parent company investment				(49)		(49)

Balance as of December 30, 2011	—	$—	$—	$5,196	$82	$5,278

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance as of September 28, 2012	231	$2	$5,062	$—	$93	$5,157
Total comprehensive income				105	(4)	101
Dividends declared ($0.125 per share)				(29)		(29)
Common stock repurchases	(1)		(32)			(32)
Exercise of stock options and vesting of restricted stock units	3		27			27
Stock-based compensation expense			4			4
Separation-related adjustments to additional paid-in capital			36			36

Balance as of December 28, 2012	233	$2	$5,097	$76	$89	$5,264

See Notes to Condensed, Consolidated and Combined Financial Statements

THE ADT CORPORATION

CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	For the Quarters Ended
	December 28, 2012	December 30, 2011
Cash Flows from Operating Activities:
Net income	$105	$93
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	227	212
Amortization of deferred subscriber acquisition costs	30	27
Amortization of deferred subscriber acquisition revenue	(32)	(29)
Stock-based compensation expense	4	2
Deferred income taxes	59	61
Provision for losses on accounts receivable and inventory	13	14
Other non-cash items	2	—
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(17)	(15)
Inventories	(3)	(13)
Accounts payable	—	(2)
Accrued and other liabilities	42	(22)
Income taxes, net	1	(3)
Deferred subscriber acquisition costs	(42)	(15)
Deferred subscriber acquisition revenue	54	32
Other	(34)	(5)

Net cash provided by operating activities	409	337

Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(125)	(164)
Subscriber system assets	(122)	(81)
Capital expenditures	(13)	(5)
Acquisition of businesses, net of cash acquired	(16)	—

Net cash used in investing activities	(276)	(250)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	27	—
Repurchases of common stock under approved program	(8)	—
Repurchases of common stock for employee related program	(6)	—
Dividends paid	(29)	—
Proceeds received from Tyco for allocation of funds related to the Separation	32	—
Repayment of long-term debt	(1)	—
Allocated debt activity	—	17
Change in parent company investment	—	(109)
Other	—	1

Net cash provided by (used in) financing activities	15	(91)

Effect of currency translation on cash	—	—

Net increase (decrease) in cash and cash equivalents	148	(4)
Cash and cash equivalents at beginning of period	234	65

Cash and cash equivalents at end of period	$382	$61

See Notes to Condensed, Consolidated and Combined Financial Statements

THE ADT CORPORATION

NOTES TO CONDENSED, CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

1.    Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business—The ADT Corporation (“ADT” or the “Company”), a company incorporated in the state of Delaware, is a leading provider of electronic security, interactive home and business automation and related monitoring services in the United States and Canada.

Separation from Tyco International Ltd.—On September 19, 2011, Tyco International Ltd. (“Tyco” or “Parent”) announced that its board of directors had approved a plan to separate Tyco into three separate, publicly traded companies (the “Separation”), identifying the ADT North American Residential Security Business of Tyco as one of those three companies. In conjunction with the Separation, prior to September 28, 2012, Tyco transferred the equity interests of the entities that held all of the assets and liabilities of its residential and small business security business in the United States and Canada to ADT. Effective on September 28, 2012 (the “Distribution Date”), Tyco distributed all of its shares of ADT to Tyco’s stockholders of record as of the close of business on September 17, 2012 (the “Record Date”). On the Distribution Date, each of the stockholders of Tyco received one share of ADT common stock for every two shares of common stock of Tyco held on the Record Date. The Separation was completed pursuant to the Separation and Distribution Agreement, dated as of September 26, 2012, among Tyco and ADT (the “2012 Separation and Distribution Agreement”). After the Distribution Date, Tyco did not beneficially own any shares of ADT common stock.

The Company’s Registration Statement on Form 10 was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on September 14, 2012. ADT’s common stock began “regular way” trading under the symbol “ADT” on the New York Stock Exchange (“NYSE”) on October 1, 2012.

Basis of Presentation—The Condensed, Consolidated and Combined Financial Statements have been prepared in United States dollars (“USD”) and in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Condensed, Consolidated and Combined Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim period. The interim results reported in these Condensed, Consolidated and Combined Financial Statements should not be taken as indicative of results that may be expected for the entire year. For a more comprehensive understanding of ADT and its Condensed, Consolidated and Combined Financial Statements, please review these condensed interim financial statements in conjunction with the Company’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended September 28, 2012, which was filed with the SEC on November 27, 2012 (“2012 Form 10-K”).

Unless otherwise indicated, references to 2013 and 2012 are to the Company’s fiscal quarters ended December 28, 2012 and December 30, 2011, respectively.

The Condensed, Consolidated and Combined Financial Statements reflect the Company’s financial position, results of operations and cash flows in conformity with GAAP. The Condensed and Consolidated Balance Sheets as of December 28, 2012 and September 28, 2012 reflect the consolidated financial position of The ADT Corporation and its subsidiaries as an independent publicly-traded company. Additionally, the Company’s Condensed, Consolidated and Combined Statements of Operations, Comprehensive Income and Cash Flows for the quarter ended December 28, 2012 reflect ADT’s operations and cash flows as a standalone company. Prior to the Separation on September 28, 2012, the Company’s financial position, results of operations and cash flows consisted of Tyco’s residential and small business security business in the United States, Canada and certain U.S. territories and were derived from Tyco’s historical accounting records and presented on a carve-out basis. As such, the Company’s Condensed, Consolidated and Combined Statements of Operations, Comprehensive Income and Cash Flows for the quarter ended December 30, 2011 consist of the combined results of operations of the ADT North American Residential Security Business of Tyco.

For periods prior to the Separation, the Company’s financial statements included allocations of certain working capital, property and equipment, and operating expense balances. In addition, debt and related interest expense as well as certain general corporate overhead expenses were allocated by Tyco to the Company for the financial statements presented on a carve-out basis. The allocation of corporate overhead expenses from Tyco was based on the relative proportion of either the Company’s headcount or revenue to Tyco’s consolidated headcount or revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During the quarter ended December 30, 2011, the Company was allocated $15 million of general corporate expenses incurred by Tyco which are included within selling, general and administrative expenses in the Condensed, Consolidated and Combined Statement of Operations. The allocation of interest expense from Tyco was based on an assessment of the Company’s share of Tyco’s external debt using historical data. During the quarter ended December 30, 2011, the Company was allocated $21 million of interest expense incurred by Tyco.

The Company has a 52- or 53-week fiscal year that ends on the last Friday in September. Both fiscal year 2013 and fiscal year 2012 are 52-week years.

The Company conducts business in one operating segment. This segment is identified by the Company based on how resources are allocated and operating decisions are made.

The Company conducts business through its operating entities. All intercompany transactions have been eliminated. The results of companies acquired during the period are included in the Condensed, Consolidated and Combined Financial Statements from the effective date of acquisition.

Separation Costs—During the quarter ended December 28, 2012, the Company incurred approximately $6 million in charges directly related to the Separation, which are reflected in separation costs in the Company’s Condensed, Consolidated and Combined Statement of Operations.

Other Income—During the quarter ended December 28, 2012, the Company recorded income of approximately $6 million related to the 2012 Tax Sharing Agreement, which was entered into in conjunction with the Separation. This income is reflected in other income in the Company’s Condensed, Consolidated and Combined Statement of Operations. See Note 8 for further information.

Reclassifications—Certain prior period amounts have been reclassified to conform with the current period presentation. Specifically, the Company has reported amortization of deferred subscriber acquisition costs separately on the Condensed, Consolidated and Combined Statements of Cash Flows.

Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value. Inventories consisted of the following ($ in millions):

	December 28, 2012	September 28, 2012
Work in progress	$4	$6
Finished goods	40	36

Inventories	$44	$42

Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt. Included in cash and cash equivalents as of December 28, 2012 and September 28, 2012 is approximately $331 million and $187 million, respectively, of available-for-sale securities, representing cash invested in money market mutual funds. These investments are classified as “Level 1” for purposes of fair value measurement, which is performed each reporting period. The fair value of cash and cash equivalents, including the money market mutual funds, accounts receivable and accounts payable approximated book value as of December 28, 2012 and September 28, 2012 because of their short-term nature.

The fair value of the Company’s unsecured notes is determined using prices for ADT’s securities obtained from multiple external pricing services, which is considered a Level 2 input. The carrying value and fair value of the Company’s debt that is subject to fair value disclosures as of December 28, 2012 and September 28, 2012 is as follows ($ in millions):

	December 28, 2012		September 28, 2012
	CarryingValue	FairValue	CarryingValue	FairValue
2.250% notes due July 2017	$749	$737	$749	$766
3.500% notes due July 2022	998	980	998	1,038
4.875% notes due July 2042	742	721	742	798

Total	$2,489	$2,438	$2,489	$2,602

Guarantees—As of December 28, 2012, the Company had $16 million in standby letters of credit related to its insurance programs. The Company had no letters of credit as of September 28, 2012.

Recently Adopted Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the statement of stockholders’ equity. The amendment does not impact the accounting for OCI, but does impact its presentation in the Company’s Condensed, Consolidated and Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance became effective for the Company in the first fiscal quarter of 2013. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (defined as having a likelihood of more than fifty percent) that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance became effective for the Company in the first quarter of fiscal year 2013. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In July 2012, the FASB issued authoritative guidance which amends the process of testing indefinite-lived intangible assets for impairment. This guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (defined as having a likelihood of more than fifty percent) that the indefinite-lived intangible asset is impaired. If an entity determines it is not more likely than not that the indefinite-lived intangible asset is impaired, the entity will have an option not to calculate the fair value of an indefinite-lived asset annually. The guidance became effective for the Company in the first quarter of fiscal year 2013. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

2.    Acquisitions

Dealer Generated Customer Accounts and Bulk Account Purchases

During the quarters ended December 28, 2012 and December 30, 2011, the Company paid $125 million and $164 million, respectively, for customer contracts for electronic security services. Customer contracts generated under the ADT dealer program during the quarters ended December 28, 2012 and December 30, 2011, totaled approximately 100,000 and 136,000, respectively.

Acquisitions

During the quarter ended December 28, 2012, the Company completed the acquisition of Absolute Security, which had been an ADT authorized dealer, with $16 million of cash paid in the period. This acquisition was not material to the Company’s financial statements. There were no acquisitions made by the Company during the quarter ended December 30, 2011.

3.    Goodwill and Other Intangible Assets

Goodwill

Annually, in the fiscal fourth quarter, and more frequently if events or changes in business circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value, the Company tests goodwill for impairment by comparing the fair value of the Company’s reporting unit with its carrying amount. Fair value of the Company’s reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows and other market data.

The changes in the carrying amount of goodwill as of December 28, 2012 and September 28, 2012 are as follows ($ in millions):

Balance as of September 28, 2012	$3,400
Acquisitions	20
Currency translation	(1)

Balance as of December 28, 2012	$3,419

Balance as of September 30, 2011	$3,395
Currency translation	5

Balance as of September 28, 2012	$3,400

Other Intangible Assets

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s other intangible assets as of December 28, 2012 and September 28, 2012 ($ in millions):

	December 28, 2012		September 28, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$7,335	$4,497	$7,247	$4,392
Other	12	6	12	6

Total	$7,347	$4,503	$7,259	$4,398

Changes in the net carrying amount of contracts and related customer relationships for as of December 28, 2012 and September 28, 2012 are as follows ($ in millions):

Balance as of September 28, 2012	$2,855
Customer contract additions, net of dealer charge-backs	125
Amortization	(140)
Currency translation	(2)

Balance as of December 28, 2012	$2,838

Balance as of September 30, 2011	$2,749
Customer contract additions, net of dealer charge-backs	642
Amortization	(544)
Currency Translation	8

Balance as of September 28, 2012	$2,855

Other than goodwill, the Company does not have any other indefinite-lived intangible assets as of December 28, 2012 and September 28, 2012. Intangible asset amortization expense for the quarters ended December 28, 2012 and December 30, 2011 was $140 million and $134 million, respectively. The estimated aggregate amortization expense for intangible assets is expected to be approximately $396 million for the remainder of 2013, $459 million for 2014, $390 million for 2015, $330 million for 2016, $278 million for 2017 and $991 million for 2018 and thereafter.

4.    Equity

Dividends

On November 26, 2012, the Company’s board of directors declared a quarterly dividend on ADT’s common stock of $0.125 per share. This dividend was paid on December 18, 2012 to stockholders of record on December 10, 2012.

Share Repurchase Program

On November 26, 2012, the Company’s board of directors approved $2 billion of share repurchases over the next three years. Pursuant to this approval, we initiated a $100 million share repurchase plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”). During December 2012, the Company repurchased 0.6 million shares of its common stock at an average price of $45.27 per share under the 10b5-1 Plan. These repurchases totaled approximately $26 million, with $8 million paid in cash during the period. These repurchases were treated as effective retirements of the purchased shares and therefore reduced reported shares issued and outstanding by the number of shares repurchased. In addition, the Company recorded the excess of the purchase price over the par value of the common stock as a reduction to additional paid-in capital.

Other

During the quarter ended December 28, 2012, the Company made adjustments to additional paid-in capital, which primarily resulted from the receipt of cash from Tyco related to the allocation of funds in accordance with the 2012 Separation and Distribution Agreement.

5.    Retirement Plans

Defined Benefit Pension Plan

The Company sponsors one noncontributory defined benefit retirement plan covering certain of its U.S. employees. This plan was frozen during fiscal year 2011. The net periodic benefit cost for this plan was not material for the quarters ended December 28, 2012 and December 30, 2011.

The estimated net actuarial loss for the pension benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the current fiscal year is expected to be $1 million.

The Company’s funding policy is to make contributions in accordance with U.S. laws as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plan in fiscal year 2013 of $2 million. During the quarter ended December 28, 2012, the Company did not make any contributions to its pension plan.

Prior to the Separation, the plan was a commingled plan and included plan participants of other Tyco subsidiaries. Therefore, for the quarter ended December 30, 2011, the Company recorded its portion of the commingled plan expense and the related obligations, which had been actuarially determined based on the Company’s specific benefit formula by participant and allocated plan assets. In conjunction with the Separation, the plan was legally separated, and assets were reallocated based on the ERISA prescribed calculation.

Postretirement Benefit Plans

Net periodic postretirement benefit cost was not material for the quarters ended December 28, 2012 and December 30, 2011.

6.    Share Plans

During the quarter ended December 28, 2012, ADT issued its annual stock-based compensation grants to Company employees. The total number of awards issued was approximately 1.4 million, of which 0.9 million were stock options, 0.3 million were restricted stock units and 0.2 million were performance stock units. The weighted-average grant-date fair value of the stock options, restricted stock units and performance stock units was $13.29, $45.90 and $45.90, respectively.

7.    Income Taxes

Unrecognized Tax Benefits

The Company did not have a significant change to its unrecognized tax benefits during the quarter ended December 28, 2012. The Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local or foreign jurisdictions. The Company does not anticipate that the total amount of the unrecognized tax benefits will change significantly within the next twelve months.

Effective Tax Rate

The Company’s income tax expense for the quarter ended December 28, 2012 totaled $63 million, resulting in an effective tax rate for the period of 37.5%. The effective tax rate reflects the impact of a discrete charge of $5.6 million due to a California legislative change enacted on November 6, 2012, offset by a favorable impact resulting from $6.4 million in non-taxable other income. See Note 8 for more information on other income. The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

8.    Commitments and Contingencies

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, product and general liability claims, claims that the Company has infringed the intellectual property rights of others, and claims related to alleged security system failures. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below), will not have a material effect on its financial condition, results of operations or cash flows.

Broadview Security Contingency

On May 14, 2010, the Company acquired Broadview Security, a business formerly owned by The Brink’s Company. Under the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”), The Brink’s Company and its majority-owned subsidiaries at July 20, 1992 (including certain legal entities acquired in the Broadview Security acquisition) are jointly and severally liable with certain of The Brink’s Company’s other current and former subsidiaries for health care coverage obligations provided for by the Coal Act. A Voluntary Employees’ Beneficiary Associate (“VEBA”) trust has been established by The Brink’s Company to pay for these liabilities, although the trust may have insufficient funds to satisfy all future obligations. At the time of its spin-off from The Brink’s Company, Broadview Security entered into an agreement in which The Brink’s Company agreed to indemnify it for any and all liabilities and expenses related to The Brink’s Company’s former coal operations, including any health care coverage obligations. The Brink’s Company has agreed that this indemnification survives the Company’s acquisition of Broadview Security. The Company has evaluated its potential liability under the Coal Act as a contingency in light of all known facts, including the funding of the VEBA, and indemnification provided by The Brink’s Company. The Company has concluded that no accrual is necessary due to the existence of the indemnification and its belief that The Brink’s Company and VEBA will be able to satisfy all future obligations under the Coal Act.

ADT Dealer Litigation

As previously reported, in 2002, a number of former dealers and related parties have filed lawsuits against the Company in the United States and in other countries, including a class action lawsuit filed in the District Court of Arapahoe County, Colorado, alleging breach of contract and other claims related to the Company’s decision to terminate certain authorized dealers in 2002 and 2003. In February 2010, the Court granted a directed verdict in the Company’s favor dismissing a number of the plaintiffs’ key claims. Upon appeal, the Colorado Court of Appeals affirmed the verdict in the Company’s favor in October 2011. The parties agreed to settle this matter in April 2012 with no cash consideration being paid by either side, and the settlement was approved by the court.

Telephone Consumer Protection Act

The Company has been named as a defendant in two putative class actions that were filed on behalf of purported classes of persons who claim to have received unsolicited “robocalls” in contravention of the U.S. Telephone Consumer Protection Act (“TCPA”). These lawsuits were brought by plaintiffs seeking class action status and monetary damages on behalf of all plaintiffs who allegedly received such unsolicited calls, claiming that millions of calls were made by third party entities on the Company’s behalf. The Company asserts that such entities were not retained by, nor authorized to make calls on behalf of, the Company. The Company has entered into a preliminary agreement to settle this litigation, and is in the process of preparing definitive settlement documentation. During fiscal year 2012, the Company increased its legal reserves by $15 million to reflect this development. The settlement is subject to the completion of satisfactory settlement documentation and approval of the District Court.

Income Tax Matters

In connection with the Separation from Tyco, the Company entered into a tax sharing agreement (the “2012 Tax Sharing Agreement”) with Tyco and Pentair Ltd., formerly Tyco Flow Control International, Ltd. (“Pentair”) that governs the rights and obligations of ADT, Tyco and Pentair for certain pre-Separation tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Pentair are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

In conjunction with the Separation, substantially all of Tyco’s outstanding equity awards were converted into like-kind awards of ADT, Tyco and Pentair. Pursuant to the terms of the 2012 Separation and Distribution Agreement, each of the three companies is responsible for issuing its own shares upon employee exercises of stock option awards or vesting of restricted stock units. However, the 2012 Tax Sharing Agreement provides that any allowable compensation tax deduction for such awards is to be claimed by the employee’s current employer. The 2012 Tax Sharing Agreement requires the employer claiming a tax deduction for shares issued by the other companies to pay a percentage of the allowable tax deduction to the company issuing the equity. As a result, during the quarter ended December 28, 2012, the Company recorded a net receivable of $6.4 million due from Tyco and Pentair, the offset of which is reflected as other income in the Company’s Condensed, Consolidated and Combined Statement of Operations.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Although Tyco advised ADT that it has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that Tyco will be able to resolve all the open items, which primarily involve the treatment of certain intercompany debt transactions during the period, through the IRS appeals process. As a result, Tyco has advised ADT that it expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is expected to occur during fiscal year 2013. Tyco has advised us that it has determined that its recorded liability is sufficient to cover the indemnifications Tyco made under the 2007 Tax Sharing Agreement. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

To the extent ADT is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

9.    Earnings Per Share

Following the Separation, the Company had 231,094,332 common shares outstanding. This amount has been utilized to calculate earnings per share for the periods prior to the Separation. For the quarter ended December 30, 2011, the number of common shares outstanding on September 28, 2012 was used as the starting point for calculating weighted-average shares outstanding. Additionally, diluted weighted-average shares outstanding for the quarter ended December 30, 2011, was determined assuming that the Separation occurred on the first day of fiscal year 2012. The computation of basic and diluted earnings per share for the quarters ended December 28, 2012 and December 30, 2011 is as follows:

	For the Quarters Ended
(in millions, except per share amounts)	December 28, 2012	December 30, 2011
Basic Earnings Per Share
Numerator:
Net income	$105	$93
Denominator:
Weighted-average shares outstanding	233	231
Effect of vested deferred stock units	—	1

Basic weighted-average shares outstanding	233	232

Basic earnings per share	$0.45	$0.40

	For the Quarters Ended
(in millions, except per share amounts)	December 28, 2012	December 30, 2011
Diluted Earnings Per Share
Numerator:
Net income	$105	$93
Denominator:
Basic weighted-average shares outstanding	233	232
Effect of dilutive securities:
Stock options	2	2
Restricted stock	1	2

Diluted weighted-average shares outstanding	236	236

Diluted earnings per share	$0.44	$0.39

The computation of diluted earnings per share in the quarters ended December 28, 2012 and December 30, 2011 excludes the effect of the potential exercise of options to purchase approximately 0.9 million shares and 0.8 million shares, respectively, of stock as the effect would have been anti-dilutive.

10.    Restructuring and Asset Impairment Charges, Net

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs, as described below. In 2011, the Company initiated a multi-year restructuring program (the “2011 Program”), and in the fourth fiscal quarter of 2012, the Company initiated restructuring actions in conjunction with the Separation. Under these programs, the Company has incurred restructuring and asset impairment charges (reversals), net, which are included in selling, general and administrative expenses in the Company’s Condensed, Consolidated and Combined Statements of Operations. A summary of these charges for the quarters ended December 28, 2012 and December 30, 2011 is as follows ($ in millions):

	For the Quarters Ended
	December 28, 2012	December 30, 2011
Facility exit and other charges	$—	$2

Total	$—	$2

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the program are as follows ($ in millions):

	Separation Related Actions	2011 Program	2009 Program
Employee severance and benefits	$2	$4	$10
Facility exit and other charges	—	5	4

Total	$2	$9	$14

The rollforward of the reserves from September 28, 2012 to December 28, 2012 is as follows ($ in millions):

	Separation Related Actions	2011 Program	2009 Program	Total
Balance as of September 28, 2012	$1	$2	$1	$4
Utilization	—	—	(1)	(1)

Balance as of December 28, 2012	$1	$2	$—	$3

11.    Subsequent Events

The Company has evaluated subsequent events for recognition through January 31, 2013 and for disclosure through the time it issued its financial statements on March 21, 2013.

On January 10, 2013, the Company’s board of directors declared a quarterly dividend on ADT’s common stock of $0.125 per share. This dividend was paid on February 20, 2013 to stockholders of record on January 30, 2013.

On January 14, 2013, the Company issued $700 million aggregate principal amount of 4.125% senior notes due 2023 to certain institutional investors pursuant to certain exemptions from registration under the Securities Act of 1933, as amended. Net cash proceeds from the issuance of this term indebtedness totaled approximately $694 million and were primarily used for the repurchase of outstanding shares of ADT’s common stock. Any net proceeds not used for share repurchases are intended to be used for general corporate purposes. Interest is payable on June 15 and December 15 of each year, commencing on June 15, 2013. The Company may redeem the notes, in whole or in part, at any time prior to the maturity date at a redemption price equal to the greater of the principal amount of the notes to be redeemed, or a make-whole premium, plus in each case, accrued and unpaid interest to, but excluding, the redemption date. As part of the notes issuance, the Company entered into an exchange and registration rights agreement with the initial purchasers of the notes and is obligated to file a registration statement for an offer to exchange the notes for a new issue of substantially identical notes registered under the Securities Act of 1933, as amended, or provide a shelf registration statement to cover resales of such notes if the exchange offer is not complete within 365 days after closing.

During January 2013, the Company repurchased 1.6 million shares of ADT’s common stock under the 10b5-1 Plan initiated in December 2012 for a total cost of approximately $74 million. During February 2013, the Company initiated an additional $100 million share repurchase plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. To date, the Company has repurchased 1.0 million shares of ADT’s common stock under this plan for a total cost of approximately $50 million.

On January 29, 2013, the Company entered into an accelerated share repurchase agreement under which it repurchased 11.4 million shares of ADT’s common stock for a total cost of $600 million. This accelerated share repurchase program was funded with proceeds from the Company’s recently completed debt offering. The actual number of shares repurchased will be determined upon completion of the program, which is expected to occur by July 26, 2013.

On March 13, 2013, the Company’s board of directors declared a quarterly dividend on its common shares of $0.125 per share. This dividend will be paid on May 15, 2013 to shareholders of record on April 24, 2013.

$2,500,000,000

The ADT Corporation

OFFER TO EXCHANGE

New $750,000,000 2.250% Notes due 2017                     for                     $750,000,000 2.250% Notes due 2017

New $1,000,000,000 3.500% Notes due 2022                     for                     $1,000,000,000 3.500% Notes due 2022

New $750,000,000 4.875% Notes due 2042                     for                     $750,000,000 4.875% Notes due 2042

April 1, 2013